Filed Pursuant to Rule 424(b)(4)

Registration No. 333-289670

FINAL PROSPECTUS

1,472,764 Common Stock Units

Each Common Stock Unit Consisting of One Share of Common Stock and

One Series I Warrant to Purchase One Share of Common Stock

1,528,000 Pre-Funded Warrant Units

Each Pre-Funded Warrant Unit Consisting of One Pre-Funded Warrant to Purchase One Share of Common Stock and

One Series I Warrant to Purchase One Share of Common Stock

Up to 1,528,000 Shares of Common Stock Underlying the Pre-Funded Warrants

Up to 3,000,764 Shares of Common Stock Underlying the Series I Warrants

150,038 Representative Warrants to purchase Shares of Common Stock

Up to 150,038 Shares of Common Stock Issuable Upon Exercise of Representative Warrants

We are offering up to 1,472,764 common stock units (the “Common Stock Units”), each consisting of: (i) one share of our common stock, par value $0.0001 (“common stock” or “Common Stock”), and (ii) a Series I warrant to purchase one share of our common stock (or pre-funded warrants to purchase one share of our Common Stock in lieu thereof) (the “Common Warrant”). The purchase price for each Common Stock Unit is $2.00. The Common Warrants will have an initial exercise price of $2.00 per share or $1.999 per pre-funded warrant, which prices are equal to 100% of the price per Common Stock Unit and price per PFW Unit (defined below), respectively, sold in the offering. The Common Warrants are exercisable immediately, subject to certain limitations described herein. The Common Warrants will expire five (5) years from the closing date of this offering. We are also offering shares of our common stock or the pre-funded warrants that are issuable from time to time upon exercise of the Common Warrants.

We are also offering to each purchaser whose purchase of Common Stock Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, up to 1,528,000 pre-funded warrant units (the “PFW Units” and together with the Common Stock Units, the “Units”), in lieu of Common Stock Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock. Each PFW Unit consists of: (i): one pre-funded warrant to purchase one share of our common stock (the “Pre-Funded Warrants”), and (ii) a Common Warrant to purchase one share of our common stock. The Common Warrants included in the PFW Units are identical to the Common Warrants included in the Common Stock Units. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%, 14.99%, or 19.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of common stock at an exercise price of $0.001 per share of common stock. Each Pre-funded Warrant will be immediately exercisable and may be exercised at any time until all of the Pre-funded Warrants are exercised in full. The public offering price per PFW Unit is equal to the public offering price per Common Stock Unit less $0.001. We are also offering the shares of our common stock that are issuable from time to time upon exercise of the Pre-Funded Warrants. For each PFW Unit we sell, the number of Common Stock Units we are offering will be decreased on a one-for-one basis.

The shares of common stock in the Common Stock Units or the Pre-Funded Warrants in the PFW Units, as applicable, and the accompanying Common Warrants, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance.

Certain of our officers and directors participated in the offering and purchased $0.5 million of the Common Stock Units. The underwriters received the same underwriting discounts and commissions on securities purchased by our officers and directors as they did from the other securities sold to the public in this offering.

Neither the Common Stock Units nor the PFW Units will be issued or certificated. The common stock and Pre-Funded Warrants, and the accompanying Common Warrants, as the case may be, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. The Common Stock Units, the PFW Units, the shares of common stock, the Common Warrants, the Pre-Funded Warrants, shares of common stock or the pre-funded warrants underlying the Common Warrants, the shares of common stock underlying the Pre-Funded Warrants and Pre-Funded Warrants are sometimes collectively referred to herein as the “securities.”

Our common stock is listed on the NYSE American under the symbol “CLDI”. On August 19, 2025, the closing price of our common stock was $3.00 per share. There is no established trading market for the Pre-Funded Warrants or Common Warrants and we do not expect a market to develop. In addition, we do not intend to list the Pre-Funded Warrants or Common Warrants on the NYSE American, any other national securities exchange or any other trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants and Common Warrants may be limited.

We are an “emerging growth company” and a “smaller reporting company” under applicable Securities and Exchange Commission (“SEC”) rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See the discussions in the section titled “Summary – Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 12 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Common Stock Unit	Per PFW Unit	Total Offering
Public offering price	$2.00	$1.999	$6,000,000
Underwriting discounts and commissions(1)	$0.18	$0.18	$540,000
Proceeds to us (before expenses)	$1.82	$1.819	$5,460,000

(1)	We have agreed to pay the underwriters a cash fee equal to 9% of the gross proceeds raised from the sale of Common Stock Units and/or PFW Units in this offering. We have also agreed to pay Ladenburg Thalmann & Co., Inc. (the “Representative”) a management fee of 1.0% of the gross proceeds raised in this offering and to reimburse the Representative for certain offering-related expenses, including for its legal fees and expenses and other out-of-pocket expenses in an amount up to $125,000. In addition, we have agreed to issue to the Representative, or its designees, warrants to purchase up to a number of our common stock equal to 5% of the number of shares of common stock (or Pre-Funded Warrant issued in lieu thereof) issued in this offering. See “Plan of Distribution” for additional information and a description of the compensation payable to the underwriters.

We have granted a 45-day option to the underwriters to purchase up to 450,000 additional shares of common stock and/or up to 450,000 Pre-funded warrants and/or up to an additional 450,000 Common Warrants solely to cover over-allotments or any combination thereof, if any.

The underwriters expect to deliver the securities to purchasers on or about August 21, 2025.

Sole Bookrunner

Ladenburg Thalmann

Co-Manager

Laidlaw & Company (UK) Ltd.

The date of this prospectus is August 20, 2025.

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ABOUT THIS PROSPECTUS

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our shares of common stock and the information in any free writing prospectus that we may provide to you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We or the underwriters have not authorized anyone to provide you with information that is different. We and the underwriters are offering to sell the common stock, Pre-Funded Warrants and Common Warrants, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock, Pre-Funded Warrants and Common Warrants.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

Unless the context otherwise requires, “we,” “us,” “our,” “registrant,” or “Registrant,” “Calidi,” “Calidi Biotherapeutics,” and the “Company” refer to Calidi Biotherapeutics, Inc., a Delaware corporation (f/k/a First Light Acquisition Group, Inc., a Delaware corporation), and its consolidated subsidiaries following the Business Combination. Unless the context otherwise requires, references to “FLAG” refer to First Light Acquisition Group, Inc., a Delaware corporation, prior to the Business Combination. Unless the context otherwise requires, references to “Calidi NV” means Calidi Biotherapeutics (Nevada), Inc. (formerly Calidi Biotherapeutics, Inc.), a Nevada corporation and our wholly-owned subsidiary. In addition, unless the context otherwise requires, “common stock” or “Common Stock” refer to our voting common stock, and “Escalation Shares” and Non-Voting Escalation Shares” refer to our Non-Voting Common Stock held in escrow.

MARKET AND INDUSTRY DATA

This prospectus contains statistical data, estimates and information concerning our industry, including market position and the size and growth rates of the markets in which we participate, that are based on independent industry publications and reports or other publicly available information, as well as other information based on our internal sources. Although we believe the market and industry data included in this prospectus are reliable and are based on reasonable assumptions, these data involve many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

Certain information included in this prospectus concerning our industry and the markets served by us, including our market share, is also based on our good-faith estimates derived from our management’s knowledge of the industry and other information currently available to us.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). These forward-looking statements include, among other things, statements regarding our and our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would,” “will,” “seek,” “target,” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	we are a clinical stage biotechnology company developing novel genetic medicines for oncology with a limited operating history and have not generated any revenue to date from product sales;

●	we have no products approved for commercial sale and have not generated revenues. We have incurred significant operating losses since our inception and we anticipate that we will incur continued losses for the foreseeable future;

●	we need to raise substantial additional funding. If we are unable to raise capital when needed, or if at all, we will be forced to delay, reduce or eliminate some of our product development programs or commercialization efforts, or cease our operations altogether. In addition, the issuance of a substantial number of shares of common stock as a result of a financing could adversely affect the price of our common stock;

●	our ability to realize the expected benefits of the Business Combination;

●	our ability to maintain the listing of our securities on the NYSE American;

●	our financial and business performance, including our financial projections and business metrics;

●	our market opportunity;

●	changes in our strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans;

●	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

●	our ability to retain or recruit officers, key employees and directors;

●	the impact of the regulatory environment and complexities with compliance related to such environment;

●	the expected costs associated with our research and development initiatives, including investments in technology and product development;

●	our ability to secure sufficient funding and alternative source of funding to support when needed and on terms favorable to us to support our business objective, product development, other operations or commercialization efforts;

●	our ability to enroll patients in our proposed clinical trials and development activities;

●	the impact of governmental laws and regulations; and

●	our ability to obtain, maintain, protect and enforce sufficient patent and other intellectual property rights for our drug candidates and technology.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

The forward-looking statements made by us in this prospectus speak only as of the date of this prospectus. Except to the extent required under the federal securities laws and rules and regulations of the Securities and Exchange Commission (“SEC”), we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

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SELECTED DEFINITIONS

Unless the context otherwise requires or has otherwise been defined, the following defined terms shall have the meaning set forth below.

“anchor investors” means certain unaffiliated qualified institutional buyers or institutional accredited investors who have each entered into an Investment Agreement pursuant to which such anchor investors have purchased in the aggregate 12,106 founder shares from our Sponsor and Metric at approximately $0.003 per share;

“Business Combination” means the business combination of FLAG with Calidi pursuant to the terms and conditions of the Merger Agreement;

“Bylaws” means the Amended and Restated Bylaws, as amended, in effect as of the date of this prospectus;

“Calidi” or “Calidi Biotherapeutics” means Calidi Biotherapeutics, Inc., a Delaware corporation;

“Charter” or “Second Amended and Restated Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation in effect;

“Closing” means the closing of the Merger and all of the transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement;

“Closing Date” means the date on which the Business Combination was consummated which occurred on September 12, 2023;

“common stock” or “Common Stock” means Calidi Common Stock following the Business Combination, with the rights and preferences and subject to the terms and conditions set forth in the Charter;

“DGCL” means the Delaware General Corporation Law, as amended;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“FLAG” means First Light Acquisition Group, Inc., a Delaware corporation;

“Investment Agreement” means each of the investment agreements entered into between our Sponsor, Metric and the anchor investors pursuant to which such anchor investors have purchased in the aggregate 145,265 founder shares from our Sponsor and Metric at approximately $0.04 per share;

“Metric” means Metric Finance Holdings I, LLC, a Delaware limited liability company and an affiliate of Guggenheim Securities, LLC;

“Common Stock” or “common stock” means, following the consummation of the Business Combination, the common stock, par value $0.0001 per share, of Calidi Biotherapeutics, Inc.;

“Registration Rights Agreements” mean certain agreements requiring the Company to register the holders’ shares of common stock with the Securities and Exchange Commission consisting of that certain (i) Amended And Restated Registration Rights Agreement dated September 12, 2023; (ii) Voting and Lock-Up Agreement dated as of January 9, 2023, and amended on April 12, 2023, and (iii) Series B Preferred Stock Investors’ Rights Agreement dated June 16, 2023;

“Series B Financing” means the equity financing contemplated by the Securities Purchase Agreements between Calidi Biotherapeutics, Inc., and Jackson Investment Group, LLC and Calidi Cure, LLC, dated June 16, 2023, to secure commitments for the purchase of Series B Convertible Preferred Stock of Calidi;

“Sponsor” means First Light Acquisition Group, LLC, a Delaware series limited liability company; and

“Sponsor Shares” means 46,060 shares of common stock (net of cancellations from the original 47,917 shares of common stock sold) in the aggregate originally sold to the Sponsor and Metric at $0.003 per share, and subsequently sold to the anchor investors at the same purchase price or transferred other shareholders as an inducement to complete and finance the Business Combination.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

On August 1, 2025, the Company filed a Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”) with the Secretary of State of the State of Delaware to effect a 1-for-12 reverse stock split of the shares of the Company’s Common Stock, effective on August 4, 2025 (the “2025 Reverse Stock Split”). As a result of the 2025 Reverse Stock Split, every twelve shares of issued and outstanding Common Stock were automatically combined into one share of Common Stock, without any change in the par value per share. No fractional shares were issued as a result of the 2025 Reverse Stock Split, and any fractional shares that would otherwise have resulted from the 2025 Reverse Stock Split were rounded up to the next whole number. The number of authorized shares of Common Stock under the Certificate of Incorporation, remained unchanged.

All references to share and per share amounts for all periods presented have been retrospectively restated to reflect this 2025 Reverse Stock Split. All rights to receive shares of Common Stock under outstanding securities, including but not limited to, warrants, options, and RSUs were adjusted to give effect to the 2025 Reverse Stock Split. Furthermore, proportionate adjustments were made to the per share exercise price and the number of shares of Common Stock that may be purchased upon exercise of outstanding stock options granted by the Company, and the number of shares of Common Stock reserved for future issuance under the Company’s 2023 Equity Incentive Plan

Company Overview

We are a clinical stage biotechnology company developing genetic medicines and proprietary genetically-engineered oncolytic viruses. We are currently developing RedTail, an enveloped vaccinia virus platform designed to deliver genetic medicine to tumor sites, and two proprietary stem cell-based oncolytic virus platforms (SuperNova and NeuroNova). The RedTail platform is expected to open an IND by the end of 2026 with the first compound (CLD-401) delivering IL-15 superagonist to the tumor microenvironment (“TME”).

Our RedTail platform is the culmination of a over a decade of work around genetic engineering of viruses and allows for the systemic administration of a proprietarily-modified oncolytic virus that can:

●	Survive in circulation and home to metastatic tumor sites
●	Induce cell kill of tumor cells and immune priming in the TME; and
●	Deliver genetic medicine payloads like IL-15 superagonist for expression in the TME

Our SuperNova and NeuroNova platforms are intratumorally administered and designed to:

●	Protect oncolytic viruses from neutralizing antibodies and complement inactivation and innate immune cell inactivation;
●	Enhance oncolytic viral amplification inside the allogeneic cells; and
●	Modify the TME to allow improvements in cell targeting and viral amplification at the tumor site.

Oncolytic viruses have been pursued as therapeutic platforms in oncology because of their ability to preferentially infect and replicate within cancer cells, resulting in both direct lysis of the tumor cells as well as activation of an antitumor immune response, while leaving normal, healthy cells unharmed. Despite the promises of oncolytic viruses, a major obstacle against their therapeutic use has been their rapid elimination by the patient’s immune system; this has meant that oncolytic viruses have been largely relegated to being used for local delivery to tumors but have not been successful in patients with extensive metastatic disease. The only approved oncolytic virus therapy is T-VEC (Imlygic®), a modified herpes simplex virus (HSV) for the treatment of patients with melanoma given intratumorally.

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We have been working on protecting oncolytic viruses from immune clearance for over a decade. Our NeuroNova investigational drug candidate is currently in a Phase 1 trial being run by our partner, City of Hope, in an investigator-initiated trial and we have an open IND for a Phase 1 trial for our SuperNova investigational drug candidate (CLD-201). In July 2025 we were granted Fast Track Designation for CLD-201 by the U.S. Food and Drug Administration (FDA) for the treatment of patients with soft tissue sarcoma. The platforms used in NeuroNova and SuperNova use oncolytic viruses embedded in stem cells to avoid immune clearance and facilitate initial viral amplification and expansion at the tumor sites. This approach has shown substantial benefit over unprotected virus in preclinical studies of intratumoral delivery, but stem cell encapsulation does not allow for systemic delivery of virus to tumor metastases in animal models. The size of the stem cells prohibited efficient dissemination into metastatic sites.

More recently, we used the learnings from NeuroNova and SuperNova to create RedTail, a novel oncolytic viral platform for systemic delivery. The virus used in RedTail has been proprietarily engineered to avoid immune clearance and to specifically replicate in tumor tissue where the virus also has the ability to deliver genetic medicines to the tumor microenvironment. RedTail utilizes a proprietary form of enveloped virus with genetic modifications, including engineered expression of CD55 on the enveloped virus, to avoid immune clearance. Because the virus is not encapsulated in stem cells, it is thousands of times smaller than the NeuroNova or SuperNova products and disseminates efficiently into metastatic sites in syngeneic animal models. In addition, the virus can be engineered to express genetic medicines while replicating in the tumor.

CLD-401, the first lead derived from the RedTail platform, expresses IL-15 superagonist at high concentrations in the tumor microenvironment. In animal models, CLD-401 can be given systemically and clear metastatic sites in syngeneic tumor mouse models with demonstrated enhanced biological efficacy. The combination of the RedTail virus with its genetic payload drives complete tumor eradication in the tumor models compared to the RedTail virus alone. We believe that RedTail, given its systemic administration and targeting to metastatic sites and its delivery of genetic medicines, represents a major advancement in the space of oncolytic virus in oncology.

Recent Developments

On April 17, 2025, Allan Camaisa notified the Board of Calidi Biotherapeutics, Inc. (the “Company”) of his resignation as the Company’s Chief Executive Officer and as Chairman of the Board and from all his positions with the Companies subsidiaries (except Nova Cell, Inc.), effective April 21, 2025, subject to finalization of the terms of the General Release of Claims and Transition Agreement, which agreement was fully-executed on April 22, 2025. Mr. Camaisa will continue to serve as a Class III director of the Company, and has assumed the title of “CEO Emeritus”. Mr. Camaisa would also continue to serve as a director on the board of directors of our subsidiary Nova Cell, Inc. Mr. Camaisa’s resignation was not the result of any disagreement with the Company or its Board or any matter relating to the Company’s operations, policies, or practices.

On April 22, 2025, the Company executed a General Release of Claims and Transition Agreement (“Release Agreement”) with Mr. Camaisa. The Release Agreement contains customary protections, including a general release of claims by Mr. Camaisa in favor of the Company and certain other related parties. Pursuant to the terms of the Release Agreement, the Company is obligated to pay Mr. Camaisa $500,000 separation pay in the form of compensation continuation over 12 months pursuant to the Company’s regular and customary payroll schedule, less all regular and customary payroll withholdings and shall also be liable to pay Mr. Camaisa’s COBRA premiums for 12 months, commencing May 2025, upon timely election. Mr. Camaisa is also entitled to receive a transition/ consulting pay of $10,000 per month during the transition period, and may also be entitled to incentive payments for opportunities that Mr. Camaisa has developed, as more specifically described in the Release Agreement. Such incentive will be calculated and paid based on revenues, capital, or monies actually received by the Company on or before December 31, 2026. No incentive will be earned or paid for revenues, capital, or monies that are received by the Company after that date. Mr. Camaisa will not receive compensation as a member of the Board during the period that he receives consideration pursuant to the Release Agreement.

On April 17, 2025, the Board, by a unanimous vote, appointed Eric Poma, Ph.D. to serve as CEO of the Company, effective April 22, 2025. In addition, on April 22, 2025, the Board, upon recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Dr. Poma to serve as a Class I director of the Company, also effective April 22, 2025, with a term expiring at the annual meeting of stockholders to be held in 2027.

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On April 22, 2025, the Board appointed James Schoeneck as chairman of the Board, effective April 22, 2025, to serve until his successor is duly elected and qualified, or until his earlier resignation or removal. As previously disclosed, Mr. Schoeneck has served on the Board since September 12, 2023.

On June 11, 2025, the Board accepted the resignation of Mr. Camaisa as the sole director and officer of Nova Cell, and approved the appointment of Dr. Poma as the sole director and officer of Nova Cell.

On July 9, 2025, we held our 2025 Annual Meeting of Stockholders (the “Annual Meeting”). The stockholders elected James Schoeneck and George Peoples as Class II Directors of the Company by a plurality of the votes cast, and without contest, to serve a three-year term until the 2028 Annual Meeting of Stockholders or until their successor has been duly elected. Stockholders approved and ratified the appointment of CBIZ CPAs P.C. as our independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2025. Stockholders approved an amendment to our Second Amended and Restated Certificate of Incorporation, as amended, to, at the discretion of the Board of Directors, effect a reverse stock split with respect to our shares of issued and outstanding Common Stock, which consists of Voting Common Stock and Non-Voting Common Stock, at a ratio between 1-for-2 and 1-for-19 (the “Range”), with the ratio within such Range to be determined at the discretion of the Board. On July 25, 2025, we announced the reverse stock split of our outstanding shares of common stock will be at a ratio of 1-for-12. Our common stock commenced trading on a split-adjusted basis on August 5, 2025 under the existing symbol of “CLDI.” At the Annual Meeting, the Stockholders also approved an amendment to our 2023 Equity Incentive Plan (the “2023 Plan”), to increase the aggregate number of shares of common stock authorized for grant under the 2023 Plan from 32,815 to 282,815.

On July 9, 2025, we entered into an inducement offer letter agreement (the “Warrant Inducement Letter”) with seven holders of our various warrants. Pursuant to the Warrant Inducement Letter, such warrant holders immediately exercised some or all of their respective outstanding warrants at a reduced exercise price. The gross proceeds from the exercise of the induced warrants was $4.6 million, prior to deducting placement agent fees and offering expenses. For additional discussion of this Warrant Inducement Letter, see the section below and further disclosures in the section titled “Liquidity and Capital Resources” included herein.

On July 24, 2025, the Compensation Committee of Calidi approved the elimination of the position of President, Medical and Scientific Affairs (the “Position”), held by Dr. Boris Minev. As a result, Dr. Minev ceased to serve as an executive officer and a Section 16 officer of Calidi, effective July 29, 2025. The Position has been eliminated as part of our ongoing review of our organizational structure and cost optimization efforts and not as a result of any disagreement between Dr. Minev and us or our board of directors or any matter relating to our operations, policies, or practices. Dr. Guy Travis Clifton, our Chief Medical Officer, Consultant and Advisor, will assume Dr. Minev’s responsibilities.

On August 8, 2025, a General Release of Claims and Separation Agreement (“Separation Agreement”) was executed by us with Dr. Minev. The Separation Agreement contains customary protections, including a general release of claims by Dr. Minev in favor of us and certain other related parties. The Separation Agreement will be effective after the Revocation Period (which is seven business days from August 8, 2025, and excluding such date) expires. Pursuant to the terms of the Separation Agreement, after the Revocation Period, we shall pay Dr. Minev (i) $100,000 in relation to a negotiated bonus for the NNV1 and SNV1 IND approvals within 10 days following the Revocation Period, and (ii) $187,500 separation pay in the form of compensation continuation over 6 months pursuant to our regular and customary payroll schedule, less all regular and customary payroll withholdings and shall also pay Dr. Minev’s COBRA premiums for 6 months, commencing August 2025, upon timely election.

Corporate Background

Our principal executive offices are located at 4475 Executive Drive, Suite 200, San Diego, California 92121. Our telephone number is (858) 794-9600. Our website address is www.calidibio.com. The references to our website in this prospectus are inactive textual references only. The information on our website is neither incorporated by reference into this prospectus nor intended to be used in connection with this offering. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

We and our subsidiaries own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business, including “Calidi,” Calidi Biotherapeutics,” “SuperNova, “NeuroNova,” “SNV-1,” “ SNV,” “NNV,” “NNV1,” and “NNV2.” In addition, our names, logos and website names and addresses are our trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols.

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties, including those described in the section entitled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our ability to realize the anticipated benefits of the Business Combination and may harm our business. Such risks include, but are not limited to, the following:

● We are a clinical-stage biotechnology company with a limited operating history and has not generated any revenue to date from product sales;

● We have incurred significant operating losses since our inception, and we anticipate that we will incur continued losses for the foreseeable future;

● We have no products approved for commercial sale and have not generated any revenue from product sales;

● Our engineered RedTail enveloped virus platform and our allogeneic stem cell virus product candidates represent a novel approach to cancer treatment that creates significant challenges;

● Our engineered allogeneic stem cell product candidates represent a novel approach to cancer treatment that creates significant challenges.

● Adverse publicity regarding stem cell-based immunotherapy could have a material adverse impact on our business.

● We need to raise substantial additional funding. If we are unable to raise capital when needed, or if at all, we would be forced to delay, reduce or eliminate some or all of our product development programs or cease operations altogether.

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● Our business is highly dependent on the success of our RedTail platform and our SuperNova and NeuroNova compounds. If we are unable to effectively commercialize any of these product candidates for the treatment of patients in its approved indications, our business would be significantly harmed.

● Our preclinical studies and clinical trials may fail to demonstrate adequately the safety and efficacy of any of our product candidates, which would prevent or delay development, regulatory approval, and commercialization.

● Interim, top line and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to regulatory audit and verification procedures that could result in material changes in the final data;

● Results of earlier studies and trials of our product candidates may not be predictive of future trial results.

● Our product candidates are based on a novel approach to the treatment of cancer which makes it difficult to predict the time and cost of product candidate development and subsequently obtaining regulatory approval, if at all.

● We may develop our product candidates in combination with other therapies, which exposes us to additional risks related to other agents or active pharmaceutical or biological ingredients used in combination with our product candidates.

● Negative developments in the field of immuno-oncology and, in particular, oncolytic viral immunotherapy, could damage public perception of any of our product candidates and negatively affect our business.

● Difficulty in enrolling patients could delay or prevent clinical trials of our product candidates, and ultimately delay or prevent regulatory approval.

● Even if we receive marketing approval for our current or future product candidates, our current or future product candidates may not achieve broad market acceptance, which would limit the revenue that we generate from their sales.

● We face substantial competition, which may result in others discovering, developing or commercializing product candidates before or more successfully than we do.

● The regulatory approval processes of the FDA and other regulatory authorities are lengthy, time consuming and inherently unpredictable. If we are not able to obtain, or experience delays in obtaining, required regulatory approvals, we will not be able to commercialize our current and future product candidates as expected, and our ability to generate revenue may be materially impaired.

● A Breakthrough Therapy designation by the FDA, even if granted for any of our product candidates, may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that our product candidates will receive marketing approval.

● Accelerated approval by the FDA, even if granted for certain of our current or future product candidates, may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that our product candidates will receive marketing approval.

● Even if our development efforts are successful, we may not obtain regulatory approval of our current or any future product candidates in the United States or other jurisdictions, which would prevent us from commercializing our current and future product candidates. Even if we obtain regulatory approval for our current and future product candidates, any such approval may be subject to limitations, including with respect to the approved indications or patient populations, which could impair our ability to successfully commercialize our current or any future product candidates.

● Changes in product candidate manufacturing or formulation may result in additional costs or delay.

● Inadequate funding for the FDA, the SEC and other government agencies, including from government shutdowns, or other disruptions to these agencies’ operations, could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

● Even if our current or any future product candidates receive regulatory approval, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense and limit how we manufacture and market our products.

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● Regulatory approval by the FDA or other regulatory authorities is limited to those specific indications and conditions for which approval has been granted, and we may be subject to substantial fines, criminal penalties, injunctions or other enforcement actions if we are determined to be promoting the use of our products for unapproved or “off-label” uses, or in a manner inconsistent with the approved labeling, resulting in damage to our reputation and business.

● Physicians may choose to prescribe products for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical trials and approved by the regulatory authorities. Regulatory authorities in the United States generally do not restrict or regulate the behavior of physicians in their choice of treatment within the practice of medicine. Regulatory authorities do, however, restrict communications by biopharmaceutical companies concerning off-label use.

● We may not be able to file INDs or IND amendments to commence additional clinical trials on the timelines we expect, and even if we are able to, the FDA or other regulatory authority may not permit us to proceed.

● If approved, our investigational products regulated as biologics may face competition from biosimilars approved through an abbreviated regulatory pathway.

● Healthcare reform measures may have a material adverse effect on our business and results of operations.

● If we fail to develop additional product candidates, our commercial opportunity could be limited.

● Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, exclusion from government healthcare programs, contractual damages, reputational harm and diminished profits and future earnings.

● If we fail to comply with the continued listing standards of the NYSE American, our common stock could be delisted. If it is delisted, the market value and the liquidity of our common stock would be impacted.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); reduced obligations with respect to financial data, including presenting only two years of audited financial statements in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved; and an exemption from compliance with the requirement of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the communication of critical audit matters in the auditor’s report on the financial statements.

In addition, pursuant to the JOBS Act, as an emerging growth company we have elected to take advantage of an extended transition period for complying with new or revised accounting standards. This effectively permits us to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of the public company effective dates.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the consummation of FLAG’s IPO on September 14, 2021. We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of FLAG’s IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Implications of Being a Smaller Reporting Company

As a “smaller reporting company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in addition to providing reduced disclosure about our executive compensation arrangements and business developments, among other reduced disclosure requirements available to smaller reporting companies, we present only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

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THE OFFERING

Common Stock Units offered by us	1,472,764 Common Stock Units, each consisting of: (i) one share of our Common Stock, and (ii) a Common Warrant. The purchase price for each Common Stock Unit is 2.00.

PFW Units offered by us

We are also offering to each purchaser whose purchase of Common Stock Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, up to 1,528,000 PFW Units, in lieu of Common Stock Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock. Each PFW Unit consists of: (i): one Pre-Funded Warrant, and (ii) a Common Warrant to purchase one share of our common stock. The Common Warrants included in the PFW Units are identical to the Common Warrants included in the Common Stock Units. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%, 14.99%, or 19.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise.

Each Pre-Funded Warrant will be exercisable for one share of common stock at an exercise price of $0.001 per share of common stock. Each Pre-funded Warrant will be immediately exercisable and may be exercised at any time until all of the Pre-funded Warrants are exercised in full. The public offering price per PFW Unit is equal to the public offering price per Common Stock Unit less $0.001.

For each PFW Unit we sell, the number of Common Stock Units we are offering will be decreased on a one-for-one basis.

This prospectus also relates to the offering of the shares of our common stock issuable upon the exercise of such Pre-Funded Warrant. See “Description of Units” on page 157 of this prospectus.

Common Warrants offered by us

Each Common Stock Unit or PFW Unit purchased in this offering, as the case may be, will include a Series I Warrant to purchase one share of our common stock, or one pre-funded warrant in lieu thereof. The Common Warrants will initially have an exercise price per share of $2.00 or $1.999 per pre-funded warrant, which is equal to 100% of the price per Common Stock Unit or price per PFW Unit, respectively, sold in the offering. The exercise price of the Common Warrants is subject to adjustment. The Series I Warrants are exercisable immediately and will expire five years from the closing date of this offering. This offering also relates to the offering of the shares of common stock or pre-funded warrants issuable upon exercise of the Common Warrants. The exercise price and number of shares of common stock or pre-funded warrants, issuable upon exercise will be subject to certain further adjustments as described herein. See “Description of Units” on page 157 of this prospectus.

Each Common Warrant is exercisable for one share of our common stock or one pre-funded warrant in lieu thereof (subject to adjustment as provided therein) at any time at the option of the holder, provided that the holder will be prohibited from exercising its Common Warrant, or the pre-funded warrants issuable on exercise of the Common Warrants, for shares of our common stock, if, as a result of such exercise, the holder, together with its affiliates, would own more than 4.99% (or, at the election of the purchaser, 9.99%, 14.99%, or 19.99%) of the total number of shares of our common stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 19.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

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Public Offering Price	$2.00 per Common Stock Unit or $1.999 per PFW Unit.

Underwriters’ over-allotment option	We have granted a 45-day option to the underwriters to purchase up to 450,000 additional shares of common stock and/or up to 450,000 Pre-funded warrants and/or up to an additional 450,000 Common Warrants (15% of the total number of shares of common stock, Pre-funded Warrants and Common Warrants to be offered by us in the offering) solely to cover over-allotments, if any.

Shares of Common Stock to be Outstanding Immediately After this Offering (1)	6,577,210 shares (or 7,027,210 shares if the underwriters exercise the option to purchase additional Units in full) assuming exercise of the Pre-Funded Warrants in full, and no exercise of the Common Warrants.

Use of Proceeds	We expect to receive net proceeds, after deducting underwriting discounts and commissions and estimated expenses payable by us, of approximately $5.1 million (or approximately $5.9 million if the underwriters exercise their option to purchase additional Common Stock Units and/or PFW Units in full), at a public offering price of $2.00 per Common Stock Unit and public offering price of $1.999 of PFW Units. These estimates exclude the proceeds, if any, from the exercise of the Common Warrants sold in this offering. We intend to use the net proceeds from this offering, for working capital and for general corporate purposes, including for advancing our pre-clinical and clinical programs. The amount of net proceeds and payments therefrom will depend on the actual amount of the proceeds we will receive from the offering and will be subject to the discretion of and timing by the Board. See “Use of Proceeds” on page 71 of this prospectus.

Risk Factors	Investing in our securities involves significant risks. See “Risk Factors” on page 12 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our securities.

Trading Symbol	Our common stock is listed on the NYSE American under the symbol “CLDI”. There is no established public trading market for the Common Warrants and Pre-Funded Warrants to be sold in this offering and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Common Warrants or Pre-Funded Warrants on the NYSE American, any other national securities exchange or any other trading system.

(1)	The number of shares of Common Stock expected to be outstanding after this offering is based on 3,576,446 shares outstanding (inclusive of 150,000 shares outstanding of non-voting Escalation Shares) as of August 8, 2025, and excludes:

●	Up to 1,295,706 shares of Common Stock issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $10.97 per share;

●	Up to 176,792 shares of Common Stock issuable upon the exercise of outstanding stock options, which options have a weighted average exercise price of $88.35 per share;

●	Up to an aggregate of 203,092 shares of Common Stock reserved for future issuance under our 2023 Equity Incentive Plan (the “2023 Plan”);

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●	Up to 95,834 shares of Common Stock issuable upon the exercise of Public Warrants at an exercise price of $1,380.00 per share, which were issued in connection with our initial public offering;

●	Up to 15,938 shares of Common Stock issuable upon the exercise of Private Warrants at an exercise price of $1,380.00 per share, subject to certain adjustments, issued to certain investors in a private placement at a price of $1,380.00 per warrant concurrently with the close of our initial public offering;

●	Up to 5,501 shares of Common Stock issuable pursuant to a Forward Purchase Agreement entered into on August 28, 2023 and August 30, 2023 among FLAG and Calidi with certain investors for an OTC Equity Prepaid Forward Transaction;

●	Up to 3,000,764 shares of Common Stock issuable upon exercise of the Series I Common Warrants issued in the offering at an exercise price of $2.00 per share; and

●	Up to 150,038 shares of Common Stock issuable upon exercise of the Representative Warrants.

Unless otherwise indicated, all information in this prospectus assumes:

●	no release of the Non-Voting Escalation Shares;

●	no exercise of the outstanding options or warrants described above;

●	no issuance of the common stock issuable under the Forward Purchase Agreements described above;

●	no issuance of common stock pursuant to director fees, pursuant to an amended consulting agreement, pursuant to a consulting agreement and in connection with a loan agreement; and

●	no exercise of the Common Warrants or the Representative Warrants sold in this offering.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included herein, before making an investment decision in our securities. Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of the risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our securities could decline. You also should read the section entitled “Special Note Regarding Forward Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

Risks Related to Our Business, Financial Position and Capital Requirements

We are a clinical-stage biotechnology company with a limited operating history and have not generated any revenue to date from product sales.

Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. Since inception, we have focused substantially all of our efforts and financial resources on raising capital and developing our initial product candidates. We have incurred net losses since our inception, and we had an accumulated deficit of approximately $121.7 million as of December 31, 2024. For the six months ended June 30, 2025, and the years ended December 31, 2024, and December 31, 2023, we reported net losses of approximately $10.8 million, $22.2 million and $29.2 million, respectively. We have no products approved for commercial sale and, therefore, have never generated any revenue from product sales, and we do not expect to do so in the foreseeable future. We have not obtained regulatory approvals for any of our product candidates, and even if our clinical development efforts result in positive data, our product candidates may not receive regulatory approval or be successfully introduced and marketed at prices that would permit us to operate profitably. Calidi has no other experience as a company conducting clinical trials, submitting applications for regulatory approvals, such as a New Drug Application (“NDA”), or commercializing any products. We expect to continue to incur significant expenses and operating losses over the next several years and for the foreseeable future. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ deficit and working capital.

We have incurred significant operating losses since our inception and anticipate that we will incur continued losses for the foreseeable future.

Substantially all of our operating losses have resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations. We expect our research and development expenses to significantly increase in connection with the commencement and continuation of clinical trials of our product candidates. In addition, if we obtain marketing approval for our product candidates, we will incur significant sales, marketing and manufacturing expenses. Because of the Business Combination, we will incur additional costs associated with operating as a public company. As a result, we expect to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with developing biopharmaceutical products, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Even if we do become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

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The amount of our future losses is uncertain, and our quarterly operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline. Our quarterly and annual operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control and may be difficult to predict, including the following:

● the timing and success or failure of clinical trials for our product candidates or competing product candidates, or any other change in the competitive landscape of our industry, including consolidation among our competitors or partners;

● our ability to successfully enroll and retain subjects for clinical trials, and any delays caused by difficulties in such efforts;

● our ability to obtain marketing approval for our product candidates, and the timing and scope of any such approvals we may receive;

● the timing and cost of, and level of investment in, research and development activities relating to our product candidates, which may change from time to time;

● the cost of manufacturing our product candidates, which may vary depending on the quantity of production, and the success of achieving commercial scale manufacturing operations in our new facility or at third-party manufacturers;

● our ability to attract, hire and retain qualified personnel;

● expenditures that we will or may incur to develop additional product candidates;

● the level of demand for our product candidates should they receive approval, which may vary significantly;

● the risk/benefit profile, cost and reimbursement policies with respect to our product candidates, if approved, and existing and potential future therapeutics that compete with our product candidates; and

● future accounting pronouncements or changes in our accounting policies.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.

We have no products approved for commercial sale and have not generated any revenue from product sales.

Our ability to become profitable depends upon our ability to generate revenue. To date, we have not generated any revenue from our product candidates, and we do not expect to generate any revenue from the sale of products in the near future, if any. We do not expect to generate significant revenue unless and until we obtain marketing approval of, and begin to sell, one or more of our product candidates. Our ability to generate revenue depends on a number of factors, including, but not limited to, our ability to:

● successfully complete our ongoing and planned preclinical studies and clinical trials for CLD-401, the lead compound from our RedTail platform, and for our allogeneic stem cell delivery ofoncolytic virus programs;

● timely file and receive acceptance of our Investigational New Drug applications, or INDs, in order to commence our planned clinical trials or future clinical trials;

● successfully enroll subjects in, and complete, clinical trials for our oncolytic viral allogeneic stem cell programs;

● timely file Biologics License Applications (“BLAs”) and receive regulatory approvals for our product candidates from the FDA and other regulatory authorities;

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● initiate and successfully complete all safety studies required to obtain U.S. and foreign marketing approval for our product candidates;

● establish commercial manufacturing capabilities through third-party manufacturers for clinical supply and commercial manufacturing of our product candidates;

● obtain and maintain patent and trade secret protection or regulatory exclusivity for our product candidates;

● launch commercial sales of our product candidates, if and when approved, whether alone or in collaboration with others;

● maintain a continued acceptable safety profile of the product candidates following approval;

● obtain and maintain acceptance of the product candidates, if and when approved, by patients, the medical community and third-party payors;

● position our products to effectively compete with other therapies;

● obtain and maintain favorable coverage and adequate reimbursement by third-party payors for our product candidates;

● enforce and defend intellectual property rights and claims with respect to our product candidates; and

● hire additional staff, including clinical, scientific and management personnel.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our product candidates, which would materially harm our business. If we do not receive regulatory approvals for our product candidates, we may not be able to continue our operations.

Our engineered RedTail enveloped virus platform and our allogeneic stem cell product candidates represent a novel approach to cancer treatment that creates significant challenges.

We are developing an enveloped form of a proprietarily modified virus that can also deliver genetic medicines directly and exclusively to tumor cells.

●	Systemic immunotherapies, if not properly controlled, can trigger a wide range of immune-related adverse events (irAEs) due to their immune-activating mechanism. These include serious conditions such as Cytokine Release Syndrome (CRS), commonly referred to as a “cytokine storm” in severe cases.

●	Standard immunomodulatory therapies used to manage CRS or other irAEs may not be effective in all patients, potentially resulting in unmitigated immune responses and increased severity of adverse effects.

●	In the context of unexpected and uncontrolled viral replication and systemic viremia, the antiviral agent safety switch, TPOXX, may not function as intended. This failure could lead to uncontrolled and severe immune-related side effects.

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We are also developing a pipeline of allogeneic stem cell product candidates engineered from healthy donor adipose-derived mesenchymal stem cells and enveloped vaccina virus to potentiate and deliver oncolytic viruses to the tumor site and are intended for use in any patient with certain cancers. Advancing these novel product candidates creates significant challenges for us, including:

● manipulating and manufacturing our product candidates to required specifications and in a timely manner to support our clinical trials, and, if approved, commercialization;

● sourcing clinical and, if approved, commercial supplies of adipose and neuronal stem- and other cell types used to manufacture our product candidates;

● understanding and addressing intra-donor variability in the quality and type of donor-derived stem cells, which could ultimately negatively affect our ability to produce a product reliably and consistently, if at all;

● understanding and addressing the sourcing of stem cells for our product candidates;

● educating medical personnel regarding the potential side effect profile of our product candidates, if approved, such as the potential for serious adverse events;

● using medicines to manage adverse side effects or the potential for serious adverse events of our product candidates which may not adequately control such side effects or serious adverse events, and/or may have a detrimental impact on the efficacy of treatment;

● conditioning patients with chemotherapy and possibly checkpoint inhibitors in advance of administering our product candidates, which may increase the risk of adverse side effects or serious adverse events;

● obtaining regulatory approval, as the FDA and other regulatory authorities have limited experience with the development and regulation of allogeneic stem cell and enveloped vaccina virus therapies for cancer; and

● establishing sales and marketing capabilities upon obtaining regulatory approval, if any, in order to gain market acceptance of a novel therapy.

Adverse publicity regarding viral-based or genetic therapies could have a material adverse impact on our business.

Although we are not utilizing embryonic stem cells, we utilize neural stem cells that have been derived from fetal tissue. Adverse publicity due to ethical and social controversies surrounding the use of such cells or any adverse reported side effects from any stem cell, dendritic or other cell therapy clinical trial or due to the failure of such trials to demonstrate that these therapies are efficacious could materially and adversely affect our ability to raise capital or recruit managerial or scientific personnel or obtain research grants. In addition, in August of 2017, when we were formerly known as StemImmune, Inc., we experienced adverse publicity when the FDA incorrectly identified us as a Stem Cell Clinic, associated with Stem Cell Clinics that the FDA subsequently sued in federal court for alleged violations of the Federal Food, Drug and Cosmetics Act. While we were never named in the FDA’s litigation, our business was temporarily disrupted and our management was forced to spend time correcting the misinformation and rebuilding our reputation with the FDA and state regulatory authorities. Because the use of human stem cells may be controversial to some segments of society, we may experience adverse publicity again, which may disrupt our business and distract our executive management from executing on our business plan.

We need to raise substantial additional funding. If we are unable to raise capital when needed, or if at all, we would be forced to delay, reduce or eliminate some or all of our product development programs or cease operations altogether.

The development of biopharmaceutical products is capital intensive. We are currently advancing our product candidates through pre-clinical testing and clinical development across a number of potential indications. We have in-licensed CLD-101 for newly diagnosed high grade glioma (“HGG”) that has completed a Phase 1 clinical trial sponsored by Northwestern University. We have opened an IND from the FDA to initiate a Phase 1 clinical trial for our product candidate CLD-201 that utilizes allogeneic adipose-derived mesenchymal stem cell (“AD-MSC”) line VP-001 loaded with tumor selective “CAL1” oncolytic vaccinia virus strain. Our third program, RedTail, involves significant preclinical research involving enveloping vaccinia virus within a cellular membrane that can express genetic medicine in situ. Consequently, we expect our expenses to significantly increase in connection with our ongoing activities, particularly as we continue our pre-clinical studies and initiate our planned clinical trials or initiate future trials on other product candidates and pursue the research and development of, and seek marketing approval for, our product candidates. In addition, depending on the status of regulatory approvals or, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. We may also need to raise additional funds sooner if we choose to pursue additional indications and/or geographies for our product candidates or otherwise expand more rapidly than we presently anticipate. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate certain of our research and development programs or future commercialization efforts, and may be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

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Our future capital requirements will depend on and could increase significantly as a result of many factors, including:

● the scope, progress, results and costs of product discovery, preclinical and clinical development, laboratory testing and clinical trials for the development of CLD-401 (our lead compound from the RedTail platform), CLD-101 for recurrent HGG, or our other potential product candidates;

● the timing of, and the costs involved in, obtaining marketing approvals for any of our initial target indications and our other potential product candidates that we may develop;

● if approved, the costs of commercialization activities for any of our product candidates that receives regulatory approval to the extent such costs are not the responsibility of a collaborator that we may contract with in the future, including the costs and timing of establishing product sales, marketing, distribution and manufacturing capabilities;

● the scope, prioritization and number of our research and development programs;

● the costs, timing and outcome of regulatory review of our product candidates;

● our ability to establish and maintain additional collaborations on favorable terms, if at all;

● the achievement of milestones or occurrence of other developments that trigger payments under any additional collaboration agreements we may enter into;

● the extent to which we are obligated to reimburse, or entitled to reimbursement of, clinical trial costs under future collaboration agreements, if any;

● the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

● the extent to which we acquire or in-license other product candidates and technologies;

● the costs of securing manufacturing arrangements for commercial production;

● the emergence of competing oncolytic viral immunotherapies as well as immuno-oncology therapies in general and other adverse market developments;

● the costs of establishing or contracting for sales and marketing capabilities if we obtain regulatory approvals to market our product candidates; and

Identifying potential product candidates and conducting preclinical development testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our product candidates, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of products that we do not expect to be commercially available for many years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives.

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Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. Disruptions in the financial markets in general have made equity and debt financing more difficult to obtain, and may have a material adverse effect on our ability to meet our fundraising needs. We cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing, including a potential private investment in public equity, if any, may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities would dilute all of our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborators or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or all of our research or development programs or the commercialization of any product candidate or be unable to expand or continue our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Risks Related to Product Development

Our business is highly dependent on the success of our RedTail platform and our SuperNova and NeuroNova compounds. If we are unable to any of our compounds effectively commercialize any of these product candidates for the treatment of patients in its approved indications, our business would be significantly harmed.

Our business and future success depend on our ability to obtain regulatory approval of, and then successfully commercialize, our product candidates. The preclinical and clinical results to date may not predict outcomes for our planned trial or any future studies.

Our product candidates will require additional clinical and non-clinical development, regulatory review and approval in multiple jurisdictions, a substantial investment, access to sufficient commercial manufacturing capacity and significant marketing efforts before we can generate any revenue from product sales.

Our preclinical studies and clinical trials may fail to demonstrate adequately the safety and efficacy of any of our product candidates, which would prevent or delay development, regulatory approval, and commercialization.

Before obtaining regulatory approvals for the commercial sale of our product candidates,we must demonstrate the safety and efficacy of our product candidates for use in each target indication through lengthy, complex, and expensive preclinical studies and clinical trials. Failure can occur at any time during the preclinical study and clinical trial processes and there is a high risk of failure, so we may never succeed in developing marketable products. Any preclinical studies or clinical trials that we may conduct may not demonstrate the safety and efficacy necessary to obtain regulatory approval to market any of our product candidates. If the results of our ongoing or future preclinical studies and clinical trials are inconclusive with respect to the safety and efficacy of our product candidates, if we do not meet the clinical endpoints with statistical and clinically meaningful significance, or if there are safety concerns associated with our product candidates, we may be prevented or delayed in obtaining marketing approval for such product candidates. In some instances, there can be significant variability in safety or efficacy results between different preclinical studies and clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the clinical trial protocols and the rate of dropout among clinical trial participants. While we are currently in early stages of clinical development for CLD-101 for recurrent HGG, CLD-201, and the RedTail platform, it is likely, as is the case with many oncology therapies, that there may be side effects associated with their use.

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Results of our trials could reveal a high and unacceptable severity and prevalence of side effects. In such an event, our trials could be suspended or terminated, and the FDA or other regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications. Treatment-related side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

Interim, top line and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to regulatory audit and verification procedures that could result in material changes in the final data.

From time to time, we may publish interim, top line or preliminary data from our clinical trials. We may decide to conduct an interim analysis of the data after a certain number or percentage of patients have been enrolled, or after only a part of the full follow-up period but before completion of the trial. Similarly, we may report top line or preliminary results of primary and key secondary endpoints before the final trial results are completed. Preliminary, top line and interim data from our clinical trials may change as more patient data or analyses become available. Preliminary, top line or interim data from our clinical trials are not necessarily predictive of final results and are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues, more patient data become available and we issue our final clinical trial report. These data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, preliminary, interim and top line data should be viewed with caution until the final data are available. Material adverse changes in the final data compared to the interim data could significantly harm our business prospects.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure.

If the interim, topline, or preliminary data that we report differ from more complete results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain marketing authorization for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.

Results of earlier studies and trials of our product candidates may not be predictive of future trial results.

Success in preclinical studies and early clinical trials does not ensure that later clinical trials will be successful. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. As we commence new clinical trials and continue our ongoing clinical trials, issues may arise that could suspend or terminate such clinical trials. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after positive results in earlier preclinical studies or clinical trials. These setbacks have been caused by, among other things, preclinical findings made while clinical trials were underway and safety or efficacy observations made in clinical trials, including previously unreported adverse events. Notwithstanding any potential promising results in earlier studies and trials, we cannot be certain that we will not face similar setbacks. In addition, the results of our preclinical animal studies, including our oncology mouse studies and animal studies, may not be predictive of the results of outcomes in human clinical trials. For example, our oncology product candidates that are in preclinical development may demonstrate different chemical and biological properties in patients than they do in laboratory animal studies or may interact with human biological systems in unforeseen or harmful ways.

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Additionally, some of past, ongoing and planned clinical trials utilize and “open-label” study design. An “open-label” clinical trial is one where both the patient and investigator know whether the patient is receiving the investigational product candidate or either an existing approved drug or placebo. Most typically, open-label clinical trials test only the investigational product candidate and sometimes may do so at different dose levels. Open-label clinical trials are subject to various limitations that may exaggerate any therapeutic effect, as patients in open-label clinical trials are aware when they are receiving treatment. Open-label clinical trials may be subject to a “patient bias” where patients perceive their symptoms to have improved merely due to their awareness of receiving an experimental treatment. Moreover, patients selected for early clinical studies often include the most severe sufferers and their symptoms may have improved notwithstanding the new treatment. In addition, open-label clinical trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which patients have received treatment and may interpret the information of the treated group more favorably given this knowledge.

Our product candidates are based on a novel approach to the treatment of cancer which makes it difficult to predict the time and cost of product candidate development and subsequently obtaining regulatory approval, if at all.

We have concentrated all of our research and development efforts on our product candidates and our future success depends on the successful development of our therapeutic approaches.

We expect the novel nature of our product candidates to create significant challenges in obtaining regulatory approval. Few viral immunotherapies have been approved globally or by the FDA to date. While the first viral immunotherapy, talimogene laherparepvec (Imlygic, Amgen), has received FDA approval, regulatory agencies have reviewed relatively few viral immunotherapy product candidates such as CLD-401, CLD-101 and CLD-201. This may lengthen the regulatory review process, increase our development costs and delay or prevent commercialization of our product candidates. Further, any viral immunotherapies that are approved may be subject to extensive post-approval regulatory requirements, including requirements pertaining to manufacturing, distribution and promotion. We may need to devote significant time and resources to compliance with these requirements.

The FDA may also require a panel of experts, referred to as an Advisory Committee, to deliberate on the adequacy of the safety and efficacy data to support licensure. The opinion of the Advisory Committee, although not binding, may have a significant impact on our ability to obtain licensure of the product candidates based on the completed clinical trials, as the FDA often adheres to the Advisory Committee’s recommendations. Accordingly, the regulatory approval pathway for our product candidates may be uncertain, complex, expensive and lengthy, and approval may not be obtained.

In addition, our product candidates are live, gene-modified viruses for which the FDA, and other regulatory authorities and other public health authorities, such as the Centers of Disease Control and Prevention and hospitals involved in clinical studies, have established heightened safety and contagion rules and procedures, which could establish additional hurdles for the development, manufacture or use of our vectors. These hurdles may lead to delays in the conduct of clinical trials or in obtaining regulatory approvals for further development, manufacturing or commercialization of our product candidates. We may also experience delays in transferring our process to commercial partners, which may prevent us from completing our clinical trials or commercializing our product candidates on a timely or profitable basis, if at all.

Furthermore, there has been limited historical clinical trial experience for the development of products that utilize the adenovirus. Moreover, the design and conduct of our clinical trials utilizing both neural stem cells and adipose-derived mesenchymal stem cells (“AD-MSC”) and vaccinia virus enveloped in a cellular membrane to deliver oncolytic viruses differs from the design and conduct of previously conducted clinical trials in this area. As a result, there is substantial risk that the design or outcomes of our clinical trials will not be satisfactory to support marketing approval.

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We may develop our product candidates in combination with other therapies, which exposes us to additional risks related to other agents or active pharmaceutical or biological ingredients used in combination with our product candidates.

In the future, we may develop our product candidates to be used with one or more currently approved other therapies. Even if any product candidate we develop were to receive marketing approval or be commercialized for use in combination with other existing therapies, we would continue to be subject to the risks that the FDA or other regulatory authorities could revoke approval of the therapy used in combination with our product candidate or that safety, efficacy, manufacturing or supply issues could arise with these existing therapies. Combination therapies are commonly used for the treatment of cancer, and we would be subject to similar risks if we develop any of our product candidates for use in combination with other drugs or for indications other than cancer. This could result in our own products being removed from the market or being less successful commercially.

If the FDA or other regulatory authorities revoke their approval of these other drugs or revoke their approval of, or if safety, efficacy, manufacturing or supply issues arise with, the drugs we choose to evaluate in combination with any product candidate we develop, we may be unable to obtain approval.

We may also evaluate our future product candidates in combination with one or more other cancer therapies that have not yet been approved for marketing by the FDA or other regulatory authorities. We will not be able to market any product candidate we develop in combination with any such unapproved cancer therapies that do not ultimately obtain marketing approval. In addition, unapproved therapies face the same risks described with respect to our product candidates currently in development and clinical trials, including the potential for serious adverse effects, delays in their clinical trials and lack of FDA approval.

Negative developments in the field of immuno-oncology and, in particular, oncolytic viral immunotherapy, could damage public perception of any of our product candidates and negatively affect our business.

The commercial success of any of our compounds will depend in part on public acceptance of the use of oncolytic viral immunotherapy. Adverse events in clinical trials of CLD-101, CLD-201 or any other adenovirus or any other ACAM2000-based or vaccinia virus based product candidates which we may develop, or in clinical trials of others developing similar products and the resulting publicity, as well as any other negative developments in the field of immuno-oncology that may occur in the future, including in connection with competitor therapies, could result in a decrease in demand for any adenovirus-, vaccinia virus or ACAM2000-based product candidates that we may develop. These events could also result in the suspension, discontinuation, or clinical hold of or modification to our clinical trials. If public perception is influenced by claims that the use of oncolytic immunotherapies is unsafe, whether related to our therapies or those of our competitors, our product candidates may not be accepted by the general public or the medical community and potential clinical trial subjects may be discouraged from enrolling in our clinical trials. In addition, responses by national or state governments to negative public perception may result in new legislation or regulations that could limit our ability to develop or commercialize any product candidates, obtain or maintain regulatory approval or otherwise achieve profitability. More restrictive statutory regimes, government regulations or negative public opinion would have an adverse effect on our business, financial condition, prospects and results of operations and may delay or impair the development and commercialization of our product candidates or demand for any products we may develop. As a result, we may not be able to continue or may be delayed in conducting our development programs.

Our product candidates consist of modified viruses. Adverse developments in clinical trials of other immunotherapy products based on viruses, like oncolytic viruses, may result in a disproportionately negative effect for our technologies as compared to other products in the field of infectious disease and immuno-oncology that are not based on viruses. Future negative developments in the biopharmaceutical industry could also result in greater governmental regulation, stricter labeling requirements and potential regulatory delays in the testing or approvals of our products. Any increased scrutiny could delay or increase the costs of obtaining marketing approval for our product candidates.

Difficulty in enrolling patients could delay or prevent clinical trials of our product candidates, and ultimately delay or prevent regulatory approval.

Identifying and qualifying patients to participate in clinical trials of our product candidates is critical to our success. The timing of completion of our clinical trials depends in part on the speed at which we can recruit patients to participate in testing our product candidates, and we may experience delays in our clinical trials if we encounter difficulties in enrollment. We may not be able to initiate or continue clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or other regulatory authorities, or as needed to provide appropriate statistical power for a given trial. In particular, because we are focused on patients with brain cancer for the development of CLD-101 for newly diagnosed HGG and CLD-101 for recurrent HGG, our ability to enroll eligible patients may be limited or enrollment may be slower than we anticipate due to the small eligible patient population.

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In addition to the potentially small target populations for our planned clinical trials, particularly in brain cancer, the eligibility criteria will further limit the pool of available trial participants as we will require that patients have specific characteristics, such as a certain severity or stage of disease progression, to include them in a trial. Additionally, the process of finding eligible patients may prove costly. We also may not be able to identify, recruit, and enroll a sufficient number of patients to complete our clinical trials because of the perceived risks and benefits of the product candidate under evaluation, the availability and efficacy of competing therapies and clinical trials, the proximity and availability of clinical trial sites for prospective patients, and the patient referral practices of physicians. If patients are unwilling to participate in our studies for any reason, the timeline for recruiting patients, conducting studies, and obtaining regulatory approval of potential products may be delayed.

The enrollment of patients further depends on many factors, including:

● the proximity of patients to clinical trial sites;

● patient referral practices of physicians;

● the design of the clinical trial, including the number of site visits and invasive assessments required;

● our ability to recruit clinical trial investigators with the appropriate competencies and experience;

● our ability to obtain and maintain patient consents;

● reporting of the preliminary results of any of our clinical trials;

● the risk that patients enrolled in clinical trials will drop out of the clinical trials before clinical trial completion; and

● factors we may not be able to control, such as the COVID-19 pandemic that limited patient participation, hiring of principal investigators and availability of staff or clinical sites.

In addition, our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to us because some patients who might have opted to enroll in our clinical trials may instead opt to enroll in a clinical trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial sites. Moreover, because certain of our product candidates represent a departure from more commonly used methods for cancer treatment and because certain of our product candidates have not been tested in humans before, potential patients and their doctors may be inclined to use conventional therapies, such as chemotherapy, rather than enroll patients in any future clinical trial of our product candidates.

If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenue from any of these product candidates could be delayed or prevented.

Even if we receive marketing approval for our current or future product candidates, our current or future product candidates may not achieve broad market acceptance, which would limit the revenue that we generate from their sales.

The commercial success of our current or future product candidates, if approved by the FDA or other applicable regulatory authorities, will depend upon the awareness and acceptance of our current or future product candidates among the medical community, including physicians, patients and healthcare payors. Market acceptance of our current or future product candidates, if approved, will depend on a number of factors, including, among others:

● the efficacy of our current or future product candidates as demonstrated in clinical trials, and, if required by any applicable regulatory authority in connection with the approval for the applicable indications, to provide patients with incremental health benefits, as compared with other available medicines;

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● limitations or warnings contained in the labeling approved for our current or future product candidates by the FDA or other applicable regulatory authorities;

● the prevalence and severity of adverse events associated with our product candidates or those products with which they may be co-administered in immuno-oncology and, in particular, oncolytic viral immunotherapies;

● the clinical indications for which our current or future product candidates are approved;

● availability of alternative treatments already approved or expected to be commercially launched in the near future;

● the potential and perceived advantages of our current or future product candidates over current treatment options or alternative treatments, including future alternative treatments;

● the willingness of the target patient populations to try new therapies or treatment methods and of physicians to prescribe these therapies or methods in immuno-oncology and, in particular, oncolytic viral immunotherapies;

● the need to dose such product candidates in combination with other therapeutic agents, and related costs;

● the strength of marketing and distribution support and timing of market introduction of competitive products;

● publicity concerning our products or competing products and treatments;

● pricing and cost effectiveness;

● the effectiveness of our sales and marketing strategies;

● our ability to increase awareness of our current or future product candidates;

● our ability to obtain sufficient third-party coverage or reimbursement;

● the ability or willingness of patients to pay out-of-pocket in the absence of third-party coverage; and

● potential product liability claims.

If our current or future product candidates are approved but do not achieve an adequate level of acceptance by patients, physicians and payors, we may not generate sufficient revenue from our current or future product candidates to become or remain profitable. Before granting reimbursement approval, healthcare payors may require us to demonstrate that our current or future product candidates, in addition to treating these target indications, also provide incremental health benefits to patients. Our efforts to educate the medical community, patient organizations and third-party payors about the benefits of our current or future product candidates may require significant resources and may never be successful.

We face substantial competition, which may result in others discovering, developing or commercializing product candidates before or more successfully than we do.

The development and commercialization of new product candidates is highly competitive. We face competition from major pharmaceutical, specialty pharmaceutical and biotechnology companies among others and will face similar competition with respect to any product candidates that we may seek to develop or commercialize in the future. We compete in pharmaceutical, biotechnology and other related markets that develop immuno-oncology therapies for the treatment of cancer. There are other companies working to develop viral immunotherapies for the treatment of cancer, including divisions of large pharmaceutical and biotechnology companies of various sizes. The large pharmaceutical and biotechnology companies that have commercialized and/or are developing immuno-oncology treatments for cancer include AstraZeneca, Bristol-Myers Squibb, Gilead Sciences, Merck, Novartis, Pfizer and Roche/Genentech.

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Some of the products and therapies developed by our competitors are based on scientific approaches that are the same as or similar to our approach, including with respect to the use of viral immunotherapy with adenovirus and other oncolytic viruses. Other competitive products and therapies are based on entirely different approaches. We are aware that Oncorus, Replimune, Amgen, Immavir, Fergene and IconOVir, among others, are developing viral immunotherapies that may have utility for the treatment of indications that we are targeting. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

Many of the companies we compete against or may compete against in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved drugs than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in concentration of even more resources among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, in establishing clinical trial sites and enrolling subjects for our clinical trials and in acquiring technologies complementary to, or necessary for, our programs.

We could see a reduction or elimination of our commercial opportunity if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, or are more convenient or are less expensive than any products that we or our collaborators may develop. Our competitors also may obtain FDA or foreign regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. The key competitive factors affecting the success of all our product candidates, if approved, are likely to be their efficacy, safety, convenience and price, and if required, the level of biosimilar or generic competition and the availability of reimbursement from government and other third-party payors.

Risks Related to Government Regulation and Commercialization of Our Product Candidates

The regulatory approval processes of the FDA and other regulatory authorities are lengthy, time consuming and inherently unpredictable. If we are not able to obtain, or experience delays in obtaining, required regulatory approvals, we will not be able to commercialize any of our current or future product candidates as expected, and our ability to generate revenue may be materially impaired.

The time required to obtain approval by the FDA and other regulatory authorities is unpredictable, but typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. These regulatory requirements may require us to amend our clinical trial protocols, including to comply with the protocols of any applicable Special Protocol Assessment (“SPA”) we receive from the FDA; conduct additional preclinical studies or clinical trials that may require regulatory or independent institutional review board, or IRB, approval; or otherwise cause delays in obtaining approval or rejection of an application. Any delay in obtaining or failure to obtain required approvals could materially adversely affect our ability to generate revenue from the particular product candidate, which may materially harm our business, financial condition, results of operations, stock price and prospects. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of a product candidate. The number and types of preclinical studies and clinical trials that will be required for regulatory approval also varies depending on the product candidate, the disease or condition that the product candidate is designed to address, and the regulations applicable to any particular product candidate. Approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, and there may be varying interpretations of data obtained from preclinical studies or clinical trials, any of which may cause delays or limitations in the approval or a decision not to approve an application. It is possible that our current or future product candidates will never obtain the appropriate regulatory approvals necessary for us to commence product sales.

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In addition, changes in or the enactment of additional statutes, promulgation of regulations or issuance of guidance during preclinical or clinical development, or comparable changes in the regulatory review process for each submitted product application, may cause delays in the approval or rejection of an application. For example, in December 2022, with the passage of Food and Drug Omnibus Reform Act, or FDORA, Congress required sponsors to develop and submit a Diversity Action Plan, or DAP, for each Phase 3 clinical trial or any other “pivotal study” of a new drug or biological product. These plans are meant to encourage the enrolment of more diverse patient populations in late-stage clinical trials of FDA regulated products. In June 2024, as mandated by FDORA, the FDA issued draft guidance outlining the general requirements for DAPs. Unlike most guidance documents issued by the FDA, the DAP guidance when finalized will have the force of law because FDORA specifically dictates that the form and manner for submission of DAPs are specified in FDA guidance. On January 27, 2025, in response to an Executive Order issued by President Trump on January 21, 2025, on Diversity, Equity and Inclusion programs, the FDA removed this draft guidance from its website. This action raises questions about the applicability of statutory obligations to submit DAPs and the agency’s current thinking on best practices for clinical development.

Further, clinical trials by their nature utilize a sample of the potential patient population. With a limited number of patients and limited duration of exposure, rare and severe side effects of a product candidate may only be uncovered when a significantly larger number of patients are exposed to the product candidate or when patients are exposed for a longer period of time.

Undesirable side effects caused by any of our current or future product candidates could also result in denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications or the inclusion of unfavorable information in our product labeling, such as limitations on the indicated uses for which the products may be marketed or distributed, a label with significant safety warnings, including boxed warnings, contraindications, and precautions, a label without statements necessary or desirable for successful commercialization, or may result in requirements for costly post-marketing testing and surveillance, or other requirements, including REMS, to monitor the safety or efficacy of the products, and in turn prevent us from commercializing and generating revenues from the sale of our current and future product candidates. Any such limitations or restrictions could similarly impact any supplemental marketing approvals we may obtain. Undesirable side effects may limit the potential market for any approved products or could result in restrictions on manufacturing processes, the discontinuation of the sales and marketing of the product, or withdrawal of product approvals. We could also be sued and held liable for harm caused to patients, or become subject to fines, injunctions or the imposition of civil or criminal penalties.

If any of our current or future product candidates are associated with serious adverse events or undesirable side effects or have properties that are unexpected, we may need to abandon development or limit development of that product candidate to certain uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. The therapeutic-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims.

Finally, with the change in presidential administrations in 2025, there is substantial uncertainty as to how, if at all, the new administration will seek to modify or revise the requirements and policies of the FDA and other regulatory agencies with jurisdiction over our product candidates. The impending uncertainty could present new challenges or potential opportunities as we navigate the clinical development and approval process for our product candidates. Any of these occurrences may materially harm our business, financial condition, results of operations, stock price and prospects.

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A Breakthrough Therapy designation by the FDA, even if granted for any of our product candidates, may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that our product candidates will receive marketing approval.

We may seek Breakthrough Therapy designation for some or all of our future product candidates. A Breakthrough Therapy is defined as a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug or biologic may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. Sponsors of product candidates that have been designated as Breakthrough Therapies are eligible to receive more intensive FDA guidance on developing an efficient drug development program, an organizational commitment involving senior managers, and eligibility for rolling review and priority review. Drugs and biologics designated as Breakthrough Therapies by the FDA may also be eligible for other expedited approval programs, including accelerated approval.

Designation as a Breakthrough Therapy is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for designation as a Breakthrough Therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a Breakthrough Therapy designation for a product candidate may not result in a faster development process, review or approval compared to product candidates developed and considered for approval that have not received Breakthrough Designation and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify as Breakthrough Therapies, the FDA may later decide that the product no longer meets the conditions for qualification. Thus, even though we may seek Breakthrough Therapy designation for our current and future product candidates for the treatment of various cancers, there can be no assurance that we will receive breakthrough therapy designation.

Accelerated approval by the FDA, even if granted for certain of our current or future product candidates, may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that our product candidates will receive marketing approval.

We may seek approval of certain of our current or future product candidates using the FDA’s accelerated approval pathway. A product may be eligible for accelerated approval if it treats a serious or life-threatening condition, generally provides a meaningful advantage over available therapies, and demonstrates an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. As a condition of approval, the FDA may require that a sponsor of a product receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. These confirmatory trials must be completed with due diligence by the sponsor. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product. Even if we do receive accelerated approval, we may not experience a faster development or regulatory review or approval process, and receiving accelerated approval does not provide assurance of ultimate full FDA approval.

Even if our development efforts are successful, we may not obtain regulatory approval of CLD-101 for newly diagnosed HGG, CLD-101 for recurrent HGG, CLD-201, CLD-400 or any future product candidates in the United States or other jurisdictions, which would prevent us from commercializing CLD-101 for newly diagnosed HGG, CLD-101 for recurrent HGG, CLD-201, CLD-400 and future product candidates. Even if we obtain regulatory approval for CLD-101 for newly diagnosed HGG, CLD-101 for recurrent HGG, CLD-201, CLD-400 and future product candidates, any such approval may be subject to limitations, including with respect to the approved indications or patient populations, which could impair our ability to successfully commercialize CLD-101 for newly diagnosed HGG, CLD-101 for recurrent HGG, CLD-201, CLD-400 or any future product candidates.

We are not permitted to market or promote or sell any of our current or any future product candidates before we receive regulatory approval from the FDA or other regulatory authorities, and we may never receive such regulatory approval. Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy for that indication. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities and clinical trial sites by, the regulatory authorities. If we do not receive approval from the FDA and other regulatory authorities for any of our current or future product candidates, we will not be able to commercialize such product candidates in the United States or in other jurisdictions. If significant delays in obtaining approval for and commercializing our current or future product candidates occur in any jurisdictions, our business, financial condition, results of operations, stock price and prospects will be materially harmed. Even if any of our current or future product candidates are approved, they may:

● be subject to limitations on the indicated uses or patient populations for which they may be marketed, distribution restrictions, or other conditions of approval;

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● not be approved with label statements necessary or desirable for successful commercialization; or

● contain requirements for costly post-market testing and surveillance, or other requirements, including the submission of a Risk Evaluation and Mitigation Strategy, or REMS, to monitor the safety or efficacy of the products.

We have not previously submitted a Biologics License Application, or BLA, to the FDA, or a similar marketing application to other regulatory authorities, for CLD-101 for any product candidate, and we can provide no assurance that we will ultimately be successful in obtaining regulatory approval for claims that are necessary or desirable for successful marketing, if at all.

Changes in product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates are developed through preclinical studies to later-stage clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize processes and results. Any of these changes could cause our current or any future product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the altered materials. Changes in third-party manufacturers and manufacturing processes may also require additional testing, or notification to, or approval by the FDA or another regulatory authority. Such changes could be further delayed due to development of commercial scale manufacturing operations in our new facility or at third-party manufacturers. This could delay completion of clinical trials, require the conduct of bridging clinical trials or studies, require the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our current and future product candidates and jeopardize our ability to commence product sales and generate revenue.

Inadequate funding for the FDA, the SEC and other government agencies, including from government shutdowns, or other disruptions to these agencies’ operations, could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Future legislative and regulatory proposals may materially impact the ability of the FDA and other regulatory agencies to operate as they have historically operated. We cannot be sure whether additional legislative changes or executive orders will be enacted, or whether any of the FDA’s regulations, guidance or interpretations will be changed, or what the impact of such changes on the agency and its scientific review staff, if any, may be. For example, the next FDA user fee reauthorization package is expected to enter stakeholder negotiations beginning in mid-2025, with any agreement sent to Congress in early 2027 for purposes of initiating the legislative process. Reauthorization of the prescription drug user fee program would need to be finalized by Congress by the end of September 2027 in order to avoid a disruption in FDA’s review goals for NDAs and other activities supported by user fees assessed against industry.

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Disruptions at the FDA and other agencies may also slow the time necessary for new product candidates to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations. Future government shutdowns or slowdowns could also result in delays in the Company’s interactions with the SEC and other government agencies, which could impact the Company’s ability to access the public markets and obtain necessary capital in order to properly capitalize and continue its operations.

Even if any of our current or any future product candidates receive regulatory approval, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense and limit how we manufacture and market our products.

Any product candidate for which we may obtain marketing approval will be subject to extensive and ongoing requirements of and review by the FDA and other regulatory authorities, including requirements related to the manufacturing processes, post-approval clinical data, labeling, packaging, distribution, adverse event reporting, storage, recordkeeping, export, import, advertising, marketing, and promotional activities for such product. These requirements further include submissions of safety and other post-marketing information, including manufacturing deviations and reports, registration and listing requirements, the payment of annual fees, continued compliance with current good manufacturing practice, or cGMP, requirements relating to manufacturing, quality control, quality assurance, and corresponding maintenance of records and documents, and good clinical practices, or GCPs, for any clinical trials that we conduct post-approval.

Any regulatory approvals that we receive for our product candidates may also be subject to limitations on the approved indicated uses, including the duration of use, for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing studies, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product. The FDA may also require a REMS, in order to approve a product candidate, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools.

The FDA and other regulatory authorities will continue to closely monitor the safety profile of any product even after approval. If the FDA or other regulatory authorities become aware of new safety information after approval of any of our current and future product candidates, they may withdraw approval, issue public safety alerts, require labeling changes or establishment of a REMS or similar strategy, impose significant restrictions on a product’s indicated uses or marketing, or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. Any such restrictions could limit sales of the product.

We and any of our suppliers or collaborators, including our contract manufacturers, could be subject to periodic unannounced inspections by the FDA to monitor and ensure compliance with cGMPs and other FDA regulatory requirements. Application holders must further notify the FDA, and depending on the nature of the change, obtain FDA pre-approval for product and manufacturing changes. Manufacturers and manufacturers’ facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to current GMP regulations and implementing tracking and tracing requirements for certain prescription pharmaceutical products. As such, we and our contract manufacturers will be subject to continual review and inspections to assess compliance with current GMP and adherence to commitments made in any approved marketing application. Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control.

In addition, later discovery of previously unknown adverse events or that the product is less effective than previously thought or other problems with any products, manufacturers or manufacturing processes, or failure to comply with regulatory requirements both before and after approval, may yield various negative results, including:

● restrictions on manufacturing, distribution, or marketing of such products;

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● restrictions on the labeling, including required additional warnings, such as boxed warnings, contraindications, precautions, and restrictions on the approved indication or use;

● manufacturing delays and supply disruptions where regulatory inspections identify observations of noncompliance requiring remediation;

● modifications to promotional pieces;

● issuance of corrective information;

● requirements to conduct post-marketing studies or other clinical trials;

● clinical holds or termination of clinical trials;

● requirements to establish or modify a REMS or similar strategy;

● changes to the way the product is administered to patients;

● liability for harm caused to patients or subjects;

● reputational harm;

● the product becoming less competitive;

● warning or untitled letters;

● suspension of marketing or withdrawal of the products from the market;

● regulatory authority issuance of safety alerts, Dear Healthcare Provider letters, press releases, or other communications containing warnings or other safety information about the product;

● refusal to approve pending applications or supplements to approved applications that we submit;

● recalls of products;

● fines, restitution or disgorgement of profits or revenues;

● suspension or withdrawal of marketing approvals;

● refusal to permit the import or export of our products;

● product seizure or detention;

● FDA debarment, suspension and debarment from government contracts, and refusal of orders under existing government contracts, exclusion from federal healthcare programs, consent decrees, or corporate integrity agreements; or

● injunctions or the imposition of civil, criminal or administrative penalties, including imprisonment.

Any of these events could prevent us from achieving or maintaining market acceptance of any particular product or could substantially increase the costs and expenses of commercializing such product, which in turn could delay or prevent us from generating significant revenues from its marketing and sale. Any of these events could further have other material and adverse effects on our operations and business and could adversely impact our business, financial condition, results of operations, stock price and prospects.

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Further, the FDA’s policies or those of other regulatory authorities may change and could impose extensive and ongoing regulatory requirements and obligations on any product candidate for which we obtain marketing approval. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and be subject to regulatory enforcement action, which would adversely affect our business, prospects and ability to achieve or sustain profitability.

Regulatory approval by the FDA or other regulatory authorities is limited to those specific indications and conditions for which approval has been granted, and we may be subject to substantial fines, criminal penalties, injunctions or other enforcement actions if we are determined to be promoting the use of our products for unapproved or “off-label” uses, or in a manner inconsistent with the approved labeling, resulting in damage to our reputation and business.

We must comply with requirements concerning advertising and promotion for any product candidates for which we obtain marketing approval. Promotional communications with respect to therapeutics are subject to a variety of legal and regulatory restrictions and continuing review by the FDA, Department of Justice, Department of Health and Human Services’ Office of Inspector General, state attorneys general, members of Congress and the public. When the FDA or other regulatory authorities issue regulatory approval for a product candidate, the regulatory approval is limited to those specific uses and indications for which a product is approved. If we are not able to obtain FDA approval for desired uses or indications for any of our current and future product candidates, we may not market or promote them for those indications and uses, referred to as off-label uses, and our business, financial condition, results of operations, stock price and prospects will be materially harmed. We also must sufficiently substantiate any claims that we make for any products, including claims comparing those products to other companies’ products, and must abide by the FDA’s strict requirements regarding the content of promotion and advertising.

Physicians may choose to prescribe products for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical trials and approved by the regulatory authorities. Regulatory authorities in the United States generally do not restrict or regulate the behavior of physicians in their choice of treatment within the practice of medicine. Regulatory authorities do, however, restrict communications by biopharmaceutical companies concerning off-label use.

If we are found to have impermissibly promoted any of our current and future product candidates, we may become subject to significant liability and government fines. The FDA and other agencies actively enforce the laws and regulations regarding product promotion, particularly those prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted a product may be subject to significant sanctions. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. In the United States, engaging in the impermissible promotion of any products, following approval, for off-label uses can also subject us to false claims and other litigation under federal and state statutes. These include fraud and abuse and consumer protection laws, which can lead to civil and criminal penalties and fines, agreements with governmental authorities that materially restrict the manner in which we promote or distribute therapeutic products and conduct our business. These restrictions could include corporate integrity agreements, suspension or exclusion from participation in federal and state healthcare programs, and suspension and debarment from government contracts and refusal of orders under existing government contracts. These False Claims Act lawsuits against manufacturers of drugs and biologics have increased significantly in volume and breadth, leading to several substantial civil and criminal settlements pertaining to certain sales practices and promoting off-label uses. In addition, False Claims Act lawsuits may expose manufacturers to follow-on claims by private payers based on fraudulent marketing practices. This growth in litigation has increased the risk that a biopharmaceutical company will have to defend a false claim action, pay settlement fines or restitution, as well as criminal and civil penalties, agree to comply with burdensome reporting and compliance obligations, and be excluded from Medicare, Medicaid, or other federal and state healthcare programs. If we do not lawfully promote our approved products, if any, we may become subject to such litigation and, if we do not successfully defend against such actions, those actions may have a material adverse effect on our business, financial condition, results of operations, stock price and prospects.

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In the United States, the promotion of biopharmaceutical products is subject to additional FDA requirements and restrictions on promotional statements. If, after our current or any future product candidates obtains marketing approval, the FDA determines that our promotional activities violate its regulations and policies pertaining to product promotion, it could request that we modify our promotional materials or subject us to regulatory or other enforcement actions, including issuance of warning letters or untitled letters, suspension or withdrawal of an approved product from the market, requests for recalls, payment of civil fines, disgorgement of money, imposition of operating restrictions, injunctions or criminal prosecution, and other enforcement actions. Similarly, industry codes in foreign jurisdictions may prohibit companies from engaging in certain promotional activities, and regulatory agencies in various countries may enforce violations of such codes with civil penalties. If we become subject to regulatory and enforcement actions, our business, financial condition, results of operations, stock price and prospects will be materially harmed.

We may not be able to file INDs or IND amendments to commence additional clinical trials on the timelines we expect, and even if we are able to, the FDA or other regulatory authority may not permit us to proceed.

The FDA or other regulatory authorities may require us to file separate INDs for additional clinical trials we plan to conduct with our current lead product candidates. We may not be able to file any additional INDs required for our current product candidates and any future product candidates on the timelines we expect. For example, we may experience manufacturing delays or other delays with IND-enabling studies, including due to a contagious disease outbreak such as the COVID-19 pandemic on suppliers, study sites or third-party contractors and vendors on whom we depend. Moreover, we cannot be sure that submission of an IND will result in the FDA or other regulatory authorities allowing further clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate clinical trials. Additionally, even if such regulatory authorities agree with the design and implementation of the clinical trials set forth in an IND, we cannot guarantee that such regulatory authorities will not change their requirements in the future. These considerations also apply to new clinical trials we may submit as amendments to existing INDs or to a new IND. Any failure to file INDs on the expected timelines to obtain regulatory approvals for our trials may prevent us from completing our clinical trials or commercializing our products on a timely basis, if at all. There are similar risks related to the review and authorization of our protocols and amendments by other regulatory authorities.

If approved, our investigational products regulated as biologics may face competition from biosimilars approved through an abbreviated regulatory pathway.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively the ACA, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009, or BPCIA, which created an abbreviated approval pathway for biologic products that are biosimilar to or interchangeable with an FDA-licensed reference biologic product. Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a BLA for the competing product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of the other company’s product. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation and meaning are subject to uncertainty.

We believe that any of our product candidates approved as a biologic product under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider our investigational medicines to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar, once licensed, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biologic products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

If competitors are able to obtain marketing approval for biosimilars referencing our products, our products may become subject to competition from such biosimilars, with the attendant competitive pressure and consequences.

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The size of the potential market for our product candidates is difficult to estimate and, if any of our assumptions are inaccurate, the actual markets for our product candidates may be smaller than our estimates.

Our current and future target patient populations are based on our beliefs and estimates regarding the incidence or prevalence of certain types of the indications that may be addressable by our product candidates, which is derived from a variety of sources, including scientific literature and surveys of clinics. Our projections may prove to be incorrect and the number of potential patients may turn out to be lower than expected. The total addressable market opportunity for our product candidates will ultimately depend upon a number of factors including the diagnosis and treatment criteria included in the final label, if approved for sale in specified indications, acceptance by the medical community, patient access, the success of competing therapies and product pricing and reimbursement. Further, the market opportunity for viral immunotherapies is hard to estimate given that it is an emerging field with few globally or FDA-approved therapies, none of which have yet to enjoy broad market acceptance. Even if we obtain significant market share for our product candidates, because the potential target populations could be small, we may never achieve profitability without obtaining regulatory approval for additional indications.

Healthcare reform measures may have a material adverse effect on our business and results of operations.

The United States and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system that could prevent or delay marketing approval of our current or any future product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell a product for which we obtain marketing approval. Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements, (ii) additions or modifications to product labeling, (iii) the recall or discontinuation of our products or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business. More recently, however, on January 28, 2021, President Biden issued a new Executive Order which directs federal agencies to reconsider rules and other policies that limit Americans’ access to healthcare and to consider actions that will protect and strengthen that access.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the ACA was passed, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacted the U.S. pharmaceutical industry. The ACA, among other things, subjects biological products to potential competition by lower-cost biosimilars, addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations, establishes annual fees and taxes on manufacturers of certain branded prescription drugs, and creates a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 70% (increased pursuant to the Bipartisan Budget Act of 2018, effective as of 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. Various portions of the ACA are currently undergoing legal and constitutional challenges in the Fifth Circuit Court and the United States Supreme Court; the Trump Administration has issued various Executive Orders which eliminated cost sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices; and Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended. We cannot predict what affect further changes to the ACA would have on our business.

In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, and, due to subsequent legislative amendments, will remain in effect through 2030 unless additional Congressional action is taken. These Medicare sequester reductions were suspended from May 1, 2020 through June 30, 2021 due to the COVID-19 pandemic. The American Taxpayer Relief Act of 2012 among other things, reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

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There has been increasing legislative and enforcement interest in the U.S. with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs.

At the federal level, budget proposals may contain further drug price control measures that could be enacted during the budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low income patients. Additionally, the prior presidential administration released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of product candidates paid by consumers. The HHS has already started the process of soliciting feedback on some of these measures and, at the same time, is immediately implementing others under its existing authority. For example, in May 2019, the Centers for Medicare and Medicaid Services, or CMS, issued a final rule to allow Medicare Advantage Plans the option of using step therapy, a type of prior authorization, for Part B drugs beginning January 1, 2020. This final rule codified CMS’s policy change that was effective January 1, 2019. On March 10, 2020, the prior administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases. Further, the Trump administration previously released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contained proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products, and reduce the out of pocket costs of drug products paid by consumers. Additionally, on July 24, 2020 and September 13, 2020, the Trump administration announced several executive orders related to prescription drug pricing that seek to implement several of the administration’s proposals. As a result, the FDA released a final rule on September 24, 2020, effective November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. Further, on November 20, 2020, the Department of Health and Human Services, or HHS, finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. On November 20, 2020, the CMS issued an interim final rule implementing President Trump’s Most Favored Nation executive order, which would tie Medicare Part B payments for certain physician-administered drugs to the lowest price paid in other economically advanced countries, effective January 1, 2021. On December 28, 2020, the United States District Court in Northern California issued a nationwide preliminary injunction against implementation of the interim final rule. It is unclear whether the current administration will work to reverse these measures or pursue similar policy initiatives. Any new laws or regulations that result in additional reductions in Medicare and other healthcare funding could have a material adverse effect on customers for our products, if approved, and, accordingly, on our results of operations.

Additionally, on October 1, 2020, the FDA issued a final rule allowing for the importation of certain prescription drugs from Canada. FDA also issued a final guidance document outlining a pathway for manufacturers to obtain an additional National Drug Code, or NDC, for an FDA-approved drug that was originally intended to be marketed in a foreign country and that was authorized for sale in that foreign country. The regulatory and market implications of the final rule and guidance are unknown at this time, but legislation, regulations or policies allowing the reimportation of drugs, if enacted and implemented, could decrease the price we receive for our products and adversely affect our future revenues and prospects for profitability.

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Further, on May 30, 2018, the Right to Try Act, was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new product candidates that have completed a Phase I clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its product candidates At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional health care authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health care programs. These measures could reduce the ultimate demand for our products, once approved, or put pressure on our product pricing. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our current or future product candidates or additional pricing pressures.

Our revenue prospects could be affected by changes in healthcare spending and policy in the U.S. and abroad. We operate in a highly regulated industry and new laws, regulations or judicial decisions, or new interpretations of existing laws, regulations or decisions, related to healthcare availability, the method of delivery or payment for healthcare products and services could negatively impact our business, operations and financial condition. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action in the United States or any other jurisdiction. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, our product candidates may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability.

There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future, including repeal, replacement or significant revisions to the ACA. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. For example, the Trump Administration has discussed several changes to the reach and oversight of the FDA, which could affect its relationship with the pharmaceutical industry, transparency in decision making and ultimately the cost and availability of prescription drugs. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any regulatory approval that we may have obtained and we may not achieve or sustain our business operations. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

● the demand for our current or future product candidates, if we obtain regulatory approval;

● our ability to set a price that we believe is fair for our products;

● our ability to obtain coverage and reimbursement approval for a product;

● our ability to generate revenue and achieve or maintain profitability;

● the level of taxes that we are required to pay; and

● the availability of capital.

Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors, which may adversely affect our future profitability.

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If, in the future, we are unable to establish sales and marketing and patient support capabilities or enter into agreements with third parties to sell and market our current or future product candidates, we may not be successful in commercializing our current or future product candidates if and when they are approved, and we may not be able to generate any revenue.

We do not currently have a sales or marketing infrastructure and have limited experience in the sales, marketing, patient support or distribution of products. To achieve commercial success for any approved product candidate for which we retain sales and marketing responsibilities, we must build our sales, marketing, patient support, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. In the future, we may choose to build a focused sales and marketing infrastructure to sell, or participate in sales activities with our collaborators for, some of our current or future product candidates if and when they are approved.

There are risks involved with both establishing our own sales and marketing and patient support capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force is expensive and time consuming and could delay any drug launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

our own include:

● our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

● the inability of sales personnel to obtain access to physicians or persuade adequate numbers of physicians to use any future products;

● the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

● unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If we enter into arrangements with third parties to perform sales, marketing, patient support and distribution services, our drug revenues or the profitability of these drug revenues to us are likely to be lower than if we were to market and sell any current or future product candidates that we develop ourselves. In addition, we may not be successful in entering into arrangements with third parties to sell and market our current or future product candidates or may be unable to do so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our current or future product candidates effectively. If we do not establish sales and marketing capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our current or future product candidates. Further, our business, results of operations, financial condition and prospects will be materially adversely affected.

If any product candidate for which we receive regulatory approval does not achieve broad market acceptance among physicians, patients, healthcare payors, and the medical community, the revenues that we generate from its sales will be limited.

Even if our product candidates receive regulatory approval, they may not gain market acceptance among physicians, patients, healthcare payors, and others in the medical community. Commercial success also will depend, in large part, on the coverage and reimbursement of our product candidates by third-party payors, including private insurance providers and government payors. The degree of market acceptance of any approved product would depend on a number of factors, including:

● the efficacy, safety and tolerability as demonstrated in clinical trials;

● the timing of market introduction of such product candidate as well as competitive products;

● the clinical indications for which the product is approved;

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● acceptance by physicians, major operators of cancer or neurology clinics and patients of the product as a safe, tolerable and effective treatment;

● the potential and perceived advantages of the product candidate over alternative treatments;

● the safety and tolerability of the product candidate in a broader patient group;

● the cost of treatment in relation to alternative treatments;

● the availability of adequate reimbursement by third party payors and government authorities;

● changes in regulatory requirements by government authorities for the product candidate;

● relative convenience and ease of administration;

● the prevalence and severity of side effects and adverse events;

● the effectiveness of our sales and marketing efforts; and

● favorable or unfavorable publicity relating to the product or relating to the Company.

Our ability to successfully launch and secure market acceptance of our pipeline candidates, CLD-101 for newly diagnosed HGG, CLD-101 for recurrent HGG, CLD-201, and CLD-400 (if approved), may be impacted by contagious disease outbreaks such as the COVID-19 pandemic, the potential impact of which we may be able to predict or quantify with any degree of certainty.

If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors and patients, we may not generate sufficient revenue from these products and we may not become profitable, which would have a material adverse effect on our business.

If we fail to develop additional product candidates, our commercial opportunity could be limited.

We expect initially to develop our lead product candidates. A key part of our strategy, however, is to pursue clinical development of additional product candidates. Developing, obtaining marketing approval for, and commercializing additional product candidates will require substantial funding and will be subject to the risks of failure inherent in medical product development. We cannot assure you that we will be able to successfully advance any of these additional product candidates through the development process.

Even if we obtain approval from the FDA or other regulatory authorities to market additional product candidates for the treatment of solid tumors, we cannot assure you that any such product candidates will be successfully commercialized, widely accepted in the marketplace, or more effective than other commercially available alternatives. If we are unable to successfully develop and commercialize additional product candidates our commercial opportunity may be limited and our business, financial condition, results of operations, stock price and prospects may be materially harmed.

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Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, exclusion from government healthcare programs, contractual damages, reputational harm and diminished profits and future earnings.

Although we do not currently have any drugs on the market, if we begin commercializing our current or future product candidates, we will be subject to additional healthcare statutory and regulatory requirements and enforcement by the federal government and the states and foreign governments in which we conduct our business. Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescription of any current or future product candidates for which we obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our current or future product candidates for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations, include the following:

● the federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers on the other hand. The term remuneration has been interpreted broadly to include anything of value. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. On November 20, 2020, the Office of Inspector General, or OIG, finalized further modifications to the federal Anti-Kickback Statute. Under the final rules, OIG added safe harbor protections under the Anti-Kickback Statute for certain coordinated care and value-based arrangements among clinicians, providers, and others. This rule (with exceptions) became effective January 19, 2021. We continue to evaluate what effect, if any, this rule will have on our business;

● the federal False Claims Act imposes criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. In addition, manufacturers can be held liable under the False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. False Claims Act liability is potentially significant in the healthcare industry because the statute provides for treble damages and mandatory penalties. Government enforcement agencies and private whistleblowers have investigated pharmaceutical companies for or asserted liability under the False Claims Act for a variety of alleged promotional and marketing activities, such as providing free products to customers with the expectation that the customers would bill federal programs for the products; providing consulting fees and other benefits to physicians to induce them to prescribe products; engaging in promotion for “off-label” uses; and submitting inflated best price information to the Medicaid Rebate Program. In addition, the government may assert that a claim including items and services resulting from a violation of the federal Anti-Kickback Statute constitutes a false of fraudulent claim for purposes of the False Claims Act;

● the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services; similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

● the federal physician payment transparency requirements, sometimes referred to as the “Sunshine Act” under the ACA require manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report to the Department of Health and Human Services information related to physician payments and other transfers of value and the ownership and investment interests of such physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners;

● HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and its implementing regulations, which also imposes obligations on certain covered entity healthcare providers, health plans, and healthcare clearinghouses as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions; and

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● analogous state laws and regulations, such as state anti-kickback and false claims laws that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge and may not comply under one or more of such laws, regulations and guidance. Law enforcement authorities are increasingly focused on enforcing fraud and abuse laws, and it is possible that some of our practices may be challenged under these laws. Ensuring that our future business arrangements with third parties comply with applicable healthcare laws and regulations could involve substantial costs. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations, including anticipated activities to be conducted by our sales team, were to be found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, any of which could adversely affect our ability to operate our business and our financial results.

We may face potential liability if we obtain identifiable patient health information from clinical trials sponsored by us.

Most healthcare providers, including certain research institutions from which we may obtain patient health information, are subject to privacy and security regulations promulgated under HIPAA, as amended by the HITECH. We are not currently classified as a covered entity or business associate under HIPAA and thus are not directly subject to its requirements or penalties. However, any person may be prosecuted under HIPAA’s criminal provisions either directly or under aiding-and-abetting or conspiracy principles. Consequently, depending on the facts and circumstances, we could face substantial criminal penalties if we knowingly receive individually identifiable health information from a HIPAA-covered healthcare provider or research institution that has not satisfied HIPAA’s requirements for disclosure of individually identifiable health information. In addition, in the future, we may maintain sensitive personally identifiable information, including health information, that we receive throughout the clinical trial process, in the course of our research collaborations, and directly from individuals (or their healthcare providers) who may enroll in patient assistance programs if we choose to implement such programs. As such, we may be subject to state laws requiring notification of affected individuals and state regulators in the event of a breach of personal information, which is a broader class of information than the health information protected by HIPAA.

The EU General Data Protection Regulation, or GDPR, also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. In addition, the GDPR includes restrictions on cross-border data transfers. The GDPR may increase our responsibility and liability in relation to personal data that we process where such processing is subject to the GDPR, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR, including as implemented by individual countries. Compliance with the GDPR is a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with our European activities. Further, the United Kingdom’s decision to leave the European Union, referred to as Brexit, has created uncertainty with regard to data protection regulation in the United Kingdom. In particular, it is unclear how data transfers to and from the United Kingdom will be regulated now that the United Kingdom has left the European Union.

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In addition, California recently enacted and has proposed companion regulations to the California Consumer Privacy Act, or CCPA, which went into effect January 1, 2020. The CCPA creates new individual privacy rights for California consumers (as defined in the law) and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA requires covered companies to provide certain disclosures to consumers about its data collection, use and sharing practices, and to provide affected California residents with ways to opt-out of certain sales or transfers of personal information. As of March 28, 2020, the California State Attorney General has proposed varying versions of companion draft regulations which are not yet finalized. Despite the delay in adopting regulations, the California State Attorney General commenced enforcement actions against violators on July 1, 2020. While there are currently exceptions for protected health information that is subject to HIPAA and clinical trial regulations, as currently written, the CCPA may impact our business activities. On August 14, 2020, implementing regulations were finalized and became effective as of that date. While clinical trial data and information governed by HIPAA are currently exempt from the current version of the CCPA, other personal information may be applicable and possible changes to the CCPA may broaden its scope. We continue to monitor the impact the CCPA may have on our business activities.

Furthermore, certain health privacy laws, data breach notification laws, consumer protection laws and genetic testing laws may apply directly to our operations and/or those of our collaborators and may impose restrictions on our collection, use and dissemination of individuals’ health information. Patients about whom we or our collaborators may obtain health information, as well as the providers who may share this information with us, may have statutory or contractual rights that limit our ability to use and disclose the information. We may be required to expend significant capital and other resources to ensure ongoing compliance with applicable privacy and data security laws. Claims that we have violated individuals’ privacy rights or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

If we or third-party contract research organizations, or CROs, or other contractors or consultants fail to comply with applicable federal, state/provincial or local regulatory requirements, we could be subject to a range of regulatory actions that could affect our or our contractors’ ability to develop and commercialize our therapeutic candidates and could harm or prevent sales of any affected therapeutics that we are able to commercialize, or could substantially increase the costs and expenses of developing, commercializing and marketing our therapeutics. Any threatened or actual government enforcement action could also generate adverse publicity and require that we devote substantial resources that could otherwise be used in other aspects of our business. Increasing use of social media could give rise to liability, breaches of data security or reputational damage.

Additionally, we are subject to other state and foreign equivalents of each of the healthcare laws described above, among others, some of which may be broader in scope and may apply regardless of the payor.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.

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Healthcare legislative reform measures may have a negative impact on our business, financial condition, results of operations and prospects.

In the United States and some foreign jurisdictions, there have been, and we expect there will continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell any product candidates for which we may obtain marketing approval. In particular, there have been and continue to be a number of initiatives at the U.S. federal and state levels that seek to reduce healthcare costs and improve the quality of healthcare. We expect that additional U.S. federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that the U.S. federal government will pay for healthcare products and services, which could result in reduced demand for our current or future product candidates or additional pricing pressures.

While it is currently unclear how certain new measures, including the drug pricing provisions of the IRA, will ultimately be effectuated, we cannot predict with certainty what impact any federal or state health reforms will have on us, but such changes could impose new or more stringent regulatory requirements on our activities or result in reduced reimbursement for our products, any of which could adversely affect our business, results of operations and financial condition. In addition, it is unclear whether the new Trump Administration will reverse or modify any existing regulatory requirements, pursue new reform initiatives or otherwise influence the overall healthcare regulatory environment, and even if proposed, whether such changes or modifications would be implemented or withstand potential litigation.

Should we seek and obtain regulatory approval in the United States, we expect that these and other healthcare reform measures that may be adopted in the future may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product, which could have an adverse effect on demand for our product candidates. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products.

Changes in U.S. and international trade policies may adversely impact our business and operating results.

The U.S. government has made statements and taken actions that have led to certain changes and may lead to additional changes to U.S. and international trade policies. For example, President Trump has imposed, or is likely to impose, a series of tariffs on certain products manufactured outside the United States, and it is unknown whether and to what extent additional tariffs (or other new laws or regulations) will be adopted, or the effect that any such actions would have on us or our industry. Any unfavorable government policies on international trade, such as export controls, capital controls or tariffs, may affect the demand for our product candidates, the competitive position of our product candidates, and import or export of raw materials and products used in our development and clinical manufacturing activities. If any new tariffs, export controls, legislation and/or regulations are implemented, or if existing trade agreements are renegotiated or if the U.S. government takes retaliatory trade actions due to the ongoing trade tensions, such changes could have an adverse effect on our business, financial condition and results of operations.

Unstable global economic and geopolitical conditions may have serious adverse consequences on our business, financial condition, stock price and results of operations.

As widely reported, global credit and financial markets have experienced extreme volatility and disruptions in the past several years, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the potential for significant changes in U.S policies or regulatory environment given the new administration, military conflict, including the ongoing conflicts between Russia and Ukraine, and in the Middle East, terrorism, or other geopolitical events. Sanctions imposed by the United States and other countries in response to such conflicts, including in Ukraine, may also continue to adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, or do not improve, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. Furthermore, our stock price may decline due in part to the volatility of the stock market and the general economic downturn. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay, scale back or discontinue the development and commercialization of one or more of our product candidates or delay our pursuit of potential in-licenses or acquisitions. In addition, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive these difficult economic times, which could directly affect our ability to attain our operating goals on schedule and on budget.

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Changes in U.S. federal policy that affect the geopolitical landscape could give rise to circumstances outside our control that could have negative impacts on our business operations. For example, during the prior Trump administration, increased tariffs were implemented on goods imported into the U.S., particularly from China, Canada, and Mexico. On February 1, 2025, the U.S. imposed a 25% tariff on imports from Canada and Mexico, which were subsequently suspended for a period of one month, and a 10% additional tariff on imports from China. Historically, tariffs have led to increased trade and political tensions, between not only the U.S. and China, but also between the U.S. and other countries in the international community. In response to tariffs, other countries have implemented retaliatory tariffs on U.S. goods. Political tensions as a result of trade policies could reduce trade volume, investment, technological exchange and other economic activities between major international economies, resulting in a material adverse effect on global economic conditions and the stability of global financial markets. Any changes in political, trade, regulatory, and economic conditions, including U.S. trade policies, could have a material adverse effect on our financial condition or results of operations.

Risks Related to Employee Matters, Managing Growth and General Business Operations

Our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on the research and development, clinical, financial, operational and other business expertise of our executive officers, as well as the other principal members of our management, scientific and clinical teams. Although we have entered into employment agreements with our executive officers, each of them may terminate their employment with us at any time. We do not maintain “key person” insurance for any of our executives or other employees. Recruiting and retaining qualified scientific, clinical, manufacturing, accounting, legal and sales and marketing personnel will also be critical to our success.

The loss of the services of our executive officers or other key employees could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain marketing approval of and commercialize products. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. Our success as a public company also depends on implementing and maintaining internal controls and the accuracy and timeliness of our financial reporting. If we are unable to continue to attract and retain high quality personnel, our ability to pursue our growth strategy will be limited.

We expect to expand our development, manufacturing and regulatory capabilities and potentially implement sales, marketing and distribution capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

As we seek to advance our product candidates through clinical trials and commercialization, we will need to expand our development, regulatory, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities. We expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of drug development, clinical, regulatory affairs and, if any product candidate receives marketing approval, sales, marketing and distribution. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

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The increasing use of social media platforms presents new risks and challenges.

Social media is increasingly being used to communicate about our clinical development programs and the diseases our therapeutics are being developed to treat, and we intend to utilize appropriate social media in connection with our commercialization efforts following approval of our product candidates, if any. Social media practices in the biotechnology and biopharmaceutical industry continue to evolve and regulations and regulatory guidance relating to such use are evolving and not always clear. This evolution creates uncertainty and risk of noncompliance with regulations applicable to our business, resulting in potential regulatory actions against us, along with the potential for litigation related to off-label marketing or other prohibited activities and heightened scrutiny by the FDA, the SEC and other regulators. For example, patients may use social media channels to comment on their experience in an ongoing blinded clinical trial or to report an alleged adverse event. If such disclosures occur, there is a risk that trial enrollment may be adversely impacted, that we may fail to monitor and comply with applicable adverse event reporting obligations or that we may not be able to defend our business or the public’s legitimate interests in the face of the political and market pressures generated by social media due to restrictions on what we may say about our product candidates. There is also a risk of inappropriate disclosure of sensitive information or negative or inaccurate posts or comments about us on any social networking website. In addition, we may encounter attacks on social media regarding our company, management, product candidates or products. If any of these events were to occur or we otherwise fail to comply with applicable regulations, we could incur liability, face regulatory actions or incur other harm to our business.

Our internal computer systems, or those of our third-party CROs that we may use in the future, or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product candidates’ development programs.

Despite our implementation of security measures, our internal computer systems, and those of our CROs that we may use in the future, information technology suppliers and other contractors and consultants are vulnerable to damage from computer viruses, cyberattacks and other unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failures. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our product candidate development programs. For example, the loss of clinical trial data from completed, ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of personal, confidential or proprietary information, we could incur liability and the further development of any of our product candidates could be delayed.

Our operations or those of the third parties upon whom we depend might be affected by the occurrence of a natural disaster, pandemic or other catastrophic event.

We depend on our employees and consultants, CDMOs and CROs that we may use in the future, as well as regulatory agencies and other parties, for the continued operation of our business. While we maintain disaster recovery plans, they might not adequately protect us. Despite any precautions we take for natural disasters or other catastrophic events, these events, including terrorist attack, pandemics, hurricanes, fire, floods and ice and snowstorms, could result in significant disruptions to our research and development, preclinical studies, clinical trials, and, ultimately, commercialization of our products. Long-term disruptions in the infrastructure caused by events, such as natural disasters, the outbreak of war, the escalation of hostilities and acts of terrorism or other “acts of God,” particularly involving cities in which we have offices, manufacturing or clinical trial sites, could adversely affect our businesses. Although we carry business interruption insurance policies and typically have provisions in our contracts that protect us in certain events, our coverage might not respond or be adequate to compensate us for all losses that may occur. Any natural disaster or catastrophic event affecting us, our CDMOs or CROs, regulatory agencies or other parties with which we are engaged could have a significant negative impact on our operations and financial performance.

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Recent statements and proposed action by the United States House of Representatives has been critical of the Chinese biopharmaceutical industry and may raise scrutiny as to the use of our contract manufacturer in China.

Recently, the U. S. House of Representatives has been become critical of the Chinese biopharmaceutical industry with a focus on their alleged ties to the Chinese Communist Party and handling of Americans’ data. Proposed action by the House of Representatives includes legislation that could restrict the ability of U.S. biopharmaceutical companies to collaborate with certain Chinese entities without losing the ability to contract with the U.S. government. We currently use Genscript ProBio in China to manufacture the “CAL1” oncolytic vaccinia virus strain. Although Genscript ProBio has not been identified as a “biotechnology company of concern” as set forth in the proposed legislation, in the event that Genscript ProBio is defined as such, or their activities are otherwise scrutinized by the U.S. government, this determination could adversely affect our ability to contract manufacture the CAL1 oncolytic vaccinia virus strain to be use with our allogeneic adipose-derived mesenchymal stem cells.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make a required related party transaction disclosure. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

Our recurring losses from operations since inception and requirement for additional funding to finance our operations raise substantial doubt about our ability to continue as a going concern.

Our recurring losses from operations since inception and required additional funding to finance our operations raise substantial doubt about our ability to continue as a going concern. These conditions could materially limit our ability to raise additional funds through the issuance of new debt or equity securities or otherwise. There is no assurance that sufficient financing will be available when needed, or at all, to allow us to continue as a going concern. The perception that we may not be able to continue as a going concern may also make it more difficult to operate our business due to concerns about our ability to meet our contractual obligations. Our ability to continue as a going concern is contingent upon, among other factors, the sale of our securities. There is no assurance that sufficient financing will be available when needed, or at all, to allow us to continue as a going concern.

If we are unable to secure additional capital, we may be required to curtail our clinical and research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in our clinical and regulatory efforts, which is critical to the realization of our business plan. The consolidated financial statements do not include any adjustments that may be necessary should we be unable to continue as a going concern. It is not possible for us to predict at this time the potential success of our business. The revenue and income potential of our proposed business and operations are currently unknown. If we cannot continue as a viable entity, you may lose some or all of your investment.

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If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could harm our business and have a negative effect on the trading price of our stock.

We will be required to disclose changes made in our internal controls and procedures on a quarterly basis and our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an Emerging Growth Company (“EGC”) under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We could be an EGC until the last day of our fiscal year following the fifth anniversary of the consummation of FLAG’s IPO on September 14, 2021. Our assessment of internal controls and procedures may not detect material weaknesses in our internal control over financial reporting. Undetected material weaknesses in our internal control over financial reporting could lead to financial restatements and require us to incur the expense of remediation, which could have a negative effect on the trading price of our stock.

For the quarter ended June 30, 2023, FLAG’s Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were not effective, due to the material weaknesses in FLAG’s internal control over financial reporting. FLAG identified a material weakness in internal controls over financial reporting related to the fact that it had not yet designed and maintained effective controls relating to the accounting for derivatives and presentation of our statement of cash flows due to the lack of a sufficient number of trained professionals with an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately. In addition, during the quarter ended June 30, 2023, FLAG identified material weaknesses in internal controls due to the fact that it had not yet designed and maintained effective internal controls related to the evaluation and recording of troubled debt restructuring within the financial statements and recording of accrued expenses.

As a privately held company, Calidi was not required to have, and did not have, a well defined disclosure and financial controls and procedures or systems of internal controls over financial reporting that are generally required of publicly held companies. For the year ended December 31, 2024, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective at the reasonable assurance level. However, no assurance can be given that our existing internal controls over financial reporting will meet the requirements under the Exchange Act.

Risks Related to Legal and Compliance Matters

We face potential product liability exposure, and if successful claims are brought against us, we may incur substantial liability and have to limit the commercialization of any approved products and/or our product candidates.

The use of our product candidates in clinical trials, and the sale of any product for which we obtain regulatory approval, exposes us to the risk of product liability claims. We face inherent risk of product liability related to the testing of our product candidates in human clinical trials, including liability relating to the actions and negligence of our investigators, and will face an even greater risk if we commercially sell any product candidates that we may develop. For example, we may be sued if any product candidate we develop allegedly causes injury or is found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. Product liability claims might be brought against us by consumers, healthcare providers or others using, administering or selling our products. If we cannot successfully defend ourselves against these claims, we will incur substantial liabilities or be required to limit commercialization of our product candidates. Even successful defense would require significant financial and management resources. Regardless of merit or eventual outcome, liability claims may result in:

● loss of revenue from decreased demand for our products and/or product candidates;

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● impairment of our business reputation or financial stability;

● costs of related litigation;

● substantial monetary awards to patients or other claimants;

● diversion of management attention;

● withdrawal of clinical trial participants and potential termination of clinical trial sites or entire clinical programs;

● the inability to commercialize our product candidates;

● significant negative media attention;

● decreases in our stock price;

● initiation of investigations and enforcement actions by regulators; and

● product recalls, withdrawals or labeling, marketing or promotional restrictions, including withdrawal of marketing approval.

We believe we have sufficient insurance coverage in place for our business operations. However, our insurance coverage may not reimburse us or may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. Failure to obtain and retain sufficient product liability insurance at an acceptable cost could prevent or inhibit the commercialization of products we develop. On occasion, large judgments have been awarded in class action lawsuits based on therapeutics that had unanticipated side effects. A successful product liability claim or series of claims brought against us could cause our stock price to fall and, if judgments exceed our insurance coverage, could decrease our cash, and materially harm our business, financial condition, results of operations, stock price and prospects.

We are subject to the U.S. Foreign Corrupt Practices Act and other anti-corruption laws, as well as import and export control laws, customs laws, sanctions laws and other laws governing our operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures, and legal expenses, which could adversely affect our business, financial condition, results of operations, stock price and prospects.

Our operations are subject to anti-corruption laws, including the Foreign Corrupt Practices Act, or FCPA, and other anti-corruption laws that apply in countries where we do business. The FCPA and these other laws generally prohibit us and our employees and intermediaries from bribing, being bribed or making other prohibited payments to government officials or other persons to obtain or retain business or gain some other business advantage. We also may participate in collaborations and relationships with third parties whose actions, if non-compliant, could potentially subject us to liability under the FCPA or local anti-corruption laws. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

We are also subject to other laws and regulations governing our international operations, including regulations administered by the government of the United States, including applicable import and export control regulations, economic sanctions on countries and persons, anti-money laundering laws, customs requirements and currency exchange regulations, collectively referred to as the trade control laws.

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We can provide no assurance that we will be completely effective in ensuring our compliance with all applicable anti-corruption laws or other legal requirements, including trade control laws. If we are not in compliance with applicable anti-corruption laws or trade control laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on our business, financial condition, results of operations, stock price and prospects. Likewise, any investigation of any potential violations of these anti-corruption laws or trade control laws by United States or other authorities could also have an adverse impact on our reputation, our business, financial condition, results of operations, stock price and prospects.

If we fail to comply with federal and state healthcare laws, including fraud and abuse and health and other information privacy and security laws, we could face substantial penalties and our business, financial condition, results of operations, stock price and prospects will be materially harmed.

We are subject to many federal and state healthcare laws, including those described in “Business — Government Regulation” such as the federal Anti-Kickback Statute, the federal civil and criminal False Claims Acts, the civil monetary penalties statute, the Medicaid Drug Rebate statute and other price reporting requirements, the Veterans Health Care Act of 1992, or VHCA HIPAA, the FCPA, the ACA and similar state laws. Even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, certain federal and state healthcare laws, and regulations pertaining to fraud and abuse, reimbursement programs, government procurement, and patients’ rights are and will be applicable to our business. We would be subject to healthcare fraud and abuse and patient privacy regulation by both the federal government and the states and foreign jurisdictions in which we conduct our business. In the European Union, the data privacy laws are generally stricter than those which apply in the United States and include specific requirements for the collection of personal data of European Union persons or the transfer of personal data outside of the European Union to the United States to ensure that European Union standards of data privacy will be applied to such data.

If we or our operations, including our arrangements with physicians and other healthcare providers, some of whom receive share options or other financial interest in the business as compensation for services provided, are found to be in violation of any federal or state healthcare law, or any other governmental laws or regulations that apply to us, we may be subject to penalties, including civil, criminal, and administrative penalties, damages, fines, disgorgement, suspension and debarment from government contracts, and refusal of orders under existing government contracts, exclusion from participation in U.S. federal or state health care programs, corporate integrity agreements, and the curtailment or restructuring of our operations, any of which could materially adversely affect our ability to operate our business and our financial results. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found not to be in compliance with applicable laws, it or they may be subject to criminal, civil or administrative sanctions, including but not limited to, exclusions from participation in government healthcare programs, which could also materially affect our business.

Although an effective compliance program can mitigate the risk of investigation and prosecution for violations of these laws, the risks cannot be entirely eliminated. Moreover, achieving and sustaining compliance with applicable federal, state and foreign privacy, data protection, security, reimbursement, and fraud laws may prove costly. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

Changes in tax laws or in their implementation or interpretation may adversely affect our business and financial condition.

Recent changes in tax law may adversely affect our business or financial condition. On December 22, 2017, the U.S. government enacted the Tax Cuts and Jobs Act, or TCJA, which significantly reformed the Internal Revenue Code of 1986, as amended, or the Code. The TCJA, among other things, contains significant changes to corporate taxation, including reducing the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limiting the tax deduction for net interest expense to 30% of adjusted taxable income (except for certain small businesses), limiting the deduction for NOLs arising in taxable years beginning after December 31, 2017 to 80% of current year taxable income and elimination of NOL carrybacks for losses arising in taxable years ending after December 31, 2017 (though any such NOLs may be carried forward indefinitely), imposing a one-time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, eliminating U.S. tax on foreign earnings (subject to certain important exceptions), allowing immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits. It is uncertain if and to what extent various states will conform to the TCJA.

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It cannot be predicted whether, when, in what form, or with what effective dates, new tax laws may be enacted, or regulations and rulings may be enacted, promulgated or issued under existing or new tax laws, which could result in an increase in the Company or its stockholders’ tax liability or require changes in the manner in which the Company operates in order to minimize or mitigate any adverse effects of changes in tax law or in the interpretation thereof. We urge prospective investors in our common stock to consult with their legal and tax advisors with respect to any recently enacted tax legislation, or proposed changes in law, and the potential tax consequences of investing in or holding our common stock.

If the government or third-party payors fail to provide adequate coverage, reimbursement and payment rates for our product candidates, or if health maintenance organizations or long-term care facilities choose to use therapies that are less expensive or considered a better value, our revenue and prospects for profitability will be limited.

In both domestic and foreign markets, sales of our products will depend in part upon the availability of coverage and reimbursement from third-party payors. Such third-party payors include government health programs such as Medicare and Medicaid, managed care providers, private health insurers, and other organizations. Coverage decisions may depend upon clinical and economic standards that disfavor new therapeutic products when more established or lower cost therapeutic alternatives are already available or subsequently become available, even if our products are alone in a class. If reimbursement is not available, or is available only to limited levels, our product candidates may be competitively disadvantaged, and we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain a market share sufficient to realize a sufficient return on our or their investments. Alternatively, securing favorable reimbursement terms may require us to compromise pricing and prevent us from realizing an adequate margin over cost.

There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved therapeutics. Marketing approvals, pricing, and reimbursement for new therapeutic products vary widely from country to country. Current and future legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a therapeutic before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription biopharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain marketing approval for a product in a particular country, but then be subject to price regulations that delay commercial launch of the product, possibly for lengthy time periods, which may negatively impact the revenues we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our or their investment in one or more product candidates, even if our product candidates obtain marketing approval. Our ability to commercialize our product candidates will depend in part on the extent to which coverage and reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Regulatory authorities and third-party payors, such as private health insurers, and health maintenance organizations, decide which medications they will cover and establish reimbursement levels. The healthcare industry is acutely focused on cost containment, both in the United States and elsewhere. Several third-party payors are requiring that companies provide them with predetermined discounts from list prices, are using preferred drug lists to leverage greater discounts in competitive classes, are disregarding therapeutic differentiators within classes, are challenging the prices charged for therapeutics, and are negotiating price concessions based on performance goals.

Third-party payors, whether foreign or domestic, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In addition, in the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. Further, we believe that future coverage and reimbursement will likely be subject to increased restrictions both in the United States and in international markets. Third-party coverage and reimbursement for our products or product candidates for which we receive regulatory approval may not be available or adequate in either the United States or international markets, which could have a negative effect on our business, financial condition, results of operations, stock price and prospects.

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Assuming coverage is approved, the resulting reimbursement payment rates might not be adequate. If payors subject our product candidates to maximum payment amounts, or impose limitations that make it difficult to obtain reimbursement, providers may choose to use therapies which are less expensive when compared to our product candidates. Additionally, if payors require high copayments, beneficiaries may seek alternative therapies.

We may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of any products to the satisfaction of hospitals, other target customers and their third-party payors. Such studies might require us to commit a significant amount of management time and financial and other resources. Our products might not ultimately be considered cost-effective. Adequate third-party coverage and reimbursement might not be available to enable us to maintain price levels sufficient to realize an appropriate return on investment in product development.

In addition, federal programs impose penalties on manufacturers of therapeutics in the form of mandatory additional rebates and/or discounts if commercial prices increase at a rate greater than the Consumer Price Index-Urban, and these rebates and/or discounts, which can be substantial, may impact our ability to raise commercial prices. A few states have also passed or are considering legislation intended to prevent significant price increases. Regulatory authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications, which could affect our ability to sell our product candidates profitably. These payors may not view our products, if any, as cost-effective, and coverage and reimbursement may not be available to our customers, or may not be sufficient to allow our products, if any, to be marketed on a competitive basis. Cost-control initiatives could cause us to decrease, discount, or rebate a portion of the price we, or they, might establish for products, which could result in lower than anticipated product revenues. If the realized prices for our products, if any, decrease or if governmental and other third-party payors do not provide adequate coverage or reimbursement, our prospects for revenue and profitability will suffer.

There may also be delays in obtaining coverage and reimbursement for newly approved therapeutics, and coverage may be more limited than the indications for which the product is approved by the FDA or other regulatory authorities. Such delays have made it increasingly common for manufacturers to provide newly approved drugs to patients experiencing coverage delays or disruption at no cost for a limited period in order to ensure that patients are able to access the drug. Moreover, eligibility for reimbursement does not imply that any therapeutic will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale, and distribution. Interim reimbursement levels for new therapeutics, if applicable, may also not be sufficient to cover our costs and may only be temporary. Reimbursement rates may vary, by way of example, according to the use of the product and the clinical setting in which it is used. Reimbursement rates may also be based on reimbursement levels already set for lower cost products or may be incorporated into existing payments for other services.

In addition, third-party payors are increasingly requiring higher levels of evidence of the benefits and clinical outcomes of new technologies, benchmarking against other therapies, seeking performance-based discounts, and challenging the prices charged. We cannot be sure that coverage will be available for any product candidate that we commercialize and, if available, that the reimbursement rates will be adequate. An inability to promptly obtain coverage and adequate payment rates from both government-funded and private payors for any of our product candidates for which we obtain marketing approval could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

Our employees, independent contractors, consultants, commercial partners, principal investigators or CROs may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading, which could have a material adverse effect on our business.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees, independent contractors, consultants, commercial partners, principal investigators, contract manufacturing organizations or CROs could include intentional, reckless, negligent, or unintentional failures to comply with FDA regulations, comply with applicable fraud and abuse laws, provide accurate information to the FDA, properly calculate pricing information required by federal programs, report financial information or data accurately or disclose unauthorized activities to us. This misconduct could also involve the improper use or misrepresentation of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter this type of misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Moreover, it is possible for a whistleblower to pursue a False Claims Act case against us even if the government considers the claim unmeritorious and declines to intervene, which could require us to incur costs defending against such a claim. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, financial condition, results of operations, stock price and prospects, including the imposition of significant fines or other sanctions.

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Violations of or liabilities under environmental, health and safety laws and regulations could subject us to fines, penalties or other costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures, the handling, use, storage, treatment and disposal of hazardous materials and wastes and the cleanup of contaminated sites. Our operations involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. Our operations also produce hazardous waste products. We would incur substantial costs as a result of violations of or liabilities under environmental requirements in connection with our operations or property, including fines, penalties and other sanctions, investigation and cleanup costs and third-party claims. Although we generally contract with third parties for the disposal of hazardous materials and wastes from our operations, we cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.

Risks Related to Our Reliance on Third Parties

We depend on banks insured by the Federal Deposit Insurance Corporation (FDIC) to safeguard our cash deposits critical to our operations, including to fund our payroll to our employees, and should our depository bank be put into receivership by the FDIC we could experience delays in accessing our cash deposits or lose our cash deposits that may exceed the FDIC insured amounts of $250,000.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. Our ability to pay our employees and to fund our anticipated clinical trials depends on the safety and soundness of the banks that hold our cash deposits. If our depository bank experiences losses or a rapid loss of deposits, it may be put into receivership by the FDIC and its applicable banking regulatory authority. For example, on March 10, 2023, the Federal Deposit Insurance Corporation took control and was appointed receiver of Silicon Valley Bank. Similarly, on March 12, 2023, Signature Bank and Silvergate Capital Corp. were also put into receivership. As of March 10, 2023, we maintained our payroll account with Silicon Valley Bank, as well as our general operating account and a restricted cash balance account that served as security for our office lease. We did not experience any material delay in accessing our cash deposits with Silicon Valley Bank and have moved or are in the process of moving our operating and payroll accounts to another bank. However, if our new bank or other banks and financial institutions enter receivership or become insolvent in the future in response to financial conditions affecting the banking system and financial markets, our ability to access our existing cash, cash equivalents and investments may be threatened and could have a material adverse effect on our business and financial condition.

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Inflation and rapid increases in interest rates have led to a decline in the trading value of previously issued government securities with interest rates below current market interest rates. Although the U.S. Department of Treasury, FDIC and Federal Reserve Board have announced the Bank Term Funding Program to provide up to $25 billion of loans to financial institutions secured by certain of such government securities held by financial institutions to mitigate the risk of potential losses on the sale of such instruments, widespread demands for customer withdrawals or other liquidity needs of financial institutions for immediate liquidity may exceed the capacity of such program. Additionally, there is no guarantee that the U.S. Department of Treasury, FDIC and Federal Reserve Board will provide access to uninsured funds in the future in the event of the closure of other banks or financial institutions, or that they would do so in a timely fashion.

Our access to funding sources in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect us, the financial institutions with which we have relationships, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, the loss of uninsured deposits, disruptions or instability in the financial services industry or financial markets, or concerns or negative expectations about the prospects for companies in the financial services industry.

In addition, any further deterioration in the macroeconomic economy or financial services industry could lead to losses or defaults by our anticipated suppliers or future collaboration partners, which in turn, could have a material adverse effect on our future business operations and results of operations and financial condition. For example, a collaboration partner may fail to make payments when due, default under their agreements with us, become insolvent or declare bankruptcy, or a supplier may determine that it will no longer deal with us as a customer. In addition, a future supplier or future collaboration partner could be adversely affected by any of the liquidity or other risks that are described above or by the loss of the ability to draw on existing credit facilities involving a troubled or failed financial institution. Any supplier or collaboration partner bankruptcy or insolvency, or the failure of any collaboration partner to make payments when due, or any breach or default by a supplier or collaboration partner, or the loss of any significant supplier or collaboration partner relationships, could result in material losses to us and may have a material adverse impact on our business.

For certain product candidates, we depend, or will depend, on development and commercialization collaborators to develop and conduct clinical trials with, obtain regulatory approvals for, and if approved, market and sell product candidates. If such collaborators fail to perform as expected, the potential for us to generate future revenue from such product candidates would be significantly reduced and our business would be harmed.

For certain product candidates, we depend, or will depend, on our development and commercial collaborators to develop, conduct clinical trials of, and, if approved, commercialize product candidates. We have entered into collaborations with Northwestern University and the City of Hope for a Phase 2 clinical trial in newly diagnosed HGG patients. We cannot provide assurance that our collaborators will be successful in or that they will devote sufficient resources to these collaborations. If our current or future collaboration and commercialization partners do not perform in the manner we expect or fail to fulfill their responsibilities in a timely manner, or at all, if our agreements with them terminate or if the quality or accuracy of the clinical data they obtain is compromised, the clinical development, regulatory approval and commercialization efforts related to their and our product candidates and products could be delayed or terminated and it could become necessary for us to assume the responsibility at our own expense for the clinical development of such product candidates. Moreover, our ability to generate revenues from these collaborations and product candidates will depend on such collaborators’ abilities to perform in the manner we expect or fulfill their responsibilities in a timely manner, and delays by collaborators, or caused by other collaboration contract obligations, may result in a delay of our ability to disclose data.

Our current collaborations and any future collaborations that we enter into are subject to numerous risks, including:

● collaborators have significant discretion in determining the efforts and resources that they will apply to the collaborations;

● collaborators may not perform their obligations as expected or fail to fulfill their responsibilities in a timely manner, or at all;

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● collaborators may not pursue development and commercialization of any product candidates that achieve regulatory approval or may elect not to continue or renew development or commercialization programs based on preclinical studies or clinical trial results, changes in the collaborators’ strategic focus or available funding or external factors, such as an acquisition, that divert resources or create competing priorities;

● collaborators may delay preclinical studies or clinical trials, provide insufficient funding for clinical trials, stop a preclinical study or clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

● collaborators could fail to make timely regulatory submissions for a product candidate;

● we may not have access to, or may be restricted from disclosing, certain information regarding product candidates being developed or commercialized under a collaboration and, consequently, may have limited ability to inform our shareholders about the status of such product candidates;

● collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

● the collaborations may not result in product candidates to develop and/or preclinical studies or clinical trials conducted as part of the collaborations may not be successful;

● product candidates developed with collaborators may be viewed by our collaborators as competitive with their own product candidates or products, which may cause collaborators to stop commercialization of our product candidates;

● a collaborator with marketing and distribution rights to one or more of our product candidates that achieve regulatory approval may not commit sufficient resources to the marketing and distribution of any such product candidate; and

● collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation.

As a result of the foregoing, our current and any future collaboration agreements may not lead to development or commercialization of our product candidates in the most efficient manner or at all. If a collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program could be delayed, diminished or terminated. If one of our collaborators terminates its agreement with us, we may find it more difficult to attract new collaborators and our reputation in the business and financial communities could be adversely affected. Any failure to successfully develop or commercialize our product candidates pursuant to our current or any future collaboration agreements could have a material and adverse effect on our business, financial condition, results of operations and prospects.

If conflicts arise with our development and commercialization collaborators or licensors, they may act in their own self-interest, which may be adverse to the interests of our company.

We may in the future experience disagreements with our development and commercialization collaborators or licensors. Conflicts may arise in our collaboration and license arrangements with third parties due to one or more of the following:

● disputes with respect to milestone, royalty and other payments that are believed due under the applicable agreements;

● disagreements with respect to the ownership of intellectual property rights or scope of licenses;

● disagreements with respect to the scope of any reporting obligations;

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● disagreements with respect to contract interpretation or the preferred course of development;

● unwillingness on the part of a collaborator to keep us informed regarding the progress of its development and commercialization activities, or to permit public disclosure of these activities; and

● disputes with respect to a collaborator’s or our development or commercialization efforts with respect to our products and product candidates.

Conflicts with our development and commercialization collaborators or licensors could materially adversely affect our business, financial condition or results of operations and future growth prospects.

We rely on third parties, including independent clinical investigators and CROs to conduct and sponsor some of the clinical trials of our product candidates. Any failure by a third party to meet its obligations with respect to the clinical development of our product candidates may delay or impair our ability to obtain regulatory approval for our product candidates.

We have relied upon and plan to continue to rely upon third parties, including independent clinical investigators, academic partners, medical institutions, regulatory affairs consultants and third-party CROs, to conduct our preclinical studies and clinical trials, including in some instances sponsoring such clinical trials, and to engage with regulatory authorities and monitor and manage data for our ongoing preclinical and clinical programs. While we have, or will have, agreements governing the activities of such third parties, we will control only certain aspects of their activities and have limited influence over their actual performance.

Any of these third parties may terminate their engagements with us under certain circumstances. We may not be able to enter into alternative arrangements or do so on commercially reasonable terms. In addition, there is a natural transition period when a new contract research organization begins work. As a result, delays would likely occur, which could negatively impact our ability to meet our expected clinical development timelines and harm our business, financial condition and prospects.

We remain responsible for ensuring that each of our preclinical studies and clinical trials is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and our reliance on these third parties does not relieve us of our regulatory responsibilities. We and our third-party contractors and CROs are required to comply with GCP requirements, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the EEA and other regulatory authorities for all of our products in clinical development. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If we fail to exercise adequate oversight over any of our academic partners or CROs or if we or any of our academic partners or CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements, or for any other reasons, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, the EMA or other regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon a regulatory inspection of us, our academic partners or our CROs or other third parties performing services in connection with our clinical trials, such regulatory authority will determine that any of our clinical trials complies with GCP regulations. In addition, our clinical trials must be conducted with product produced under applicable cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

Furthermore, the third parties conducting clinical trials on our behalf are not our employees, and except for remedies available to us under our agreements with such contractors, we cannot control whether or not they devote sufficient time, skill and resources to our ongoing development programs. These contractors may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other drug development activities, which could impede their ability to devote appropriate time to our clinical programs. If these third parties, including clinical investigators, do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we may not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates. If that occurs, we will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates.

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In addition, with respect to investigator-sponsored trials that may be conducted, we do not control the design or conduct of these trials, and it is possible that the FDA or EMA will not view these investigator-sponsored trials as providing adequate support for future clinical trials or market approval, whether controlled by us or third parties, for any one or more reasons, including elements of the design or execution of the trials or safety concerns or other trial results. We expect that such arrangements will provide us certain information rights with respect to the investigator-sponsored trials, including the ability to obtain a license to obtain access to use and reference the data, including for our own regulatory submissions, resulting from the investigator-sponsored trials. However, we do not have control over the timing and reporting of the data from investigator-sponsored trials, nor do we own the data from the investigator-sponsored trials. If we are unable to confirm or replicate the results from the investigator-sponsored trials or if negative results are obtained, we would likely be further delayed or prevented from advancing further clinical development. Further, if investigators or institutions breach their obligations with respect to the clinical development of our product candidates, or if the data proves to be inadequate compared to the firsthand knowledge we might have gained had the investigator-sponsored trials been sponsored and conducted by us, then our ability to design and conduct any future clinical trials ourselves may be adversely affected. Additionally, the FDA or EMA may disagree with the sufficiency of our right of reference to the preclinical, manufacturing or clinical data generated by these investigator-sponsored trials, or our interpretation of preclinical, manufacturing or clinical data from these investigator-sponsored trials. If so, the FDA or EMA may require us to obtain and submit additional preclinical, manufacturing, or clinical data.

If the manufacturers upon which we may rely fail to produce our product candidates in the volumes that we require on a timely basis, or fail to comply with stringent regulations applicable to biopharmaceutical manufacturers, we may face delays in the development and commercialization of, or be unable to meet demand for, our product candidates and may lose potential revenues.

We may rely on third-party contract manufacturers to manufacture our clinical trial product supplies and for commercial scale manufacturing. There can be no assurance that our clinical development will not be limited, interrupted, or of satisfactory quality or continue to be available at acceptable prices. In particular, any replacement of our contract manufacturer could require significant effort and expertise because there may be a limited number of qualified replacements. Any delays in obtaining adequate supplies of our product candidates that meet the necessary quality standards, including delays caused by the COVID-19 pandemic, may delay our development or commercialization.

We may not succeed in our efforts to establish manufacturing relationships or other alternative arrangements for any of our product candidates or programs. Our product candidates may compete with other products and product candidates for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that are both capable of manufacturing and filling our viral product for us and willing to do so. If our existing third-party manufacturers, or the third parties that we engage in the future, should cease to work with us, we likely would experience delays in obtaining sufficient quantities of our product candidates for us to meet commercial demand or to advance our clinical trials while we identify and qualify replacement suppliers. If for any reason we are unable to obtain adequate supplies of our product candidates or the therapeutic substances used to manufacture them, it will be more difficult for us to develop our product candidates and compete effectively. Further, even if we do establish such collaborations or arrangements, our third-party manufacturers may breach, terminate, or not renew these agreements.

Any problems or delays we experience in preparing for commercial scale manufacturing of a product candidate or component may result in a delay in product development timelines and FDA or other regulatory authority approval of the product candidate or may impair our ability to manufacture commercial quantities or such quantities at an acceptable cost and quality, which could result in the delay, prevention, or impairment of clinical development and commercialization of our product candidates and may materially harm our business, financial condition, results of operations, stock price and prospects.

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The manufacture of biopharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of therapeutics often encounter difficulties in production, particularly in scaling up initial production. These problems include difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations. Our contract manufacturers may not perform as agreed. If our manufacturers were to encounter these or other difficulties, our ability to provide product candidates to patients in our clinical trials could be jeopardized.

Contract manufacturers of our product candidates may be unable to comply with our specifications, applicable cGMP requirements or other FDA, state or foreign regulatory requirements. Poor control of production processes can lead to the introduction of adventitious agents or other contaminants, or to inadvertent changes in the properties or stability of a product candidate that may not be detectable in final product testing. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or other regulatory authorities, they will not be able to secure or maintain regulatory approval for their manufacturing facilities. Any such deviations may also require remedial measures that may be costly and/or time consuming for us or a third party to implement and that may include the temporary or permanent suspension of a clinical trial or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business. Any delays in obtaining products or product candidates that comply with the applicable regulatory requirements may result in delays to clinical trials, product approvals, and commercialization. It may also require that we conduct additional studies.

While we are ultimately responsible for the manufacturing of our product candidates and therapeutic substances, other than through our contractual arrangements, we have little control over our manufacturers’ compliance with these regulations and standards. If the FDA or another regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved. Any new manufacturers would need to either obtain or develop the necessary manufacturing know-how, and obtain the necessary equipment and materials, which may take substantial time and investment. We must also receive FDA approval for the use of any new manufacturers for commercial supply.

A failure to comply with the applicable regulatory requirements, including periodic regulatory inspections, may result in regulatory enforcement actions against our manufacturers or us (including fines and civil and criminal penalties, including imprisonment) suspension or restrictions of production, injunctions, delay or denial of product approval or supplements to approved products, clinical holds or termination of clinical trials, warning or untitled letters, regulatory authority communications warning the public about safety issues with the product candidate, refusal to permit the import or export of the products, product seizure, detention, or recall, operating restrictions, suits under the civil False Claims Act, corporate integrity agreements, consent decrees, withdrawal of product approval, environmental or safety incidents and other liabilities. If the safety of any quantities supplied is compromised due to our manufacturers’ failure to adhere to applicable laws or for other reasons, we may not be able to obtain regulatory approval for or successfully commercialize our product candidates.

Any failure or refusal to supply our product candidates or components for our product candidates that we may develop could delay, prevent or impair our clinical development or commercialization efforts. Any change in our manufacturers could be costly because the commercial terms of any new arrangement could be less favorable and because the expenses relating to the transfer of necessary technology and processes could be significant.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we may rely on third parties to manufacture our product candidates, and because we collaborate with various organizations and academic institutions on the development of our product candidates, we must, at times, share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, such as trade secrets.

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Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business.

In addition, these agreements typically restrict the ability of our collaborators, advisors, employees and consultants to publish data potentially relating to our trade secrets. Our academic collaborators typically have rights to publish data, provided that we are notified in advance and may delay publication for a specified time in order to secure our intellectual property rights arising from the collaboration. In other cases, publication rights are controlled exclusively by us, although in some cases we may share these rights with other parties. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of these agreements, independent development or publication of information including our trade secrets in cases where we do not have proprietary or otherwise protected rights at the time of publication. A competitor’s discovery of our trade secrets would impair our competitive position and have an adverse impact on our business.

Risks Related to Intellectual Property

Our rights to develop and commercialize certain of our product candidates are subject and may in the future be subject, in part, to the terms and conditions of licenses granted to us by third parties. If we fail to comply with our obligations under our current or future intellectual property license agreements or otherwise experience disruptions to our business relationships with our current or any future licensors, we could lose intellectual property rights that are important to our business.

We are and expect to continue to be reliant upon third-party licensors for certain patent and other intellectual property rights that are important or necessary to the development of some of our technology and product candidates. For example, we rely on licenses from Northwestern University and City of Hope to certain development, commercialization, regulatory and patent rights. These license agreements impose, and we expect that any future license agreement will impose, specified diligence, milestone payment, royalty, commercialization, development and other obligations on us and require us to meet development timelines, or to exercise diligent or commercially reasonable efforts to develop and commercialize licensed products, in order to maintain the licenses. For more information on the terms of these license agreements, see “Business —Intellectual Property.”

Furthermore, our licensors have, or may in the future have, the right to terminate a license if we materially breach the agreement and fail to cure such breach within a specified period or in the event we undergo certain bankruptcy events. In spite of our best efforts, our current or any future licensors might conclude that we have materially breached our license agreements and might therefore terminate the license agreements. If our license agreements are terminated, we may lose our rights to develop and commercialize certain of our product candidates and technology, lose patent protection, experience significant delays in the development and commercialization of certain of our product candidates and technology, and incur liability for damages. If these in-licenses are terminated, or if the underlying intellectual property fails to provide the intended exclusivity, our competitors or other third parties could have the freedom to seek regulatory approval of, and to market, products and technologies identical or competitive to ours and we may be required to cease our development and commercialization of certain of our product candidates and technology. In addition, we may seek to obtain additional licenses from our licensors and, in connection with obtaining such licenses, we may agree to amend our existing licenses in a manner that may be more favorable to the licensors, including by agreeing to terms that could enable third parties, including our competitors, to receive licenses to a portion of the intellectual property that is subject to our existing licenses and to compete with any product candidates we may develop and our technology. Any of the foregoing could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

Disputes may arise regarding intellectual property subject to a licensing agreement, including:

● the scope of rights granted under the license agreement and other interpretation-related issues;

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● our or our licensors’ ability to obtain, maintain and defend intellectual property and to enforce intellectual property rights against third parties;

● the extent to which our technology, product candidates and processes infringe, misappropriate or otherwise violate the intellectual property of the licensor that is not subject to the license agreement;

● the sublicensing of patent and other intellectual property rights under our license agreements;

● our diligence, development, regulatory, commercialization, financial or other obligations under the license agreement and what activities satisfy those diligence obligations;

● the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our current or future licensors and us and our partners; and

● the priority of invention of patented technology.

In addition, our license agreements are, and future license agreements are likely to be, complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our diligence, development, regulatory, commercialization, financial or other obligations under the relevant agreement. In addition, if disputes over intellectual property that we have licensed or any other dispute related to our license agreements prevent or impair our ability to maintain our current license agreements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates and technology. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

License agreements we may enter into in the future may be non-exclusive. Accordingly, third parties may also obtain non-exclusive licenses from such licensors with respect to the intellectual property licensed to us under such license agreements. Accordingly, these license agreements may not provide us with exclusive rights to use such licensed patent and other intellectual property rights, or may not provide us with exclusive rights to use such patent and other intellectual property rights in all relevant fields of use and in all territories in which we may wish to develop or commercialize our technology and any product candidates we may develop in the future.

Moreover, some of our in-licensed patent and other intellectual property rights may in the future be subject to third-party interests such as co-ownership. If we are unable to obtain an exclusive license to such third-party co-owners’ interest, in such patent and other intellectual property rights, such third-party co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. We or our licensors may need the cooperation of any such co-owners of our licensed patent and other intellectual property rights in order to enforce them against third parties, and such cooperation may not be provided to us or our licensors.

Additionally, we may not have complete control over the preparation, filing, prosecution, maintenance, enforcement and defense of patents and patent applications that we license from third parties. It is possible that our licensors’ filing, prosecution and maintenance of the licensed patents and patent applications, enforcement of patents against infringers or defense of such patents against challenges of validity or claims of enforceability may be less vigorous than if we had conducted them ourselves, and accordingly, we cannot be certain that these patents and patent applications will be prepared, filed, prosecuted, maintained, enforced and defended in a manner consistent with the best interests of our business. If our licensors fail to file, prosecute, maintain, enforce and defend such patents and patent applications, or lose rights to those patents or patent applications, the rights we have licensed may be reduced or eliminated, our right to develop and commercialize any of our technology and any product candidates we may develop that are the subject of such licensed rights could be adversely affected and we may not be able to prevent competitors or other third parties from making, using and selling competing products.

Furthermore, our owned and in-licensed patent rights may be subject to a reservation of rights by one or more third parties. When new technologies are developed with government funding, in order to secure ownership of patent rights related to the technologies, the recipient of such funding is required to comply with certain government regulations, including timely disclosing the inventions claimed in such patent rights to the U.S. government and timely electing title to such inventions. A failure to meet these obligations may lead to a loss of rights or the unenforceability of relevant patents or patent applications.

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Our success depends in part on our ability to protect our intellectual property. It is difficult and costly to protect our proprietary rights and technology, and we may not be able to ensure their protection.

Our business will depend in large part on obtaining and maintaining patent, trademark and trade secret protection of our proprietary technologies and our product candidates, their respective components, synthetic intermediates, formulations, combination therapies, methods used to manufacture them and methods of treatment, as well as successfully defending these patents against third-party challenges. Our ability to stop unauthorized third parties from making, using, selling, offering to sell or importing our product candidates is dependent upon the extent to which we have rights under valid and enforceable patents that cover these activities and whether a court would issue an injunctive remedy. If we are unable to secure and maintain patent protection for any product or technology we develop, or if the scope of the patent protection secured is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to commercialize any product candidates we may develop may be adversely affected.

The patenting process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. In addition, we may not pursue, obtain, or maintain patent protection in all relevant markets. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from or license to third parties and are reliant on our licensors or licensees.

The strength of patents in the biotechnology and biopharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that we own or in-license may fail to result in issued patents with claims that cover our product candidates or uses thereof in the United States or in other foreign countries. Even if the patents do successfully issue, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our technology, including our product candidates, or prevent others from designing around our claims. If the breadth or strength of protection provided by the patent applications and patents we hold with respect to our product candidates is threatened, it could dissuade companies from collaborating with us to develop, and threaten our ability to commercialize, our product candidates. Further, if we encounter delays in our clinical trials, the period of time during which we could market our product candidates under patent protection would be reduced.

We cannot be certain that we were the first to file any patent application related to our technology and directed to our product candidates, and, if we were not, we may be precluded from obtaining patent protection for our technology, including our product candidates.

We cannot be certain that we are the first to invent the inventions covered by pending patent applications and patents, and, if we are not, we may be subject to priority disputes. Furthermore, for United States applications in which all claims are entitled to a priority date before March 16, 2013, an interference proceeding can be provoked by a third-party or instituted by the United States Patent and Trademark Office, or USPTO, to determine who was the first to invent any of the subject matter covered by the patent claims of our applications and patents. Similarly, for United States applications in which at least one claim is not entitled to a priority date before March 16, 2013, derivation proceedings can be instituted to determine whether the subject matter of a patent claim was derived from a prior inventor’s disclosure.

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We may be required to disclaim part or all of the term of certain patents or all of the term of certain patent applications. There may be prior art of which we are not aware that may affect the validity or enforceability of a patent or patent application claim. There also may be prior art of which we are aware, but which we do not believe affects the validity or enforceability of a claim, which may, nonetheless, ultimately be found to affect the validity or enforceability of a claim. No assurance can be given that if challenged, our patents would be declared by a court to be valid or enforceable or that even if found valid and enforceable, would adequately protect our product candidates, or would be found by a court to be infringed by a competitor’s technology or product. We may analyze patents or patent applications of our competitors that we believe are relevant to our activities, and consider that we are free to operate in relation to our product candidates, but our competitors may achieve issued claims, including in patents we consider to be unrelated, which block our efforts or may potentially result in our product candidates or our activities infringing such claims. The possibility exists that others will develop products which have the same effect as our products on an independent basis which do not infringe our patents or other intellectual property rights, or will design around the claims of patents that may issue that cover our products.

Recent or future patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. Under the enacted Leahy-Smith America Invents Act, or America Invents Act, enacted in 2013, the United States moved from a “first to invent” to a “first-to-file” system. Under a “first-to-file” system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to a patent on the invention regardless of whether another inventor had made the invention earlier. The America Invents Act includes a number of other significant changes to U.S. patent law, including provisions that affect the way patent applications are prosecuted, redefine prior art and establish a new post-grant review system. The effects of these changes are currently unclear as the USPTO only recently developed new regulations and procedures in connection with the America Invents Act and many of the substantive changes to patent law, including the “first-to-file” provisions, only became effective in March 2013. In addition, the courts have yet to address many of these provisions and the applicability of the act and new regulations on specific patents discussed herein have not been determined and would need to be reviewed. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

● others may be able to make or use compounds that are similar to the compositions of our product candidates but that are not covered by the claims of our patents or those of our licensors;

● we or our licensors, as the case may be, may fail to meet our obligations to the U.S. government in regards to any in-licensed patents and patent applications funded by U.S. government grants, leading to the loss of patent rights;

● we or our licensors, as the case may be, might not have been the first to file patent applications for these inventions;

● others may independently develop similar or alternative technologies or duplicate any of our technologies;

● it is possible that our pending patent applications will not result in issued patents;

● it is possible that there are prior public disclosures that could invalidate our or our licensors’ patents, as the case may be, or parts of our or their patents;

● it is possible that others may circumvent our owned or in-licensed patents;

● it is possible that there are unpublished applications or patent applications maintained in secrecy that may later issue with claims covering our products or technology similar to ours;

● the laws of foreign countries may not protect our or our licensors’, as the case may be, proprietary rights to the same extent as the laws of the United States;

● the claims of our owned or in-licensed issued patents or patent applications, if and when issued, may not cover our product candidates;

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● our owned, co-owned, or in-licensed issued patents may not provide us with any competitive advantages, may be narrowed in scope, or be held invalid or unenforceable as a result of legal challenges by third parties;

● the inventors of our owned, co-owned, or in-licensed patents or patent applications may become involved with competitors, develop products or processes which design around our patents, or become hostile to us or the patents or patent applications on which they are named as inventors;

● the co-owners of certain of our patent applications may become involved with, or license or assign the co-owned applications to competitors, or become hostile to us or the patents or patent applications on which they are named as co-owners;

● it is possible that our owned or in-licensed patents or patent applications omit individual(s) that should be listed as inventor(s) or include individual(s) that should not be listed as inventor(s), which may cause these patents or patents issuing from these patent applications to be held invalid or unenforceable;

● we have engaged in scientific collaborations in the past, and will continue to do so in the future. Such collaborators may develop adjacent or competing products to ours that are outside the scope of our patents;

● we may not develop additional proprietary technologies for which we can obtain patent protection;

● it is possible that product candidates or diagnostic tests we develop may be covered by third parties’ patents or other exclusive rights; or

● the patents of others may have an adverse effect on our business.

We may enter into license or other collaboration agreements in the future that may impose certain obligations on us. If we fail to comply with our obligations under such future agreements with third parties, we could lose license rights that may be important to our future business.

In connection with our efforts to expand our pipeline of product candidates, we may enter into certain licenses or other collaboration agreements in the future pertaining to the in-license of rights to additional candidates. Such agreements may impose various diligence, milestone payment, royalty, insurance or other obligations on us. If we fail to comply with these obligations, our licensor or collaboration partners may have the right to terminate the relevant agreement, in which event we would not be able to develop or market the products covered by such licensed intellectual property.

Moreover, disputes may arise regarding intellectual property subject to a licensing agreement, including:

● the scope of rights granted under the license agreement and other interpretation-related issues;

● the extent to which our product candidates, technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

● the sublicensing of patent and other rights under our collaborative development relationships;

● our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

● the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

● the priority of invention of patented technology.

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In addition, the agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial conditions, results of operations, and prospects.

In addition, we may have limited control over the maintenance and prosecution of these in-licensed patents and patent applications, or any other intellectual property that may be related to our in-licensed intellectual property. For example, we cannot be certain that such activities by any future licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents and other intellectual property rights. We have limited control over the manner in which our licensors initiate an infringement proceeding against a third-party infringer of the intellectual property rights, or defend certain of the intellectual property that is licensed to us. It is possible that the licensors’ infringement proceeding or defense activities may be less vigorous than had we conducted them ourselves.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to patent protection, we rely heavily upon know-how and trade secret protection, as well as non-disclosure agreements and invention assignment agreements with our employees, consultants and third-parties, to protect our confidential and proprietary information, especially where we do not believe patent protection is appropriate or obtainable. In addition to contractual measures, we try to protect the confidential nature of our proprietary information using physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third-party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. For example, our clinical development strategy includes our techniques for obtaining, processing and preserving neuronal-derived stem cells and adipose-derived mesenchymal stem cells that are proprietary and confidential. If one or more third parties obtain or are otherwise able to replicate these techniques, an important feature and differentiator of our clinical development strategy will become available to potential competitors. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our competitive position could be harmed.

In addition, courts outside the United States are sometimes less willing to protect trade secrets. If we choose to go to court to stop a third-party from using any of our trade secrets, we may incur substantial costs. These lawsuits may consume our time and other resources even if we are successful. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology.

Thus, we may not be able to meaningfully protect our trade secrets. It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information concerning our business or financial affairs developed or made known to the individual or entity during the course of the party’s relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual, and which are related to our current or planned business or research and development or made during normal working hours, on our premises or using our equipment or proprietary information, are our exclusive property. In addition, we take other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of our proprietary technology by third parties. We have also adopted policies and conduct training that provides guidance on our expectations, and our advice for best practices, in protecting our trade secrets.

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Third-party claims of intellectual property infringement may prevent or delay our product discovery and development efforts.

Our commercial success depends in part on our ability to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing the proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and biopharmaceutical industries, as well as administrative proceedings for challenging patents, including interference, derivation, inter partes review, post grant review, and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. We may be exposed to, or threatened with, future litigation by third parties having patent or other intellectual property rights alleging that our product candidates and/or proprietary technologies infringe their intellectual property rights. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing our product candidates. As the biotechnology and biopharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may give rise to claims of infringement of the patent rights of others. Moreover, it is not always clear to industry participants, including us, which patents cover various types of drugs, products or their methods of use or manufacture. Thus, because of the large number of patents issued and patent applications filed in our fields, there may be a risk that third parties may allege they have patent rights encompassing our product candidates, technologies or methods.

If a third-party claims that we infringe its intellectual property rights, we may face a number of issues, including, but not limited to:

● infringement and other intellectual property claims which, regardless of merit, may be expensive and time-consuming to litigate and may divert our management’s attention from our core business;

● substantial damages for infringement, which we may have to pay if a court decides that the product candidate or technology at issue infringes on or violates the third-party’s rights, and, if the court finds that the infringement was willful, we could be ordered to pay treble damages and the patent owner’s attorneys’ fees;

● a court prohibiting us from developing, manufacturing, marketing or selling our product candidates, or from using our proprietary technologies, unless the third-party licenses its product rights to us, which it is not required to do;

● if a license is available from a third-party, we may have to pay substantial royalties, upfront fees and other amounts, and/or grant cross-licenses to intellectual property rights for our products and any license that is available may be non-exclusive, which could result in our competitors gaining access to the same intellectual property; and

● redesigning our product candidates or processes so they do not infringe, which may not be possible or may require substantial monetary expenditures and time.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations or could otherwise have a material adverse effect on our business, results of operations, financial condition and prospects. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure.

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Our collaborators may assert ownership or commercial rights to inventions they develop from research we support or that we develop from our use of the tissue samples or other biological materials, which they provide to us, or otherwise arising from the collaboration.

We collaborate with institutions, universities, medical centers, physicians and researchers in scientific matters and expect to continue to enter into additional collaboration agreements. In certain cases, we do not have written agreements with these collaborators, or the written agreements we have do not cover intellectual property rights. Also, we rely on numerous third parties to provide us with tissue samples and biological materials that we use to conduct our research activities and develop our product candidates. If we cannot successfully negotiate sufficient ownership and commercial rights to any inventions that result from our use of a third-party collaborator’s materials, or if disputes arise with respect to the intellectual property developed with the use of a collaborator’s samples, or data developed in a collaborator’s study, we may be limited in our ability to capitalize on the market potential of these inventions or developments.

Third parties may assert that we are employing their proprietary technology without authorization.

There may be third-party patents of which we are currently unaware with claims to compositions of matter, materials, formulations, methods of manufacture or methods for treatment that encompass the composition, use or manufacture of our product candidates. There may be currently pending patent applications of which we are currently unaware which may later result in issued patents that our product candidates or their use or manufacture may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents.

If any third-party patent were held by a court of competent jurisdiction to cover our product candidates, intermediates used in the manufacture of our product candidates or our materials generally, aspects of our formulations or methods of use, the holders of any such patent may be able to block our ability to develop and commercialize the product candidate unless we obtained a license or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, our ability to commercialize our product candidates may be impaired or delayed, which could in turn significantly harm our business. Even if we obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Parties making claims against us may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize our product candidates, which could harm our business significantly.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information, misappropriated trade secrets, or are in breach of non-competition or non-solicitation agreements with our competitors.

As is common in the biotechnology and biopharmaceutical industries, we employ individuals who were previously employed at universities or other biotechnology or biopharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, and although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. We may also be subject to claims that we caused an employee to breach the terms of their non-competition or non-solicitation agreement, or that we or these individuals have, inadvertently or otherwise, used or disclosed the alleged trade secrets or other proprietary information of a former employer or competitor or other party. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. This type of litigation or proceeding could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other intellectual property related proceedings could adversely affect our ability to compete in the marketplace.

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We may not be successful in obtaining or maintaining necessary rights to develop any future product candidates on acceptable terms.

Because our programs may involve additional product candidates that may require the use of proprietary rights held by third parties, the growth of our business may depend in part on our ability to acquire, in-license or use these proprietary rights.

Our product candidates may also require specific formulations to work effectively and efficiently and these rights may be held by others. We may develop products containing our compounds and pre-existing biopharmaceutical compounds. We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify as necessary or important to our business operations. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all, which would harm our business. We may need to cease use of the compositions or methods covered by such third-party intellectual property rights, and may need to seek to develop alternative approaches that do not infringe on such intellectual property rights which may entail additional costs and development delays, even if we were able to develop such alternatives, which may not be feasible. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology.

Additionally, we sometimes collaborate with academic institutions to accelerate our preclinical research or development under written agreements with these institutions. In certain cases, these institutions provide us with an option to negotiate a license to any of the institution’s rights in technology resulting from the collaboration. Regardless of such option, we may be unable to negotiate a license within the specified timeframe or under terms that are acceptable to us. If we are unable to do so, the institution may offer the intellectual property rights to others, potentially blocking our ability to pursue our program. If we are unable to successfully obtain rights to required third-party intellectual property or to maintain the existing intellectual property rights we have, we may have to abandon development of such program and our business and financial condition could suffer.

The licensing and acquisition of third-party intellectual property rights is a competitive area, and companies, which may be more established, or have greater resources than we do, may also be pursuing strategies to license or acquire third-party intellectual property rights that we may consider necessary or attractive in order to commercialize our product candidates. More established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. There can be no assurance that we will be able to successfully complete such negotiations and ultimately acquire the rights to the intellectual property surrounding the additional product candidates that we may seek to acquire.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe our patents or the patents of our current or future licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that one or more of our patents is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question or for other reasons. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business.

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We may choose to challenge the patentability of claims in a third-party’s U.S. patent by requesting that the USPTO review the patent claims in an ex-parte re-examination, inter partes review or post-grant review proceedings. These proceedings are expensive and may consume our time or other resources. We may choose to challenge a third-party’s patent in patent opposition proceedings in the European Patent Office, or EPO, or other foreign patent office. The costs of these opposition proceedings could be substantial, and may consume our time or other resources. If we fail to obtain a favorable result at the USPTO, EPO or other patent office then we may be exposed to litigation by a third-party alleging that the patent may be infringed by our product candidates or proprietary technologies.

In addition, because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our owned and in-licensed issued patents or our pending applications, or that we or, if applicable, a licensor were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering our products or technology similar to ours. Any such patent application may have priority over our owned and in-licensed patent applications or patents, which could require us to obtain rights to issued patents covering such technologies. If another party has filed a U.S. patent application on inventions similar to those owned by or in-licensed to us, we or, in the case of in-licensed technology, the licensor may have to participate in an interference or derivation proceeding declared by the USPTO to determine priority of invention in the United States. If we or one of our licensors is a party to an interference or derivation proceeding involving a U.S. patent application on inventions owned by or in-licensed to us, we may incur substantial costs, divert management’s time and expend other resources, even if we are successful.

Interference or derivation proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our licensors. An unfavorable outcome could result in a loss of our current patent rights and could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms or at all, or if a non-exclusive license is offered and our competitors gain access to the same technology. Litigation or interference proceedings may result in a decision adverse to our interests and, even if we are successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent application process and following the issuance of a patent. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In certain circumstances, even inadvertent noncompliance events may permanently and irrevocably jeopardize patent rights. In such an event, our competitors might be able to enter the market, which would have a material adverse effect on our business.

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Any issued patents covering our product candidates could be found invalid or unenforceable if challenged in court or the USPTO.

If we or one of our licensors initiate legal proceedings against a third-party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product candidate, as applicable, is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third-party can assert invalidity or unenforceability of a patent. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, inter partes review, post grant review, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in revocation or amendment to our patents in such a way that they no longer cover our product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we, our patent counsel and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, or if we are otherwise unable to adequately protect our rights, we would lose at least part, and perhaps all, of the patent protection on our product candidates. Such a loss of patent protection could have a material adverse impact on our business and our ability to commercialize or license our technology and product candidates.

Changes in patent law in the U.S. and in foreign jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our products.

Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Assuming that other requirements for patentability are met, prior to March 16, 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. On March 16, 2013, under the Leahy-Smith America Invents Act, or the America Invents Act, enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. A third party that files a patent application in the USPTO on or after March 16, 2013, but before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to either (i) file any patent application related to our product candidates or (ii) invent any of the inventions claimed in our or our licensor’s patents or patent applications.

The America Invents Act also includes a number of significant changes that affect the way patent applications will be prosecuted and also may affect patent litigation. These include allowing third party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned or in-licensed patent applications and the enforcement or defense of our owned or in-licensed issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

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In addition, the patent positions of companies in the development and commercialization of biopharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future.

We have limited foreign intellectual property rights and may not be able to protect our intellectual property rights throughout the world.

We have limited intellectual property rights outside the United States. Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as that in the United States. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of, and may require a compulsory license to, patents, trade secrets and other intellectual property protection, particularly those relating to biopharmaceutical products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products against third parties in violation of our proprietary rights generally. The initiation of proceedings by third parties to challenge the scope or validity of our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions such as patent term adjustments and/or extensions, may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired, we may be open to competition from competitive products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

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If we do not obtain patent term extension and data exclusivity for any product candidates we may develop, our business may be materially harmed.

Depending upon the timing, duration and specifics of any FDA marketing approval of any product candidates we may develop, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Action of 1984 Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent extension term of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. However, we may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or the term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our business, financial condition, results of operations, and prospects could be materially harmed.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected.

Risks Related to Ownership of Our Common Stock and this Offering

We have insufficient cash to continue our operations for the next 12 months and our continued operations are dependent on us raising capital and these conditions give rise to substantial doubt over the Company’s ability to continue as a going concern.

As of June 30, 2025, we had approximately $5.3 million in cash, accumulated deficit of approximately $132.4 million and working capital of approximately $0.7 million. We believe that our existing cash and cash equivalents as of June 30, 2025, and our anticipated expenditures and commitments for the next twelve months, will not enable us to fund our operating expenses and capital expenditure requirements for the twelve months from June 30, 2025. These conditions give rise to substantial doubt over the Company’s ability to continue as a going concern. We will need to raise additional capital to support our operations and execute our business plan. We will be required to pursue sources of additional capital through various means, including debt or equity financings. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other convertible securities that will have additional dilutive effects. Further, the sale of or the perception of the sale of a substantial number of our common stock by selling securityholders pursuant to a registration statement filed with the SEC will adversely affect the price of our common stock due to our limited trading volume. In addition, the sale of a substantial number of our common stock by such selling securityholders will adversely affect the share price that we may obtain in future financings and may adversely affect our ability to conduct and complete future financings. We cannot assure that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us and may cause existing shareholders both book value and ownership dilution. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by such factors as the weakness of capital markets, and the fact that we have not been profitable, which could impact the availability and cost of future financings. If the amount of capital we are able to raise from financing activities is not sufficient to satisfy our capital needs, we may have to reduce our operations accordingly.

We may receive proceeds from the offering in an amount insufficient to meet our business goals.

Because there is no minimum offering amount or escrow account required as a condition to closing, we may close this offering for an amount that is insufficient to meet our business goals described in this prospectus. As a result, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan.

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We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of our existing cash and cash equivalents and the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether such proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of our existing cash and cash equivalents and the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our existing cash and cash equivalents and the net proceeds from this offering in ways that ultimately increase the value of your investment. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

The sale of our common stock in this offering, including any shares issuable upon exercise of any Pre-Funded Warrants or Common Warrants, and any future sales of our common stock, or the perception that such sales could occur, may depress our stock price and our ability to raise funds in new stock offerings.

We may from time-to-time issue additional shares of common stock at a discount from the current trading price of our common stock. As a result, our stockholders would experience immediate dilution upon the purchase of any shares of our common stock sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. Sales of shares of our common stock in this offering, including any shares issuable upon exercise of any Pre-Funded Warrants or Common Warrants issued in this offering and in the public market following this offering, or the perception that such sales could occur, may lower the market price of our common stock and may make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable, or at all.

There is no public market for the Pre-Funded Warrants and Common Warrants to purchase common stock in this offering.

There is no established public trading market for the Pre-Funded Warrants and Common Warrants that are being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants and Common Warrants on any national securities exchange or other trading market. Without an active market, the liquidity of the Pre-Funded Warrants and Common Warrants will be limited.

We may not receive any additional funds upon the exercise of the Pre-Funded Warrants or Common Warrants.

Each Pre-Funded Warrant may be exercised by way of a cashless exercise, meaning that the holder may not pay a cash purchase price upon exercise, but instead would receive upon such exercise the net number of shares of our common stock determined according to the formula set forth in the Pre-Funded Warrants. Accordingly, we may not receive any additional funds upon the exercise of the Pre-Funded Warrants.

Each Common Warrant may be exercised by way of a cashless exercise if at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of our common stock or pre-funded warrants, issuable upon exercise of the Common Warrants to the holder.

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The Common Warrants included in this offering are speculative in nature.

The Common Warrants represent the right to acquire shares of common stock, or pre-funded warrants in lieu thereof, at a fixed price. Specifically, holders of the common warrants may acquire the shares of common stock issuable upon exercise of such warrants at an exercise price of $2.00 per share, or pre-funded warrants in lieu thereof at an exercise price of $1.999 per pre-funded warrant. Moreover, following this offering, the market value of the Common Warrants is uncertain and there can be no assurance that the market value of the Common Warrants will equal or exceed the public offering price. There can be no assurance that the market price of the shares of common stock will ever equal or exceed the exercise price of the Common Warrants, and consequently, whether it will ever be profitable for holders of warrants to exercise the Common Warrants.

Significant holders or beneficial holders of our common stock may not be permitted to exercise Pre-Funded Warrants that they hold.

A holder of a Pre-Funded Warrant will not be entitled to exercise any portion of any Pre-Funded Warrants which, upon giving effect to such exercise, would cause the aggregate number of shares of our common stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise. Such percentage may be increased or decreased by written notice by the holder of the Pre-Funded Warrants to any other percentage not in excess of 9.99%. Such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to us. As a result, you may not be able to exercise your Pre-Funded Warrants for shares of our common stock at a time when it would be financially beneficial for you to do so. In such circumstance you could seek to sell your Pre-Funded Warrants to realize value, but you may be unable to do so in the absence of an established trading market for the Pre-Funded Warrants.

The holders of the Pre-Funded Warrants and Common Warrants will have no rights as common stockholders until such holders exercise their Pre-Funded Warrants or Common Warrants and acquire shares of our common stock.

Except by virtue of such holder’s ownership of shares of our common stock, the holder of a Pre-Funded Warrant and Common Warrants will not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises the Pre-Funded Warrant and the Common Warrants. Upon exercise of the Pre-Funded Warrant or Common Warrants, the holders will be entitled to exercise the rights of a stockholder of common stock only as to matters for which the record date occurs after the exercise date.

Because the public offering price of our securities will be substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock following this offering, new investors will experience immediate and substantial dilution.

The assumed combined public offering price of the Common Stock Unit and the PFW Units are substantially higher than the pro forma as adjusted net tangible book value per share of our common stock immediately following this offering based on the value of our total tangible assets less our total tangible liabilities. Therefore, assuming the sale of all Common Stock Units offered hereby and no sale of any PFW Units in this offering (assuming no exercise of Common Warrants sold in this offering), you will suffer immediate and substantial dilution of $0.23 in the pro forma as adjusted net tangible book value per share of common stock as of June 30, 2025, based on the assumed combined public offering price of $2.00. Therefore, if you purchase Common Stock Units and PFW Units in this offering, you will pay a price per share that substantially exceeds our pro forma as adjusted net tangible book value per share after this offering. The exercise of outstanding warrants and stock options may also result in further dilution of your investment. See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you participate in this offering.

The price of our stock may be volatile, which could result in substantial losses for investors. Further, an active, liquid and orderly trading market for our common stock may not be sustained, and we do not know what the market price of our common stock will be, and as a result it may be difficult for you to sell your shares of our common stock.

Although our common stock is listed on the NYSE American, the market for our shares has demonstrated varying levels of trading activity. Furthermore, an active trading market for our shares may not be sustained in the future. You may not be able to sell your shares quickly or at the market price if trading in shares of our common stock is not active. An inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using shares of our common stock as consideration, which could have a material adverse effect on our business, financial condition, and results of operations. Further, the trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. In addition, the stock market in general, and biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations.

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If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business.

If one or more of the analysts covering us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. In addition, if one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Sales and issuances of our common stock or other securities could result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.

If we sell additional shares of common stock, convertible securities or other equity securities, existing shareholders may be materially diluted by subsequent sales and new investors could gain rights, preferences, and privileges senior to existing holders of our common stock. Pursuant to our obligations under certain registration rights agreements, we have registered on registration statements filed with the SEC 1,257,327 warrants to purchase our common stock and 58,652 common shares. Until such time that they are no longer effective, the registration statements registering such securities will permit the resale of these shares. The resale, or perceived potential resale, of a substantial number of shares of our common stock in the public market could adversely affect the market price for our common stock and make it more difficult for other shareholders to sell their holdings at times and prices that they determine are appropriate.

The Sponsor, Metric, the anchor investors and other investors purchased or received as an inducement to facilitate the Business Combination the Sponsor Shares that were acquired by the Sponsor, Metric or anchor investors at $0.003 per share price which is significantly below the current market price of a share of our common stock and such holder could sell their shares and generate a significant profit while causing the trading price of our common stock to decline significantly.

Because the Sponsor, Metric, anchor investors and other investors purchased or received their founders shares at $0.003 per share, significantly below the current market price of a share of our common stock, such holder could sell their shares and generate a significant profit while causing the trading price of our common stock to decline significantly. Those purchasers of our common stock who acquired their shares at a price greater than our common stock’s current trading price, may not experience a similar profit or rate of return realized by a holder of the founder shares due to the difference in such purchaser’s purchase price and the current trading price for our common stock.

If we fail to comply with the continued listing standards of the NYSE American, our common stock could be delisted. If it is delisted, the market value and the liquidity of our common stock would be impacted.

The continued listing of our common stock on the NYSE American is contingent on our continued compliance with a number of listing standards. The NYSE American retains substantial discretion to, at any time and without notice, suspend dealings in or remove from any security from listing. In order to maintain this listing, we must maintain certain share prices, financial and share distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders. In addition to these objective standards, the NYSE American may delist the securities of any issuer: (i) if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; (ii) if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American inadvisable; (iii) if the issuer sells or disposes of principal operating assets or ceases to be an operating company; (iv) if an issuer fails to comply with the NYSE American’s listing requirements; (v) if an issuer’s common stock sells at what the NYSE American considers a “low selling price” and the issuer fails to correct this via a reverse split of shares after notification by the NYSE American; or (vi) if any other event occurs or any condition exists which makes continued listing on the NYSE American, in its opinion, inadvisable. There is no assurance that we will remain in compliance with these standards.

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Delisting from the NYSE American would adversely affect our ability to raise additional financing through the public or private sale of equity securities, significantly affect the ability of investors to trade our securities and negatively affect the value and liquidity of our common stock. Delisting also could limit our strategic alternatives and attractiveness to potential counterparties and have other negative results, including the potential loss of employee confidence, decreased analyst coverage of our securities, the loss of institutional investors or interest in business development opportunities. Moreover, we committed in connection with the sale of securities to use commercially reasonable efforts to maintain the listing of our common stock during such time that certain warrants are outstanding.

Because the Trading Price of our Common Stock has decreased, it is unlikely that we will receive any Settlement Amount Under the Forward Purchase Agreements.

In conjunction with and as an inducement to accredited investors to invest in a concurrent Series B Financing by Calidi, FLAG and certain accredited investors (“Sellers”) entered into an OTC Equity Prepaid Forward Transaction (“Forward Purchase Agreements”). This derivative security purchased from the Sellers is based on the value of our common stock to be settled in cash in three years subject to reset price features and earlier termination as set forth in the Forward Purchase Agreement. The Forward Purchase Agreements and related agreements cover up to an aggregate 8,334 shares of our common stock at an initial reset price of $1,200.00 per share. FLAG and Calidi entered into the Forward Purchase Agreements with the Sellers as a condition precedent to the Sellers’ participation in Calidi’s Series B Financing. On September 12, 2023, the date of and as part of the Business Combination Closing, Sellers received a net 5,496 shares of common stock pursuant to the Forward Purchase Agreements and may receive an additional 2,057 shares upon the election of the Sellers. Except for the possible issuance of 2,057 shares at the election of the Sellers for no additional consideration, no further shares will be issued under nor be subject to the Forward Purchase Agreements. Under the terms of the Forward Purchase Agreements, Sellers are obligated to pay us a settlement amount based on the product of 8,334 shares times the reset price of $1,200.00 per share which is subject to adjustment in the event we conduct an offering or Seller elects an optional early termination at less than the current reset price. In addition, pursuant to the Forward Purchase Agreement, the settlement amount is subject to a further reduction settlement amount adjustment equal to the number of subject shares times $240.00. Because we need to seek additional financing for our operations at current trading prices, which are significantly below the initial $1,200.00 per share reset price, such financing at our current trading price will have the effect of reducing the Forward Purchase Agreement initial $1,200.00 reset price, and the settlement amount that we may receive from the Sellers, if any. Therefore, in light of our current trading price and after giving further effect to the reduction settlement amount adjustment of $240.00 per share, it is unlikely Sellers will pay and that we will receive any funds in connection with the settlement of the Forward Purchase Agreements.

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USE OF PROCEEDS

We estimate that the net proceeds from sale of Common Stock Units offered by us in this offering will be approximately $5.1 million, or approximately $5.9 million if the underwriters exercise their over-allotment option in full, based on a public offering price of $2.00 per Common Stock Unit, after deducting the estimated underwriting discounts and fees and estimated offering expenses payable by us. These estimates exclude the proceeds, if any, from the exercise of Common Warrants and Pre-Funded Warrants sold in this offering, if any.

We intend to use the net proceeds of this offering for working capital and general corporate purposes, pre-clinical studies, and clinical trials subject to the actual amount of proceeds received.

We believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will meet our capital needs for the next 6 months under our current business plan.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. Pending our application of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government.

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MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our common stock is listed on the NYSE under the symbol “CLDI”. On August 19, 2025, the closing price of our common stock was $3.00 per share.

As of August 8, 2025, there were 3,426,446 shares of common stock issued and outstanding (which excludes 150,000 shares of non-voting common stock held in escrow), and approximately 226 holders of record. Such numbers do not include beneficial owners holding the Company’s securities through nominee names.

Dividend Policy

We have not paid any cash dividends on our common stock to date. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of the Board, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that the Board may deem relevant.

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CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2025:

●	on an actual basis;

●	on a pro forma basis after giving further effect to the issuance of 549,596 shares of common stock pursuant to the exercise of warrants and debt repayments of $250,000, and

●	on a pro forma as adjusted basis to give further effect to the issuance and sale of 1,472,764 Common Stock Units and 1,528,000 PFW Units (assuming exercise of the Pre-Funded Warrants in full, and no exercise of the Common Warrants), after deducting the estimated underwriter fees and estimated offering expenses payable by us.

You should read the forgoing table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Company” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of June 30, 2025
(In thousands, except par value data)	Actual (unaudited)	Pro Forma	Pro Forma As Adjusted
Cash	$5,279	$9,165	$14,284

Related party term notes payable, net of discount, including accrued interest	775	525	525
Promissory note	600	600	600
Other noncurrent liabilities	1,219	1,219	1,219
Related party warrant liability	7	7	7
Warrant liability	96	96	96
Shareholders’ equity:
Common Stock, $0.0001 par value, 330,000 shares authorized; 2,877 shares issued and outstanding as of June 30, 2025; pro forma and pro forma as adjusted; 3,426, 6,427.	-	-	-
Additional paid-in capital	134,193	138,329	143,448
Accumulated other comprehensive loss	(13)	(13)	(13)
Accumulated Deficit	(132,416)	(132,416)	(132,416)
Total Stockholders’ equity	1,764	5,900	11,019
Total Capitalization	$4,461	$8,347	$13,466

The table and discussion above are based on 3,026,757 shares outstanding (inclusive of 150,000 shares outstanding of non-voting Escalation Shares) as of June 30, 2025, but excludes the following:

●	Up to 1,295,715 shares of Common Stock issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $13.91 per share;

●	Up to 130,686 shares of Common Stock issuable upon the exercise of outstanding stock options, which options have a weighted average exercise price of $118.80 per share;

●	Up to an aggregate of 8,099 shares of Common Stock reserved for future issuance under our 2023 Equity Incentive Plan (the “2023 Plan”);

●	Up to 95,834 shares of Common Stock issuable upon the exercise of Public Warrants at an exercise price of $1,380.00 per share, which were issued in connection with our initial public offering;

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●	Up to 15,938 shares of Common Stock issuable upon the exercise of Private Warrants at an exercise price of $1,380.00 per share, subject to certain adjustments, issued to certain investors in a private placement at a price of $1,380.00 per warrant concurrently with the close of our initial public offering;

●	Up to 5,501 shares of Common Stock issuable pursuant to a Forward Purchase Agreement entered into on August 28, 2023 and August 30, 2023 among FLAG and Calidi with certain investors for an OTC Equity Prepaid Forward Transaction;

●	Up to 3,000,764 shares of Common Stock issuable upon exercise of the Series I Common Warrants issued in the offering at an exercise price of $2.00 per share; and

●	Up to 150,038 shares of Common Stock issuable upon exercise of the Representative Warrants.

Unless otherwise indicated, all information in this prospectus assumes:

●	no release of the Non-Voting Escalation Shares;

●	no exercise of the outstanding options or warrants described above;

●	no issuance of the common stock issuable under the Forward Purchase Agreements described above;

●	no issuance of common stock pursuant to director fees, pursuant to an amended consulting agreement, pursuant to a consulting agreement and in connection with a loan agreement; and

●	no exercise of the Common Warrants or the Representative Warrants sold in this offering.

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DILUTION

If you invest in our securities in this offering, your ownership interest will be diluted immediately to the extent of the difference between the combined public offering price per Common Stock Unit and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

We calculate net tangible book value per share by dividing the net tangible book value, which is total tangible assets, less total liabilities, by the number of outstanding shares of our Common Stock. Dilution represents the difference between the price per share paid by purchasers of shares in this offering and the as adjusted net tangible book value per share of our Common Stock immediately after giving effect to this offering. Our net tangible book value as of June 30, 2025, was approximately $2.1 million, or $0.74 per share. “Net tangible book value “is total assets minus the sum of liabilities and intangible assets.

After giving further effect to the issuance of 549,596 shares of common stock pursuant to the exercise of warrants and debt repayments of $250,000 from July 1, 2025 through August 8, 2025, our pro forma net tangible book value as of June 30, 2025, would have been approximately $6.3 million, or $1.83 per share.

After giving further effect to the sale of 1,472,764 Common Stock Units in this offering at a public offering price of $2.00 per Common Stock Unit and 1,528,000 PFW Units at a public offering price of $1.999 per PFW Unit, and after deducting the estimated underwriting discounts and commissions and other estimated offering expenses payable by us (assuming exercise of the Pre-Funded Warrants in full, and no exercise of the Common Warrants), our pro forma as adjusted net tangible book value as of June 30, 2025 would have been approximately $11.4 million, or $1.77 per share. This represents an immediate decrease in pro forma net tangible book value of $0.06 per share to existing stockholders and an immediate dilution of $0.23 per share to new investors. The following table illustrates this per share dilution:

Public offering price per Common Stock Unit		$2.00
Historical net tangible book value per share as of June 30, 2025	$0.74
Increase in net tangible book value attributable to equity issuances and debt repayments	$1.09
Pro forma net tangible book value per share as of June 30, 2025	$1.83
Decrease in the net tangible book value per share attributable to this offering	$(0.06)
Pro forma as adjusted net tangible book value per share after this offering		$1.77
Dilution per share to new investors participating in this offering		$0.23

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The table and discussion above are based on 3,026,757 shares outstanding (inclusive of 150,000 shares outstanding of non-voting Escalation Shares) as of June 30, 2025, but excludes the following:

●	Up to 1,295,715 shares of Common Stock issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $13.91 per share;

●	Up to 130,686 shares of Common Stock issuable upon the exercise of outstanding stock options, which options have a weighted average exercise price of $118.80 per share;

●	Up to an aggregate of 8,099 shares of Common Stock reserved for future issuance under our 2023 Equity Incentive Plan (the “2023 Plan”);

●	Up to 95,834 shares of Common Stock issuable upon the exercise of Public Warrants at an exercise price of $1,380.00 per share, which were issued in connection with our initial public offering;

●	Up to 15,938 shares of Common Stock issuable upon the exercise of Private Warrants at an exercise price of $1,380.00 per share, subject to certain adjustments, issued to certain investors in a private placement at a price of $1,380.00 per warrant concurrently with the close of our initial public offering;

●	Up to 5,501 shares of Common Stock issuable pursuant to a Forward Purchase Agreement entered into on August 28, 2023 and August 30, 2023 among FLAG and Calidi with certain investors for an OTC Equity Prepaid Forward Transaction;

●	Up to 3,000,764 shares of Common Stock issuable upon exercise of the Series I Common Warrants issued in the offering at an exercise price of $2.00 per share; and

●	Up to 150,038 shares of Common Stock issuable upon exercise of the Representative warrants.

Unless otherwise indicated, all information in this prospectus assumes:

●	no release of the Non-Voting Escalation Shares;

●	no exercise of the outstanding options or warrants described above;

●	no issuance of the common stock issuable under the Forward Purchase Agreements described above;

●	no issuance of common stock pursuant to director fees, pursuant to an amended consulting agreement, pursuant to a consulting agreement and in connection with a loan agreement; and

●	no exercise of the Common Warrants or the Representative Warrants sold in this offering.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding options, warrants or other convertible securities having an exercise price per share less than the offering price per share in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, the unaudited condensed consolidated financial statements, and the related notes included elsewhere in this prospectus. This discussion and analysis of our financial condition and results of operations and other parts of this prospectus contain forward-looking statements based upon current beliefs that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives, expectations, intentions and projections. Our actual results and the timing of selected events could differ materially from those described in or implied by these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward- looking statements. Please also see the section entitled “Special Note Regarding Forward-Looking Statements.”

Company Overview

Overview

We are a clinical stage biotechnology company developing genetic medicines and proprietary genetically-engineered oncolytic viruses.

We are currently developing RedTail, an enveloped vaccinia virus platform designed to deliver genetic medicine to tumor sites, and two proprietary stem cell-based oncolytic virus platforms (SuperNova and NeuroNova). The RedTail platform is expected to open an IND by the end of 2026 with the first compound (CLD-401) delivering IL-15 superagonist to the tumor microenvironment (“TME”).

Our RedTail platform is the culmination of over a decade of work around genetic engineering of viruses and allows for the systemic administration of a proprietarily-modified oncolytic virus that can:

●	Survive in circulation and home to metastatic tumor sites
●	Induce cell kill of tumor cells and immune priming in the TME; and
●	Deliver genetic medicine payloads like IL-15 superagonist for expression in the TME

Our SuperNova and NeuroNova platforms are intratumorally administered and designed to:

●	Protect oncolytic viruses from neutralizing antibodies and complement inactivation and innate immune cell inactivation;
●	Enhance oncolytic viral amplification inside the allogeneic cells; and
●	Modify the TME to allow improvements in cell targeting and viral amplification at the tumor site.

Oncolytic viruses have been pursued as therapeutic platforms in oncology because of their ability to preferentially infect and replicate within cancer cells, resulting in both direct lysis of the tumor cells as well as activation of an antitumor immune response, while leaving normal, healthy cells unharmed. Despite the promises of oncolytic viruses, a major obstacle against their therapeutic use has been their rapid elimination by the patient’s immune system; this has meant that oncolytic viruses have been largely relegated to being used for local delivery to tumors but have not been successful in patients with extensive metastatic disease. The only approved oncolytic virus therapy is T-VEC (Imlygic®), a modified herpes simplex virus (HSV) for the treatment of patients with melanoma given intratumorally.

We have been working on protecting oncolytic viruses from immune clearance for over a decade. Our NeuroNova investigational drug candidate is currently in a Phase 1 trial being run by our partner, City of Hope, in an investigator-initiated trial and we have an open IND for a Phase 1 trial for our SuperNova investigational drug candidate (CLD-201). In July 2025 we were granted Fast Track Designation to CLD-201 by the U.S. Food and Drug Administration (FDA) for the treatment of patients with soft tissue sarcoma. The platforms used in NeuroNova and SuperNova use oncolytic viruses embedded in stem cells to avoid immune clearance and facilitate initial viral amplification and expansion at the tumor sites. This approach has shown substantial benefit over unprotected virus in preclinical studies of intratumoral delivery, but stem cell encapsulation does not allow for systemic delivery of virus to tumor metastases in animal models. The size of the stem cells prohibited efficient dissemination into metastatic sites.

More recently, we used the learnings from NeuroNova and SuperNova to create RedTail, a novel oncolytic viral platform for systemic delivery. The virus used in RedTail has been proprietarily engineered to avoid immune clearance and to specifically replicate in tumor tissue where the virus also has the ability to deliver genetic medicines to the tumor microenvironment. RedTail utilizes a proprietary form of enveloped virus with genetic modifications, including engineered expression of CD55 on the enveloped virus, to avoid immune clearance. Because the virus is not encapsulated in stem cells, it is thousands of times smaller than the NeuroNova or SuperNova products and disseminates efficiently into metastatic sites in syngeneic animal models. In addition, the virus can be engineered to express genetic medicines while replicating in the tumor.

CLD-401, the first lead derived from the RedTail platform, expresses IL-15 superagonist at high concentrations in the tumor microenvironment. In animal models, CLD-401 can be given systemically and clear metastatic sites in syngeneic tumor mouse models with demonstrated enhanced biological efficacy. The combination of the RedTail virus with its genetic payload drives complete tumor eradication in the tumor models compared to the RedTail virus alone. We believe that RedTail, given its systemic administration and targeting to metastatic sites and its delivery of genetic medicines, represents a major advancement in the space of oncolytic virus in oncology.

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Since inception, our operations have focused on organizing and staffing our company, business planning, raising capital, acquiring and developing our technology, establishing our intellectual property portfolio, identifying potential product candidates and undertaking preclinical studies and manufacturing. We do not have any products approved for sale and have not generated any revenue from product sales. We have funded our operations primarily through private sales of common stock, warrants, convertible promissory notes, term debt, and the issuance of publicly traded securities. These investments have included and have been made by various related parties, including our former chief executive officer and former chairman of the Board of Directors.

Since inception, we have incurred significant operating losses. Our net loss was $5.8 million and $10.8 million for the three and six months ended June 30, 2025, respectively. As of June 30, 2025, we had an accumulated deficit of $132.4 million. We expect to continue to incur significant and increasing expenses and operating losses for the foreseeable future, as we advance our current and future product candidates through preclinical and clinical development, manufacture drug product and drug supply, seek regulatory approval for our current and future product candidates, maintain and expand our intellectual property portfolio, hire additional research and development and business personnel and operate as a public company.

Changes in economic conditions, including rising interest rates, public health issues, lower consumer confidence, volatile equity capital markets, tariffs, ongoing supply chain disruptions and the impacts of geopolitical conflicts, may also affect our business.

We will not generate revenue from product sales unless and until we successfully complete clinical development and obtain regulatory approval for our product candidates. In addition, if we obtain regulatory approval for our product candidates and do not enter into a third-party commercialization partnership, we expect to incur significant expenses related to developing our commercialization capability to support product sales, marketing, manufacturing and distribution activities.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of public or private equity offerings and debt financings or other sources, such as potential collaboration agreements, strategic alliances, and licensing arrangements. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on acceptable terms, or at all. Our inability to raise capital or enter into such agreements as, and when needed, could have a material adverse effect on our business, results of operations and financial condition.

Based on our operating plan, we believe we do not have sufficient cash on hand to support current operations for at least one year from the date of issuance of our unaudited condensed consolidated financial statements as of, and for the three and six months ended June 30, 2025. We have concluded that this circumstance raises substantial doubt about our ability to continue as a going concern. See Note 1 to our unaudited condensed consolidated financial statements. In addition, we will be required to raise additional capital through the issuance of our equity securities to support our operations which will have an ownership and economic dilutive effect to our current shareholders who purchased their shares of common stock at prices above our current trading price, and such capital raising may adversely affect the price of our common stock. Further, the sale of or the perception of a sale of a substantial number of our common stock by certain selling securityholders pursuant to another registration statement filed with the SEC will adversely affect the price of our common stock due to our limited trading volume and adversely affect the share price that we may obtain in future financings and may adversely affect our ability to conduct and complete future financings.

For additional discussion on our liquidity, see the section below and further disclosures in the section titled “Liquidity and Capital Resources” included herein.

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Recent Developments

On April 17, 2025, Allan Camaisa notified the Board of Calidi Biotherapeutics, Inc. (the “Company”) of his resignation as the Company’s Chief Executive Officer and as Chairman of the Board and from all his positions with the Companies subsidiaries (except Nova Cell, Inc.), effective April 21, 2025, subject to finalization of the terms of the General Release of Claims and Transition Agreement, which agreement was fully-executed on April 22, 2025. Mr. Camaisa will continue to serve as a Class III director of the Company, and will assume the title of “CEO Emeritus”. Mr. Camaisa’s resignation is not the result of any disagreement with the Company or its Board or any matter relating to the Company’s operations, policies, or practices.

On April 22, 2025, we executed a General Release of Claims and Transition Agreement (“Release Agreement”) with Mr. Camaisa. The Release Agreement contains customary protections, including a general release of claims by Mr. Camaisa in favor of the Company and certain other related parties. The Release Agreement will only go effective after the Revocation Period (which is seven business days from April 22, 2025, and excluding such date) has expired. Pursuant to the terms of the Release Agreement, after the Revocation Period, we shall be obligated to pay Mr. Camaisa $500,000 separation pay in the form of compensation continuation over 12 months pursuant to our regular and customary payroll schedule, less all regular and customary payroll withholdings and shall also be liable to pay Mr. Camaisa’s COBRA premiums for 12 months, commencing May 2025, upon timely election. Mr. Camaisa shall also be entitled to receive a transition/ consulting pay of $10,000 per month during the transition period, and may also be entitled to incentive payments for opportunities that Mr. Camaisa has developed, as more specifically described in the Release Agreement. Such incentive will be calculated and paid based on revenues, capital, or monies actually received by the Company on or before December 31, 2026. No incentive will be earned or paid for revenues, capital, or monies that are received by the Company after that date. Mr. Camaisa will not receive compensation as a member of the Board during the period that he receives consideration pursuant to the Release Agreement.

On April 17, 2025, the Board, by a unanimous vote, appointed Eric Poma, Ph.D. to serve as our CEO, effective April 22, 2025. In addition, on April 22, 2025, the Board, upon recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Dr. Poma to serve as a Class I director of the Company, also effective April 22, 2025, with a term expiring at the annual meeting of stockholders to be held in 2027.

On April 22, 2025, the Board appointed James Schoeneck as chairman of the Board, effective April 22, 2025, to serve until his successor is duly elected and qualified, or until his earlier resignation or removal. As previously disclosed, Mr. Schoeneck has served on the Board since September 12, 2023.

On July 9, 2025, we held our 2025 Annual Meeting of Stockholders (the “Annual Meeting”). The stockholders elected James Schoeneck and George Peoples as Class II Directors of the Company by a plurality of the votes cast, and without contest, to serve a three-year term until the 2028 Annual Meeting of Stockholders or until their successor has been duly elected. Stockholders approved and ratified the appointment of CBIZ CPAs P.C. as our independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2025. Stockholders approved an amendment to our Second Amended and Restated Certificate of Incorporation, as amended, to, at the discretion of the Board of Directors, effect a reverse stock split with respect to our shares of issued and outstanding Common Stock, which consists of Voting Common Stock and Non-Voting Common Stock, at a ratio between 1-for-2 and 1-for-19 (the “Range”), with the ratio within such Range to be determined at the discretion of the Board. On July 25, 2025, we announced the reverse stock split of our outstanding shares of common stock will be at a ratio of 1-for-12. Our common stock commenced trading on a split-adjusted basis on August 5, 2025 under the existing symbol of “CLDI.” At the Annual Meeting, the Stockholders also approved an amendment to our 2023 Equity Incentive Plan (the “2023 Plan”), to increase the aggregate number of shares of common stock authorized for grant under the 2023 Plan from 32,815 to 282,815.

On July 9, 2025, we entered into an inducement offer letter agreement (the “Warrant Inducement Letter”) with seven holders of our various warrants. Pursuant to the Warrant Inducement Letter, such warrant holders immediately exercised some or all of their respective outstanding warrants at a reduced exercise price. The gross proceeds from the exercise of the induced warrants was $4.6 million, prior to deducting placement agent fees and offering expenses. For additional discussion of this Warrant Inducement Letter, see the section below and further disclosures in the section titled “Liquidity and Capital Resources” included herein.

On July 24, 2025, the Compensation Committee of Calidi approved the elimination of the position of President, Medical and Scientific Affairs (the “Position”), held by Dr. Boris Minev. As a result, Dr. Minev ceased to serve as an executive officer and a Section 16 officer of Calidi, effective July 29, 2025. On August 8, 2025, a General Release of Claims and Separation Agreement (“Separation Agreement”) was executed by us with Dr. Minev. The Separation Agreement contains customary protections, including a general release of claims by Dr. Minev in favor of us and certain other related parties. The Separation Agreement will be effective after the Revocation Period (which is seven business days from August 8, 2025, and excluding such date) expires. Pursuant to the terms of the Separation Agreement, after the Revocation Period, we shall pay Dr. Minev (i) $100,000 in relation to a negotiated bonus for the NNV1 and SNV1 IND approvals within 10 days following the Revocation Period, and (ii) $187,500 separation pay in the form of compensation continuation over 6 months pursuant to our regular and customary payroll schedule, less all regular and customary payroll withholdings and shall also pay Dr. Minev’s COBRA premiums for 6 months, commencing August 2025, upon timely election.

The Position has been eliminated as part of our ongoing review of our organizational structure and cost optimization efforts and not as a result of any disagreement between Dr. Minev and us or our board of directors or any matter relating to our operations, policies, or practices. Dr. Guy Travis Clifton, our Chief Medical Officer, Consultant and Advisor, will assume Dr. Minev’s responsibilities.

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Components of Operating Results

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for our research and development activities, including our product candidate discovery efforts, preclinical studies and clinical trials under our research programs, which include:

●	personnel and related expenses, including salaries, benefits and stock-based compensation expense for our research and development personnel;

●	costs of funding research performed by third parties that conduct research and development and preclinical and clinical activities on our behalf;

●	costs of manufacturing drug product and drug supply related to our current or future product candidates;

●	costs of conducting preclinical studies and clinical trials of our product candidates;

●	consulting and professional fees related to research and development activities, including equity-based compensation to non-employees;

●	costs of maintaining our laboratory, including purchasing laboratory supplies and non-capital equipment used in our preclinical studies;

●	costs related to compliance with clinical regulatory requirements;

●	facility costs and other allocated expenses, which include expenses for rent and maintenance of facilities, insurance, depreciation and other supplies; and

●	fees for maintaining licenses and other amounts due under our third-party licensing agreements.

Research and development costs are expensed as incurred. Costs for certain activities are recognized based on an evaluation of the progress to completion of specific tasks using data such as information provided to us by our vendors and analyzing the progress of our preclinical and clinical studies or other services performed. Significant judgment and estimates are made in determining the accrued expense balances at the end of any reporting period.

We track external research and development costs on a program-by-program basis beginning, with respect to each program, upon our internal nomination of a candidate in that program for further preclinical and clinical development. External costs include fees paid to consultants, contractors and vendors, including contract manufacturing organizations (“CMOs”), and clinical research organizations (“CROs”), in connection with our preclinical, clinical and manufacturing activities and license milestone payments related to candidate development.

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The successful development of our product candidates is highly uncertain. We cannot reasonably estimate or know the nature, timing, and estimated costs of the efforts that will be necessary to complete development of our current or future product candidates. We are also unable to predict when, if ever, material net cash inflows will commence from the sale of our product candidates, if they are approved. This is due to the numerous risks and uncertainties associated with developing product candidates, including the uncertainty of:

●	the scope, rate of progress, and expenses of our ongoing research activities as well as any preclinical studies and clinical trials and other research and development activities;

●	establishing an appropriate safety profile;

●	successful enrollment in and completion of clinical trials;

●	whether our product candidates show safety and efficacy in our clinical trials;

●	receipt of marketing approvals from applicable regulatory authorities;

●	establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers;

●	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for our product candidates;

●	commercializing product candidates, if and when approved, whether alone or in collaboration with others; and

●	continued acceptable safety profile of the products following any regulatory approval.

A change in the outcome of any of these variables with respect to the development of our current and future product candidates would significantly change the costs and timing associated with the development of those product candidates.

Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect research and development costs to increase significantly for the foreseeable future as we commence clinical trials and continue the development of our current and future product candidates. However, we do not believe that it is possible at this time to accurately project expenses through commercialization. There are numerous factors associated with the successful commercialization of any of our product candidates, including future trial design and various regulatory requirements, many of which cannot be determined with accuracy at this time based on our stage of development. Additionally, future commercial and regulatory factors beyond our control will impact our clinical development programs and plans.

General and Administrative Expenses

General and administrative expenses include salaries and other compensation-related costs, including stock-based compensation, for personnel in executive, finance and accounting, business development, operations and administrative roles. Other significant costs include professional service and consulting fees including legal fees relating to intellectual property and corporate matters, accounting fees, recruiting costs and costs for consultants utilized to supplement our personnel, insurance costs, travel costs, facility and office-related costs not included in research and development expenses and depreciation and amortization.

We anticipate that our general and administrative expenses will increase in the future as our business expands to support expected growth in research and development activities, including our future clinical programs. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside service providers, among other expenses. We also anticipate continued expenses associated with being a public company, including costs for audit, legal, regulatory and tax-related services related to compliance with the rules and regulations of the SEC, and listing standards applicable to companies listed on a national securities exchange, director and officer insurance premiums, and investor relations costs. In addition, if we obtain regulatory approval for any of our product candidates and do not enter into a third-party commercialization collaboration, we expect to incur significant expenses related to building a sales and marketing team to support product sales, marketing and distribution activities.

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Other Income (Expenses), Net

Other income (expenses), net, primarily includes the changes in fair value of warrants and derivatives. The changes in the fair value of these instruments are recorded in change in fair value of other liabilities and derivatives, and change in fair value of other liabilities and derivatives – related party, included as a component of other income (expenses), net, in the unaudited condensed consolidated statements of operations.

Interest expense primarily consists of amortization of discounts on term notes, including from related parties, and other interest expense incurred from financing leases and other obligations.

Other income also includes grant income generated from a grant awarded to us by the California Institute for Regenerative Medicine (“CIRM”) in December 2022. Proceeds from the CIRM grant are recognized over the period necessary to match the related research and development expenses when it is probable that we have complied with the CIRM conditions and will receive the proceeds pursuant to the milestones defined in the grant as reimbursement of those expenditures. Any CIRM grant proceeds received in advance of having incurred the related research and development expenses are recorded in accrued expenses and other current liabilities and recognized as grant income on our unaudited condensed consolidated statements of operations when the related research and developments expenses are incurred.

Income Tax Provision

Since inception, we have incurred net operating losses primarily for U.S. federal and state income tax purposes and have not reflected any benefit of such net operating loss carryforwards for any periods presented in this prospectus. The income tax provision in the periods presented is entirely attributable to amounts recorded from StemVac operations, our wholly-owned German subsidiary that provides research and development services to us under a cost-plus development agreement.

Results of Operations

Comparison of Three Months Ended June 30, 2025 and 2024

The following table summarizes our results of operations for the three months ended June 30, 2025 and 2024 (in thousands):

	Three Months Ended June 30,		Change
	2025	2024	$	%
Operating expenses:
Research and development	$(2,593)	$(2,167)	$(426)	20%
General and administrative	(3,071)	(3,605)	534	(15)%
Total operating expenses	(5,664)	(5,772)	108	(2)%
Loss from operations	(5,664)	(5,772)	108	(2)%
Other income (expense), net
Total other income (expenses), net	(93)	13	(106)	(815)%
Loss before income taxes	(5,757)	(5,759)	2	0%
Income tax provision	(4)	(8)	4	(50)%
Net loss	$(5,761)	$(5,767)	$6	0%

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Research and Development Expenses

Research and development expenses for the three months ended June 30, 2025 and 2024 were $2.6 million and $2.2 million, respectively. The $0.4 million increase was primarily attributable to an increase in consulting expenses of $0.3 million and drug manufacturing and preclinical expenses of $0.1 million.

General and Administrative Expenses

General and administrative expenses for the three months ended June 30, 2025 and 2024 were $3.1 million and $3.6 million, respectively. The $0.5 million decrease was primarily due to a decrease in investor relations of $0.3 million, insurance expenses of $0.2 million, public company expenses of $0.1 million, and legal expenses of $0.1 million, partially offset by an increase in salaries and benefits of $0.2 million.

Other Income (Expense), Net

Other income (expense), net for the three months ended June 30, 2025 and 2024 were $0.1 million other expense and $13,000 other income, respectively. The $0.1 million decrease in net other income was primarily due to a decrease in grant income from the CIRM of $0.2 million and a net change in fair value in Forward Purchase Agreement Derivative Asset and Public and Private Placement Warrants of $0.1 million, partially offset by a decrease in interest expense of $0.2 million.

Comparison of Six Months Ended June 30, 2025 and 2024

The following table summarizes our results of operations for the six months ended June 30, 2025 and 2024 (in thousands):

	Six Months Ended June 30,		Change
	2025	2024	$	%
Operating expenses:
Research and development	$(5,018)	$(4,910)	$(108)	2%
General and administrative	(5,708)	(7,614)	1,906	(25)%
Total operating expenses	(10,726)	(12,524)	1,798	(14)%
Loss from operations	(10,726)	(12,524)	1,798	(14)%
Other income (expense), net
Total other income (expenses), net	(90)	(456)	366	(80)%
Loss before income taxes	(10,816)	(12,980)	2,164	(17)%
Income tax provision	(7)	(12)	5	(42)%
Net loss	$(10,823)	$(12,992)	$2,169	(17)%

Research and Development Expenses

Research and development expenses for the six months ended June 30, 2025 and 2024 were $5.0 million and $4.9 million, respectively. The $0.1 million increase was primarily attributable to an increase in consulting expenses of $0.5 million, and rent expenses of $0.1 million, partially offset by a decrease in salaries and benefits of $0.3 million, and drug manufacturing and preclinical expenses of $0.2 million.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2025 and 2024 were $5.7 million and $7.6 million, respectively. The $1.9 million decrease was primarily due to a decrease in legal fees of $0.6 million, salaries and benefits of $0.4 million, insurance expenses of $0.3 million, investor relations expenses of $0.2 million, public company expenses of $0.2 million, dues and subscriptions of $0.1 million, and consulting expenses of $0.1 million.

Other Income (Expense), Net

Other income (expense), net for the six months ended June 30, 2025 and 2024 were $0.1 million and $0.5 million other expense, respectively. The $0.4 million decrease primarily relates to a decrease in interest expense of $0.4 million and a net change in fair value in Forward Purchase Agreement Derivative Asset and Public and Private Placement Warrants of $0.1 million, partially offset by a decrease in grant income from the CIRM of $0.1 million.

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Comparison of Year Ended December 31, 2024 and 2023

The following table summarizes our results of operations for the year ended December 31, 2024 and 2023 (in thousands):

	Year Ended December 31,		Change
	2024	2023	$	%
Operating expenses:
Research and development	$(8,878)	$(13,008)	$4,130	(32)%
General and administrative	(12,898)	(15,984)	3,086	(19)%
Total operating expenses	(21,776)	(28,992)	7,216	(25)%
Loss from operations	(21,776)	(28,992)	7,216	(25)%
Other income (expense), net
Total other income (expenses), net	(419)	(208)	(211)	101%
Loss before income taxes	(22,195)	(29,200)	7,005	(24)%
Income tax provision	(14)	(16)	2	(13)%
Net loss	$(22,209)	$(29,216)	$7,007	(24)%

Research and Development Expenses

Research and development expenses for the year ended December 31, 2024, and 2023 were $8.9 million and $13.0 million, respectively. The $4.1 million decrease was primarily attributable to decrease in drug manufacturing and preclinical studies of $3.4 million, salaries and benefits of $0.3 million, lab supplies of $0.2 million, consulting costs of $0.1 million, and other expenses of $0.1 million.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2024 and 2023 were $12.9 million and $16.0 million, respectively. The $3.1 million decrease was primarily due to decreases in compensation of $3.0 million arising from lower share based compensation expenses, decrease in headcount and lower separation costs, legal and settlement expenses of $0.9 million, consulting and directors’ expenses of $0.4 million, and other expenses of $0.3 million, partially offset by increases in insurance costs of $0.9 million, marketing and advertising expenses of $0.3 million, and certain other public company expenses of $0.3 million.

Other Income (Expense), Net

Other income (expense), net for the year ended December 31, 2024 and 2023 were $0.4 million and $0.2 million other expense, respectively. The $0.2 million increase in net expenses primarily relates to a decrease in grant income from CIRM of $2.7 million and the net change in fair value of Forward Purchase Agreement Derivative Asset, Public Warrants, and Private Placement Warrants of $0.8 million, partially offset by decreases in Series B Convertible Preferred Stock financing costs of $2.7 million, debt extinguishment losses of $0.5 million, and interest expense of $0.1 million.

Liquidity and Capital Resources

Sources of Liquidity

Since inception, we have funded our operations primarily through private sales of common stock, warrants, promissory notes, term debt, and the issuance of publicly traded securities. Certain of these investments were with various related parties.

As of June 30, 2025, we had a cash balance of $5.3 million and restricted cash of $0.1 million. Our debt and liability obligations as of June 30, 2025 include $3.2 million in accounts payable and accrued expenses and other current liabilities, including related party amounts, $2.3 million in operating lease liabilities, $0.8 million in related party term notes payable, $0.6 million in promissory notes, $0.3 million in finance lease liabilities, and $0.1 million in warrant liabilities, including related party amounts.

Financing and Financing-Related Transactions During the Six Months Ended June 30, 2025

During the six months ended June 30, 2025, we undertook certain financing and financing-related transactions. Approximately $6.6 million in proceeds were received from the Public Offerings and $3.5 million in proceeds received from the March Registered Direct Offering and Concurrent Private Placement.

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Financing and Financing-Related Transactions Subsequent to June 30, 2025

On July 9, 2025, Calidi entered into an inducement offer letter agreement (the “Warrant Inducement Letter”) with 7 holders of our existing Series A warrants (“Series A Warrants”), Series B-1 warrants (“Series B-1 Warrants”), Series C-1 warrants (“Series C-1 Warrants”), Series D warrants, (“Series D Warrants”), Series E warrants (“Series E Warrants”), and Series F warrants (“Series F Warrants” and together with the Series A Warrants, Series B-1 Warrants, Series C-1 Warrants, Series D Warrants, and Series E Warrants, the “Existing Warrants”), which each of the Series A Warrants, the Series B-1 Warrants and the Series C-1 Warrants were issued pursuant to that certain Securities Purchase Agreement, dated April 16, 2024, the Series D Warrants were issued pursuant to that certain Letter Agreement dated May 31, 2024, and the Series E Warrants and Series F Warrants were issued pursuant to that certain Securities Purchase Agreement dated October 23, 2024. Pursuant to the Warrant Inducement Letter, such warrant holders immediately exercised some or all of their respective outstanding Series A Warrants, Series B-1 Warrants, Series C-1 Warrants, Series D Warrants, Series E Warrants, and Series F Warrants to purchase up to an aggregate of 549,596 shares of common stock, at a reduced exercise price of $8.40. The gross proceeds from the exercise of the Existing Warrants was $4.6 million, prior to deducting placement agent fees and offering expenses.

In consideration for the immediate exercise of some or all of the Existing Warrants for cash, we agreed to issue unregistered new Series H common stock purchase warrants (“New Series H Warrants”) to purchase up to 549,587 shares of common stock. The New Series H Warrants have an exercise price of $8.40 per share, will be initially exercisable on the 6 month anniversary of the issuance date and will have a term of 5.5 years from the issuance date.

The shares of our common stock underlying the Series A Warrants, Series B-1 Warrants, and the Series C-1 Warrants have been registered pursuant to an existing registration statement on Form S-1, as amended (File No.: 333-276741) declared effective by the Securities and Exchange Commission on April 15, 2024. The shares of our common stock underlying the Series D Warrants, Series E Warrants and Series F Warrants have been registered pursuant to an existing registration statement on Form S-1, as amended (File No.: 333-283741) declared effective on December 27, 2024. The shares of our common stock underlying the New Series H Warrants have been registered pursuant to a registration statement on Form S-1 (File No.: 333-288529) declared effective on July 11, 2025.

Debt Obligations

Calidi’s outstanding debt obligations as of June 30, 2025, including related party components, are as follows (in thousands):

	June 30, 2025
	Unpaid Balance	Accrued Interest	Net Carrying Value
Term notes payable	$375	$400	$775
Promissory note	600	45	645
Total debt	$975	$445	$1,420
Less: current portion of long-term debt			(820)
Long-term debt, net of current portion			$600

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Warrants

As of June 30, 2025, Calidi had outstanding warrants to purchase 1,403,320 shares of Common Stock, consisting of the following:

June 30, 2025
Private Warrants to purchase Common Stock	15,938
Public Warrants to purchase Common Stock	95,834
Warrants to purchase Restricted Shares	53,334
Placement Agent Warrants to purchase Common Stock	83,880
Series A Warrants to purchase Common Stock	87,643
Series B-1 Warrants to purchase Common Stock	63,528
Series C-1 Warrants to purchase Common Stock	67,921
Series D Warrants to purchase Common Stock	89,153
Series E Warrants to purchase Common Stock	170,836
Series F Warrants to purchase Common Stock	170,836
Series G Warrants to purchase Common Stock	504,417
1,403,320

Commitments and Contingencies

On October 10, 2022, Calidi entered into an Office Lease Agreement (the “San Diego Lease”) which serves as Calidi’s principal executive and administrative offices and laboratory facility. To secure and execute the San Diego Lease, Mr. Allan Camaisa, former Chief Executive Officer of Calidi, provided a personal Guaranty of Lease of up to $0.9 million (the “Guaranty”) to the lessor for Calidi’s future performance under the San Diego Lease agreement. As consideration for the Guaranty, Calidi agreed to pay Mr. Camaisa 10% of the Guaranty amount for the first year of the San Diego Lease, and 5% per annum of the Guaranty amount thereafter through the life of the lease, with all amounts accrued and payable at the termination of the San Diego Lease or release of Mr. Camaisa from the Guaranty by the lessor, whichever occurs first. The San Diego Lease has an initial term of 4 years.

On July 1, 2025, StemVac entered into a finance lease agreement for laboratory equipment with an initial term that expires on May 31, 2029, with total payments of approximately €143,011 Euros.

We further entered into separate license agreements with Northwestern University and City of Hope and the University of Chicago, wherein Calidi may be liable to make certain contingent payments, under certain conditions that are in our control, pursuant to the terms and conditions of the license agreements. As of June 30, 2025, we do not believe it probable that we will make these payments.

Other commitments and contingencies include various operating and financing leases for equipment, office facilities, and other property containing future minimum lease payments totaling $2.9 million and, certain manufacturing and other supplier agreements with vendors principally for manufacturing drug products for clinical trials and continuing the development of the CLD-101, CLD-201 programs totaling $0.5 million.

Related Party Transactions

Please see Note 6 to our unaudited condensed consolidated financial statements for more information on our related party transactions, included else where in this prospectus.

Cash Flow Summary for the six months ended June 30, 2025 and 2024

The following table shows a summary of our cash flows for the six months ended June 30, 2025 and 2024 (in thousands):

	Six Months Ended June 30,		Change
	2025	2024	$	%
Net cash (used in) provided by:
Operating activities	$(12,011)	$(9,325)	$(2,686)	29%
Investing activities	(64)	(5)	(59)	1,180%
Financing activities	7,639	8,213	(574)	(7)%
Effect of exchange rate on cash	6	4	2	50%
Net decrease in cash and restricted cash	$(4,430)	$(1,113)	$(3,317)	298%

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Operating activities

Net cash used in operating activities was $12.0 million for the six months ended June 30, 2025, primarily resulting from our net loss of $10.8 million. Our net loss was reduced by certain non-cash items that included $1.1 million in stock-based compensation, $0.6 million in amortization of right of use assets, and $0.2 million in depreciation and amortization expense, partially offset by an increase of $3.1 million from the change in our operating assets and liabilities.

Net cash used in operating activities was $9.3 million for the six months ended June 30, 2024, primarily resulting from our net loss of $13.0 million. Our net loss was reduced by certain non-cash items that included $1.6 million in stock-based compensation, $1.1 million from the change in our operating assets and liabilities, $0.6 million in amortization of right of use assets, $0.2 million in depreciation and amortization expense, and $0.1 million in change in fair value of debt, other liabilities, and derivatives.

Investing activities

Net cash used in investing activities was $64,000 for the six months ended June 30, 2025, which primarily related to the purchase of certain machinery and equipment.

Net cash used in investing activities was $5,000 for the six months ended June 30, 2024, which primarily related to the purchase of certain machinery and equipment.

Financing activities

Net cash provided by financing activities was $7.6 million for the six months ended June 30, 2025, which primarily related to proceeds from Public Offerings of $6.6 million, and proceeds from the March Registered Direct Offering and Concurrent Private Placement of $3.5 million, partially offset by repayment of term notes payable of $1.8 million, including related party amounts, payment of financing costs of $0.4 million, and repayment of bridge loan payable of $0.2 million.

Net cash provided by financing activities was $8.2 million for the six months ended June 30, 2024, which primarily related to proceeds from the April Public Offering of $5.4 million, proceeds from issuance of convertible notes payable of $3.0 million, proceeds from the May Inducement Offer of $2.1 million, related party proceeds from issuance of a bridge loan payable of $0.2 million, and proceeds from the exercise of common stock warrants of $0.1 million, partially offset by repayment of convertible notes payable of $1.5 million, payment of financing costs of $0.8 million, and repayment of term notes payable of $0.3 million.

Funding Requirements

We expect our expenses to increase in connection with our ongoing activities, particularly as we continue our research and development, initiate clinical trials, and seek marketing approval for our current and any of our future product candidates. In addition, if we obtain marketing approval for any of our current or our future product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution, which costs we may seek to offset through entry into collaboration agreements with third parties. Furthermore, we expect to continue to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce or eliminate our research and development programs or future commercialization efforts.

Based on our current operating plan, available cash and additional access to capital discussed above under the “Liquidity and Capital Resources” section, we believe we do not have sufficient cash on hand to support current operations for at least one year from the date of issuance of the unaudited condensed consolidated financial statements as of and for the three and six months ended June 30, 2025 appearing elsewhere in this prospectus. Assuming that we receive net proceeds of approximately $5.1 million from this offering (assuming no exercise of the over-allotment option), we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will meet our capital needs for the next six months under our current business plan. To finance our operations, we will need to raise substantial additional capital, which cannot be assured. We have concluded that this circumstance raises substantial doubt about our ability to continue as a going concern for at least one year from the date that our aforementioned unaudited condensed consolidated financial statements were issued. See Note 1 to our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus for additional information on our assessment.

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Our future capital requirements will depend on a number of factors, including:

●	the costs of conducting preclinical studies and clinical trials;

●	the costs of manufacturing;

●	the scope, progress, results and costs of discovery, preclinical and clinical development, laboratory testing, and clinical trials for product candidates we may develop, if any;

●	the costs, timing, and outcome of regulatory review of our product candidates;

●	our ability to establish and maintain collaborations on favorable terms, if at all;

●	the achievement of milestones or occurrence of other developments that trigger payments under any license or collaboration agreements we might have at such time;

●	the costs and timing of future commercialization activities, including product sales, marketing, manufacturing and distribution, for any of our product candidates for which we receive marketing approval;

●	the amount of revenue, if any, received from commercial sales of our product candidates, should any of our product candidates receive marketing approval;

●	the costs of preparing, filing and prosecuting patent applications, obtaining, maintaining and enforcing our intellectual property rights, and defending intellectual property-related claims;

●	our headcount growth and associated costs as we expand our business operations and research and development activities;

●	the continuing impacts of the recent COVID-19 pandemic and geopolitical conflicts; and

●	the costs of operating as a public company.

Our existing cash will not be sufficient to complete development of CLD-101, CLD-201 and CLD-400. Accordingly, we will be required to obtain further funding to achieve our business objectives.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of public or private equity offerings and debt financings or other sources, such as potential collaboration agreements, strategic alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, ownership interests may be diluted, and the terms of these securities may include liquidation or other preferences that could adversely affect the rights as a common stockholder. Additional debt financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, that could adversely impact our ability to conduct our business. If we raise funds through potential collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based on our unaudited condensed consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”). The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of expenses during the reporting period. Our estimates are based on historical trends and on other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

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Our significant accounting policies and estimates are described in more detail in Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The accounting estimates that are most critical to a full understanding and evaluation of our reported financial results are described in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. There were no material changes to our critical accounting estimates during the three and six months ended June 30, 2025.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under SEC rules.

We enter into agreements in the normal course of business with vendors for preclinical and clinical studies, preclinical and clinical supply and manufacturing services, professional consultants for expert advice, and other vendors for other services for operating purposes. We have certain manufacturing and other supplier agreements with vendors principally for manufacturing drug products for clinical trials and continuing the development of the CLD-101, CLD-201 programs totaling $0.5 million in future purchase commitments. However, these contracts do not contain any minimum purchase commitments and are cancellable at any time by us, generally upon 30 days prior written notice, and therefore we believe that our non-cancelable obligations under these agreements are not material.

In addition, we have entered into license and royalty agreements for intellectual property with certain parties. Such arrangements require ongoing payments, including payments upon achieving certain development, regulatory and commercial milestones, receipt of sublicense income, as well as royalties on commercial sales. Payments under these arrangements are expensed as incurred and are recorded as research and development expenses. We may pay amounts under such agreements at the time of execution or annual fees. We have not paid any royalties under these agreements to date. We have not included the annual license fee payments contractual obligations because the license agreements are cancelable by us and therefore, we believe that our non-cancelable obligations under these agreements are not material. We have not included potential royalties or milestone obligations because they are contingent upon the occurrence of future events and the timing and likelihood of such potential obligations are not known with certainty. For further information regarding these agreements and amounts that could become payable in the future under these agreements, please see the sub-section entitled “License Agreements” within the “Item 1. Business” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Quantitative and Qualitative Disclosures about Market Risk

We are not currently exposed to significant market risk related to changes in interest rates because we do not have any cash equivalents or interest-bearing investments at this time. Our debt typically contains a fixed interest rate or is issued to certain lenders, including related party lenders, with other equity instruments, such as warrants, in lieu of a stated cash interest rate. We currently do not have debt with an interest rate that is variable and fluctuates with changes in interest rates.

We are not currently exposed to significant market risk related to changes in foreign currency exchange rates; however, we have employees and are contracted with and may continue to contract with foreign vendors that are located in Europe, particularly in Germany, where we operate through our wholly-owned subsidiary, StemVac GmbH. In October 2022, we also formed Calidi Biotherapeutics Australia Pty Ltd, a wholly-owned subsidiary in Australia, for purposes of operating in that country for a portion of our planned clinical trial activities for our SNV1 program. Our operations may be subject to fluctuations in foreign currency exchange rates in the future.

Inflation generally affects us by increasing our cost of labor. We do not believe that inflation had a material effect on our business, financial condition or results of operations during the three and six months ended June 30, 2025 and 2024.

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Emerging Growth Company and Smaller Reporting Company Status

We are an “emerging growth company,” (“EGC”), under the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”). Section 107 of the JOBS Act provides that an EGC can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an EGC can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of the delayed adoption of new or revised accounting standards and, therefore, we will be subject to the same requirements to adopt new or revised accounting standards as private entities.

As an EGC, we may also take advantage of certain exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an EGC:

●	we are presenting only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	we will avail ourselves of the exemption from providing an auditor’s attestation report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	we will avail ourselves of the exemption from complying with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”), regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis;

●	we are providing reduced disclosure about our executive compensation arrangements; and

●	we will not require nonbinding advisory votes on executive compensation or stockholder approval of any golden parachute payments.

We will remain an EGC until the earliest of (i) December 31, 2026, (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more, (iii) the date on which we have issued more than $1 billion in non-convertible debt during the previous rolling three-year period, or (iv) the date on which we are deemed to be a large accelerated filer under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”).

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million.

If we are a smaller reporting company at the time we cease to be an EGC, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to EGCs, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Recent Accounting Pronouncements

Other than as disclosed in Note 2 to our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus, we do not expect that any recently issued accounting standards will have a material impact on our financial statements or will otherwise apply to our operations.

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BUSINESS

Overview

We are a clinical stage biotechnology company developing genetic medicines and proprietary genetically-engineered oncolytic viruses. We are currently developing RedTail, an enveloped vaccinia virus platform designed to deliver genetic medicine to tumor sites, and two proprietary stem cell-based oncolytic virus platforms (SuperNova and NeuroNova). RedTail is expected to enter the clinic by the end of 2026 with the first compound (CLD-401) delivering IL-15 superagonist to the tumor microenvironment (“TME”).

Our RedTail platform is the culmination of a over a decade of work around genetic engineering of viruses and allows for the systemic administration of a proprietarily-modified oncolytic virus that can:

●	Survive in circulation and home to metastatic tumor sites

●	Induce cell kill of tumor cells and immune priming in the TME; and

●	Deliver genetic medicine payloads like IL-15 superagonist for expression in the TME

Our SuperNova and NeuroNova platforms are intratumorally administered and designed to:

●	Protect oncolytic viruses from neutralizing antibodies and complement inactivation and innate immune cell inactivation;

●	Enhance oncolytic viral amplification inside the allogeneic cells; and

●	Modify the TME to allow improvements in cell targeting and viral amplification at the tumor site.

Oncolytic viruses have been pursued as therapeutic platforms in oncology because of their ability to preferentially infect and replicate within cancer cells, resulting in both direct lysis of the tumor cells as well as activation of an antitumor immune response, while leaving normal, healthy cells unharmed. Despite the promises of oncolytic viruses, a major obstacle against their therapeutic use has been their rapid elimination by the patient’s immune system; this has meant that oncolytic viruses have been largely relegated to being used for local delivery to tumors but have not been successful in patients with extensive metastatic disease. The only approved oncolytic virus therapy is T-VEC (Imlygic®), a modified herpes simplex virus (HSV) for the treatment of patients with melanoma given intratumorally.

We have been working on protecting oncolytic viruses from immune clearance for over a decade. Our NeuroNova investigational drug candidate is currently in a Phase 1 trial being run by our partner, City of Hope, in an investigator-initiated trial and we have an open IND for a Phase 1 trial for our SuperNova investigational drug candidate (CLD-201). In July 2025 we were granted Fast Track Designation to CLD-201 by the U.S. Food and Drug Administration (FDA) for the treatment of patients with soft tissue sarcoma. The platforms used in NeuroNova and SuperNova use oncolytic viruses embedded in stem cells to avoid immune clearance and facilitate initial viral amplification and expansion at the tumor sites. This approach has shown substantial benefit over unprotected virus in preclinical studies of intratumoral delivery, but stem cell encapsulation does not allow for systemic delivery of virus to tumor metastases in animal models. The size of the stem cells prohibited efficient dissemination into metastatic sites.

More recently, we used the learnings from NeuroNova and SuperNova to create RedTail, a novel oncolytic viral platform for systemic delivery. The virus used in RedTail has been proprietarily engineered to avoid immune clearance and to specifically replicate in tumor tissue where the virus also has the ability to deliver genetic medicines to the tumor microenvironment. RedTail utilizes a proprietary form of enveloped virus with genetic modifications, including engineered expression of CD55 on the enveloped virus, to avoid immune clearance. Because the virus is not encapsulated in stem cells, it is thousands of times smaller than the NeuroNova or SuperNova products and disseminates efficiently into metastatic sites in syngeneic animal models. In addition, the virus can be engineered to express genetic medicines while replicating in the tumor.

CLD-401, the first lead derived from the RedTail platform, expresses IL-15 superagonist at high concentrations in the tumor microenvironment. In animal models, CLD-401 can be given systemically and clear metastatic sites in syngeneic tumor mouse models with demonstrated enhanced biological efficacy. The combination of the RedTail virus with its genetic payload drives complete tumor eradication in the tumor models compared to the RedTail virus alone. We believe RedTail, given its systemic administration and targeting to metastatic sites and its delivery of genetic medicines, represents a major advancement in the space of oncolytic virus in oncology.

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Our Strategy

Our strategy is to pioneer next generation immunotherapies for the treatment of cancer by utilizing enveloped oncolytic virotherapies or stem cell-based platforms for delivery and potentiation of oncolytic viruses as well as the use of allogeneic stem cells for treatment of non-cancer indications. We intend to achieve this strategy by:

●	Continuing to advance our enveloped oncolytic virotherapy platform. Our RedTail platform is comprised of an enveloped oncolytic vaccinia virus. In preclinical studies, RedTail has shown an ability to target lung cancer and disseminated cancer disease due to its ability to survive in the bloodstream. Our goal is to utilize this product candidate to target lung cancer and metastatic solid tumors. We believe that this approach may allow for potentially greater antitumor activity and lower toxicity when compared to existing modalities for treating selected disseminated indications.

●	Continuing to advance our adipose stem cell platform. Our SuperNova™ platform is comprised of adipose-derived mesenchymal stem cells (“AD-MSC”) isolated from healthy adult donors. Our approach represents an economical and highly scalable process. We intend to utilize these cells as a “Trojan Horse”, shielding intracellularly loaded oncolytic vaccina virus for enhanced therapy of patients with solid tumors and hematologic malignancies. We believe that this approach to treating cancer may allow for potentially greater antitumor activity and lower toxicity when compared to existing modalities.

●	Continuing to advance immortalized neural stem cells. Our NeuroNova™ platform is comprised of neural stem cells that are generated from cells harvested from fetal tissue. We utilize these cells by loading them with oncolytic adenovirus with the intention of treating patients who have newly diagnosed or recurrent high grade glioma (“HGG”) and in potentially other therapeutic indications. We believe that this approach to treating HGGs of the brain and spinal cord may allow for potentially greater antitumor activity and lower toxicity when compared to existing modalities.

●	Collaborating with industry partners in pursuit of combination therapies. In addition to our monotherapy trials, we intend to explore combination therapy studies using our RedTail, SuperNova™, and NeuroNova™ platforms in conjunction with certain other immuno-therapies that are already approved or under clinical development.

●	Advancing clinical programs over the next 24 months. We anticipate advancing three clinical development programs over the next six-to-24 months, namely, i) CLD-101 in a Phase 1 clinical trial in patients with recurrent HGG; ii) CLD-201 in a Phase 1 clinical trial in patients with triple negative breast cancer, head & neck squamous cell carcinoma (HNSCC), and soft tissue sarcoma and iii) submitting to the FDA for our RedTail product candidate for a Phase 1 clinical trial in patients with metastatic solid tumors by the end of 2026.

●	Continuing to pursue cost-efficient manufacturing. Manufacturing of allogeneic stem cell therapeutic candidates involves a series of complex steps. We believe an important element of our commercialization plans involves the efficient and scalable production of GMP-grade adipose, neuronal and other allogeneic stem cells.

●	Pursuing opportunistically out-licensing of stem cell derived products. Our stem cell production capabilities enable us to selectively out-license our cell banked or cell derived products to third parties. We anticipate entering into one or more distribution relationships in order to pursue this opportunity.

Our Product Candidates

RedTail for Metastatic Solid Tumors.

The RedTail platform utilizes an engineered vaccinia virus enveloped by a cell membrane and engineered to express CD55. In syngeneic animal models, the RedTail virus is capable of being systemically administered and homing to metastatic sites. The RedTail virus can be further engineered to induce expression of a genetic medicine at the site of tumor metastases. Metastatic solid tumors involve cancer cells that break away from where they first formed (primary cancer) and travel through the blood or lymph system to form new tumors, known as metastatic tumors, in other parts of the body.

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The lead compound from the RedTail platform is CLD-401. In syngeneic animal models, CLD-401 is capable of homing to metastatic tumor sites after systemic administration. Once at the tumor sites, CLD-401 can induce lytic cell death of tumor cells and induce high levels of IL-15 superagonist expression restricted to the metastatic tumor sites.

CLD-201 (SuperNova™) for Solid Tumors (Breast Cancer, Sarcoma, and Head and Neck).

CLD-201 is composed of CAL1 vaccinia virus (AKA ACAM1000 or ACAM2000) loaded into the allogeneic AD-MSC cell line VP-001 and is our first internally developed product candidate utilizing our SuperNova™ Platform targeting multiple solid tumors (Breast Cancer, Sarcoma, and Head and Neck). Based on our pre-clinical studies, we believe CLD-201 has therapeutic potential for the treatment of multiple solid tumors such as, head and neck cancer, breast cancer and sarcoma. Our IND application was approved by the FDA in April 2025 for the clinical development of CLD-201 and in July 2025 we were granted Fast Track Designation to CLD-201 by the FDA for the treatment of patients with soft tissue sarcoma.

CLD-101 (NeuroNova™) for Newly Diagnosed High Grade Glioma (“HGG”).

CLD-101 is our product candidate utilizing our NeuroNova™ Platform targeting HGG. Our partner, Northwestern University, has an open IND for a Phase 1b/2 clinical trial.

CLD-101 (NeuroNova™) for Recurrent HGG.

Our partner City of Hope is conducting clinical studies on CLD-101 utilizing our NeuroNova™ Platform for the indication of recurring HGG using the same allogeneic neural stem cell bank and oncolytic adenovirus being used in our clinical trials for newly diagnosed HGG discussed above. City of Hope dosed the first patient in May 2023 in a Phase 1 clinical trial with CLD-101 for recurring HGG. This program is supported by a grant from CIRM awarded to the City of Hope.

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Competition

The development and commercialization of new product candidates is highly competitive. We face competition from major pharmaceutical, specialty pharmaceutical and biotechnology companies among others with respect to our RedTail, SuperNova™, and NeuroNova™ and RedTail product candidates and will face similar competition with respect to any product candidates that we may seek to develop or commercialize in the future. We compete in pharmaceutical, biotechnology and other related markets that develop immune-oncology therapies for the treatment of cancer. There are other companies working to develop viral immunotherapies for the treatment of cancer including divisions of large pharmaceutical and biotechnology companies of various sizes. The large pharmaceutical and biotechnology companies that have commercialized and/or are developing immuno-oncology treatments for cancer include AstraZeneca, Bristol-Myers Squibb, Gilead Sciences, Inc., Merck & Co., Novartis, Pfizer and Genentech, Inc.

Some of the products and therapies developed by our competitors are based on scientific approaches that are the same as or similar to our approach, including with respect to the use of viral immunotherapy with oncolytic viruses. Other competitive products and therapies are based on entirely different approaches. We are aware that Oncorus, Inc., Replimune Group, Inc., Amgen Inc., ImmVira Co., Ltd., IconOVir Bio, Inc., Candel Therapeutics, Inc., CG Oncology, Inc., Genelux Corporation, Imugene Limited, Oncolytics Biotech Inc., and FerGene, Inc., among others, are developing viral immunotherapies that may have utility for the treatment of indications that we are targeting. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

Many of the companies we compete against or may compete against in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved drugs than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in concentration of even more resources among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel, in establishing clinical trial sites and enrolling subjects for our clinical trials and in acquiring technologies complementary to, or necessary for, our programs.

We could see a reduction or elimination of our commercial opportunity if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, or are more convenient or are less expensive than any products that we or our collaborators may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. The key competitive factors affecting the success of all our product candidates, if approved, are likely to be their efficacy, safety, convenience and price, if required, the level of biosimilar or generic competition and the availability of reimbursement from government and other third-party payors.

Manufacturing

The manufacturing process of viruses and allogeneic cell product candidates involves a series of complex and precise steps. A critical component of our success in this area will be through our research collaboration with our subsidiary, StemVac. The StemVac team has decades of deep experience in process and assay development and optimization of virus and cell-based and enveloped oncolytic virus manufacturing of advanced therapeutic biological products. The development services provided by StemVac are highly specialized to meet our needs in developing a cost- and time-effective program as compared to services provided by an outsourced entity. We are engaged in developing scalable processes for both upstream and downstream for oncolytic virus, stem cells and final products containing both oncolytic virus, cells and enveloped oncolytic viruses. We believe our processes will have the potential to facilitate the generation of off-the-shelf allogeneic products.

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We have assembled a management team with extensive experience in developing and manufacturing biological, viral and gene therapies. We have strong in-house process development capabilities for oncolytic viruses cell banks and combinatory products and are currently leveraging external CMOs to implement our in-house developed processes to produce drug substance and drug product. We require that our CMOs produce drug substance and finished drug product in accordance with current Good Manufacturing Practices (“cGMPs”), Good Manufacturing Practices (“GMP”), and all other applicable laws and regulations. We maintain agreements with our manufacturers that include confidentiality and intellectual property provisions to protect our proprietary rights related to our product candidates. We do not have long-term supply arrangements in place with our CMOs.

We currently do not own or operate any manufacturing facilities. For our CLD-101 product candidate, we procured the neural stem cell bank from City of Hope and are currently extending the cell bank in parallel at a commercial ready CMO. The master virus seed for NeuroNova oncolytic virus production (CRAd-S-pk7) was procured from Northwestern University and an extended master virus bank was manufactured at City of Hope. For our CLD-201 product candidate, the AAA cell bank, VP-001, was produced by VetStem Biopharma. The CALI1virus for CLD-201 was manufactured at Genscript ProBio in China. Pilot and/or initial GMP batches for both product candidates (CLD-101 and CLD-201) are anticipated to be produced by an early-stage CMO on an as-need basis. In parallel, we are working on partnering and scale-up strategies to transfer our production to commercial ready CMOs in order to secure sufficient supply of clinical material for Phase 2 and Phase 3 clinical trials and subsequent commercialization of our product candidates.

We continue to invest in our internal development capabilities to establish critical in-house manufacturing expertise to support our pipeline of product candidates. We expect to continue to invest in building proprietary processes that will enable us to be at a competitive advantage when manufacturing product candidates for our clinical programs. In the near term, we intend to continue to rely on third party CMOs while we evaluate whether to establish our own cGMP manufacturing facilities for the production of cGMP-grade material in order to secure our supply chain for clinical studies and commercialization.

Commercialization

We intend to retain significant development and commercial rights to our product candidates and, if marketing approval is obtained, to commercialize our product candidates on our own, or potentially with a partner, in the United States and other regions. We currently have limited sales, marketing or commercial product distribution capabilities and have no experience as a company commercializing products. We intend to build the necessary infrastructure and capabilities over time for the United States, and potentially other regions, following further advancement of our product candidates. Clinical data, the size of the addressable patient population, the size of the commercial infrastructure and manufacturing needs may all influence or alter our commercialization plans.

Intellectual Property

Our commercial success depends in large part on our ability to obtain and maintain patent protection in the U.S. and other major oncology markets and countries for our investigational products, to operate without infringing valid and enforceable patents and proprietary rights of others, and to prevent others from infringing on our proprietary or intellectual property rights. We seek to protect our proprietary position by (1) filing, in the U.S. and certain other regions/countries (including the EU), patent applications intended to cover our investigational products, and maintaining any issued patents in our major markets; (2) maintaining and advancing, and where possible expanding, existing patents and patent applications covering the composition-of-matter of our investigational products, their methods of use and related discoveries, their formulations and methods of manufacture, and related technologies, inventions and improvements that may be commercially important to our business; and (3) filing, in the U.S. and certain other regions/countries, new patent applications on novel therapeutic uses of our investigational products. We may also rely on trade secrets and know-how to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection, and which is difficult to reverse engineer. We seek to protect our confidential information in part through confidentiality agreements with third parties, including corporate partners, collaborators, and vendors. If our trade secrets or confidential information are known or independently discovered by competitors, or if we enter into disputes over ownership of inventions, our business or results of operations could be adversely affected. We also intend to take advantage of regulatory protection afforded through data exclusivity, market exclusivity and patent term extensions where available. We may also seek to rely on regulatory protection afforded through Orphan Drug Designation.

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We believe that our issued patents and pending patent applications will cover our technology platforms and product candidates until approximately 2038, for the most recently filed family, 2045, and possibly beyond. Our strategy includes filing for patent protection on our intellectual property we consider important to our business in jurisdictions including the United States, Europe, and Japan and other jurisdictions we consider commercially relevant to protect our ability to market our product candidates.

We have significant ownership rights through our patent portfolio, including rights to issued patents in the United States, Japan, South Korea, Canada, Singapore, China, and Eurasian countries, entitled Smallpox Vaccine for Cancer Treatment as of May 25, 2021, expiring in 2036. We also have additional rights to issued patents in Australia, Canada, Singapore, Russia, New Zealand, and Europe; which has been validated in Germany, Spain, France, Great Britain, and Italy for Combination Immunotherapy Approach for Treatment of Cancer, which expire in October 2035.

Our patent portfolio includes five main patent families to protect our current development programs and secure our next generation programs for the use of stem cell-mediated immunotherapy and oncolytic viral therapy for the treatment of cancer. We have filed composition of matter patents and methods of treatment that we believe includes next generation armed oncolytic viruses based on the oncolytic vaccinia virus we use in our product candidates, our own adipose-derived mesenchymal stem cells (AD-MSCs), and other stem cell types. We have also filed patents on the method of enhancing oncolytic virus-based therapies by loading the virus in cells. In addition, we have developed a universal cell delivery system to protect, amplify, and potentiate current and next generation armed oncolytic vaccinia viruses currently in advancement worldwide. We have recently filed a patent application directed to modified vaccinia viruses designed for systemic administration.

Our first two foundational patents are being prosecuted worldwide and have received numerous international and US allowances. This first patent family, Combination Immunotherapy Approach for Treatment of Cancer, includes claims protecting the use of stem cells in combination with oncolytic viruses and other modern immunotherapies for the treatment of cancer and has potential patent coverage until at least October 2035. We believe this treatment induces durable clinical immune responses targeting, attacking, and destroying cancer cells.

Claims encompass the combination of our investigational product therapy with immuno-checkpoint inhibitors have initially been allowed or validated in Mexico (MX), Russia (RU), Israel (IL), Canada (CA), Singapore (SG), Australia (AU), New Zealand (NZ), and Europe (EP), validated in Germany (DE), Spain (ES), France (FR), Great Britain (GB), and Italy (IT), and South Africa (ZA), and are pending in Brazil, Mexico and the U.S.

Our second family of patents, Smallpox Vaccine for Cancer Treatment, encompasses the use of adipose-derived stromal vascular fraction stem cells to deliver oncolytic viruses in autologous and allogeneic settings for the treatment of all cancer tumor types and has potential patent coverage until at least 2038. Claims encompassing use of other stem cells to deliver the smallpox vaccine virus also have been issued. We believe this patent family encompasses the delivery of the treatment by any route of administration.

This second patent family includes the following patents:

●	Key claims encompass the use of adipose-derived stem cells to deliver vaccinia virus have been allowed or granted in the United States (US), Japan (JP), South Korea (KR), China (CN), Canada (CA), Mexico (MX) and Eurasia (EA), and claims are pending in China, Europe, Hong Kong and the U.S.

Our third patent family with patent applications pending and issued, Cell-Based Vehicles for Potentiation of Viral Therapy, has potential patent coverage until at least 2039. This third patent family, has been filed in the US and in Australia, Brazil, Canada, China, Eurasia, Europe, India, Japan, and S. Korea and encompasses novel genetic modifications and treatments of stem cells to improve evasion of allogeneic recognition and inhibition by neutralizing antibodies, describes a companion diagnostic assay to select patients who will respond better to systemic treatments of the oncolytic virus delivered by adipose-derived stem cells in allogeneic setting. Patents have been granted in the US and Australia. Patents have also been granted/issued in Europe (validated in Switzerland, Germany, Ireland, France, Spain, United Kingdom, Italy, and Sweden), Hong Kong, Indonesia, Japan, and Korea. Claims are allowed in Canada.

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Our fourth patent pending family, Enhanced Systems for Cell-Mediated Oncolytic Viral Therapy, encompasses the use of an improved method to potentiate and deliver all naturally occurring and armed viruses using stem cells, named SuperNova™ and has potential patent coverage until at least 2039. SuperNova™ is composed of live cells, cell-derived factors, amplified viruses, as well as viral-encoded immunomodulators and recombinant proteins that act immediately upon administration. The pending patent applications also encompass the delivery of the treatment by any route of administration and protection of our single cryopreserved vial for use in hospital settings. This fourth patent family, which has been filed in the US, Australia, Canada, China, Eurasia, Europe, India, Japan, and S. Korea, also encompasses next generation engineered vaccinia viruses encoding additional therapeutic protein-based immunotherapies (checkpoint inhibitors, co-stimulators, cytokines, antiangiogenetic, BITEs, etc.). Patents have been issued in the US, Japan, and Australia, and applications are allowed in Canada and Eurasia. Claims are pending in the remaining countries, and divisional applications have been filed in the US, Europe, Australia, and Japan.

A fifth patent application has been filed as a PCT application, which encompasses modified vaccinia viruses that have advantageous properties, including serum resistance for systemic administration. Methods for manufacturing the viruses also are included.

In addition to our own patent portfolio described above, we have in-licensed a patent family from the University of Chicago, Alabama and City of Hope National Medical Center for the patents and patent applications encompassing Tropic Cell-Based Virotherapies for the Treatment of Cancer and has potential patent coverage until at least 2034. This family includes issued claims directed to a particular neural stem cell line that contains an oncolytic virus that contains a regulatory element and/or a capsid that specifically binds to a tumor cell, and to methods of killing tumor cells by contacting them with the neural stem cells that contain the virus. A pending application includes claims that, as filed, are not limited to the specific cell line.

Further, we and our subsidiaries own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business, including “Calidi,” Calidi Biotherapeutics,” “SuperNova, “NeuroNova,” “ SNV-1,” “ SNV,” “NNV,” “NNV1,” and “NNV2.”

Assignment of Intellectual Property and Know-How to Nova Cell

In conjunction with a strategic investment by a related party investor on July 26, 2024 (see Note 2), we assigned certain intellectual property rights and know-how to Nova Cell, pursuant to an Intellectual Property Assignment Agreement dated July 28, 2024.

License Agreements

Northwestern University

On June 7, 2021, we entered into a license agreement with Northwestern University (“Northwestern”) (the “Northwestern Agreement”) for the exclusive commercialization rights to the investigational new drug (“IND”) and data generated from Northwestern’s phase 1 clinical trial treating brain tumor patients with an engineered oncolytic adenovirus delivered by neural stem cells (“CLD-101”). Under the Northwestern Agreement, among other rights, Northwestern granted to us a worldwide, twelve-year exclusivity for the use of the clinical data in the commercial development of CLD-101 or other oncolytic viruses for therapeutic and preventive uses in oncology and a right of reference to Northwestern’s IND application which relates to the treatment of newly diagnosed HGG. In exchange, we paid Northwestern an upfront payment of $400,000 cash and a commitment to fund up to $10 million towards a phase 2 clinical trial of CLD-101 or other oncolytic viruses. We also agreed to share 20% of any sublicensing revenue.

The agreement has a term of 12 years unless further extended by mutual agreement. We have the right to terminate the agreement upon 90 days written notice for any reason. Northwestern has the right to terminate the agreement at any time if the Patent Rights License with the University of Chicago, City of Hope, or the University of Alabama at Birmingham is no longer in effect or if we have engaged in any criminal or unethical behavior or have untaken an action adverse to Northwestern. Either party has a right to terminate the agreement upon the breach of the other party that is not cured within 90 days after notice of the breach is provided. Northwestern has the right to immediately terminate the agreement in the event we file a petition in bankruptcy, make any general assignment for the benefit of creditors, or a receiver is appointed to take custody or control of our property.

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On October 14, 2021, we entered into a worldwide, non-exclusive, sublicensable royalty free Material License Agreement to license the CLD-101 oncolytic virus materials which we intend to use to continue advancing our research, development and commercialization efforts. Northwestern retained the rights to the material not transferred and to non-exclusively license the materials for Non-Commercial Research and has agreed not to grant further commercial licenses during the term of the agreement. We paid Northwestern a one-time license fee of $100,000 in exchange for the transferred materials. The agreement has a term of 12 years. We have a right to terminate the agreement for any reason upon 90 days written notice. Either party has the right to terminate the agreement upon the material breach by the other party unless such breach is cured within a 90 day notice period. Northwestern may immediately terminate the agreement upon written notice if we file a petition, or a petition is filed against us, under any bankruptcy or insolvency law, if we make any general assignment for the benefit of creditors, or a receiver is appointed to take possession or control of our property.

On December 15, 2024, we entered into an Investigator-Initiated Clinical Trial Agreement for Northwestern to conduct a clinical trial (the “CTA”) under the protocol referenced “A Phase I Study of Repeated Neural Stem Cell Based Virotherapy in Combination with N-Acetylcysteine amid and Standard Radiation and Chemotherapy for Newly Diagnosed High Grade Glioma” (the “Study”). In connection with the Study, Northwestern granted Calidi a non-exclusive, transferable and sublicensable license to use all available de-identified data collected from the Study, including, but not limited to, survival data, patient pathology, and immune studies data. We shall have the right of reference to the IND that is being used by Northwestern for the Study. Northwestern agrees to provide a letter of authorization and right of reference to Calidi for Calidi’s right of reference to and including, without limitation, all content, data and previous human experience, in the NU IND 17365. In consideration of the data use license granted by Northwestern to Calidi under the CTA, Calidi shall pay Northwestern the following: a non-creditable and non-refundable one-time milestone payment of $250,000 upon reaching an aggregate of $2,000,000 of net sales of a licensed product; (b) a non-creditable and nonrefundable one-time milestone payment of $500,000 upon reaching an aggregate of $10,000,000 of net sales of a licensed product; and (c) sublicensing royalty of twenty percent (20%) of any sublicensing revenue resulting from the grant of rights hereunder. This sublicensing royalty shall be cumulative, meaning it shall be imposed only once with respect to a single unit of sublicensing revenue, regardless of whether the sublicensing revenue derives from the CTA, or the June 7, 2021 Northwestern Agreement described above, or both.

The CTA shall terminate upon the completion of the parties’ Study-related activities. Either party has the right to terminate the Study upon thirty (30) days prior written notice to the other. The Study may also be terminated immediately at any time for cause, which includes the following: material breach, which cannot be cured, by either party of the terms and conditions of the CTA; the University of Chicago Agreement described below is no longer in effect, except in the case of breach by University of Chicago, City of Hope, or University of Alabama at Birmingham; Calidi has engaged in any criminal or unethical behavior; Calidi’s bankruptcy; and if it is determined by the Study’s principal-investigator, Northwestern’s Institutional Review Board or Scientific Review Committee, or the Food and Drug Administration that the Study is inappropriate, impractical, or inadvisable to continue, in order to protect the Study subjects’ rights, welfare, and safety.

University of Chicago

On July 22, 2021, we entered into an exclusive license agreement with the University of Chicago on behalf of City of Hope and University of Alabama at Birmingham (the “University of Chicago Agreement”) for patents covering cancer therapies using an oncolytic adenovirus in combination with a clinical grade allogeneic neural stem cell line for recurrent HGG. Pursuant to the University of Chicago Agreement, COH transferred its IND to us for the commercial development of a licensed product, as defined in the University of Chicago Agreement. This agreement grants to us commercial exclusivity, for the term as specified in the University of Chicago Agreement, in using neural stem cells with the adenovirus known as CRAd-S-pk7 for oncolytic virotherapy.

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Under the University of Chicago Agreement, we paid an upfront fee of $180,000 in cash and issued 347 shares of our common stock. The University of Chicago Agreement also provides for us to pay 4% of net sales for any product that falls within a valid claim of the licensed patent or 2% of net sales for any product outside of a valid claim of the licensed patent but uses its technical information, and to pay up to $18.7 million if all of the following milestones are achieved during the clinical trials and post commercialization of the licensed product:

●	Commencement of a Phase 2 clinical trial with a Licensed Product;

●	Commencement of a Phase 3 clinical trial with a Licensed Product;

●	First Submission of an NDA, BLA for a Licensed Product;

●	First Commercial Sale of a Licensed Product; and

●	Cumulative Net Sales of all Licensed Products reach one billion dollars.

In addition to the foregoing, we have also agreed to pay 20% of sublicense revenue

The term of the University of Chicago Agreement will expire on the later of: (i) the expiration date of the last to expire of the Licensed Patents; and (ii) ten (10) years from the First Commercial Sale, unless earlier terminated pursuant to the terms of this Agreement. University of Chicago (“University”) has the right to terminate the agreement upon 21 days written notice for our failure to make any payment when due, with the right to cure the default by payment before the expiration of the notice period. University also has the right to immediately terminate the agreement if we fail to achieve development milestones within the time frame contemplated by the agreement. Furthermore, University has the right to terminate the agreement if we are in material breach of any other obligation under the agreement not specified above upon 30 days written notice unless we cure the breach within the notice period. In addition, if we file a petition under any bankruptcy or insolvency law, and such petition is not dismissed within 60 days of such filing, the agreement will automatically terminate at the end of such 60-day period unless University provides us with written notice that the agreement will not terminate. Upon our liquidation or dissolution, the agreement will automatically terminate and if we fail to begin commercial sales of a Licensed Product within 8 years, University may terminate the agreement anytime thereafter on written notice. We have the right to terminate the agreement for any reason upon written notice to university and the agreement will terminate at the end of the Calendar Quarter following the Calendar Quarter during which we provided our notice of termination.

Collaboration Agreement with Personalized Stem Cells, Inc.

On April 9, 2020, we entered into a collaboration and license agreement with Personalized Stem Cells, Inc. (the “PSC Agreement”). Under the terms of the PSC Agreement, we provided two tested SVF cell line banks for use in a Covid-19 Project for use in the generation of a Master Cell Bank (MCB) by Personalized Stem Cells, Inc. (PSC). Fifty percent (50%) ownership of the MCB would be retained by PSC for use in clinical trials for the treatment of Covid-19 and we are entitled to retain the other 50% ownership in the MCB to pursue our development of our product candidates. We are also entitled to full access and use of all clinical data from the Covid-19 Project for our use in developing our product candidates. The agreement is for an unspecified term, but can be terminated by either party upon the material breach of the other party if such breach is not cured within a 30 day written notice period, or immediately upon written notice if the breach is incapable of being cured. We contributed $100,000 in cost towards the manufacturing of the MCB by PSC.

Government Regulation

In the United States, biological products are subject to regulation under the Federal Food, Drug, and Cosmetic Act (FD&C Act) and licensure under the Public Health Service Act (PHS Act), and other federal, state, local and foreign statutes and regulations. The FD&C Act and corresponding regulations govern, among other things, the research, development, clinical trial, testing, manufacturing, quality control, approval, safety, efficacy, labeling, packaging, storage, record keeping, distribution, reporting, marketing, promotion, export and import, advertising, post-approval monitoring, and post-approval reporting involving biological products. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources and we may not be able to obtain the required regulatory approvals.

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Further, even if we obtain the required regulatory approvals for our products, pharmaceutical companies are subject to myriad federal, state, and foreign healthcare laws, rules, and regulations governing all aspects of our operations, including, but not limited to, our relationships with healthcare professionals, healthcare institutions, distributors of our products, and sales and marketing personnel; governmental and other third-party payor coverage and reimbursement of our products; and data privacy and security. Such laws, rules, and regulations are complex, continuously evolving, and, in many cases, have not been subject to extensive interpretation by applicable regulatory agencies or the courts. We are required to invest significant time and financial resources in policies, procedures, processes, and systems to ensure compliance with these laws, rules, and regulations, and our failure to do so may result in the imposition of substantial monetary or other penalties by federal or state regulatory agencies, give rise to reputational harm, or otherwise have a material adverse effect on our results of operations and financial condition.

U.S. biological products development process

The process required by the FDA before a biological product candidate may be licensed for marketing in the U.S. generally involves the following:

●	completion of nonclinical laboratory tests and animal studies performed in accordance with FDA’s good laboratory practices, or GLPs, requirements and applicable requirements for the humane use of laboratory animals or other applicable regulations;

●	submission to the FDA of an application for an investigational new drug application, or IND, which must become effective before human clinical trials may begin;

●	approval of the protocol and related documentation by an IRB or ethics committee at each clinical trial site before each trial may be initiated;

●	performance of adequate and well-controlled human clinical trials according to GCPs, requirements and any additional requirements for the protection of human research subjects and their health information, to establish the safety and efficacy of the proposed biological product candidate for its intended use;

●	preparation of and submission to the FDA of a BLA for marketing approval that includes sufficient evidence of establishing the safety, purity, and potency of the proposed biological product for its intended indication, including from results of nonclinical testing and clinical trials;

●	a determination by the FDA within 60 days of its receipt of a BLA to accept and file the application;

●	satisfactory completion of an FDA pre-license inspection of the manufacturing facility or facilities where the biological product is produced to assess compliance with current good manufacturing practices, or cGMPs, to assure that the facilities, methods and controls are adequate to preserve the biological product’s identity, strength, quality and purity;

●	satisfactory completion of an FDA advisory committee review, if applicable;

●	potential FDA audit of the nonclinical study and clinical trial sites that generated the data in support of the BLA in accordance with any applicable expedited programs or designations;

●	payment of user fees for FDA review of the BLA (unless a fee waiver applies); and

●	FDA review and approval, or licensure, of the BLA to permit commercial marketing of the product for particular indications for use in the U.S.

Pre-clinical Studies and the IND Process

Before testing any biological product candidate in humans, the product candidate enters the preclinical testing stage. Preclinical tests, also referred to as nonclinical studies, include laboratory evaluations of the product’s biological characteristics, chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the product candidate. The conduct of the preclinical tests must comply with federal regulations and requirements including GLPs.

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Prior to commencing an initial clinical trial in humans with a product candidate in the U.S., an IND must be submitted to the FDA and the FDA must allow the IND to proceed. An IND is an exemption from the FD&C Act that allows an unapproved product candidate to be shipped in interstate commerce for use in an investigational clinical trial and a request for FDA allowance that such investigational product may be administered to humans in connection with such trial. Such authorization must be secured prior to interstate shipment and administration. In support of a request for an IND, the clinical trial sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. An IND must become effective before human clinical trials may begin. Once submitted, the IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA places the IND on a full or partial clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial or part of the study can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial. The FDA also may impose clinical holds on a sponsor’s IND at any time before or during clinical trials due to, among other considerations, unreasonable or significant safety concerns, inability to assess safety concerns, lack of qualified investigators, a misleading or materially incomplete investigator brochure, study design deficiencies, interference with the conduct or completion of a study designed to be adequate and well-controlled for the same or another investigational product, insufficient quantities of investigational product, lack of effectiveness, or non-compliance. If the FDA imposes a clinical hold, studies may not recommence without FDA authorization and then only under terms authorized by the FDA.

Clinical Trials

Clinical trials involve the administration of the biological product candidate to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under control of the trial sponsor. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters and criteria to be used to monitor subject safety, including stopping rules that assure a clinical trial will be stopped if certain adverse events should occur. Each protocol and any amendments to the protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted and monitored in accordance with the FDA’s regulations comprising the GCP requirements, including the requirement that all research subjects provide informed consent. An IRB representing each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must conduct continuing review and reapprove the trial at least annually. The IRB must review and approve, among other things, the trial protocol and informed consent information to be provided to trial subjects. An IRB must operate in compliance with FDA regulations. An IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the product candidate has been associated with unexpected serious harm to patients.

Some trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data safety monitoring board or committee, or DSMB. This group provides authorization as to whether or not a trial may move forward at designated check points based on access that only the group maintains to available data from the trial and may recommend halting the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy.

Certain information about certain clinical trials must also be submitted within specific timeframes to the NIH for public dissemination on its ClinicalTrials.gov website.

Clinical trials typically are conducted in three sequential phases that may overlap or be combined:

●	Phase 1. The biological product candidate is initially introduced into healthy human subjects and tested for safety. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the biological product candidate in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

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●	Phase 2. The biological product candidate is evaluated in a limited patient population with a specific disease or condition to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

●	Phase 3. The biological product candidate is administered to an expanded patient population to further evaluate dosage, clinical efficacy, potency, and safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the product candidate and provide an adequate basis for approval and product labeling.

In August 2018, the FDA released a draft guidance entitled “Expansion Cohorts: Use in First-In-Human Clinical Trials to Expedite Development of Oncology Drugs and Biologics,” which outlines how developers can utilize an adaptive trial design commonly referred to as a seamless trial design in early stages of oncology biological product development (i.e., the first-in-human clinical trial) to compress the traditional three phases of trials into one continuous trial called an expansion cohort trial. Information to support the design of individual expansion cohorts are included in IND applications and assessed by FDA. Expansion cohort trials can potentially bring efficiency to biological product development and reduce developmental costs and time.

In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may also be made a condition to approval of the BLA. Failure to exhibit due diligence with regard to conducting required Phase 4 clinical trials could result in withdrawal of approval for products.

Concurrent with clinical trials, companies usually complete additional animal studies and also must develop additional information about the chemistry and physical characteristics of the biological product as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. To help reduce the risk of the introduction of adventitious agents with use of biological products, the Public Health Service Act, or PHS Act, emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the sponsor must develop methods for testing the identity, strength, quality, potency and purity of the final biological product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the biological product candidate does not undergo unacceptable deterioration over its shelf life.

Both the FDA and the EMA provide expedited pathways for the development of biological product candidates for treatment of rare diseases, particularly life threatening diseases with high unmet medical need. Such biological product candidates may be eligible to proceed to registration following a single clinical trial in a limited patient population, sometimes referred to as a Phase 1/2 trial, but which may be deemed a pivotal or registrational trial following review of the trial’s design and primary endpoints by the applicable regulatory agencies. Determination of the requirements to be deemed a pivotal or registrational trial is subject to the applicable regulatory authority’s scientific judgement and these requirements may differ in the U.S. and the European Union.

During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data, and clinical trial investigators. Annual progress reports detailing the results of the clinical trials must be submitted to the FDA. Written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected adverse events, any findings from other studies, tests in laboratory animals or in vitro testing that suggest a significant risk for human subjects, or any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some trials also include oversight by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board, which provides authorization for whether or not a trial may move forward at designated check points based on access to certain data from the trial and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy.

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U.S. review and approval processes

Assuming successful the completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include results of product development, laboratory and animal studies, human clinical trials, information on the manufacture and composition of the product, proposed labeling and other relevant information. The testing and approval processes require substantial time and effort and there can be no assurance that the FDA will accept the BLA for filing and, even if filed, that any approval will be granted on a timely basis, if at all.

Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the FDA accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. The resubmitted application also is subject to review to determine if it is substantially complete before the FDA accepts it for filing. In most cases, the submission of a BLA is subject to a substantial application user fee, although the fee may be waived under certain circumstances. Under the performance goals and policies implemented by the FDA under the Prescription Drug User Fee Act, or PDUFA, for original BLAs, the FDA targets ten months from the filing date in which to complete its initial review of a standard application and respond to the applicant, and six months from the filing date for an application with priority review. The FDA does not always meet its PDUFA goal dates, and the review process is often significantly extended by FDA requests for additional information or clarification. This review typically takes twelve months from the date the BLA is submitted to the FDA because the FDA has approximately two months to make a “filing” decision. The review process and the PDUFA goal date may be extended by three months if the FDA requests or the BLA sponsor otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date.

Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the BLA. The FDA reviews the BLA to determine, among other things, whether the proposed product is safe, pure and potent for its intended use and whether the product is being manufactured in accordance with cGMP to ensure its continued safety, purity and purity. The FDA may refer applications for novel biological products or biological products that present difficult or novel questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the biological product approval process, the FDA also will determine whether a Risk Evaluation and Mitigation Strategy, or REMS, is necessary to assure the safe use of the biological product. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS; the FDA will not approve the BLA without a REMS, if required.

Before approving a BLA, the FDA typically will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure that the clinical trials were conducted in compliance with IND trial requirements and GCP requirements. To assure cGMP and GCP compliance, an applicant must incur significant expenditure of time, money and effort in the areas of training, record keeping, production and quality control.

Under the Pediatric Research Equity Act, or PREA, a BLA or supplement to a BLA for a novel product (e.g., new active ingredient, new indication, etc.) must contain data to assess the safety and effectiveness of the biological product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any biological product for an indication for which orphan designation has been granted.

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After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A Complete Response letter will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response letter without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the Complete Response letter, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, including to subpopulations of patients, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings, precautions or interactions be included in the product labeling. The FDA may impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a REMS, or otherwise limit the scope of any approval. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market trials and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing trials. In addition, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could impact the timeline for regulatory approval or otherwise impact ongoing development programs.

Orphan product designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the U.S., or 200,000 or more individuals in the U.S. and for which there is no reasonable expectation that the cost of developing and making a biological product available in the U.S. for this type of disease or condition will be recovered from sales of the product. Orphan product designation must be requested before submitting a BLA. After the FDA grants orphan product designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

Orphan product designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. If a product that has orphan product designation subsequently receives the first FDA approval for a particular active ingredient for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full BLA, to market the same biologic for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan product exclusivity. Competitors, however, may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity. Orphan product exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval of the same biological product as defined by the FDA or if a product candidate is determined to be contained within the competitor’s product for the same indication or disease. If a biological product designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan product exclusivity. In addition, orphan drug exclusive marketing rights in the U.S. may be lost if the FDA later determines that the request for designation was materially defective or, as noted above, if the second applicant demonstrates that its product is clinically superior to the approved product with orphan exclusivity or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Orphan drug status in the European Union has similar, but not identical, benefits.

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Expedited development and review programs

The FDA has various programs, including fast track designation, breakthrough therapy designation, accelerated approval and priority review, that are intended to expedite or simplify the process for the development and FDA review of drugs and biologics that are intended for the treatment of serious or life-threatening diseases or conditions. To be eligible for fast-track designation, new drugs and biological product candidates must be intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast-track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a new drug or biologic may request the FDA to designate the drug or biologic as a fast-track product at any time during the clinical development of the product. One benefit of fast-track designation, for example, is that the FDA may consider for review sections of the marketing application on a rolling basis before the complete application is submitted if certain conditions are satisfied, including an agreement with the FDA on the proposed schedule for submission of portions of the application and the payment of applicable user fees before the FDA may initiate a review.

Under the FDA’s breakthrough therapy program, a sponsor may seek FDA designation of its product candidate as a breakthrough therapy if the product candidate is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that it may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Breakthrough therapy designation comes with all of the benefits of fast-track designation. The FDA may take other actions appropriate to expedite the development and review of the product candidate, including holding meetings with the sponsor and providing timely advice to, and interactive communication with, the sponsor regarding the development program.

A product candidate is eligible for priority review if it treats a serious or life-threatening disease or condition and, if approved, would provide a significant improvement in the safety or effectiveness of the treatment, diagnosis or prevention of a serious disease or condition. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug or biological product designated for priority review in an effort to facilitate the review. Under priority review, the FDA’s goal is to review an application in six months once it is filed, compared to ten months for a standard review. Priority review designation does not change the scientific/medical standard for approval or the quality of evidence necessary to support approval.

Additionally, a product candidate may be eligible for accelerated approval. Drug or biological products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval, which means that they may be approved on the basis of adequate and well-controlled clinical trials establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict a clinical benefit, or on the basis of an effect on an intermediate clinical endpoint other than survival or irreversible morbidity or mortality, that is reasonably likely to predict irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA generally requires that a sponsor of a drug or biological product receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials to verify the clinical benefit in relationship to the surrogate endpoint or ultimate outcome in relationship to the clinical benefit. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product. The FDA may withdraw approval of a drug or indication approved under accelerated approval if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product.

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Post-approval requirements

Rigorous and extensive FDA regulation of biological products continues after approval, particularly with respect to cGMP requirements, as well as requirements relating to record keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. Manufacturers of products are required to comply with applicable requirements in the cGMP regulations, including quality control and quality assurance and maintenance of records and documentation. Other post-approval requirements applicable to biological products, include reporting of cGMP deviations that may affect the identity, potency, purity and overall safety of a distributed product, record keeping requirements, reporting of adverse effects, reporting updated safety and efficacy information, and complying with electronic record and signature requirements. After a BLA is approved, the product also may be subject to official lot release. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA also may perform certain confirmatory tests on lots of some products, such as viral vaccines, before releasing the lots for distribution by the manufacturer. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency, and effectiveness of biological products.

Manufacturers must comply with the FDA’s advertising and promotion requirements, such as those related to direct-to-consumer advertising, the prohibition on promoting products for uses or in patient populations that are not described in the product’s approved labeling (known as “off-label use”), industry-sponsored scientific and educational activities, and promotional activities involving the internet. Discovery of previously unknown problems or the failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market as well as possible civil or criminal sanctions. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant or manufacturer to administrative or judicial civil or criminal sanctions and adverse publicity. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval, clinical holds, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, product detentions or refusal to permit the import or export of the product, restrictions on the marketing or manufacturing of the product, injunctions, fines, refusals of government contracts, mandated corrective advertising or communications with doctors or other stakeholders, debarment, restitution, disgorgement of profits, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

Biological product manufacturers and other entities involved in the manufacture and distribution of approved biological products are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved BLA, including withdrawal of the product from the market. In addition, changes to the manufacturing process or facility generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

U.S. patent term restoration and marketing exclusivity

Depending upon the timing, duration and specifics of the FDA approval of a biological product, some of a sponsor’s U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of a BLA plus the time between the submission date of a BLA and the approval of that application. Only one patent applicable to an approved biological product is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. In addition, a patent can only be extended once and only for a single product. The U.S. PTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may intend to apply for restoration of patent term for one of our patents, if and as applicable, to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant BLA.

A biological product can obtain pediatric market exclusivity in the U.S. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods, including some regulatory exclusivity periods tied to patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

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The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively the ACA, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009, or BPCIA, which created an abbreviated approval pathway for biological products shown to be biosimilar to, or interchangeable with, an FDA-licensed reference biological product. This amendment to the PHS Act attempts to minimize duplicative testing. Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical trial or trials. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. However, complexities associated with the larger, and often more complex, structure of biological products, as well as the process by which such products are manufactured, pose significant hurdles to implementation that are still being worked out by the FDA.

FDA will not accept an application for a biosimilar or interchangeable product based on the reference biological product until four years after the date of first licensure of the reference product, and FDA will not approve an application for a biosimilar or interchangeable product based on the reference biological product until 12 years after the date of first licensure of the reference product. “First licensure” typically means the initial date the particular product at issue was licensed in the U.S. Date of first licensure does not include the date of licensure of (and a new period of exclusivity is not available for) a biological product if the licensure is for a supplement for the biological product or for a subsequent application by the same sponsor or manufacturer of the biological product (or licensor, predecessor in interest, or other related entity) for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength, or for a modification to the structure of the biological product that does not result in a change in safety, purity, or potency. The BPCIA is complex and continues to be interpreted and implemented by the FDA. In addition, government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate implementation and impact of the BPCIA is subject to significant uncertainty.

U.S. regulation of companion diagnostics

Our product candidates may require use of an in vitro diagnostic to identify appropriate patient populations. These diagnostics, often referred to as companion diagnostics, are regulated as medical devices. In the U.S., the FD&C Act and its implementing regulations and other federal and state statutes and regulations govern, among other things, medical device design and development, preclinical and clinical testing, premarket clearance or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution, export and import and post-market surveillance. Unless an exemption applies, companion diagnostic tests require marketing clearance or approval from the FDA prior to commercial distribution. The two primary types of FDA marketing authorization applicable to a medical device are premarket notification, also called 510(k) clearance, and premarket approval, or PMA approval.

If use of companion diagnostic is essential to safe and effective use of a drug or biologic product, then the FDA generally will require approval or clearance of the diagnostic contemporaneously with the approval of the therapeutic product. On August 6, 2014, the FDA issued a final guidance document addressing the development and approval process for “In Vitro Companion Diagnostic Devices.” According to the guidance, for novel candidates such as our product candidates, a companion diagnostic device and its corresponding drug or biologic candidate should be approved or cleared contemporaneously by FDA for the use indicated in the therapeutic product labeling. The guidance also explains that a companion diagnostic device used to make treatment decisions in clinical trials of a biologic product candidate generally will be considered an investigational device, unless it is employed for an intended use for which the device is already approved or cleared. If used to make critical treatment decisions, such as patient selection, the diagnostic device generally will be considered a significant risk device under the FDA’s Investigational Device Exemption, or IDE, regulations. Thus, the sponsor of the diagnostic device will be required to comply with the IDE regulations. According to the guidance, if a diagnostic device and a drug are to be studied together to support their respective approvals, both products can be studied in the same investigational study, if the study meets both the requirements of the IDE regulations and the IND regulations. The guidance provides that depending on the details of the study plan and subjects, a sponsor may seek to submit an IND alone, or both an IND and an IDE. In July 2016, the FDA issued a draft guidance document intended to further assist sponsors of therapeutic products and sponsors of in vitro companion diagnostic devices on issues related to co-development of these products.

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The FDA generally requires companion diagnostics intended to select the patients who will respond to cancer treatment to obtain approval of a PMA for that diagnostic contemporaneously with approval of the therapeutic. The review of these in vitro companion diagnostics in conjunction with the review of therapeutic candidates such as those we are developing involves coordination of review by the FDA’s Center for Biologics Evaluation and Research and by the FDA’s Center for Devices and Radiological Health. The PMA process, including the gathering of clinical and pre-clinical data and the submission to and review by the FDA, can take several years or longer. It involves a rigorous premarket review during which the applicant must prepare and provide the FDA with reasonable assurance of the device’s safety and effectiveness and information about the device and its components regarding, among other things, device design, manufacturing and labeling. PMA applications are also subject to an application fee.

PMAs for certain devices must generally include the results from extensive pre-clinical and adequate and well-controlled clinical trials to establish the safety and effectiveness of the device for each indication for which FDA approval is sought. In particular, for a diagnostic, the applicant must demonstrate that the diagnostic produces reproducible results when the same sample is tested multiple times by multiple users at multiple laboratories. In addition, as part of the PMA review, the FDA will typically inspect the manufacturer’s facilities for compliance with the Quality System Regulation, or QSR, which imposes elaborate testing, control, documentation and other quality assurance requirements.

If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will either issue an approval letter or a not-approvable letter, which usually contains a number of conditions that must be met in order to secure the final approval of the PMA, such as changes in labeling, or specific additional information, such as submission of final labeling, in order to secure final approval of the PMA. If the FDA concludes that the applicable criteria have been met, the FDA will issue a PMA for the approved indications, which can be more limited than those originally sought by the applicant. The PMA can include post-approval conditions that the FDA believes necessary to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution.

If the FDA’s evaluation of the PMA or manufacturing facilities is not favorable, the FDA will issue an order denying approval of the PMA or issue a not approvable order. A not approvable letter will outline the deficiencies in the application and, where practical, will identify what is necessary to make the PMA approvable. The FDA may also determine that additional clinical trials are necessary, in which case the PMA approval may be delayed for several months or years while the trials are conducted and then the data submitted in an amendment to the PMA. Once granted, PMA approval may be withdrawn by the FDA if compliance with post approval requirements, conditions of approval or other regulatory standards is not maintained or problems are identified following initial marketing. PMA approval is not guaranteed, and the FDA may ultimately respond to a PMA submission with a not approvable determination based on deficiencies in the application and require additional clinical trial or other data that may be expensive and time-consuming to generate and that can substantially delay approval.

After a device is placed on the market, it remains subject to significant regulatory requirements. Medical devices may be marketed only for the uses and indications for which they are cleared or approved. Device manufacturers must also establish registration and device listings with the FDA. A medical device manufacturer’s manufacturing processes and those of its suppliers are required to comply with the applicable portions of the QSR, which cover the methods and documentation of the design, testing, production, processes, controls, quality assurance, labeling, packaging and shipping of medical devices. Domestic facility records and manufacturing processes are subject to periodic unscheduled inspections by the FDA. The FDA also may inspect foreign facilities that export products to the U.S.

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Additional regulation

In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservancy and Recovery Act and the Toxic Substances Control Act, affect our business. These and other laws govern our use, handling and disposal of various biological, chemical and radioactive substances used in, and wastes generated by, our operations. If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and governmental fines.

Government regulation outside of the United States

In addition to regulations in the U.S., we are subject to a variety of regulations in other jurisdictions governing, among other things, research and development, clinical trials, testing, manufacturing, safety, efficacy, labeling, packaging, storage, record keeping, distribution, reporting, advertising and other promotional practices involving biological products as well as authorization and approval of our products. Because biologically sourced raw materials are subject to unique contamination risks, their use may be restricted in some countries.

The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical trials must be conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki. If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension of clinical trials, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Clinical trials regulation

Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the U.S. have a similar process that requires the submission of a clinical trial application (CTA) much like the IND prior to the commencement of human clinical trials. In the European Union, for example, a CTA must be submitted for each clinical trial to each country’s national competent authority, or NCA, and at least one independent ethics committee, or EC, much like the FDA and an IRB, respectively. Once the CTA is approved in accordance with a country’s requirements, the corresponding clinical trial may proceed. Under the current regime (the EU Clinical Trials Directive 2001/20/EC or Clinical Trials Regulation (EU) No 536/2014) all suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial have to be reported to the NCA and ECs of the EU Member State where they occurred.

In April 2014, the EU adopted a new Clinical Trials Regulation (EU) No 536/2014, which will replace the Clinical Trials Directive 2001/20/EC. It will overhaul the current system of approvals for clinical trials in the EU. Specifically, the new Regulation, which will be directly applicable in all Member States (meaning that no national implementing legislation in each EU Member State is required), aims at simplifying and streamlining the approval of clinical trials in the EU. For instance, the new Regulation provides for a streamlined application procedure via a single entry point and strictly defined deadlines for the assessment of clinical trial applications. The new Regulation took effect January 31, 2022, with a transition period through January 31, 2023, after which all new CTAs must be submitted through the new central information system (CTIS).

European Union drug review and approval

In the European Economic Area, or EEA, medicinal products can only be commercialized after obtaining a marketing authorization. To obtain regulatory approval of a medicinal product in the EEA, we must submit a marketing authorization application, or MAA. A centralized marketing authorization is issued by the European Commission through the centralized procedure, based on the opinion of the Committee for Medicinal Products for Human Use, or CHMP, of the EMA, and is valid throughout the EEA. The centralized procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, advanced-therapy medicinal products such as (gene-therapy, somatic cell-therapy or tissue-engineered medicines), and medicinal products containing a new active substance indicated for the treatment of HIV, AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and other immune dysfunctions, and viral diseases. The centralized procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EEA.

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Under the centralized procedure the maximum timeframe for the evaluation of a MAA by the EMA is 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP. Clock stops may extend the timeframe of evaluation of a MAA considerably beyond 210 days. Where the CHMP gives a positive opinion, it provides the opinion together with supporting documentation to the European Commission, who make the final decision to grant a marketing authorization, which is issued within 67 days of receipt of the EMA’s recommendation. Accelerated assessment might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of major public health interest, particularly from the point of view of therapeutic innovation. The timeframe for the evaluation of a MAA under the accelerated assessment procedure is 150 days, excluding clock stops, but it is possible that the CHMP may revert to the standard time limit for the centralized procedure if it determines that the application is no longer appropriate to conduct an accelerated assessment.

The application used to submit the BLA in the U.S. is similar to that required in the European Union, although there may be certain specific requirements, for example those set out in Regulation (EC) No 1394/2007 on Advanced Therapy Medicinal Products, covering gene therapy, somatic cell therapy and tissue-engineered medicinal products.

Now that the UK (which comprises Great Britain and Northern Ireland) has left the European Union, Great Britain will no longer be covered by centralized marketing authorizations (under the Northern Irish Protocol, centralized marketing authorizations will continue to be recognized in Northern Ireland). All medicinal products with a current centralized marketing authorization were automatically converted to Great Britain marketing authorizations on January 1, 2021. For a period of two years from January 1, 2021, the Medicines and Healthcare products Regulatory Agency, or MHRA, the UK medicines regulator, may rely on a decision taken by the European Commission on the approval of a new marketing authorization in the centralized procedure, in order to more quickly grant a new Great Britain marketing authorization. A separate application will, however, still be required.

Data and market exclusivity

In the EEA, upon receiving marketing authorization, innovative medicinal products generally receive eight years of data exclusivity and an additional two years of market exclusivity. If granted, data exclusivity prevents generic or biosimilar applicants from referencing the innovator’s pre-clinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization in the EEA, during a period of eight years from the date on which the reference product was first authorized in the EEA. During the additional two-year period of market exclusivity, a generic or biosimilar marketing authorization application can be submitted, and the innovator’s data may be referenced, but no generic or biosimilar product can be marketed until the expiration of the market exclusivity. The overall ten-year period will be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to authorization, is held to bring a significant clinical benefit in comparison with existing therapies. There is no guarantee that a product will be considered by the EMA to be an innovative medicinal product, and products may not qualify for data exclusivity. Even if a product is considered to be an innovative medicinal product so that the innovator gains the prescribed period of data exclusivity, another company may market another version of the product if such company obtained a marketing authorization based on a MAA with a completely independent data package of pharmaceutical tests, preclinical tests and clinical trials.

Orphan drug designation and exclusivity

Products receiving orphan designation in the EEA can receive ten years of market exclusivity, during which time no “similar medicinal product” may be placed on the market. A “similar medicinal product” is defined as a medicinal product containing a similar active substance or substances as contained in an authorized orphan medicinal product, and which is intended for the same therapeutic indication. An orphan product can also obtain an additional two years of market exclusivity in the European Union where an agreed Pediatric Investigation Plan for pediatric studies has been complied with. No extension to any supplementary protection certificate can be granted on the basis of pediatric studies for orphan indications.

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The criteria for designating an “orphan medicinal product” in the EEA are similar in principle to those in the U.S. Under Article 3 of Regulation (EC) 141/2000, a medicinal product may be designated as orphan if it meets the following criteria: (1) it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (2) either (a) such condition affects no more than five (5) in ten thousand (10,000) persons in the EEA when the application is made, or (b) it is unlikely that the product, without the benefits derived from orphan status, would generate sufficient return in the European Union to justify the necessary investment in its development; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of such condition authorized for marketing in the EEA, or if such a method exists, the product will be of significant benefit to those affected by the condition, as defined in Regulation (EC) 847/2000. Orphan medicinal products are eligible for financial incentives such as reduction of fees or fee waivers and are, upon grant of a marketing authorization, entitled to ten years of market exclusivity for the approved therapeutic indication. The application for orphan drug designation must be submitted before the application for marketing authorization. The applicant will receive a fee reduction for the MAA if the orphan drug designation has been granted, but not if the designation is still pending at the time the marketing authorization is submitted. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

The 10-year market exclusivity may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation, for example, if the product is sufficiently profitable not to justify maintenance of market exclusivity. Additionally, marketing authorization may be granted to a similar medicinal product for the same indication at any time if:

●	the second applicant can establish that its product, although similar, is safer, more effective or otherwise clinically superior;

●	the marketing authorization holder of the authorized product consents to a second orphan medicinal product application; or

●	the marketing authorization holder of the authorized product cannot supply enough orphan medicinal product.

Pediatric development

In the EEA, companies developing a new medicinal product must agree upon a Pediatric Investigation Plan, or PIP, with the EMA’s pediatric committee, or PDCO, and must conduct pediatric clinical trials in accordance with that PIP, unless a waiver applies (e.g., because the relevant disease or condition occurs only in adults). The PIP sets out the timing and measures proposed to generate data to support a pediatric indication of the drug for which marketing authorization is being sought. The marketing authorization application for the product must include the results of pediatric clinical trials conducted in accordance with the PIP, unless a waiver applies, or a deferral has been granted by the PDCO of the obligation to implement some or all of the measures of the PIP until there are sufficient data to demonstrate the efficacy and safety of the product in adults, in which case the pediatric clinical trials must be completed at a later date. Products that are granted a marketing authorization with the results of the pediatric clinical trials conducted in accordance with the PIP are eligible for a six month extension of the protection under a supplementary protection certificate (if any is in effect at the time of approval) even where the trial results are negative. In the case of orphan medicinal products, a two year extension of the orphan market exclusivity may be available. This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the PIP are developed and submitted.

Post-approval controls

Following approval, the holder of the marketing authorization is required to comply with a range of requirements applicable to the manufacturing, marketing, promotion and sale of the medicinal product. These include the following:

●	The holder of a marketing authorization must establish and maintain a pharmacovigilance system and appoint an individual qualified person for pharmacovigilance, who is responsible for oversight of that system. Key obligations include expedited reporting of suspected serious adverse reactions and submission of periodic safety update reports, or PSURs.

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●	All new MAAs must include a risk management plan, or RMP, describing the risk management system that the company will put in place and documenting measures to prevent or minimize the risks associated with the product. The regulatory authorities may also impose specific obligations as a condition of the marketing authorization. Such risk-minimization measures or post-authorization obligations may include additional safety monitoring, more frequent submission of PSURs, or the conduct of additional clinical trials or post-authorization safety studies. RMPs and PSURs are routinely available to third parties requesting access, subject to limited redactions.

●	All advertising and promotional activities for the product must be consistent with the approved summary of product characteristics, or SmPC, and therefore all off-label promotion is prohibited. Direct-to-consumer advertising of prescription medicines is also prohibited in the European Union. Although general requirements for advertising and promotion of medicinal products are established under European Union directives, the details are governed by regulations in each European Union Member State and can differ from one country to another.

Coverage and Reimbursement

In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Thus, even if a product candidate is approved, sales of the product will depend, in part, on the extent to which third-party payors, including government health programs in the United States such as Medicare and Medicaid, commercial health insurers and managed care organizations, provide coverage, and establish adequate reimbursement levels for, the product. In the United States, the principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services, or HHS. CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree. No uniform policy of coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors are increasingly challenging the prices charged, examining the medical necessity, reviewing the cost-effectiveness of medical products and services and imposing controls to manage costs. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the approved products for a particular indication.

In order to secure coverage and reimbursement for any product that might be approved for sale, a company may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, which will require additional expenditure above and beyond the costs required to obtain FDA or other comparable regulatory approvals. Additionally, companies may also need to provide discounts to purchasers, private health plans or government healthcare programs. Nonetheless, product candidates may not be considered medically necessary or cost effective. A decision by a third-party payor not to cover a product could reduce physician utilization once the product is approved and have a material adverse effect on sales, our operations and financial condition. Additionally, a third-party payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage and reimbursement for the product, and the level of coverage and reimbursement can differ significantly from payor to payor.

The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of products have been a focus in this effort. Governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit a company’s revenue generated from the sale of any approved products. Coverage policies and third-party payor reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which a company or its collaborators receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

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Other Healthcare Laws and Compliance Requirements

Healthcare providers, physicians, and third-party payors will play a primary role in the recommendation and prescription of any products for which we obtain marketing approval. Our business operations and any current or future arrangements with third-party payors, healthcare providers and physicians may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we develop, market, sell and distribute any drugs for which we obtain marketing approval. In the United States, these laws include, without limitation, state and federal anti- kickback, false claims, physician transparency, and patient data privacy and security laws and regulations, including but not limited to those described below.

●	The federal Anti-Kickback Statute prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, paying, receiving or providing any remuneration (including any kickback, bribe, or certain rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid. A person or entity need not have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, the government may assert that a claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act.

●	The federal civil and criminal false claims laws, including the civil False Claims Act, or FCA, prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment or approval that are false, fictitious or fraudulent; knowingly making, using, or causing to be made or used, a false statement or record material to a false or fraudulent claim or obligation to pay or transmit money or property to the federal government; or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery. When an entity is determined to have violated the federal civil False Claims Act, the government may impose civil fines and penalties for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs.

●	The federal civil monetary penalties laws impose civil fines for, among other things, the offering or transfer or remuneration to a Medicare or state healthcare program beneficiary, if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state health care program, unless an exception applies.

●	The Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for knowingly and willfully executing a scheme, or attempting to execute a scheme, to defraud any healthcare benefit program, including private payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, or falsifying, concealing or covering up a material fact or making any materially false statements in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity may be found guilty of violating HIPAA without actual knowledge of the statute or specific intent to violate it.

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●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, impose, among other things, specified requirements on covered entities and their respective business associates relating to the privacy and security of individually identifiable health information including mandatory contractual terms and required implementation of technical safeguards of such information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates in some cases, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions.

●	The Physician Payments Sunshine Act, enacted as part of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, imposed new annual reporting requirements for certain manufacturers of drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program, for certain payments and “transfers of value” provided to physicians (currently defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made in the previous year to certain non-physician providers such as physician assistants and nurse practitioners.

●	Federal consumer protection and unfair competition laws broadly regulate marketplace activities and activities that potentially harm consumers.

●	Analogous state and foreign laws and regulations, including, but not limited to, state anti-kickback and false claims laws, may be broader in scope than the provisions described above and may apply regardless of payor. Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and relevant federal government compliance guidance; require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers; restrict marketing practices or require disclosure of marketing expenditures and pricing information. State and foreign laws may govern the privacy and security of health information in some circumstances. These data privacy and security laws may differ from each other in significant ways and often are not pre-empted by HIPAA, which may complicate compliance efforts.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other related governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, disgorgement, exclusion from government funded healthcare programs, such as Medicare and Medicaid, reputational harm, additional oversight and reporting obligations if we become subject to a corporate integrity agreement or similar settlement to resolve allegations of non-compliance with these laws and the curtailment or restructuring of our operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to similar actions, penalties and sanctions. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource-consuming and can divert a company’s attention from its business.

Employees and Human Capital Resources

As of August 8, 2025, we had 28 total employees in the U.S. and at our German wholly-owned subsidiary, StemVac GmbH. Of these employees, 20 perform research and development functions. None of our employees are represented by a labor union and we believe we maintain good relations with our employees.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

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MANAGEMENT

Executive Officers and Directors

Our Company is managed by or under the direction of its board of directors. The following table sets forth certain information regarding our current executive officers and directors, as well as their respective ages, as of August 8, 2025.

Name	Age	Title

Eric Poma	53	Chief Executive Officer and Director(4)
Andrew Jackson	56	Chief Financial Officer
Wendy Pizarro Campbell	55	Chief Corporate Development Officer, Chief Legal Officer, Chief Diversity Officer and Corporate Secretary
James Schoeneck	67	Chairman of the Board and Director(1)(2)(3)
Allan Camaisa	66	Director
Alan Stewart	61	Director(1)(3)
Scott Leftwich	65	Director(2)(3)
George Peoples	63	Director(2)

(1) Member of audit committee.

(2) Member of the compensation committee.

(3) Member of the nomination and corporate governance committee.

(4) Effective April 22, 2025, Dr. Eric Poma was appointed to the Board.

The following are the biographies of our directors and executive officers.

Executive Officers

Eric Poma. Dr. Poma was appointed as the Chief Executive Officer and director of Calidi effective April 22, 2025. Most recently, Dr. Poma served as CEO and as a member of the board of directors at Molecular Templates (NASDAQ: MTEM), a clinical-stage biotechnology company, from February 2009 until January 2025. From March 2005 to September 2008, Dr. Poma served as Vice President, Business Development of Innovive Pharmaceuticals. From 2001 to 2005, Dr. Poma held various senior level positions at Imclone Systems, Inc. From 2000 to 2001 Dr. Poma served as an analyst at Eagle Growth Investors, LLC. Dr. Poma received a Ph.D. in Microbiology and Immunology from University of North Carolina at Chapel Hill, an M.B.A. from Leonard N. Stern School of Business and a Bachelor of Science in Biology from University of North Carolina at Chapel Hill.

Andrew Jackson. Mr. Jackson has been the Chief Financial Officer since October 30, 2023. Mr. Jackson is a financial executive with over 25 years of corporate finance experience with success in publicly traded companies and venture capital backed startups. Mr. Jackson most recently served as Chief Financial Officer of Eterna Therapeutics Inc. from May 2022 to May 2023. Prior to his position at Eterna Therapeutics, Mr. Jackson served as the Chief Financial Officer of Ra Medical Systems, Inc. from April 2018 until May 2022, and as its Interim Chief Executive Officer from August 2019 to March 2020. From October 2016 to April 2018, he was Chief Financial Officer for AltheaDx, Inc, a molecular diagnostics company specializing in precision medicine. From March 2014 to March 2016, Mr. Jackson held senior financial positions, including Chief Financial Officer, at Celladon Corporation, a publicly traded, clinical stage biotechnology company. From April 2013 to March 2014, he held senior financial positions at Sapphire Energy, an industrial biotechnology company. Mr. Jackson received a MSBA in Finance in December 2006 from San Diego State University and a BSB in Accounting in June 1992 from the University of Minnesota. He is a certified public accountant (inactive).

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Wendy Pizarro Campbell, Esq. Ms. Campbell has been our Chief Legal Officer and Chief Diversity Officer since September 2021, and our Chief Administrative Officer and Corporate Secretary since December 2021. Ms. Cambell’s title was confirmed as Chief Legal Officer, Chief Corporate Development Officer, Chief Diversity Officer, and Corporate Secretary in October 2024. Ms. Campbell has over 20 years of experience in corporate and business law. From January 2010 to September 2021, she founded and led California Law Partners, a boutique law firm primarily serving as outside general counsel, corporate counsel and the lead crisis manager to select high net worth multi-family offices. She has directed legal strategy related to risk management, compliance and operations to manage and grow an asset portfolio of over $1.5 billion in multi-generational wealth with over 60% of the portfolio in private investments. From 1997 to 2002, Ms. Campbell previously worked with leading Silicon Valley law firms, including Venture Law Group and DLA Piper in Palo Alto, on numerous general corporate and intellectual property matters and corporate securities transactions for disruptive technology companies in all phases of their life cycles from start-up to liquidity event (IPO and M&A) primarily in small teams serving infrastructure and e-commerce. Since September 2019, Ms. Campbell is also a co-founder and investor of Never Train Alone, a mobile application, where she designed the software user interface for an Apple iOS app related to mobile fitness, corporate wellness and preventative health. Ms. Campbell has received numerous guest speaking engagements and awards, including recognition as one of Discover Magazine’s Power Women of San Diego in 2021. Ms. Campbell is also active as a community leader and volunteer and is currently a board member of the Tec 3 Foundation in Rancho Santa Fe, CA and a lifetime member of Rady Children’s Hospital Auxiliary, previously serving as a unit officer and board member from 2014 – 2016. Ms. Campbell received a J.D. from the Harvard Law School, M.ST. from the University of Oxford, and an M.A. and B.A. from Yale University graduating magna cum laude with honors in distinction. Ms. Campbell is a member of the State Bar of California and U.S. District Court, Southern District of California.

Non-Employee Directors

James A. Schoeneck. Mr. Schoeneck has been a director of Calidi since July 2020. Mr. Schoeneck is also currently a member and Chairman of the Board at Fibrogen Inc (Nasdaq: FGEN) since April 2010, and also previously served as its Interim CEO from January 2019 to February 2020. From November 2015 to March 2018, Mr. Schoeneck was a director of Anaptysbio, Inc (Nasdaq: ANAB), a therapeutic antibody development company for severe disease. He was previous a director of the Board of Depomed, Inc. in 2007, and also served as its President and CEO from April, 2011 to March 2017, and led Depomed’s transformation into a commercial specialty pharmaceutical company. From 2005 until 2011, he was CEO of BrainCells Inc, a privately-held biopharmaceutical company. Mr. Schoeneck’s diverse biotech experience further includes serving as CEO of ActivX BioSciences, Inc., a development-stage biotechnology company from 2003 to 2004, three years as President and CEO of Prometheus Laboratories Inc, a pharmaceutical and diagnostics product company, from 1999 to 2003, as well as three years from 1996 to 1999 as Vice President, Commercial and General Manager, Immunology, at Centocor Inc (now Janssen Biotech, Inc.). Mr. Schoeneck holds a B.S. in Education from Jacksonville State University. Mr. Schoeneck is well qualified to serve as our director based on the above qualifications, his executive management leadership, and his extensive experience in the biotechnology and pharmaceutical industry.

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Allan Camaisa. Mr. Camaisa has been a director of Calidi since February 2018 and resigned as the Chairman and Chief Executive Officer of the Company effective April 21, 2025. Mr. Camaisa is a serial entrepreneur, investor, and technologist, with proven leadership skills in bootstrapping startups. His accomplishments include four successful exits sold to publicly-traded Fortune 1000 companies, authorship of seven US patents, and an Ernst & Young Entrepreneur of the Year award. Mr. Camaisa was previously a director of snaploT, Inc., a self-service enabled clinical platform designed to create, launch, and manage clinical trials from January 2013 to September 2020. From August 2014 to May 2017, Mr. Camaisa was the CEO and Chairman of Parallel 6, Inc., a digital mobile/cloud software platform for managing pharmaceutical patient clinical trials. In 2005, Mr. Camaisa founded Anakam, Inc., a software security company for managing digital access to medical records, and also served as Anakam’s Chief Executive Officer from January 2005 to October 2010. Before beginning his career in business, Mr. Camaisa served eight years as a surface warfare officer in the US Navy. He graduated from the United States Naval Academy with a B.S. in Engineering, and also completed the Owner/President Management program at Harvard Business School. Mr. Camaisa is well qualified to serve as our director because of his extensive leadership experience serving as a director on the board of directors of other companies, including in the healthcare sector.

Alan R. Stewart. Mr. Stewart has been a director of Calidi since October 10, 2023. Mr. Stewart has extensive experience as a financial executive and board member with a proven track record in diverse industries. He is currently the Chief Financial Officer of Soundthinking, Inc., a publicly traded SaaS software company specializing in wide-area acoustic gunshot detection. Since his appointment, he has successfully led the company through an IPO on the Nasdaq market, facilitated significant growth, and completed acquisitions of technology providers. Mr. Stewart’s prior roles include serving as President of Fit Advisors, LLC, where he launched a successful consultancy and completed numerous M&A transactions in various industries. He also served as a Managing Director at RA Capital Advisors, LLC, specializing in M&A and financing transactions. Mr. Stewart has a strong educational background, holding an M.B.A. in Finance from Harvard Business School and a Bachelor of Science with Distinction in Oceanography from the United States Naval Academy. He has served as a FINRA Licensed Agent with Series 63 and Series 79 credentials (Inactive)

Scott Leftwich. Mr. Leftwich was an early investor and has been a director of Calidi since May 2019. In addition, since 2017 Mr. Leftwich has been an investor and member of the Board of Advisors at Skopos Labs, Inc. Mr. Leftwich’s experience includes serving in various executive positions in private companies, overseeing substantial growth and liquidity events with Fortune 1000 companies. From December 2011 to April 2016, Mr. Leftwich was the CEO and General Manager at InterMedHx, LLC, a healthcare software company, which was acquired by Cerner Corporation in 2014. From September 2005 to December 2011, he was the COO and general manager at Anakam, Inc., a security software company focused on the protection of personal healthcare information within patient-facing portals. Anakam was acquired by Equifax (NYSE: EFX) in 2010. Mr. Leftwich is also a retired Naval officer who served as a P-3 pilot in the Navy and retired with the rank of Commander. Mr. Leftwich holds an MBA (with honors) from Harvard Business School, in addition to a B.S. (with distinction) from the US Naval Academy. Mr. Leftwich is well qualified to serve as our director based on the above qualifications and his executive experience in public and private companies in the healthcare industry.

George Peoples Jr., M.D., F.A.C.S. Dr. Peoples has been a director of Calidi since July 1, 2024. Dr. Peoples served 30 years of active duty as a surgeon and research scientist in the military. Dr. Peoples is currently a Professor of Surgery at Uniformed Services University of the Health Sciences (USUHS) and a Professor (adjunct) of Surgical Oncology at MD Anderson Cancer Center (MDACC). In addition, Dr. Peoples is also the Founder and CEO of Cancer Insight, and the Founder and a director of the Cancer Vaccine Development Program. He also currently serves as a Board Member for Texas Biomedical Research Institute since 2019 and as a Trustee for San Antonio Medical Foundation since 2017. Dr. Peoples is a graduate of the United States Military Academy, West Point and the Johns Hopkins School of Medicine. He completed his surgical training at Harvard’s Brigham and Women’s Hospital and also completed a postdoctoral fellowship at the Laboratory of Biologic Cancer Therapy at Harvard Medical School. He then completed a surgical oncology fellowship at MDACC prior to becoming the Chief of Surgical Oncology at WRAMC. He has published over 300 peer-reviewed manuscripts, abstracts, and book chapters on immuno-oncology and cancer vaccine development. Dr. Peoples received his M.D. from Johns Hopkins University School of Medicine in 1988 and his Bachelor of Science from the United States Military Academy in 1984.

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Family Relationships and Arrangements

There are no family relationships among any of our directors or executive officers. Except as provided in the Merger Agreement in connection with the Business Combination, there are no arrangements or understandings with any other person under which any of our directors and officers was elected or appointed as a director or executive officer.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten (10) years, none of our directors or executive officers were involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated. For more information regarding legal proceedings, see the section entitled “Business — Legal Proceedings.”

Board Composition

Our business and affairs will be managed under the direction of our board of directors. Mr. Schoeneck was appointed to serve as Chair of the board of directors, effective April 22, 2025. The primary responsibilities of the board of directors will be to provide oversight, strategic guidance, counselling and direction to our management. The board of directors will meet on a regular basis and additionally as required.

Our stockholders held the Special Meeting, at which meeting the stockholders approved and adopted a proposal to elect seven directors to serve staggered terms on the board of directors upon the consummation of the Business Combination until the first, second and third annual meetings of stockholders following the date of effectiveness of the Second Amended and Restated Certificate of Incorporation of the Company, as applicable, or until the election and qualification of their respective successors, or until their earlier resignation, removal or death. In accordance with the Second Amended and Restated Certificate of Incorporation, the board of directors is divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class I Directors expires at the first annual meeting of the stockholders of the Company following the effectiveness of this Second Amended and Restated Certificate of Incorporation; the term of the initial Class II Directors expires at the second annual meeting of the stockholders of the Company following the effectiveness the Second Amended and Restated Certificate of Incorporation; and the term of the initial Class III Directors will expire at the third annual meeting of the stockholders of the Company following the effectiveness of the Second Amended and Restated Certificate of Incorporation. As of the date of this proxy statement, the directors of the initial Class I, Class II and Class III are as follows:

●	Alan Stewart and Eric Poma serve as the Class I directors;
●	George Peoples and James Schoeneck serve as the Class II directors; and
●	Allan Camaisa and Scott Leftwich serve as the Class III directors.

In accordance with the terms of the Bylaws, the board of directors may establish the authorized number of directors from time to time by resolution. On April 17, 2025, upon the appointment of Mr. Eric Poma as the new Chief Executive Officer of the Company and a director on the Board (effective April 22, 2025), the members of the Nominating and Corporate Governance Committee (the “Committee”) together with the member of the Board determined that it would be in the best interests of the Company to increase the size of the Board from five (5) members to six (6) members, thereby increasing the number of Class I directors from one (1) to two (2). Accordingly, our Board of Directors will be comprised of six (6) members, following the election of the Class II nominees in the 2025 Annual Meeting of the stockholders.

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Independence of the Board of Directors

In connection with the appointment of the directors to the committees, the board of directors undertook a review of the independence of each director. Based on information provided by each director concerning her or his background, employment and affiliations, the board of directors determined that none of the directors, other than Mr. Camaisa and Dr. Poma, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of the directors is “independent” as that term is defined under the NYSE American listing standards. In making these determinations, the board of directors of considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances the board of directors deems relevant in determining their independence, including the beneficial ownership of our securities by each non-employee director and the transactions described in the section entitled “Related Party Transactions.”

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning her or his background, employment and affiliations, including family relationships, our Board has determined that the following Board Members are “independent” as defined under the NYSE American Company Guide; Alan Stewart, George Peoples, Scott Leftwich, and James Schoeneck. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of the Chief Executive Officer and Chair of the Board, as the Board believes it is in the best interest of the Company and its stockholders to make that determination based on the position and direction of the Company and the membership of the Board, from time to time. Effective April 22, 2025, Dr. Poma serves as the Chief Executive Officer of Calidi and Mr. Schoeneck, an independent director, serves as the Chair of the Board. We believe at this time that our stockholders are best served by separate Chair and CEO roles.

A number of factors support the separate leadership structure chosen by the Board. Separate Chair and CEO roles promote balance between the Board’s independent authority to oversee the Company’s business and the CEO’s management team, which manages the business on a day-to-day basis. Separation of the Chair and CEO roles allows Dr. Poma to focus his time and energy on operating and managing the Company and leverages the experience and perspectives of Mr. Schoeneck, who will preside over executive sessions of the Board. Separating the Chair and CEO roles fosters accountability, creates an environment that is more conducive to objective evaluation of management’s performance and enhances the effectiveness of the Board as a whole. Separating these positions allows the Chair to focus on the general policy of the Company and lead the Board in its fundamental role of providing oversight and advice while also allowing Dr. Poma to streamline his duties as CEO and attain a comprehensive focus on the Company’s day-to-day business operations. For these reasons, having two separate positions is the appropriate leadership structure for the Company at this time.

Our Board recognizes that depending on future circumstances, other leadership models may become more suitable in addressing the interests of our stockholders. Accordingly, our Board will periodically review its leadership structure.

Board’s Role in the Oversight of Risk Management

One of the key functions of the board of directors is to have informed oversight of our risk management process. The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and the audit committee will have the responsibility to consider and discuss the major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. The compensation committee also assesses and monitors whether the compensation plans, policies and programs comply with applicable legal and regulatory requirements.

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Committees of our Board

Audit Committee

The audit committee consists of the following members: Alan Stewart and James Schoeneck. Our board of directors has determined that each member of the audit committee satisfies the independence requirements under the NYSE American listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairman of our audit committee is Alan Stewart. Our board of directors of directors has determined that James Schoeneck is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable listing standards. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of his or her employment.

The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:

●	helping our board of directors oversee our corporate accounting and financial reporting processes;
●	reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures;
●	assisting with design and implementation of our risk assessment functions;
●	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
●	reviewing related person transactions;
●	obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and
●	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The compensation committee consists of the following members: James Schoeneck, Scott Leftwich and George Peoples. The chairman of our compensation committee is James Schoeneck. Our board of directors has determined that each member of the compensation committee satisfies the independence requirements under the listing standards of the NYSE American, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate.

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Specific responsibilities of our compensation committee include:

●	reviewing and recommending to our board of directors the compensation of our chief executive officer and other executive officers;
●	reviewing and recommending to our board of directors the compensation of our directors;
●	administering our equity incentive plans and other benefit programs;
●	reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management;
●	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy; and
●	reviewing and evaluating with the chief executive officer the succession plans for our executive officers.

Nominating & Corporate Governance Committee

The nominating and corporate governance committee consists of the following members: Scott Leftwich, James Schoeneck and Alan Stewart. The chairman of our nominating and corporate governance committee Scott Leftwich. Our board of directors has determined that each member of the nominating and corporate governance committee satisfies the independence requirements under the listing standards of the NYSE American.

The nominating committee is responsible for, among other things:

●	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors
●	considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;
●	reviewing with our chief executive officer the plans for succession to the offices of our executive officers and make recommendations to our board of directors with respect to the selection of appropriate individuals to succeed to these positions;
●	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and
●	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee has ever been an executive officer or employee of the Company. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve as a member of our board of directors or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

Our Charter limits a director’s liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for any unlawful payment of dividends or redemption of shares; or

●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

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Delaware law and the Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at its request.

We plan to maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Charter and Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available at the investors section of our website at www.calidibio.com. Information contained on or accessible through this website is not a part of this proxy statement, and the inclusion of such website address in this proxy statement is an inactive textual reference only. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on our website to the extent required by applicable rules and exchange requirements.

Calidi Compensation Recovery Policy

We have adopted a compensation recovery policy, which describes the circumstances under which the Company is required to recover certain executive compensation in the event of a financial restatement resulting from material noncompliance with the financial reporting requirements under United States federal securities laws. The policy is intended to comply with the requirements of Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 811 of the NYSE American Company Guide. A copy of the compensation recovery policy is available at the governance section of our website www.calidibio.com. Information contained on or accessible through this website is not a part of this proxy statement, and the inclusion of such website address in this proxy statement is an inactive textual reference only.

EXECUTIVE COMPENSATION

Calidi Executive Officer and Director Compensation

The following disclosure concerns the compensation arrangements of Calidi’s named executive officers and directors for the fiscal year ended December 31, 2024 and December 31, 2023. Such disclosure should be read together with the compensation tables and related disclosures provided below and in conjunction with Calidi’s financial statements and related notes appearing elsewhere in this prospectus. As an emerging growth company, Calidi has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act.

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The following table provides information regarding total compensation awarded to, earned by, and paid to certain individuals for services rendered to Calidi in all capacities for the fiscal years ended December 31, 2024 and December 31, 2023, as required by Item 402(m)(2) of Regulation S-K of the Securities Act. We refer to these individuals collectively as our “named executive officers.”

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (1)	All Other Compensation(2)	Nonequity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	Total Compensation
Eric Poma(3)	2023	-	-	-	-	-	-	-	-
Chief Executive Officer and Director	2024	-	-	-	-	-	-	-	-

Allan Camaisa(4)	2023	$257,240	$-	$-	$130,332	$48,940	$-	$-	$436,512
Former Chief Executive Officer and Chairman of the Board	2024	$450,000	$-	$-	$4,341	$54,780	$-	$-	$509,121

Andrew Jackson(5)	2023	66,154	$-	$-	$-	$5,481	$-	$-	$71,635
Chief Financial Officer	2024	$430,000	$-	$-	$42,805	$44,075	$-	$-	$516,880

Wendy Pizarro Campbell(6)	2023	$245,219	$-	$-	$-	$50,185	$-	$-	$295,404
Chief Legal Officer, Chief Corporate Development Officer, Chief Diversity Officer and Corporate Secretary	2024	$415,385	$-	$-	$14,372	$54,258	$-	$-	$484,015

Boris Minev, Ph.D.	2023	$320,192	$30,000	$-	$-	$49,904	$-	$-	$400,096
President, Medical & Scientific Affairs(7)	2024	$375,000	$-	$-	$4,453	$38,278	$-	$-	$417,731

(1)	This column reflects the aggregate grant date fair value of option awards granted during the year measured pursuant to Financial Accounting Standard Board Accounting Standards Codification Topic 718, the basis for computing stock-based compensation in Calidi’s consolidated financial statements. This calculation assumes that the named executive officer will perform the requisite service for the award to vest in full as required by SEC rules. The assumptions we used in valuing options are described in Note 9 to Calidi’s consolidated financial statements included in the 2024 Annual Report. These amounts do not reflect the actual economic value that will be realized, if any, by the named executive officer upon vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

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(2)	This column reflects the aggregate value of other categories of payment, consisting of costs of medical, dental, vision, life and disability insurance coverage, commuter reimbursement fees and cell phone plan costs, paid by Calidi, as well as deferred salary, if any, for certain individuals as discussed in the notes below.
(3)	Dr. Poma was appointed as the Chief Executive Officer of the Company, effective April 22, 2025.
(4)	Effective April 22, 2025, Mr. Camaisa’s services as Chief Executive Officer of Calidi were terminated. Mr. Camaisa continues to serve as a Class III director of the Company and assumed the title of CEO Emeritus.
(5)	Mr. Jackson was appointed as the Chief Financial Officer of the Company on October 30, 2023.
(6)	In addition to the other payments referenced in note (2), under the terms of her employment contract, Ms. Campbell had deferred salary in the amount of $325,105 for 2022 which was paid upon the Company completing the Business Combination in September 2023. For a brief description of the deferral arrangement see “Agreements with Named Executive Officers” below. As of December 31, 2023, there was no deferred salary payable to Ms. Campbell.
(7)	Effective July 24, 2025, Dr. Minev’s position was eliminated.

Narrative Disclosure to Summary Compensation Table

We have employment agreements or offer letters with each of our named executive officers. The material terms of each of these agreements are described below. These agreements provide for base salaries and incentive compensation, and each component reflects the scope of each named executive officer’s anticipated responsibilities and the individual experience they bring to our company. The employment of each of our named executive officers is “at will” and may be terminated at any time. In addition, each of our named executive officers has executed a form of our standard proprietary information and inventions agreement. In addition, we have employment agreements and arrangements with our other executive officers which provide for similar benefits, participation in bonus plans and severance payments upon a qualifying termination or Change in Control.

Agreements with Named Executive Officers

We have employment agreements or offer letters with each of our named executive officers. The material terms of each of these agreements are described below. These agreements provide for base salaries and incentive compensation, and each component reflects the scope of each named executive officer’s anticipated responsibilities and the individual experience they bring to our company. The employment of each of our named executive officers is “at will” and may be terminated at any time. In addition, each of our named executive officers has executed a form of our standard proprietary information and inventions agreement. In addition, we have employment agreements and arrangements with our other executive officers which provide for similar benefits, participation in bonus plans and severance payments upon a qualifying termination or Change in Control.

Eric Poma. On April 17, 2025, Dr. Poma was appointed to serve as the Chief Executive Officer of the Company effective April 22, 2025. In addition, on April 22, 2025, the Board, upon recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Dr. Poma to serve as a Class I director of the Company, also effective April 22, 2025, with a term expiring at the annual meeting of stockholders to be held in 2027.

Allan Camaisa. On September 1, 2021, we entered into an employment agreement with Allan Camaisa. Mr. Camaisa is entitled to an initial annual base salary of $29,120, which will be increased to an annual base salary of $410,000, in the event we complete a single capital raise of $10 million or more. Mr. Camaisa may also be eligible to receive an annual cash performance bonus under our bonus plan of up to 50% as approved from time to time by the board of directors pursuant to targets set by the compensation committee. Under his employment agreement, Mr. Camaisa also received an option to purchase 867 shares of the Company’s common stock and additional stock options may also be granted to him from time to time as determined by the board of directors. Such stock options shall have an exercise price equal to the “Fair Market Value” per share of the Company’s common stock on the date of grant and will be granted pursuant to the Company’s 2019 Equity Incentive Plan.

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Effective February 1, 2022, Calidi and Mr. Camaisa entered into an updated employment agreement, which superseded the September 1, 2021 Camaisa Agreement (“Camaisa Updated Employment Agreement”). Under the Camaisa Updated Employment Agreement, Calidi increased Mr. Camaisa’s initial annual base salary to $31,200 (increased to $43,240 to comply with California non-exempt employee requirements) effective as of January 1, 2022. Under the Camaisa Updated Employment Agreement, Calidi recognized that from January 1, 2019, through December 31, 2019, Mr. Camaisa received a deferred annual base salary of $240,000 which has been paid from January 1, 2020, through January 31, 2022, Mr. Camaisa received a deferred annual base salary of $400,000 per year which has been paid; and effective February 1, 2022, Mr. Camaisa’s deferred base salary was increased to $450,000 and continued to accrue at that rate. Upon completion of the Business Combination, Mr. Camaisa’s annual base salary was adjusted to $450,000 and his accrued and unpaid deferred compensation was paid.

Effective April 21, 2025 Mr. Camaisa’s services as Chief Executive Officer of Calidi were terminated. Mr. Camaisa continues to serve as a Class III director of the Company, and assumed the title of CEO Emeritus. On April 22, 2025, a General Release of Claims and Transition Agreement (“Release Agreement”) was executed by the Company with Mr. Camaisa. The Release Agreement contains customary protections, including a general release of claims by Mr. Camaisa in favor of the Company and certain other related parties. The Release Agreement went effective after the Revocation Period (which was seven business days from April 22, 2025, and excluding such date) expired. Pursuant to the terms of the Release Agreement, after the Revocation Period, the Company shall pay Mr. Camaisa $500,000 separation pay in the form of compensation continuation over 12 months pursuant to the Company’s regular and customary payroll schedule, less all regular and customary payroll withholdings and shall also pay Mr. Camaisa’s COBRA premiums for 12 months, commencing May 2025, upon timely election. Mr. Camaisa shall also be entitled to receive a transition/ consulting pay of $10,000 per month during the transition period, and may also be entitled to incentive payments for opportunities that Mr. Camaisa has developed, as more specifically described in the Release Agreement. Such incentive will be calculated and paid based on revenues, capital, or monies actually received by the Company on or before December 31, 2026. No incentive will be earned or paid for revenues, capital, or monies that are received by the Company after that date. Mr. Camaisa will not receive compensation as a member of the Board during the period that he receives consideration pursuant to the Release Agreement.

Andrew Jackson. On October 25, 2023, we entered into an employment agreement with Andrew Jackson to serve as Chief Financial Officer, which became effective on October 30, 2023. Mr. Jackson has an annual base salary of $430,000 and is eligible to receive an annual bonus representing up to 35% of Mr. Jackson’s base salary, subject to the approval of the Board of Directors. In addition, subject to approval by the Board of Directors, we agreed to grant Mr. Jackson 2,500 incentive stock option to purchase Company common stock at an exercise price equal to the fair market value per share of the Company’s common stock on the date of grant (the “Stock Options”). Vesting of Stock Options will commence on the Effective Date (“Vesting Commencement Date”) and shall have a one (1) year cliff wherein 25% shall vest upon the one (1) year anniversary of the Vesting Commencement Date, and thereafter, 1/36th of the remaining shares subject to the Stock Options shall vest on the last day of each one month period of Mr. Jackson’s service as an employee, so that all of the shares subject to the Stock Options shall be vested on the fourth (4th) anniversary of the Vesting Commencement Date.

Wendy Pizarro Campbell. On September 11, 2021, we entered into an agreement with Ms. Campbell (the “Campbell Agreement”). Ms. Campbell’s base salary is deferred until an institutional round of funding closes. Upon closing of an institutional round of funding, Ms. Campbell’s annual base salary will be $315,000 retroactive to Ms. Campbell’s start date. Ms. Campbell’s base salary will be increased to $380,000 upon Calidi raising a one-time lump sum of $10 million in capital or more. Ms. Campbell also received a one-time sign-on bonus of $25,000. Subject to board approval, the Campbell Agreement provides for options to purchase 867 shares of common stock at an exercise price equal to fair market value, subject to vesting restrictions. Ms. Campbell may also be eligible to receive an annual cash performance bonus under our bonus plan of up to 30% as approved from time to time by the board of directors pursuant to targets set by the compensation committee.

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Effective February 1, 2022, Calidi and Ms. Campbell entered into an updated employment agreement adding additional roles and responsibilities of Chief Administrative Officer and Corporate Secretary to her existing roles and responsibilities of Chief Legal Officer and Chief Diversity Officer (the “Campbell Updated Employment Agreement”). Ms. Campbell’s role and title was confirmed as the Company’s Chief Legal Officer, Chief Corporate Development Officer, Chief Diversity Officer, and Corporate Secretary in October 2024, without any changes in her roles and responsibilities under the Campbell Updated Employment Agreement. Under the Campbell Updated Employment Agreement, from the date of September 6, 2021 through January 31, 2022, Ms. Campbell will receive a deferred annual base salary of $315,000 and from February 1, 2022, Ms. Campbell’s deferred base salary was increased to $400,000. Ms. Campbell’s base salary was deferred until an institutional round of funding closes. Ms. Campbell will be eligible to earn an annual discretionary bonus under our bonus plan of up to 30% her base salary as approved from time to time by the board of directors. In addition, Ms. Campbell was granted options to purchase 1,387 shares of common stock based on standard vesting conditions under the 2019 Plan at an exercise price of $1,112.40 per share (as adjusted to $853.20 per share in January 2023 noted above), as well as acceleration of vesting of certain, previously granted stock options under the 2019 Plan upon the completion of certain events. The Campbell Updated Employment Agreement also provides for certain severance benefits, the terms of which are described below under “- Potential Payments Upon Termination or Change in Control”, and for accrued deferred compensation payment described in the Non-Qualified Deferred Compensation Earnings column in the Summary Compensation Table above.

Effective May 13, 2024, Ms. Campbell’s annualized base salary was increased by $25,000 to $425,000. Additionally, Ms. Campbell’s annual discretionary bonus target was increased from 30% to 40% of her base salary, as approved from time to time by the Board or the Compensation Committee. Ms. Campbell is also eligible to receive a bonus of $120,000 contingent on the Company closing a $10 million debt or equity round on or before December 31, 2024, with final amount to be determined by the Chief Executive Officer based on the involvement and support of Ms. Campbell.

Boris Minev, Ph.D. On March 1, 2023, we entered into an employment agreement, as amended, with Boris Minev, Ph.D. Dr. Minev is entitled to an initial annual base salary of $300,000, which will be increased to $375,000 in the event we complete a single capital raise of $10 million or more. Dr. Minev may also be eligible to receive an annual cash performance bonus under our bonus plan of up to 30% as approved from time to time by the board of directors. In addition, Dr. Minev will be entitled to a bonus of $100,000 for SNVI IND approval, and an additional $100,000 bonus for NNVI Phae 1B/2 IND approval or contributing significantly to signing of a license agreement in excess of $5 million. Under his employment agreement, Dr. Minev is entitled to receive an option to purchase 625 shares of common stock. In addition, Dr. Minev will be granted options to purchase 625 shares of common stock upon approval of the SNVI IND and options to purchase an additional 625 shares upon approval of the NNVI Phase 1B/2 IND.

On July 24, 2025, the Company eliminated the position of President, Medical and Scientific Affairs, held by Dr. Minev. As a result, Dr. Minev ceased to serve as an executive officer of the Company effective July 29, 2025. On August 8, 2025, a General Release of Claims and Separation Agreement (“Separation Agreement”) was executed by the Company with Dr. Minev. The Separation Agreement contains customary protections, including a general release of claims by Dr. Minev in favor of the Company and certain other related parties. The Separation Agreement will be effective after the Revocation Period (which is seven business days from August 8, 2025, and excluding such date) expires. Pursuant to the terms of the Separation Agreement, after the Revocation Period, the Company shall pay Dr. Minev (i) $100,000 in relation to a negotiated bonus for the NNV1 and SNV1 IND approvals within 10 days following the Revocation Period, and (ii) $187,500 separation pay in the form of compensation continuation over 6 months pursuant to the Company’s regular and customary payroll schedule, less all regular and customary payroll withholdings and shall also pay Dr. Minev’s COBRA premiums for 6 months, commencing August 2025, upon timely election.

Non-Equity Compensation

We seek to motivate and reward our named executive officers for achievements relative to our corporate goals and expectations for each fiscal year. Each of our named executive officers is eligible to receive an annual performance bonus payable in cash of up to 50% for Dr. Poma, up to 40% for Ms. Campbell, up to 35% for Mr. Jackson, and up to 35% for other executive officers, as approved by our board of directors from time to time based on the achievement of individual and company-wide annual performance goals as determined by our compensation committee.

Potential Payments upon Termination or Change-in-Control

Pursuant to their respective employment agreements, each named executive officer is entitled to receive amounts described below upon a qualifying termination or Change in Control.

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Eric Poma. Pursuant to his employment Agreement, if Dr. Poma’s employment with us ends due to his resignation for “good reason” or his termination by us other than for “cause,” each as defined in his employment agreement, he is entitled to receive: (i) a severance payment equal to twelve months of his then-current base salary and in the event of his termination other than for “cause” or resignation for “good reason” occurs after a Change in Control (as defined in his employment agreement), he will be entitled to receive severance payments equal to twenty-four months of his then-current base salary following his termination, and (ii) continued health benefits under COBRA for up to twelve months (twenty months upon a Change in Control), or if earlier, the date he is eligible for comparable replacement coverage under a subsequent employer’s group health plan. If such termination occurs three months prior to or any time after the occurrence of a Change in Control then, in addition to the foregoing severance payments, all unvested equity awards held by Dr. Poma at the time that such termination occurs will be accelerated in full and deemed to have vested as of the later date of his employment termination date or the date of the Change in Control. In addition, upon a Change in Control due to a merger or acquisition, all unvested equity awards held by Dr. Poma at the time will be automatically vested upon execution of the merger or acquisition transaction. Dr. Poma’s benefits are conditioned, among other things, on his compliance with his post-termination obligations under his employment agreement and his execution of a general release of claims in favor of Calidi.

Allan Camaisa. Pursuant to his employment agreement, if Mr. Camaisa’s employment with us ends due to his resignation for “good reason” or his termination by us other than for “cause,” each as defined in his employment agreement, he is entitled to receive: (i) a severance payment equal to twelve months of his then-current base salary and in the event of his termination other than for “cause” or resignation for “good reason” occurs after a Change in Control (as defined in his employment agreement), he will be entitled to receive severance payments equal to twenty-four months of his then-current base salary following his termination, and (ii) continued health benefits under COBRA for up to twelve months (twenty months upon a Change in Control), or if earlier, the date he is eligible for comparable replacement coverage under a subsequent employer’s group health plan. If such termination occurs three months prior to or any time after the occurrence of a Change in Control then, in addition to the foregoing severance payments, all unvested equity awards held by Mr. Camaisa at the time that such termination occurs will be accelerated in full and deemed to have vested as of the later date of his employment termination date or the date of the Change in Control. In addition, upon a Change in Control due to a merger or acquisition, all unvested equity awards held by Mr. Camaisa at the time will be automatically vested upon execution of the merger or acquisition transaction. Mr. Camaisa’s benefits are conditioned, among other things, on his compliance with his post-termination obligations under his employment agreement and his execution of a general release of claims in favor of Calidi.

On April 22, 2025, Mr. Camaisa and Calidi entered into a General Release of Claims and Transition Agreement (“Release Agreement”) was executed by the Company with Mr. Camaisa. The Release Agreement contains customary protections, including a general release of claims by Mr. Camaisa in favor of the Company and certain other related parties. The Release Agreement went effective after the Revocation Period (which was seven business days from April 22, 2025, and excluding such date) expired. Pursuant to the terms of the Release Agreement, after the Revocation Period, the Company shall pay Mr. Camaisa $500,000 separation pay in the form of compensation continuation over 12 months pursuant to the Company’s regular and customary payroll schedule, less all regular and customary payroll withholdings and shall also pay Mr. Camaisa’s COBRA premiums for 12 months, commencing May 2025, upon timely election. Mr. Camaisa shall also be entitled to receive a transition/ consulting pay of $10,000 per month during the transition period, and may also be entitled to incentive payments for opportunities that Mr. Camaisa has developed, as more specifically described in the Release Agreement. Such incentive will be calculated and paid based on revenues, capital, or monies actually received by the Company on or before December 31, 2026. No incentive will be earned or paid for revenues, capital, or monies that are received by the Company after that date. Mr. Camaisa will not receive compensation as a member of the Board during the period that he receives consideration pursuant to the Release Agreement.

Andrew Jackson. Mr. Jackson’s employment agreement may be terminated, in writing with at least thirty (30) days’ prior written notice, by the Company for or without cause or by Mr. Jackson with or without good reason. If Mr. Jackson’s employment is terminated without cause or he resigns with good reason, Mr. Jackson will receive the following severance benefits, including but not limited to, his fully earned but unpaid base salary; six (6) months’(“Severance Period”) pay at Mr. Jackson’s monthly base salary rate, payable in a lump sum or in instalments subject to the Company’s discretion; and additional stock award acceleration under the circumstances described therein. In the event Mr. Jackson’s employment is terminated without cause or he resigns with good reason following a change in control, the Severance Period shall be increased to 12 (twelve) months and the cash severance shall instead be paid in a lump sum. Such post-termination payments and benefits are conditioned on Mr. Jackson’s execution and non-revocation of a general release of claims in favor of the Company.

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Wendy Pizarro Campbell. Pursuant to her employment agreement, if Ms. Campbell’s employment with us ends due to her resignation for “good reason” or her termination by us other than for “cause,” each as defined in her employment agreement, she is entitled to receive: (i) severance payments equal to six months of her then-current base salary following her termination and in the event of her termination other than for “cause” or resignation for “good reason” occurs after a Change in Control, she will be entitled to receive severance payments equal to twelve months of her then-current base salary following her termination, and (ii) continued premiums for health benefits under COBRA for up to six months (twelve months upon a Change in Control) or if earlier, the date she is eligible for comparable replacement coverage under a subsequent employer’s group health plan. If such termination occurs three months prior to or any time after the occurrence of a Change in Control then, in addition to the foregoing severance payments, all unvested equity awards held by Ms. Campbell at the time that such termination occurs will be accelerated in full and deemed to have vested as of the later date of her employment termination date or the date of the Change in Control. In addition, upon a Change in Control due to a merger or acquisition, all unvested equity awards held by Ms. Campbell at the time will be automatically vested upon execution of the merger or acquisition transaction. Ms. Campbell’s benefits are conditioned, among other things, on her compliance with her post-termination obligations under her employment agreement and her execution of a general release of claims in favor of Calidi.

Boris Minev, Ph.D. Pursuant to his employment agreement, if Dr. Minev’s employment with us ends due to his resignation for “good reason” or his termination by us other than for “cause,” each as defined in his employment agreement, he is entitled to receive: (i) severance payments equal to six months of his then-current base salary following his termination and in the event of his termination other than for “cause” or resignation for “good reason” occurs after a Change in Control, he will be entitled to receive severance payments equal to twelve months of his then-current base salary following his termination, and (ii) continued premiums for health benefits under COBRA for up to six months (twelve months upon a Change in Control) or if earlier, the date he is eligible for comparable replacement coverage under a subsequent employer’s group health plan. If such termination occurs 90 days prior to or any time after the occurrence of a Change in Control then, in addition to the foregoing severance payments, all unvested equity awards held by Dr. Minev at the time that such termination occurs will be accelerated in full and deemed to have vested as of the later date of his employment termination date or the date of the Change in Control. In addition, upon a Change in Control due to a merger or acquisition, all unvested equity awards held by Dr. Minev at the time will be automatically vested upon execution of the merger or acquisition transaction. Dr. Minev’s benefits are conditioned, among other things, on his compliance with his post-termination obligations under his employment agreement and his execution of a general release of claims in favor of Calidi.

On July 24, 2025, the Company eliminated the position of President, Medical and Scientific Affairs, held by Dr. Minev. As a result, Dr. Minev ceased to serve as an executive officer of the Company effective July 29, 2025. On August 8, 2025, a General Release of Claims and Separation Agreement (“Separation Agreement”) was executed by the Company with Dr. Minev. The Separation Agreement contains customary protections, including a general release of claims by Dr. Minev in favor of the Company and certain other related parties. The Separation Agreement will be effective after the Revocation Period (which is seven business days from August 8, 2025, and excluding such date) expires. Pursuant to the terms of the Separation Agreement, after the Revocation Period, the Company shall pay Dr. Minev (i) $100,000 in relation to a negotiated bonus for the NNV1 and SNV1 IND approvals within 10 days following the Revocation Period, and (ii) $187,500 separation pay in the form of compensation continuation over 6 months pursuant to the Company’s regular and customary payroll schedule, less all regular and customary payroll withholdings and shall also pay Dr. Minev’s COBRA premiums for 6 months, commencing August 2025, upon timely election.

Equity Incentive Plan

Prior to January 1, 2019, we adopted the 2016 Stock Plan (the “2016 Plan”) under which we were authorized to grant stock options, restricted stock, a stock appreciation right, or a restricted stock unit award. In June 2019, we adopted the 2019 Equity Incentive Plan (the “2019 Plan”) to replace the 2016 Plan. Other than the change of plan name and incorporation state, all the terms of the 2016 Plan were carried over into the 2019 Plan. In adopting the 2019 Plan, we terminated the 2016 Plan and may no longer grant any additional stock options or sell any stock under restricted stock purchase agreements under the 2016 Plan; however, stock options issued under the 2016 Plan will continue to be in effect in accordance with their terms and the terms of the 2019 Plan, which are substantially the same terms as the 2016 Plan, until the exercise or expiration of the individual options awards. In connection with the Business Combination, we assumed the outstanding options granted under the 2019 Plan. Upon completion of the Business Combination on September 12, 2023, we adopted the 2023 Equity Incentive Plan (the “2023 Plan” or the “Incentive Plan”). Since only the outstanding options under the 2019 Plan was assumed, we may no longer grant any additional stock options or sell any stock under restricted stock purchase agreements under the 2019 Plan; however, stock options issued under the 2019 Plan will continue to be in effect in accordance with their terms and the terms of the 2023 Plan until the exercise or expiration of the individual options awards.

The 2019 Plan reserved the right for the Board of Directors as the administrator of the plan (the “Administrator”) to issue up to shares pursuant to 116,667 equity awards, which was increased to up to 212,500 in May 2022, including stock options (“Options”), restricted stock awards (“Restricted Stock”), dividend equivalents awards, stock payment awards, restricted stock units (“RSUs”) and/or stock appreciation rights (“SARs”, together with Options, Restricted Stock and RSUs, “Awards”), according to its discretion. Awards may be granted under the 2019 Plan to our employees, directors, and consultants. As of December 31, 2024, the Administrator has not issued any Restricted Stock, RSUs, dividend equivalents awards, stock payment awards or SARs. Stock options remain as the sole outstanding type of award under the 2019 Plans.

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Under the 2019 Plan, awards may vest and thereby become exercisable or have restrictions on forfeiture lapse on the date of grant or in periodic installments or upon the attainment of performance goals, or upon the occurrence of specified events depending on the Administrator’s discretion. The Administrator has broad authority to determine the terms and conditions of any Award granted pursuant to the 2019 Plan including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof as the Administrator, in its sole discretion may determine.

No Awards may be granted under the 2019 Plan with a term of more than ten years and no Awards granted may be exercised after the expiration of ten years from the date of grant.

The 2023 Plan reserved the right for the Compensation Committee or by the Board of Directors acting as the Compensation Committee, as the administrator of the plan (the “Administrator”) to issue up to 32,815 equity awards, including stock options (“Options”), restricted stock awards (“Restricted Stock”), dividend equivalents awards, stock payment awards, restricted stock units (“RSUs”) and/or stock appreciation rights (“SARs”, together with Options, Restricted Stock and RSUs, “Awards”), according to its discretion. Awards may be granted under the 2023 Plan to our employees, directors, and consultants. As of December 31, 2024, the Administrator has issued RSUs and stock options under the 2023 Plan.

Under the 2023 Plan, Awards may vest and thereby become exercisable or have restrictions on forfeiture lapse on the date of grant or in periodic installments or upon the attainment of performance goals, or upon the occurrence of specified events depending on the Administrator’s discretion. The Administrator has broad authority to determine the terms and conditions of any Award granted pursuant to the 2023 Plan including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof as the Administrator, in its sole discretion may determine.

No Awards may be granted under the 2023 Plan with a term of more than ten years and no Awards granted may be exercised after the expiration of ten years from the date of grant.

On January 18, 2023, the Board approved a repricing of approximately 17,000 stock options previously granted at an exercise price of $1,112.40 per share to the then current fair value of $853.20 per share pursuant to an updated valuation report. The year ended December 31, 2024 includes a noncash compensation charge of approximately $0.1 million in connection with this repricing. The year ended December 31, 2023 included a noncash compensation charge of approximately $0.2 million in connection with this repricing. The stock option repricing and the acceleration of vesting were accounted for as a modification under ASC 718.

On September 12, 2023, upon closing of the FLAG Merger, the number of equity awards issued and available for grant were retrospectively adjusted pursuant to the conversion ratio of approximately 0.04. The mechanism of conversion resulted in the fair value of each option prior to the Closing equal to the fair value of each option after. All stock option activity presented in these statements has been retrospectively adjusted to reflect the conversion.

On July 15, 2024, we effected a 1-for-10 Reverse Stock Split. As a result, proportionate adjustments were made to the per share exercise price and the number of shares of Common Stock that may be purchased upon exercise of outstanding stock options granted by Calidi, and the number of shares of Common Stock reserved for future issuance under the 2023 Equity Incentive Plan.

As of December 31, 2024, there were options to purchase 57,109 shares of Calidi Common Stock outstanding under the 2019 Plan, with exercise prices ranging from $57.60 per share to $853.20 per share. As of December 31, 2024, there were options to purchase 20,136 shares of Calidi Common Stock outstanding under the 2023 Plan, with exercise prices ranging from $22.80 per share to $357.60 per share.

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Stock Options

Options granted under the 2019 Plan and 2023 Plan may be either “incentive stock options” within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or “non-qualified” stock options that do not qualify incentive stock options. Incentive stock options may be granted only to the Company’s employees and employees of domestic subsidiaries, as applicable. The exercise price of stock options shall be equal to or greater than the fair market value of common stock on the date the option is granted. In the case of an optionee who, at the time of grant, owns more than 10% of the combined voting power of all classes of stock, the exercise price of any incentive stock option must be at least 110% of the fair market value of the common stock on the grant date, and the term of the option may be no longer than five years. The aggregate fair market value of common stock (determined as of the grant date of the option) with respect to which incentive stock options become exercisable for the first time by an optionee in any calendar year may not exceed $0.1 million, otherwise it will be classified as a Non-Qualified Stock Option.

The exercise price of an option may be payable in cash or in common stock, or in a combination of cash and common stock, or other legal consideration for the issuance of stock as the Board or Administrator may approve.

Generally, options vest over four years and will be exercisable only while the optionee remains an employee, director or consultant, or during the three months thereafter, but in the case of the termination of an employee, director, or consultant’s services due to death or disability, the period for exercising a vested option shall be extended to the earlier of twelve months after termination or the expiration date of the option.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information about equity awards granted to Calidi’s named executive officers that remained outstanding as of December 31, 2024.

OPTION AWARDS
NAME	grant date	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)		OPTION EXPIRATION DATE

Allan J. Camaisa (granted to AJC Capital, of which Mr. Camaisa is the sole member except for the grants on February 1, 2022, December 21, 2023 and June 17, 2024 which were granted to Mr. Camaisa individually)
	7/01/2016	2,774	-	57.60		7/01/2026
	7/01/2016	346	-	72.12		7/01/2026
	7/01/2016	3,468		72.12		7/01/2026
	1/01/2017	3,468	-	72.12		1/01/2027
	1/01/2018	3,468	-	72.12		1/01/2028
	1/01/2019	3,468	-	72.12		1/01/2029
	1/01/2020	3,468	-	288.24		1/01/2030
	3/30/2021	812	55	288.24		3/30/2031
	12/02/2021	606	87	481.44		12/02/2031
	12/02/2021	704	163	481.44		12/02/2031
	2/01/2022	104	98	853.20	(1)	2/01/2032
	2/01/2022	236	97	853.20	(1)	2/01/2032
	12/21/2023	833	-	216.00		12/21/2033
	6/17/2024	76	257	25.80		6/17/2029

Andrew Jackson	6/17/2024	729	1,771	23.40		6/17/2034

Wendy Pizarro Campbell	12/02/2021	217	47	481.44		12/02/2031
	2/01/2022	112	105	853.20	(1)	2/01/2032
	2/01/2022	728	300	853.20	(1)	2/01/2032
	6/17/2024	76	257	23.40		6/17/2034
	6/17/2024	72	428	23.40		6/17/2034

Boris Minev	7/01/2016	1,214	-	72.12		7/01/2026
	12/27/2019	28	-	288.24		12/27/2029
	4/15/2020	28	-	288.24		4/15/2030
	3/30/2021	270	55	288.24		3/30/2031
	2/28/2022	108	101	853.20	(1)	2/28/2032
	6/17/2024	81	180	23.40		6/17/2034

(1)	On January 18, 2023, the $1,112.40 exercise price per share was adjusted to $853.20 per share pursuant to a January 2023 valuation and a repricing of certain stock options approved by Calidi’s Board of Directors. All vesting conditions remained unchanged.

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Equity Compensation Plan Information

The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2024:

	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted- average exercise price of outstanding options and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by shareholders(1)	57,109	$283.32		-
Equity compensation plans approved by shareholders(2)	22,175	$46.16		7,409
Equity compensation plans approved by shareholders(3)	-	$-		32,815
Total	79,284	$220.92	(4)	40,224

(1)	Represents shares of common stock to be issued upon exercise of outstanding options granted under the 2019 Equity Incentive Plan of Calidi (the “2019 Plan”), which options were assumed by us in connection with the Business Combination.
(2)	Represents shares of common stock to be issued upon exercise of outstanding options and restricted stock units under the 2023 Equity Incentive Plan (the “2023 Plan”) which was approved by our shareholders on August 28, 2023. The weighted-average exercise price does not reflect common stock subject to outstanding awards of restricted stock units.
(3)	Represents the number of shares of common stock reserved as authorized for the grant of options under the Employee Stock Purchase Plan (the “2023 ESPP”), which was approved by our shareholders on August 28, 2023.
(4)	The weighted-average exercise price does not reflect common stock subject to outstanding awards of restricted stock units.

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Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by Calidi during the fiscal year ended December 31, 2024.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, nor earn any benefits under, a nonqualified deferred compensation plan sponsored by Calidi during the fiscal year ended December 31, 2024.

Benefits

Each of the named executive officers is eligible to participate in Calidi’s standard employee benefit plans and programs.

401(k) Plan

We maintain a 401(k) plan intended to qualify as a tax-qualified plan under Section 401 of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. The 401(k) plan provides that each participant may contribute up to the lesser of 100% of his or her compensation or the statutory limit, which was $23,000 for calendar year 2024. Employees’ pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully vested in their contributions. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. Effective January 1, 2023, the 401(k) plan was changed to a safe harbor plan under which we will make safe harbor contributions equal to 100% of a participant’s elective deferral, not to exceed 4% of compensation.

Other Benefits

Our named executive officers are eligible to participate in our health and welfare plans to the same extent as all full-time employees.

We generally have not provided perquisites or personal benefits except in limited circumstances, and except as set forth above under “Summary Compensation Table,” we did not provide any perquisites or personal benefits to our named executive officers in fiscal year ended December 31, 2024.

Non-Employee Director Compensation Policy

The board of directors will review director compensation periodically to ensure that director compensation remains competitive such that we will be able to recruit and retain qualified directors. We intend to develop a director compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to our long-term success.

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2024 Non-Employee Director Compensation

The following table sets forth information concerning the compensation of non-employee directors earned or paid for services rendered to Calidi for the year ended December 31, 2024. Mr. Camaisa also served as our director. Mr. Camaisa’s compensation as a former named executive officer and Mr. Poma’s compensation as named executive officer is set forth above under “Summary Compensation Table.”

NAME	FEES EARNED OR PAID IN CASH ($)	OPTION AWARDS ($)(1)(2)	RESTRICTED STOCK UNITS ($)	TOTAL ($)
James A. Schoeneck	31,875	15,603	31,874	79,352
Scott Leftwich(3)	13,438	15,603	40,311	69,352
Alan Stewart	14,688	15,603	44,061	74,352
George Peoples(4)	23,125	19,972	-	43,097
George Ng(5)	-	-	-	-
David LaPre(6)	-	50,580	16,660	67,240
Thomas Vecchiolla(7)	-	-	-	-
	83,126	117,361	132,906	333,393

(1)	This column reflects the aggregate grant date fair value of option awards granted during the year measured pursuant to Financial Accounting Standard Board Accounting Standards Codification Topic 718, the basis for computing stock-based compensation in our consolidated financial statements. This calculation assumes that the director will perform the requisite service for the award to vest in full as required by SEC rules. The assumptions we used in valuing options are described in Note 9 to our consolidated financial statements included in the 2024 Annual Report. These amounts do not reflect the actual economic value that will be realized by the director upon vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(2)	The table below lists the aggregate number of shares subject to option awards outstanding as of December 31, 2024, for each of our directors, other than Dr. Poma and Mr. Camaisa.
(3)	Certain fees earned by Mr. Leftwich were deferred and unpaid prior to January 1, 2021, and as of December 31, 2024, accrued and unpaid board and advisory fees due to Mr. Leftwich totaled $0.6 million (see Notes 6 and 12), which were paid in January 2025.
(4)	Dr. Peoples was appointed to the Board on July 1, 2024.
(5)	Mr. Ng. allowed the term of his directorship position to expire and did not seek re-election at the 2024 annual general meeting held on September 20, 2024.
(6)	Mr. LaPre resigned as a director effective May 10, 2024.
(7)	Mr. Vecchiolla resigned as a director effective January 1, 2024.

	NUMBER OF SHARES SUBJECT TO OUTSTANDING OPTIONS AS OF DECEMBER 31, 2024	NUMBER OF SHARES SUBJECT TO OUTSTANDING RESTRICTED STOCK UNITS AS OF DECEMBER 31, 2024
Scott Leftwich	7,296	973

George Ng(1)	5,374	-

James A. Schoeneck	4,955	-

Alan Stewart	2,121	1,064

George Peoples(2)	1,941	-

(1)	Mr. Ng. allowed the term of his directorship position to expire and did not seek re-election at the 2024 annual general meeting held on September 20, 2024.
(2)	Dr. Peoples was appointed to the Board on July 1, 2024.

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Non-Employee Director Compensation Policy

We provide cash and/or equity-based compensation to certain of our directors for the time and effort necessary to serve as a member of our board of directors. In addition, all of our directors are entitled to reimbursement of direct expenses incurred in connection with attending meetings of the board or committees thereof.

Emerging Growth Company Status

We are an emerging growth company, as defined in the JOBS Act. As an emerging growth company, we will be exempt from certain requirements related to executive compensation, including, but not limited to, Compensation Discussion and Analysis disclosure, the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Compensation of Executive Officers and Directors of FLAG Pre-Business Combination

None of our officers or directors received any cash compensation for services rendered to us Pre-Business Combination. Commencing on September 10, 2021 (the date our securities first listed on the NYSE) through the earlier of consummation of our initial business combination and our liquidation, we have the option to pay an affiliate of our Sponsor a total of $10,000 per month for administrative support and services. Upon consummation of our initial business combination or our liquidation, we will cease paying these monthly fees. In addition, our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis any payments that were made to our Sponsor, our officers and our directors, and any affiliates thereof. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and completing an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our Sponsor, executive officers and directors, or any of their respective affiliates, prior to consummation of our initial business combination.

Compensation of Executive Officers and Directors

The compensation committee oversees the compensation policies, plans and programs and review and determine compensation to be paid to executive officers, directors and other senior management, as appropriate. The compensation policies for the Company are intended to provide for compensation that is sufficient to attract, motivate and retain executives of the Company and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Subject to any modifications or recommendations by the compensation committee, the executive officers and directors of the Company currently receive substantially the same compensation that they receive from Calidi prior to the Business Combination, and also be subject to substantially the same severance terms under their respective employment agreement and arrangements with Calidi. The description of the employment agreements and arrangements is forth in the sections titled “Executive Compensation — Calidi Executive Officer and Director Compensation” and section titled, “Certain Relationships and Related Person Transactions — Calidi Related Party Transactions.”

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Employee Benefit and Stock Plans

Equity-based compensation is an important foundation in the executive compensation packages as we believe it will maintain a strong link between executive incentives and the creation of stockholder value. It is anticipated that the performance and equity-based compensation will be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. Formal guidelines for the allocations of cash and equity-based compensation have not yet been determined, but it is expected that the Incentive Plan will be an important element of our compensation arrangements for both executive officers and directors, and that the executive officers will also be eligible to participate in the 2023 ESPP.

Exchange Stock Options

As a result of the Business Combination, all outstanding options to purchase Calidi stock were assumed by the Company and the Assumed Options are currently exercisable for newly issued shares of common stock of Calidi, subject to the terms of their applicable plan and agreement pursuant to which the original options were granted. As such each Assumed Option is subject to the terms and conditions set forth in the Calidi Equity Plan (except any references therein to Calidi or Calidi Common Stock will instead mean our common stock, and except for any other terms that are rendered inoperative by the Transactions). Each Assumed Option has the right to acquire a number of shares of our common stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Calidi Common Stock which the Calidi Option had the right to acquire immediately prior to the Effective Time, multiplied by (B) the Conversion Ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Calidi Option (in U.S. Dollars), divided by (B) the Conversion Ratio; and is subject to the same vesting schedule as the applicable Calidi Option. As of June 30, 2025, there were 50,704 Assumed Options issued and outstanding under the 2019 Plan.

2023 Equity Incentive Plan

Our Board approved the 2023 Equity Incentive Plan (“Incentive Plan”), subject to the approval of our stockholders. On August 28, 2023, the Incentive Plan was approved by our stockholder and the Incentive Plan became effective upon the consummation of the Business Combination. The Company is authorized to grant equity awards to eligible service providers following consummation of the Business Combination. The purpose of the Incentive Plan is to provide incentives to attract, retain, and motivate eligible persons whose present and potential contributions are important to the success of Company, its parents, subsidiaries and affiliates that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards (as defined in the Incentive Plan).

Description of the Incentive Plan

The material features of the Incentive Plan are described below. The following description of the Incentive Plan is a summary only. This summary is not a complete statement of the Incentive Plan and is qualified in its entirety by reference to the complete text of the Incentive Plan, a copy of which has been filed with the SEC.

Administration. The Incentive Plan is expected to be administered by Calidi’s compensation committee, all of the members of which are outside directors as defined under applicable federal tax laws, or by the board of directors of Calidi acting in place of the compensation committee (the “Incentive Plan Administrator”). Subject to the terms and conditions of the Incentive Plan, the compensation committee will have the authority, among other things, to select the persons to whom awards may be granted, construe and interpret the Incentive Plan, determine the number of shares of common stock or other consideration subject to awards, determine the terms of such awards and prescribe, amend and rescind the rules and regulations relating to the plan or any award granted thereunder, as well as to make all other determinations necessary or advisable for the administration of the Incentive Plan. The Incentive Plan provides that the Calidi Board or compensation committee may delegate its authority, including the authority to grant awards, to one or more executive officers to the extent permitted by applicable law, except, however, that awards granted to non-employee directors may only be established by Calidi’s Board.

Types of Awards. The Incentive Plan allows for the grant of incentive stock options, nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock awards, restricted stock units (“RSUs”), other stock-based awards and other cash-based awards (collectively, the “Awards”) at the discretion of the Incentive Plan Administrator.

Share Reserve. Subject to Sections 2.6 and 21 in the Incentive Plan, the total number of shares of Common Stock (the “Shares”) reserved and available for grant and issuance pursuant to the Incentive Plan is 32,815 Shares, which is equal to 10% of the issued and outstanding shares of Calidi determined as of immediately after the closing of the Merger.

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Lapsed or Returned Awards. If Shares are subject to issuance upon exercise of an option or SAR granted under the Incentive Plan but which cease to be subject to the option or SAR for any reason other than exercise of the option or SAR, are subject to Awards granted under the Incentive Plan that are forfeited or are repurchased by Calidi at the original issue price, are subject to Awards granted under Incentive Plan that otherwise terminate without such Shares being issued or are surrendered pursuant to an Exchange Program (as defined in the Incentive Plan), the Shares subject to such awards will again be available for issuance under the Incentive Plan. If options or stock appreciation rights granted under the Incentive Plan are exercised or RSUs are settled, only the number of shares actually issued upon exercise or settlement of such awards will reduce the number of shares available under the Incentive Plan. If an award is paid out in cash or other property rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Incentive Plan. Shares used to satisfy the tax withholding obligations related to an RSU or used to pay the exercise price of an Award or withheld to satisfy the tax withholding obligations related to an Award will become available for grant and issuance in connection with subsequent Awards under this Plan. Shares that otherwise become available for grant and issuance due to the foregoing will not include Shares subject to Awards that initially became available because of the substitution clause in Section 21.2 in the Incentive Plan.

Shares issued under the Incentive Plan may be authorized but unissued shares or treasury shares. As of the date hereof, no awards have been granted under the Incentive Plan.

Incentive Stock Option Limit. No more than 300,000 shares of Calidi’s Common Stock may be issued under the Incentive Plan upon the exercise of ISOs.

Annual Limitation on Compensation of Non-Employee Directors. Non-employee directors are eligible to receive any type of Award offered under this Plan except ISOs. The grant date fair value of awards granted to each non-employee director during any fiscal year of Calidi may not exceed $750,000 (on a per-director basis). This limit is increased to $1,000,000 in the fiscal year a non-employee director is initially appointed or elected to Calidi’s Board. A Non-employee director may elect to receive his or her annual retainer payments and/or meeting fees from Calidi in the form of cash or Awards or a combination thereof, if permitted, and as determined, by the Incentive Plan Administrator.

Eligibility. Employees (including officers), directors and consultants who render services to Calidi or a parent or subsidiary thereof (whether now existing or subsequently established) are eligible to receive awards under the Incentive Plan. ISOs may only be granted to employees of Calidi or a parent or subsidiary thereof (whether now existing or subsequently established). As of and assuming closing of the Merger, approximately 13 persons (including 8 executive officers and 5 non-employee directors) would be eligible to participate in the Incentive Plan.

International Participation. The Incentive Plan Administrator has the authority to determine which subsidiaries of Calidi will be covered by the Incentive Plan, determine which individuals outside the United States are eligible to participate in the Incentive Plan, modify the terms and conditions of any Award granted to individuals outside the United States or foreign nationals to comply with applicable foreign laws, policies, customs, and practices, establish subplans and modify applicable grant terms and take any action that the Incentive Plan Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals.

Repricing. The Incentive Plan Administrator has full authority to reprice options and stock appreciation rights (where such repricing is a reduction in the exercise price of outstanding options or SARs, the consent of the affected participants is not required provided written notice is provided to them) and to approve programs in which options and stock appreciation rights are exchanged for cash or other equity awards on terms the Incentive Plan Administrator determines, with the consent of the respective participants.

Stock Options. A stock option is the right to purchase a certain number of shares of stock at a fixed exercise price which, pursuant to the Incentive Plan, may not be less than 100% of the fair market value of Calidi Common Stock on the date of grant. Subject to limited exceptions, an option may have a term of up to 10 years and will generally expire sooner if the option holder’s service terminates. Options will vest at the rate determined by the Incentive Plan Administrator. An option holder may pay the exercise price of an option in cash, or, with the Incentive Plan Administrator’s consent, with shares of stock the option holder already owns, with proceeds from an immediate sale of the option shares through a broker approved by the Incentive Plan Administrator, through a net exercise procedure or by any other method permitted by applicable law.

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The Incentive Plan Administrator may grant ISOs or NSOs to eligible employees and shall further determine the number of Shares subject to the option, the exercise price of the option, the period during which the option may vest and be exercised, and all other terms and conditions of the option.

With respect to awards granted as ISOs, to the extent that the aggregate fair market value of Calidi Common Stock with respect to which such ISOs are exercisable for the first time by an option holder during any calendar year under all of Calidi’s stock plans exceeds one hundred thousand dollars ($100,000), such options will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of Calidi’s total combined voting power or that of any parent or subsidiary of Calidi unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (b) the term of the ISO does not exceed five years from the date of grant.

Stock Appreciation Rights. A stock appreciation right provides the recipient with the right to the appreciation in a specified number of shares of stock. The Incentive Plan Administrator shall determine the terms of each SAR, including the number of Shares subject to the SAR, the exercise price, which may not be less than the fair market value of Calidi Common Stock on the date of grant, and exercise period, the consideration to be distributed on exercise and settlement of the SAR, and the effect of the termination of service on each SAR. Subject to limited exceptions, a stock appreciation right may have a term of up to 10 years and will generally expire sooner if the recipient’s service terminates. SARs will vest at the rate determined by the Incentive Plan Administrator. Upon exercise of a SAR, the recipient will receive an amount in cash, stock, or a combination of stock and cash determined by the Incentive Plan Administrator, equal to the excess of the fair market value of the shares being exercised over their exercise price.

Restricted Stock Awards. A restricted stock award is an offer by Calidi to sell to an eligible employee that are subject to restrictions. Shares of restricted stock may be issued under the Incentive Plan pursuant to a restricted stock award agreement, for such consideration as the Incentive Plan Administrator may determine, including cash, services rendered or to be rendered to Calidi or such other forms of consideration permitted under applicable law. The Incentive Plan Administrator in its discretion shall determine the number of shares that may be purchased, the purchase price (if any), the restrictions under which the Shares will be subject, and all other terms and conditions of the restricted stock award. Recipients of restricted stock generally have all of the rights of a shareholder with respect to those shares, including voting rights, however any dividends and other distributions on restricted stock will generally be subject to the same restrictions on transferability and forfeitability as the underlying shares.

Restricted Stock Units. A restricted stock unit is a right to receive a share, at no cost to the recipient, upon satisfaction of certain conditions, including vesting conditions, established by the Incentive Plan Administrator pursuant to a restricted stock unit agreement. RSUs vest at the rate determined by the Incentive Plan Administrator and any unvested RSUs will generally be forfeited upon termination of the recipient’s service, provided that no RSU will have a term longer than 10 years. If the RSU is being earned upon satisfaction of performance criteria, the Incentive Plan Administer shall determine the nature, length, and starting date for the RSU, select from among the performance criteria to be used to measure the performance, if any, and determine the number of Shares deemed subject to the RSU. Settlement of RSUs may be made in the form of cash, stock or a combination of cash and stock, as determined by the Incentive Plan Administrator in its sole discretion. Recipients of RSUs generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the Incentive Plan Administrator’s discretion and as set forth in the applicable restricted stock unit agreement, RSUs may provide for the right to dividend equivalents which will generally be subject to the same conditions and restrictions as the RSUs to which they pertain.

Changes to Capital Structure. In the event of certain changes in capitalization, including a stock split, reverse stock split or stock dividend, proportionate adjustments will be made in the number and kind of shares available for issuance under the Incentive Plan, the limit on the number of shares that may be issued under the Incentive Plan as ISOs, the number and kind of shares subject to each outstanding award and/or the exercise price of each outstanding award, subject to any required action by the Calidi Board or Calidi Stockholders and in compliance with applicable securities or other laws. No fractional shares shall be issued.

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Corporate Transactions; Change in Control. If Calidi is party to a merger, consolidation or certain Change in Control transactions, each outstanding award will be treated as described in the definitive transaction agreement, which need not treat all outstanding awards in an identical manner, and, may include the continuation, assumption or substitution of an outstanding award, the cancellation of an outstanding award after an opportunity to exercise or the cancellation of an outstanding award in exchange for a payment equal to the value of the shares subject to such award less any applicable exercise price. In general, if an award held by a participant who remains in service at the effective time of a Change in Control transaction is not continued, assumed or substituted, then the award will vest in full. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute outstanding awards pursuant to a Corporate Transaction (as defined in the Incentive Plan), then the Incentive Plan Administrator will notify each participant that such participant’s award will, if exercisable, be exercisable for a period of time determined by the Incentive Plan Administrator in its sole discretion, and such award will terminate upon the expiration of such period.

Transferability of Awards. Unless the Incentive Plan Administrator determines otherwise, an award generally will not be transferable other than by beneficiary designation, a will or the laws of descent and distribution. The Incentive Plan Administrator may permit transfer of an award in a manner consistent with applicable law.

Amendment and Termination. The Incentive Plan Administrator may amend or terminate the Incentive Plan at any time. Any such amendment or termination will not affect outstanding awards. If not sooner terminated, the Incentive Plan will terminate automatically 10 years after its adoption by the FLAG Board. Shareholder approval is not required for any amendment of the Incentive Plan, unless required by applicable law, government regulation or exchange listing standards.

Certain Federal Income Tax Aspects of Awards Under the Incentive Plan

This is a brief summary of the U.S. federal income tax aspects of awards that may be made under the Incentive Plan based on existing U.S. federal income tax laws as of the date of this report. This summary covers only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Incentive Plan should consult their own professional tax advisors concerning tax aspects of awards under the Incentive Plan. The discussion below concerning tax deductions that may become available to the Company under U.S. federal tax law is not intended to imply that the Company will necessarily obtain a tax benefit from those deductions. The tax consequences of awards under the Incentive Plan depend upon the type of award. Changes to tax laws following the date of this report could alter the tax consequences described below.

Incentive Stock Options. No taxable income is recognized by an option holder upon the grant or vesting of an ISO, and no taxable income is recognized at the time an ISO is exercised unless the option holder is subject to the alternative minimum tax. The excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares is includable in alternative minimum taxable income.

If the option holder holds the purchased shares for more than one year after the date the ISO was exercised and more than two years after the ISO was granted (the “required ISO holding periods”), then the option holder will generally recognize long-term capital gain or loss upon disposition of such shares. The gain or loss will equal the difference between the amount realized upon the disposition of the shares and the exercise price paid for such shares. If the option holder disposes of the purchased shares before satisfying either of the required ISO holding periods, then the option holder will recognize ordinary income equal to the fair market value of the shares on the date the ISO was price paid for the shares (or, if less, the amount realized on a sale of such shares). Any additional gain will be a capital gain and will be treated as short-term or long-term capital gain depending on how long the shares were held by the option holder.

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Nonqualified Stock Options. No taxable income is recognized by an option holder upon the grant or vesting of an NSO, provided the NSO does not have a readily ascertainable fair market value. If the NSO does not have a readily ascertainable fair market value, the option holder will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. If the option holder is an employee or former employee, the option holder will be required to satisfy the tax withholding requirements applicable to such income. Upon resale of the purchased shares, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the option holder.

Stock Appreciation Rights. In general, no taxable income results upon the grant of a SAR. A participant will generally recognize ordinary income in the year of exercise equal to the value of the shares or other consideration received. In the case of a current or former employee, this amount is subject to income tax withholding. Upon resale of the shares acquired pursuant to a SAR, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the recipient.

Restricted Stock Awards. A participant who receives an award of restricted stock generally does not recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income when the shares vest, subject to withholding if the participant is an employee or former employee. The amount of taxable income is equal to the fair market value of the shares on the vesting date(s) less the amount, if any, paid for the shares. Alternatively, a participant may make a one-time election to recognize income at the time the participant receives restricted stock in an amount equal to the fair market value of the restricted stock (less any amount paid for the shares) on the date of the award by making an election under Section 83(b) of the Code.

Restricted Stock Unit. In general, no taxable income results upon the grant of an RSU. The recipient will generally recognize ordinary income, subject to withholding if the recipient is an employee or former employee, equal to the fair market value of the shares that are delivered to the recipient upon settlement of the RSU. Upon resale of the shares acquired pursuant to an RSU, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the recipient.

Section 409A. The foregoing description assumes that Section 409A of the Code does not apply to an award. In general, options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or stock appreciation right was granted. RSUs are subject to Section 409A unless they are settled within two and one half months after the end of the later of (a) the end of the Company’s fiscal year in which vesting occurs or (b) the end of the calendar year in which vesting occurs. Restricted stock awards are not generally subject to Section 409A. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% U.S. federal tax in addition to the U.S. federal income tax at the participant’s usual marginal rate for ordinary income, plus premium interest.

Tax Treatment. The Company will generally be entitled to an income tax deduction at the time and to the extent a participant recognizes ordinary income as a result of an award granted under the Incentive Plan. However, Section 162(m) of the Code may limit the deductibility of certain awards granted under the Incentive Plan. Although the Incentive Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Incentive Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the shareholders’ best interests to maintain flexibility in the approach to executive compensation and to structure a program that the Company considers to be the most effective in attracting, motivating and retaining key employees.

New Plan Benefits

Benefits to be received under the Incentive Plan are not determinable since they depend on awards to be established by the Incentive Plan Administrator.

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Registration with the SEC

On October 1, 2024, the Company filed a registration statement on Form S-8 registering the shares of our common stock reserved for issuance under the Incentive Plan.

2023 Employee Stock Purchase Plan

Prior to the consummation of the Business Combination, our Board approved and adopted, subject to our stockholders approval, the 2023 Employee Stock Purchase Plan, hereinafter the 2023 ESPP. The purpose of the 2023 ESPP is to provide a means whereby the Company can align the long-term financial interests of its employees with the financial interests of its shareholders. In addition, the board of directors believes that the ability to allow its employees to purchase shares of our common stock will help it to attract, retain, and motivate employees and encourages them to devote their best efforts to our business and financial success.

On August 28, 2023 our stockholders approved the 2023 ESPP which became effective on the consummation of the Business Combination.

Description of the 2023 ESPP

The material features of the 2023 ESPP are described below. The following description of the 2023 ESPP is a summary only. This summary is not a complete statement of the 2023 ESPP and is qualified in its entirety by reference to the complete text of the 2023 ESPP, a copy of which has been filed with the SEC.

Purpose. The purpose of the 2023 ESPP is to provide a means by which eligible employees of Calidi and certain designated companies may be given an opportunity to purchase shares of Calidi Common Stock following the closing of the Business Combination, to assist Calidi in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for Calidi’s success.

The Plan includes two components: a 423 Component and a Non-423 Component. Calidi intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the 2023 ESPP or determined by Calidi board of directors, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve. The maximum number of shares of Calidi Common Stock that may be issued under the 2023 ESPP was to be set by the Calidi Board at a number that represents approximately 2.0% of Calidi’s issued and outstanding Common Stock immediately after the closing of the Business Combination (after giving effect to the Redemption) or such lesser amount as determined by the Board at such time. The number of shares of Calidi Common Stock available for issuance under the 2023 ESPP upon it becoming effective could not exceed 32,815. The number of shares of Calidi Common Stock that may be issued under the 2023 ESPP was set by the Calidi Board at 32,815. Shares subject to purchase rights granted under the 2023 ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the 2023 ESPP.

Administration. Calidi Board, or a duly authorized committee thereof, will administer the 2023 ESPP.

Limitations. Calidi employees and the employees of any of its designated affiliates, will be eligible to participate in the 2023 ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the 2023 ESPP, as determined by the administrator: (1) customary employment with Calidi or one of its affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with Calidi or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, Calidi Board may also exclude from participation in the 2023 ESPP employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the FLAG stockholders, all the employees of Calidi and its related corporations will be eligible to participate in the 2023 ESPP following the closing of the Business Combination. An employee may not be granted rights to purchase stock under the 2023 ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of Calidi capital stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of Calidi capital stock for each calendar year that the rights remain outstanding.

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The 2023 ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of Calidi Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the 2023 ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of Calidi Common Stock on any purchase date during the offering period is less than or equal to the fair market value of a share of Calidi Common Stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the 2023 ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the 2023 ESPP.

Payroll Deductions. The 2023 ESPP permits participants to purchase shares of Calidi Common Stock through payroll deductions of up to 15% of their earnings. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of Calidi Common Stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with Calidi and its related corporations.

Withdrawal. Participants may withdraw from an offering by delivering a withdrawal form to Calidi and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the plan administrator. Upon such withdrawal, Calidi will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the 2023 ESPP.

Termination of Employment. A participant’s rights under any offering under the 2023 ESPP will terminate immediately if the participant either (i) is no longer employed by Calidi or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, Calidi will distribute to the participant his or her accumulated but unused contributions, without interest.

Corporate Transactions. In the event of certain specified significant corporate transactions, such as a merger or Change in Control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination. Calidi Board of directors has the authority to amend, suspend, or terminate the 2023 ESPP, at any time and for any reason, provided certain types of amendments will require the approval of Calidi Stockholders. Any benefits privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The 2023 ESPP will remain in effect until terminated by Calidi Board in accordance with the terms of the 2023 ESPP.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and Calidi with respect to participation in the 2023 ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of Calidi Common Stock acquired under the 2023 ESPP. The 2023 ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

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423 Component of the 2023 ESPP

Rights granted under the 423 Component of the 2023 ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of Calidi Common Stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Non-423 Component

A participant will be taxed on amounts withheld for the purchase of shares of Calidi Common Stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by Calidi or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market

Limitations of Liability and Indemnification Matters

Our Charter limits the liability of our current and former directors and officers for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors and officers of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;
●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	unlawful payments of dividends or unlawful stock repurchases or redemptions;
●	any transaction from which the director derived an improper personal benefit; or
●	an officer in any action by or in the right of the corporation.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

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Our Charter authorizes us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. The Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. The Bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in connection with any action, proceeding or investigation. We believe that the Charter and Bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Charter and Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Other than as set forth below and compensation arrangements, including employment, and indemnification arrangements, discussed, there have been no transactions since January 1, 2024, in which the amount involved in the transaction exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets as at the year-end for the last two completed fiscal years, and to which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Pursuant to the Audit Committee’s written charter, our Audit Committee has the responsibility to review, approve and oversee transactions between the Company and any related person (as defined in Item 404 of Regulation S-K) and any potential conflict of interest situations on an ongoing basis, in accordance with our policies and procedures, and to develop policies and procedures for the Audit Committee’s approval of related party transactions.

Prior to completing the Business Combination and becoming publicly traded in September 2023, the Company funded its operations primarily through issuances of convertible promissory notes and private sales of common stock. These investments included various related parties, including from AJC Capital and certain directors as further discussed below.

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The following table presents the various significant related party transactions and investments in the Company for the periods presented (in thousands):

Related Party	Description of investment or transaction	June 30, 2025	December 31, 2024
Director A and Director E	Current term notes payable, net of discount, including accrued interest(1)	775	2,702
Director F and relative of Officer A	Accounts payable and accrued expenses(2)	21	30
Director F	Former Chief Executive Officer(3)	432	—
Director D	Former President and Chief Operating Officer(4)	—	434
Director A	Advisory services included in accrued expenses(5)	—	18
Director F	Lease guaranty(6)	4	186
Director A	Other liabilities(7)	—	638
Director F and Director A	Warrant liability(8)	7	9
Relative of Officer A	Loan payable(9)	—	223

(1)	As of June 30, 2025, related party term note payable amounts due to Directors A totaling $0.8 million, inclusive of principal amounts totaling $0.4 million and accrued interest amounts totaling $0.4 million, have been classified as a short term liability on the accompanying unaudited condensed consolidated balance sheets. As of December 31, 2024, related party term note payable amounts due to Directors A and E totaled $2.7 million. See Note 7 of the Company’s unaudited condensed consolidated financial statements for further details.

(2)	Amounts owed to Director F as of June 30, 2025 and December 31, 2024, for reimbursable expenses; in addition, amounts owed to a relative of Officer A for certain legal fees, included in accounts payable and accrued expenses. In April 2025, $28,000 was settled with Director F.

(3)

On April 22, 2025, the Company executed a General Release of Claims and Transition Agreement (“Release Agreement”) with Mr. Camaisa, (Director F referenced above), and is obligated to pay Director F $500,000 separation pay in the form of compensation continuation over 12 months pursuant to our regular and customary payroll schedule, less all regular and customary payroll withholdings and shall also be liable to pay Director F COBRA premiums for 12 months, commencing May 2025. Director F shall also be entitled to receive a transition/ consulting pay of $10,000 per month during the transition period. The Company expensed $20,000 for the three and six months ended June 30, 2025.

(4)	On February 1, 2022, the Company appointed a then current board member (Director D referenced above), George K. Ng, as President and Chief Operating Officer of the Company under an Employment Agreement (the “Ng Agreement”). Under the Ng Agreement, Mr. Ng was entitled to a base annual salary of $0.5 million and a signing bonus of $0.3 million, payable in three equal monthly installments. Mr. Ng was eligible for standard change in control and severance benefits. On June 23, 2023, the Company entered into a Separation and Release Agreement with Mr. Ng which included a severance accrual and accrued interest as of December 31, 2024 (see Note 11 of the Company’s unaudited condensed consolidated financial statements for further details). The lump sum payment and accrued interest was settled in January 2025.

(5)	On April 1, 2022, the Company entered into an Advisory Agreement with Scott Leftwich (Director A referenced above), for providing certain strategic and advisory services. Director A received an advisory fee of $9,166 per month not to exceed $0.1 million per annum, accrued and payable upon the Company raising $10 million or more in equity proceeds, as defined in the Advisory Agreement. The Advisory Agreement terminated on August 31, 2023. The accrued advisory fees were settled in January 2025.

(6)	In October 2022, in order for the Company to secure and execute the San Diego Lease discussed in Note 11, Director F, provided a personal Guaranty of Lease of (the “Guaranty”) up to $0.9 million to the lessor for the Company’s future performance under the San Diego Lease agreement. As consideration for the Guaranty, the Company agreed to pay Director F 10% of the Guaranty amount for the first year of the San Diego Lease, and 5% per annum of the Guaranty amount thereafter through the life of the lease, with all amounts accrued and payable at the termination of the San Diego Lease or release of Director F from the Guaranty by the lessor, whichever occurs first. As of June 30, 2025 and December 31, 2024, the amounts shown in the table above represents the present value, including accrued interest as of the period shown, of approximately $4,000 and $0.2 million, respectively, payment due to Director F upon the release or termination of the Guaranty, which is included in non-current operating lease right-of-use liability. The amount due to Director F was partially settled in April 2025.

(7)	In August 2023, the Company entered into an agreement with Director A for deferred compensation including advisory fees for $0.5 million, which was paid in January 2025 (see Note 11 of the Company’s unaudited condensed consolidated financial statements for further details). The $0.5 million note bore interest at 24% through August 12, 2024, at which time the note was amended and replaced with an interest rate of 14% per annum. The deferred compensation and advisory fees were settled in January 2025.

(8)	See disclosures around Warrants in the Company’s unaudited condensed consolidated financial statements on Form 10-Q for the year ended December 31, 2024, and included elsewhere in this prospectus.

(9)	In January 2024, the Company entered into a loan agreement with a relative of Officer A for a loan payable for $0.2 million, which bears interest at 12%. The loan was settled in full in January 2025.

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The Business Combination and Related Transactions

On September 12, 2023, First Light Acquisition Group, Inc., a Delaware corporation (“FLAG”) consummated a series of transactions that resulted in the merger of FLAG Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of FLAG (“Merger Sub”) and Calidi Biotherapeutics, Inc., a Nevada corporation (“Calidi NV”) pursuant to the Agreement and Plan of Merger (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Merger Agreement”) dated as of January 9, 2023 by and among FLAG, Calidi NV, First Light Acquisition Group, LLC, in the capacity as representative for the stockholders of FLAG (the “Sponsor” or the “Purchaser Representative”) and Allan Camaisa, in the capacity as representative of the stockholders of Calidi NV (“Seller Representative”). On August 28, 2023, FLAG held the Special Meeting, at which meeting the FLAG stockholders considered and adopted, among other matters, a proposal to approve the business combination. Pursuant to the terms of the Merger Agreement, the business combination was effected through the merger of Merger Sub with and into Calidi NV, with Calidi NV surviving such merger as a wholly-owned subsidiary of FLAG (the “Merger,” and the transactions contemplated by the Merger Agreement, the “Business Combination”). Following the consummation of the Business Combination, FLAG was renamed “Calidi Biotherapeutics, Inc.”

As a result of the Business Combination, all outstanding stock of Calidi NV were cancelled in exchange for the right to receive newly issued shares of Common Stock of Calidi Biotherapeutics, Inc., par value $0.0001 per share (“Common Stock”), and all outstanding options to purchase Calidi NV stock were exchanged for options exercisable for newly issued shares of Calidi Biotherapeutics, Inc. Common Stock.

The total consideration received by Calidi Security Holders at the Closing of the transactions by the Merger Agreement is the newly issued shares of Common Stock and securities convertible or exchangeable for newly issued shares of Common Stock with an aggregate value equal $250.0 million, plus an adjustment of $23.8 million pursuant to the net debt adjustment provisions of the Merger Agreement by reason of the Series B Financing (the “Merger Consideration”), with each Calidi NV Stockholder receiving for each share of Calidi NV Common Stock held (after giving effect to the exchange or conversion of all outstanding Calidi NV Preferred Stock for shares of Calidi NV Common Stock and treating all vested in-the-money Calidi NV Convertible Securities (including, on a net exercise basis, all outstanding Calidi NV warrants and vested qualified Calidi NV Options but excluding all vested non-qualified stock options) as if such securities had been exercised as of immediately prior to the Merger, but excluding all unvested Calidi NV Options and any treasury stock) a number of shares of Common Stock equal to a conversion ratio of approximately 0.003. As a result, the Calidi NV Security Holders received an aggregate of 228,130 shares of newly issued Common Stock as Merger Consideration.

As an additional consideration, each Calidi NV Stockholder was entitled to earn, on a pro rata basis, up to 150,000 shares of non-voting common stock (the “Escalation Shares”). During the Escalation Period, Calidi NV Stockholders may be entitled to receive up to 150,000 Escalation Shares with incremental releases of 37,500 shares upon the achievement of each share price hurdle if the trading price of Common Stock is $1,440.00, $1,680.00, $1,920.00 and $2,160.00, respectively, for a period of any 20 days within any 30-consecutive-day trading period. The Escalation Shares are in escrow and have been outstanding from and after the Closing, subject to cancellation if the applicable price targets are not achieved. While in escrow, the shares will be non-voting.

Holders of FLAG Class A Common Stock who did not redeem their shares obtained the right to receive up to 716 additional Non-Redeeming Continuation Shares. Upon the consummation of the Business Combination, 22,395 FLAG public shares were redeemed for aggregate redemption payments of approximately $28.2 million from the Trust. The remaining approximate $15.0 million funds in the Trust were distributed as follows: i) $12.5 million to the Seller investors pursuant to the Forward Purchase Agreements and Non-Redemption Agreements discussed above, ii) $1.8 million to Calidi in connection with the Non-Redemption Agreements discussed above, and iii) $0.7 million in cash to Calidi available in the Trust from non-redeeming shareholders discussed below. The Escalation Shares and the Non-Redeeming Continuation Shares are determined to be equity classified.

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Forward Purchase Agreements

On August 28 and August 30, 2023, FLAG and Calidi NV entered into Forward Purchase Agreements as a derivative security with each of the Sellers for an OTC Equity Prepaid Forward Transaction. This derivative security purchased from the Sellers is based on the value of our common stock to be settled in cash in three years subject to reset price features and earlier termination as set forth in the Forward Purchase Agreement. For purposes of the Forward Purchase Agreement, FLAG is referred to as the “Counterparty” prior to the consummation of the Business Combination, while Calidi is referred to as the “Counterparty” after the consummation of the Business Combination.

FLAG and the Sellers entered into the Forward Purchase Agreements, and related Non-Redemption Agreements and FPA Funding Amount PIPE Subscription Agreements each as defined below, in conjunction with and as an inducement to the Sellers to invest in a concurrent Series B Financing by Calidi in order to provide financing to the combined company. FLAG and Calidi NV entered into the Forward Purchase Agreements, as derivative securities, with the Sellers as a condition to the Sellers’ participation in Calidi NV’s Series B Financing and to potentially receive a settlement amount of $1,200.00 per share provided that the Company’s trading price remained above or equal to the Initial Reset Price. In addition, entering into these agreements provided the combined company with cash (through the Non-Redemption Agreements) in order to meet a cash closing condition to complete the Business Combination. The Forward Purchase Agreements, Non-Redemption Agreements and PIPE Subscription Agreement collectively provided approximately $2.6 million, and the Series B financing in Calidi provided approximately $24.5 million, to the combined company. As discussed above, the Forward Purchase Agreements and related Non-Redemption Agreements and FPA Funding Amount PIPE Subscription Agreement were entered into as an inducement to the Sellers to invest in a concurrent Series B Financing by Calidi NV and were not entered into to provide a source of liquidity to the combined company. Further, as discussed below, because of certain reset price features of the Forward Purchase Agreement, and a Settlement Amount Adjustment of $240.00 per share, based on our current trading price, it is unlikely that the combined company will receive any funds as a result of the eventual settlement of the Forward Purchase Agreements. Calidi is subject to the following risks associated with the Forward Purchase Agreement: (i) a reduced settlement amount if it conducts a Dilutive Offering or Sellers elect an Optional Early Termination and the then reset price is below $1,200.00, and (ii) no settlement amount if Calidi conducts a Dilutive Offering or Sellers elect an Optional Early Termination and the then reset price is at or below $240.00 per share. Calidi NV, however, benefited from the Series B investment. Calidi will also benefit if at the time of settlement, the price of its common stock is above $1,200.00 per share. The Sellers benefit if at the time of settlement the price of common stock is above $1,200.00, but are subject to risk if Calidi’s stock price decreases and there is no Dilutive Offering or the reset price is at $1,200.00. Sellers will also benefit from the Settlement Amount Adjustment of $240.00 per share which has the effect of reducing the Settlement Amount due to the Counterparty.

Pursuant to the terms of the Forward Purchase Agreement, the Sellers purchased up to an aggregate of up to 8,334 shares, par value $0.0001 per share, of FLAG Class A Common Stock concurrent with the Business Combination closing pursuant to Seller’s respective FPA Funding Amount PIPE Subscription Agreement (as defined below), less, the number of FLAG Class A Common Stock purchased by Sellers separately from third parties who had previously elected to redeem their shares through a broker in the open market and subsequently reversed the redemption election (“Recycled Shares”). Sellers were not required to purchase an amount of FLAG Class A Common Stock in the event that following such purchase, each Seller’s ownership would exceed 9.9% of the total FLAG Class A Common Stock outstanding immediately after giving effect to such purchase, unless Seller, at its sole discretion, waives such 9.9% ownership limitation. The number of shares subject to a Forward Purchase Agreement is subject to reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the Forward Purchase Agreement.

The Forward Purchase Agreements provide that Sellers will be paid directly an aggregate cash amount (the “Prepayment Amount”) equal to the product of (i) the Number of Shares as set forth in each Pricing Date Notice and (ii) the redemption price per share as defined in Section 9.2(a) of FLAG’s Amended and Restated Certificate of Incorporation, as amended (the “Initial Price”) less (iii) an amount equal to 0.50% of the product of (i) the Recycled Shares multiplied by (ii) the Initial Price paid by Seller to Counterparty on the Prepayment Date (which amount shall be netted from the Prepayment Amount) (the “Prepayment Shortfall”).

The Counterparty paid to Sellers the Prepayment Amounts directly from FLAG’s Trust Account representing the net proceeds of the sale of the units in the Counterparty’s initial public offering and the sale of private placement warrants (the “Trust Account), except that to the extent the Prepayment Amount payable to a Seller is to be paid from the purchase of Additional Shares by such Seller pursuant to the terms of its FPA Funding Amount PIPE Subscription Agreement, such amount will be netted against such proceeds, with such Seller being able to reduce the purchase price for the Additional Shares by the Prepayment Amount. On the Business Combination Closing Date, Sellers were paid an aggregate of $12,479,252 from the Trust Account pursuant to the Forward Purchase Agreements and Non-Redemption Agreements.

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Following the Business Combination Closing, the reset price (the “Reset Price”) was initially $1,200.00; provided, however, that the Reset Price may be reduced immediately to any lower price at which the Counterparty sells, issues or grants any FLAG Class A Common Stock or securities convertible or exchangeable into FLAG Class A Common Stock (excluding any secondary transfers) (a “Dilutive Offering”), then the Reset Price shall be modified to equal such reduced price as of such date.

On September 12, 2023, the date of the Business Combination Closing, a net 5,496 shares of common stock were issued to the Sellers under the Forward Purchase Agreements with the possibility of an additional 2,057 shares to be issued in the future at the election of the Sellers. Except for the possible issuance of 2,057 shares at the election of the Sellers for no additional consideration, no further shares are anticipated to be issued under the Forward Purchase Agreements. Under the terms of the Forward Purchase Agreements, Sellers are obligated to pay us a settlement amount based on the value of 8,334 shares times the Forward Purchase Agreement reset price of $1,200.00 per share which is subject to adjustment in the event we conduct an offering or the seller elects an optional early termination at less than the current reset price. In addition, pursuant to the Forward Purchase Agreement, the settlement amount is subject to a further reduction settlement amount adjustment equal to the number of shares times $240.00.

On the cash settlement date, in the event a Valuation Date (as defined below) is determined by the Seller, a cash settlement amount equal to (1) the number of shares as of the Valuation Date, multiplied by (2) the closing price of the shares immediately preceding the Valuation Date. In the event that Valuation Date is determine other than by the Seller, a cash settlement amount equal to the number of shares as of the Valuation Date less the number of unregistered shares, multiplied by the volume weighted daily VWAP price over the valuation period shall be paid to the Counter Party. The foregoing cash settlement amount is subject to adjustment by the Settlement Amount Adjustment. The Settlement Amount Adjustment is equal to (1) the maximum number of shares as of the Valuation Date multiplied by (2) $240.00 per share, and the Settlement Amount Adjustment will be automatically netted from the cash settlement amount. If the Settlement Amount Adjustment exceeds the cash settlement amount, the Counterparty will pay the Seller in FLAG Class A Common Stock or in cash.

From time to time and on any date following the Trade Date (any such date, an “OET Date”), Seller may terminate its Forward Purchase Agreement by providing notice to the Counterparty (the “OET Notice”) which OET Notice shall specify the quantity by which the number of shares shall be reduced (such quantity, the “Terminated Shares”); provided that “Terminated Shares” includes only such quantity of shares by which the number of shares is to be reduced and included in an OET Notice and does not include any other share sales, shortfall sale shares or sales of shares that are designated as shortfall sales (which designation can be made only up to the amount of shortfall sale proceeds), any share consideration sales or any other shares, whether or not sold, which shares will not be included in any OET Notice when calculating the number of Terminated Shares. The effect of an OET Notice shall be to reduce the number of shares by the number of Terminated Shares specified in such OET Notice. As of each OET Date, the Counterparty shall be entitled to an amount from the Seller equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date, except that no such amount will be due to Counterparty upon any Shortfall Sale.

From time to time and on any date following the Trade Date (any such date, a “Shortfall Sale Date”) Seller may sell Shortfall Sale Shares. Seller shall not have any Early Termination Obligation in connection with any Shortfall Sale Shares.

Unless and until the proceeds from Shortfall Sales Shares equal 100% of the Prepayment Shortfall, in the event that the product of (x) the difference between (i) the number of shares as specified in the pricing date notice, less (ii) any Shortfall Sale Shares as of such measurement time, multiplied by (y) the VWAP Price, is less than (z) the difference between (i) the Prepayment Shortfall, less (ii) the proceeds from Shortfall Sales, then the Counterparty, at its option shall within five (5) business days either:

(A) Pay in cash an amount equal to the Shortfall Variance; or

(B) Issue and deliver to Seller such number of additional shares that are equal to (1) the Shortfall Variance, divided by (2) 90% of the VWAP Price (the “Shortfall Variance Shares”).

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The Valuation Date will be the earliest to occur of (a) 36 months after of the closing date, (b) the date specified by a Seller in a written notice to be delivered to the Counterparty at a Seller’s discretion after the occurrence of any of (v) a Shortfall Variance Registration Failure, (w) a VWAP Trigger Event (x) a Delisting Event, (y) a Registration Failure or (z) unless otherwise specified therein, upon any Additional Termination Event and (c) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s sole discretion (which Valuation Date shall not be earlier than the day such notice is effective) (the “Valuation Date”).

Seller has agreed to waive any redemption rights under FLAG’s Amended and Restated Certificate of Incorporation, as amended, with respect to any FLAG Class A Common Stock purchased through the FPA Funding Amount PIPE Subscription Agreement and any Recycled Shares in connection with the Business Combination, that would require redemption by FLAG of the Class A Common Stock. Such waiver may reduce the number of FLAG Class A Common Stock redeemed in connection with the Business Combination, and such reduction could alter the perception of the potential strength of the Business Combination.

After the Business Combination, in the event Seller sells its Calidi’s common stock (FLAG Class A Common Stock) above the Reset Price, Counterparty will receive the Reset Price from Seller and Seller will keep the excess of the sales price above the Reset Price. In the event Seller sells Calidi’s common stock below the Reset Price, Seller will pay Calidi the price of the sale of the Calidi common stock less $240.00 per share which will be kept by Seller. In the event Seller sells Calidi common stock for $240.00 or less per shares, there will be no proceeds to Calidi and the Forward Purchase Agreement will be terminated.

Because we need to seek additional financing for our operations at current trading prices, which are significantly below the initial $1,200.00 per share reset price, such financing at our current trading price will reduce the Forward Purchase Agreement initial $1,200.00 reset price, and the settlement amount that we may receive from the Sellers, if any. Therefore, in light of our current trading price and after giving further effect to the reduction settlement amount adjustment of $240.00 per share, it is unlikely that Sellers will pay, and that we will receive any funds in connection with the settlement of the Forward Purchase.

On March 8, 2024, Calidi and one of the sellers mutually terminated and cancelled 2,834 shares per the Forward Purchase Agreement described above.

FPA Funding Amount PIPE Subscription Agreement

On August 28, 2023, and August 30, 2023, FLAG entered into a subscription agreement (the “FPA Funding Amount PIPE Subscription Agreement”) with the Seller. Pursuant to the FPA Funding PIPE Subscription Agreement, the FPA Funding PIPE Subscriber agreed to subscribe for and purchase, and FLAG agreed to issue and sell to the FPA Funding PIPE Subscriber, on the Business Combination Closing date, an aggregate number of shares of FLAG Class A Common Stock equal to the Maximum Number of Shares, less the Recycled Shares in connection with the Forward Purchase Agreement.

Non-Redemption Agreement

On August 28, 2023, and August 30, 2023, FLAG entered into a non-redemption agreement (the “Non-Redemption Agreement”) with Seller, pursuant to which Seller agreed to reverse the redemption of FLAG Class A Common Stock.

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Former Chief Accounting Officer and Interim Chief Financial Officer

On November 15, 2023, Tony Kalajian, our prior chief accounting officer and interim chief financial officer, filed a complaint in the Superior Court of the State of California County of San Diego against us, Mr. Camaisa, our former Chief Executive Officer, and Ms. Campbell, our Chief Legal Officer and Chief Corporate Development Officer, alleging constructive discharge of Mr. Kalajian’s position of interim Chief Financial Officer and defamation by us, Mr. Camaisa and Ms. Campbell in connection with Mr. Kalajian’s alleged discharge. Mr. Kalajian is seeking $575,000 in damages under his employment contract, damages to be proven at trial, punitive damages, and attorney’s fees. The Company intends to vigorously defend itself and will seek recovery of a $150,000 bonus Mr. Kalajian approved to be paid to himself without first obtaining proper authorization by the Company’s board of directors.

Consulting and Other Arrangements

As of December 31, 2023, Calidi had accounts payable and accrued expenses for approximately $104,000 owed to AJC Capital for primarily rent expense for temporary use of a personal house for company office space in 2020.

On June 23, 2023, Calidi entered into a Separation and Release Agreement (“Separation Agreement”) with George Ng, Chief Operating Officer and President, effective on that date. In accordance with the provisions of the Separation Agreement, Calidi will pay Mr. Ng in the amount of $450,000 payable in a lump sum due one year after the effective date, and in the event that this amount is not paid when due, the unpaid amount will accrue interest at the rate of 8.0% per annum to be paid no later than the two year anniversary of the effective date. Calidi will also pay for certain benefits, including healthcare for six months following the effective date.

Mr. Ng also agreed to convert approximately $166,000 due to him for a contingent bonus and certain prior consulting services into a SAFE agreement with terms substantially similar to the 2023 SAFEs. Mr. Ng also agreed to convert approximately $166,000 due to him for a contingent bonus and certain prior consulting services into a SAFE agreement with terms substantially similar to the 2023 SAFEs, which were all converted in connection with the Business Combination.

On April 1, 2022, Calidi entered into an advisory agreement (the “Advisory Agreement”) with Scott Leftwich, a member of the Calidi Board of Directors, for providing certain strategic and advisory services. Mr. Leftwich will receive an advisory fee of $9,166 per month not to exceed $120,000 per annum, accrued and payable upon Calidi raising $10 million or more in equity proceeds, as defined in the Advisory Agreement. In connection with the closing of the Business Combination, total amount due under the Advisory Agreement was deferred to January 1, 2025.

PRINCIPAL SECURITYHOLDERS

The following table and the accompanying footnotes sets forth information regarding the beneficial ownership of shares of Common Stock of the Company as of August 8, 2025, by:

●	each of our named executive officers;

●	each of our directors;

●	all of our current directors and named executive officers as a group; and

●	each stockholder known by us to own beneficially more than 5% of our common stock.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if they possess sole or shared voting (which includes the power to vote or to direct the voting of) or investment power (which includes the power to dispose of or to direct the disposition of) that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days. To our knowledge, no shares beneficially owned by any executive officer, director or director nominee have been pledged as security. In addition, this table is based upon information Schedules 13D or 13G filed with the SEC.

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The beneficial ownership information below is based on an aggregate of 3,426,446 shares of Common Stock (excluding 150,000 Non-Voting Common Stock held in escrow) of Common Stock issued and outstanding as of August 8, 2025. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities.

Title of Class	Name of Beneficial Owners(1)	Amount and Nature of Beneficial Ownership	Percent of Class
	Directors and Executive Officers
Common Stock	Eric Poma (2) Chief Executive Officer and Director	0	n/a
Common Stock	Andrew Jackson (3) Chief Financial Officer	1,197	*
Common Stock	Wendy Pizarro Campbell (4) Chief Legal Officer and Chief Corporate Development Officer	3,057	*
Common Stock	Allan Camaisa (5) Director	107,983	3.1%
Common Stock	Scott Leftwich (6) Director	34,939	1.0%
Common Stock	Alan R. Stewart (7) Director	6,213	*
Common Stock	James Schoeneck (8) Director and Chairman of the Board	28,954	*
Common Stock	George Peoples (9) Director	3,694	*
	All executive officers and directors as a group (8 individuals)	186,037	5.3%

	Beneficial owners of more than 5%
	Armistice Capital, LLC (10) 510 Madison Ave., 7th Floor, New York, NY 10022	279,972	8.17%

* Represents a percentage that is less than 1%.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Calidi Biotherapeutics, Inc., 4475 Executive Drive, Suite 200, San Diego, California 92121.
(2)	Dr. Poma was appointed as the Chief Executive Officer and as a director effective April 22, 2025.
(3)	These shares are issuable upon exercise of vested options within sixty (60) days.
(4)	Includes (i) 603 shares of Common Stock held by Wendy Pizarro Campbell, (ii) 1,703 shares of Common Stock issuable upon exercise of vested options within sixty (60) days held by Ms. Campbell, and (iii) 751 shares of Common Stock held by Gerwend, LLC, an entity in which Ms. Campbell is a managing member. As such, Ms. Campbell may be deemed to have shared voting, investment and dispositive power with respect to the shares held by Gerwend, LLC. Ms. Campbell disclaims beneficial ownership of these shares except to the extent of her pecuniary interest, if any, therein.
(5)	Includes (i) 5,560 shares of Common Stock held by Allan Camaisa, (ii) 1,462 shares of Common Stock issuable upon exercise of vested options within sixty (60) days held by Mr. Camaisa, (iii) 3,915 shares of Common Stock issuable upon exercise of warrants within sixty (60) days held by Mr. Camaisa, (iv) 22,887 shares of Common Stock issuable upon exercise of vested options within sixty (60) days held by AJC Capital, LLC (“AJC”), (v) 23,353 shares of Common Stock held by AJC, and (vi) 50,806 shares of Common Stock held by Jamir Trust. Mr. Camaisa is the sole managing member and owner of AJC and the sole trustee of Jamir Trust; as such, Mr. Camaisa may be deemed to have beneficial ownership of the Common Stock held by AJC and Jamir Trust.
(6)	Includes (i) 5,650 shares of Common Stock held by Scott Leftwich, (ii) 9,141 shares of Common Stock issuable upon exercise of vested options within sixty (60) days held by Mr. Leftwich, (iii) 4,167 shares of Common Stock issuable upon exercise of warrants within sixty (60) days held by Mr. Leftwich, (iv) 14,672 shares of Common Stock held by SECBL, LLC (“SECBL”), (v) 1,309 shares of Common Stock held by WEBCL, LLC (“WEBCL”). Mr. Leftwich is the managing member of SECBL and WEBCL; as such, Mr. Leftwich may be deemed to have beneficial ownership of the common stock held by SECBL and WEBCL.
(7)	Includes (i) 2,417 shares of Common Stock and (ii) 3,796 shares of Common Stock issuable upon exercise of vested options within sixty (60) days.
(8)	Includes (i) 1,134 shares of Common Stock held by James Schoeneck, (ii) 7,181 shares of Common Stock issuable upon exercise of vested options within sixty (60) day held by Mr. Schoeneck, (iii) 347 shares of Common Stock held by Mr. Schoeneck and his wife, (iv) 8,033 shares of Common Stock held by the James & Cynthia Schoeneck Family Trust, of which Mr. Schoeneck is a trustee, and (v) 12,259 shares of Common Stock issuable upon exercise of warrants within sixty (60) days held by the James & Cynthia Schoeneck Family Trust, of which Mr. Schoeneck is a trustee. As such, Mr. Schoeneck may be deemed to have shared voting, investment and dispositive power with respect to the shares held by the James & Cynthia Schoeneck Family Trust. Mr. Schoeneck disclaims beneficial ownership of these shares except to the extent of his pecuniary interest, if any, therein.
(9)	These shares are issuable upon exercise of vested options within sixty (60) days.
(10)	Based on the Schedule 13G filed by Armistice Capital, LLC (“Armistice Capital”) and Steven Boyd with the SEC on May 15, 2025, Armistice Capital beneficially owned 279,972 common shares, with shared voting and dispositive power. The investment manager of Armistice Capital Master Fund Ltd. (the “Master Fund”), the direct holder of the common shares, and pursuant to an Investment Management Agreement, Armistice Capital exercises voting and investment power over the securities of the Company held by the Master Fund and thus may be deemed to beneficially own the securities of the Company held by the Master Fund. Mr. Boyd, as the managing member of Armistice Capital, may be deemed to beneficially own the securities of the Company held by the Master Fund. The Master Fund specifically disclaims beneficial ownership of the securities of the Company directly held by it by virtue of its inability to vote or dispose of such securities as a result of its Investment Management Agreement with Armistice Capital. The Company has no knowledge of how many common shares Armistice Capital held as of the date of this prospectus..

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DESCRIPTION OF SECURITIES

The following is a summary of the rights of our capital stock and warrants and some of the provisions of our second amended and restated certificate of incorporation (the “Charter”) and amended and restated bylaws, as amended (the “Bylaws”), and relevant provisions of the Delaware General Corporation Law (“DGCL”). The descriptions herein are qualified by reference to the Charter, the Bylaws and the warrant-related documents described herein, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the DGCL

Authorized and Outstanding Stock

Our authorized capital stock consists of two classes of stock to be designated, respectively, “Common Stock,” and “Preferred Stock.” The total number of shares of capital stock which we have the authority to issue is Three Hundred Thirty One Million (331,000,000).

The total number of shares of common stock we are authorized to issue is Three Hundred Thirty Million (330,000,000), having a par value of $0.0001 per share, of which Three Hundred Twelve Million (312,000,000) are designated as Voting Common Stock (“Common Stock”) and Eighteen Million (18,000,000) are designated as Non-Voting Common Stock (the “Non-Voting Common Stock”). The total number of shares of Preferred Stock that the Corporation is authorized to issue is One Million (1,000,000), having a par value of $0.0001 per share. The following description summarizes certain terms of our capital stock as set out more particularly in our Charter. Because it is only a summary, it may not contain all the information that is important to you.

As of August 8, 2025, there were (i) 3,576,446 shares of common stock outstanding, consisting of (a) 3,426,446 shares of Common Stock and (b) 150,000 shares of Non-Voting Common Stock held in escrow (the “Escalation Shares”); (iii) 95,834 Public Warrants outstanding; (iv) 15,938 Private Placement Warrants outstanding; and 1,295,706 warrants to purchase shares of common stock outstanding. There is no Preferred Stock outstanding.

Common Stock

Voting Power

Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a plurality of votes cast can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock may issue may be entitled to elect. Subject to supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter.

The shares of Non-Voting Common Stock shall automatically convert into shares of Common Stock on a one-to-one basis at such time that such shares of Non-Voting Common Stock are released from the escrow account holding such shares in accordance with the Merger Agreement and the escrow agreement governing such escrow account.

Dividends

Subject to applicable law and the rights and preferences, if any, of any holders of any outstanding series of Preferred Stock, holders of Common Stock will be entitled to receive dividends when, as and if declared by the Board, payable either in cash, in property or in shares of capital stock.

Liquidation, Dissolution and Winding Up

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any holders of preferred stock having liquidation preferences, if any, the holders of Common Stock will be entitled to receive pro rata our remaining assets available for distribution.

Preemptive or Other Rights

Holders of Common Stock are not entitled to preemptive rights, and the Common Stock is not subject to conversion, redemption or sinking fund provisions.

Election of Directors

The Charter and the Bylaws establish a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class are subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Our Charter does not provide for cumulative voting for the election of directors.

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Preferred stock

Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to establish the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series, in each case without further vote or action by the stockholders. The Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock and could have anti-takeover effects. The ability of the Board to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of us or the removal of our existing management.

Warrants

As of August 8, 2025, there were 1,403,311 warrants to purchase Common Stock outstanding, including 95,834 Public Warrants and 15,938 Private Placement Warrants.

Public Warrants

The warrants are issued under a warrant agreement between us and Equiniti Trust Company, LLC as warrant agent. Pursuant to the warrant agreement, a holder may exercise its warrants only for a whole number of shares of Common Stock. This means that only a whole warrant may be exercised at any given time by a holder.

Each whole warrant entitles the registered holder to purchase one whole share of Common Stock at a price of $1,380.00 per share, subject to adjustment as discussed below, at any time commencing on October 12, 2023, which is the date that is 30 days after the Closing Date, provided that a registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available (or holders are permitted to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The warrants expire at 5:00 p.m., New York City time, on October 12, 2028, which is the fifth anniversary of the Closing Date, or earlier upon redemption or liquidation.

Redemption of Public Warrants for Cash

Redemption of warrants when the price per share of our Common Stock equals or exceeds $2,160.00.

Once the public warrants become exercisable, we may redeem the outstanding public warrants:

●	in whole and not in part;
●	at a price of $1.20 per public warrant;
●	upon a minimum of 30 days’ prior written notice of redemption to each registered holder of a public warrant; and
●	if, and only if, the last reported sales price of the Common Stock for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption equals or exceeds $2,160.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a public warrant).

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the sale of the shares of our common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of our common stock is available throughout the 30-day redemption period or we require the warrants to be exercised on a cashless basis. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

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Redemption of warrants when the price per Common Stock equals or exceeds $1,200.00.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at $1.20 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Common Stock;
●	if, and only if, the reference value equals or exceeds $1,200.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading; and
●	if the reference value is less than $2,160.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading, the private placement warrants must also be concurrently called for redemption on the same terms as the
●	outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis.

Private Placement Warrants

The private placement warrants (and shares of our common stock issued or issuable upon exercise of the private placement warrants) in general, are not be transferable, assignable or salable until 30 days after the closing of the Business Combination (excluding permitted transferees) and they will not be redeemable under certain redemption scenarios by us so long as they are held by the Sponsor, Metric or their respective permitted transferees. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants being, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than our sponsor, Metric or their respective permitted transferees, the private placement warrants will be redeemable by us under all redemption scenarios and exercisable by the holders on the same basis as the public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering its private placement warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the private placement warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the private placement warrants by (y) the Sponsor fair market value. For these purposes, the “fair market value” means the average last reported sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Anti-Dilution Adjustments

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding shares of common stock.

Other Matters

The warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or mistake, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then-outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then-outstanding private placement warrants.

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The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The public warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their public warrants and receive Common Stock. After the issuance of shares of Common Stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the public warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submitted to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Rule 144

Rule 144 under the Securities Act (“Rule 144”) is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the Closing, we ceased to be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our securities.

When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of common stock then outstanding; or

●	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

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Anti-takeover effects of Delaware law and the Charter and Bylaws

Some provisions of Delaware law, the Charter and the Bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares of Common Stock.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure of us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated preferred stock

The ability of our board of directors, without action by the stockholders, to issue up to one million (1,000,000) shares of undesignated preferred stock with voting or other rights or preferences as designated by the board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder meetings

The Charter provides that a special meeting of stockholders may be called only by our board of directors or chair of the board of directors, chief executive officer or president.

Requirements for advance notification of stockholder nominations and proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of stockholder action by written consent

The Charter expressly eliminates the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of stockholders.

Staggered board of directors

Under our Charter our board of directors are divided into three classes. The directors in each class serve for a three-year term, with one class being elected each year by our stockholders. This system of electing directors may tend to discourage a third party from attempting to obtain control of use, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of directors

The Charter provides that no member of our board of directors may be removed from office except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Stockholders not entitled to cumulative voting

The Charter does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a plurality of votes cast by the holders of the Common Stock who entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders, if any, of our preferred stock may be entitled to elect.

Delaware anti-takeover statute

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

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Choice of forum

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty by any of our directors, officers or stockholders to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or the Bylaws (as each may be amended from time to time); or (iv) any action asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law. The provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, as amended, or any other claim for which the federal courts have exclusive jurisdiction. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. However, we note that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Charter also provides that any person or entity purchasing or otherwise acquiring any interest in any security of ours will be deemed to have notice of and to have consented to these choice of forum provisions.

Amendment of Charter provisions

The provisions of DGCL, the Charter and the Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board of directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

The Charter provides that the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of our outstanding shares entitled to vote thereon, voting as a single class, is required to amend certain provisions relating to the issuance of preferred stock, the number, term, classification, removal and filling of vacancies with respect to the board of directors, the advance notice to be given for nominations for elections of directors, the calling of special meetings of stockholders, stockholder action by written consent, forum selection, the ability to amend the bylaws, the elimination of liability of directors and officers to the extent permitted by Delaware law, director and officer indemnification and any provision relating to the amendment of any of these provisions.

Amendment of bylaws

The Charter and Bylaws provide that the Bylaws may only be amended by the board of directors or by the affirmative vote of holders of at least two-thirds (66 and 2/3%) of the total voting power of our outstanding shares entitled to vote thereon, voting as a single class. Additionally, the Charter provides that the Bylaws may be adopted, amended, altered or repealed by our board of directors.

On February 28, 2024, our Board approved and adopted an amendment to our Bylaws, which became effective the same day.

Article II, Section 2.8 of the Bylaws was amended to modify the quorum required for the transaction of business at a meeting of stockholders of the Company to provide that the holders of one-third (1/3) in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, will constitute a quorum for the transaction of business at such meeting, except as otherwise provided by applicable law, the Charter or the Bylaws.

Prior to this amendment, the presence, in person or by proxy, of holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting constituted a quorum for the transaction of business at such meeting. The change to the quorum requirement for stockholder meetings was made to improve our ability to hold stockholder meetings when called.

Listing of Securities

Our Common Stock is listed on the NYSE American under the symbol “CLDI”. There is no established trading market for the Pre-Funded Warrants or Common Warrants and we do not expect a market to develop. In addition, we do not intend to list the Pre-Funded Warrants or Common Warrants on the NYSE American, any other national securities exchange or any other trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants and Common Warrants may be limited.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock and warrant agent for the warrants is Equiniti Trust Company, LLC.

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DESCRIPTION OF UNITS

We are offering on a reasonable “best efforts” basis up to 1,197,605 common stock units (the “Common Stock Units”), each consisting of: (i) one share of our voting common stock (“common stock” or “Common Stock”), and (ii) a Series I warrant to purchase one share of our common stock, or a pre-funded warrant to purchase on ehsare of our common stock, in lieu thereof (the “Common Warrant”).

We are also offering to each purchaser whose purchase of Common Stock Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, up to 1,197,605 pre-funded warrant units (the “PFW Units” and together with the Common Stock Units, the “Units”), in lieu of Common Stock Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock. Each PFW Unit consists of: (i): pre-funded warrants to purchase one share of our common stock (the “Pre-Funded Warrants”), and (ii) a Common Warrant to purchase one share of our common stock. The Common Warrants included in the PFW Units are identical to the Common Warrants included in the Common Stock Units.

The shares of common stock in the Common Stock Units or the Pre-Funded Warrants in the PFW Units, as applicable, and the accompanying Common Warrants, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance.

We are also registering the shares of our Common Stock issuable from time to time upon exercise of the Common Warrants and Pre-Funded Warrants offered hereby.

Common Stock

The material terms and provisions of our Common Stock and each other class of our securities which qualifies or limits our Common Stock are described under the caption “Description of Securities” in this prospectus.

Pre-Funded Warrants

General. The term “pre-funded” refers to the fact that the purchase price of the Pre-funded Warrants in this offering includes almost the entire exercise price that will be paid under the Pre-funded Warrants, except for a nominal remaining exercise price of $0.001. The purpose of the Pre-Funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, at the election of such purchaser, 9.99%, 14.99%, or 19.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving Pre-Funded Warrants in lieu of shares of our common stock which would result in such ownership of more than 4.99%, 9.99%, 14.99%, or 19.99%, as applicable, and receiving the ability to exercise their option to purchase the shares underlying the Pre-funded Warrants at a nominal price at a later date.

The following summary of certain terms and provisions of Pre-funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Duration and Exercise Price. Each Pre-funded Warrant offered hereby has an initial exercise price per share equal to $0.001. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The Pre-Funded Warrants will be issued separately from the accompanying Common Warrants and may be transferred separately immediately thereafter.

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Exercisability. The Pre-funded Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the Pre-funded Warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the Pre-Funded Warrants at closing to have their Pre-Funded Warrants exercised immediately upon issuance and receive shares of Common Stock underlying the Pre-Funded Warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-funded Warrants. Purchasers of Pre-funded Warrants in this offering may also elect prior to the issuance of the Pre-funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding Common Stock. No fractional shares of Common Stock will be issued in connection with the exercise of a Pre-funded Warrant. In lieu of fractional shares, we will round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its Pre-funded Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Pre-funded Warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Pre-funded Warrants.

Transferability. Subject to applicable laws, a Pre-funded Warrant may be transferred at the option of the holder upon surrender of the Pre-funded Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the Pre-funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the Pre-funded Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Pre-funded Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Pre-funded Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Pre-funded Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Pre-funded Warrants will be entitled to receive upon exercise of the Pre-funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holder of the Pre-funded Warrant will have the right to require us or the successor entity to purchase the remaining unexercised portion of the Pre-funded Warrant in cash in an amount equal to a Black Scholes Value as defined in the Pre-funded Warrant.

Common Warrants

General. The following summary of certain terms and provisions of Common Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of each series of Common Warrant, the forms of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the forms of series of Common Warrants for a complete description of the terms and conditions of the Common Warrants.

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Duration and Exercise Price. Each Series I Warrant offered hereby has an initial exercise price per share equal to $2.00 (representing 100% of the price per Common Stock Unit sold in the offering), or an exercise price per pre-funded warrant equal to $1.999 (representing 100% of the price per PFW Unit sold in the offering), subject to adjustment. Upon a reverse stock split, the exercise price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares or pre-funded warrants issuable upon exercise of the Warrant shall be proportionately adjusted such that the aggregate exercise price of the Warrant shall remain unchanged. In addition, the exercise price and number of shares of common stock, or pre-funded warrants issuable upon exercise, is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Exercisability. The Series I Warrants are immediately exercisable and will expire five (5) years following the date of issuance. Each Common Warrant will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full of the exercise price in immediately available funds for the number of shares of our common stock or pre-funded warrants purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Limitations. The Common Warrant may not be exercised by the holder to the extent that the holder, together with its affiliates, would beneficially own, after such exercise more than 4.99% of the shares of our common stock then outstanding (including for such purpose the shares of our common stock issuable upon such exercise). However, any holder may increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 19.99%, and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered. Purchasers of Common Warrants in this offering may also elect prior to the issuance of the Common Warrants to have the initial exercise limitation set at 9.99%, 14.99%, or 19.99% of our outstanding shares of common stock.

Cashless Exercise. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the shares of common stock or pre-funded warrants issuable upon exercise of the Series I Warrants, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in such warrants.

Transferability. Subject to applicable laws, Common Warrants in physical form may be transferred upon surrender of the common warrant together with the appropriate instruments of transfer.

Exchange Listing. There is no established public trading market for the Common Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Common Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Common Warrants will be limited.

Right as a Stockholder. Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Common Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Common Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the form of common warrant, and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Common Warrants will be entitled to receive upon exercise of the Common Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holder of the common warrant will have the right to require us or the successor entity to purchase the remaining unexercised portion of the common warrant in cash in an amount equal to a Black Scholes Value as defined in the common warrant.

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UNDERWRITING

We have entered into an underwriting agreement dated August 20, 2025 with Ladenburg Thalmann & Co., Inc., as the representative of the underwriters (the “Representative”), with respect to the securities sold in this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters named below, and the underwriters have agreed, severally and not jointly, to purchase from us the securities set forth opposite the underwriter’s name in the following table at the public offering price less the underwriting discounts set forth in the cover page of this prospectus:

Underwriter	Number of Common Units	Number of PFW Units
Ladenburg Thalmann & Co., Inc.	1,030,935	1,069,600
Laidlaw & Co. (UK) Ltd.	441,829	458,400
Total	1,472,764	1,528,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus is part.

We have been advised by the underwriters that they propose to offer the Units, if any, directly to the public at the public offering prices set forth on the cover page of this prospectus. Any securities sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $0.096 per Unit.

The underwriting agreement provides that the underwriters’ obligation to purchase the securities we are offering is subject to conditions contained in the underwriting agreement.

No action has been taken by us or the underwriters that would permit a public offering of the securities in any jurisdiction outside the United States where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities offering hereby be distributed or published in any jurisdiction except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the securities in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Over-Allotment Option

We have granted a 45-day option to the underwriters to purchase up to 450,000 additional shares of common stock and/or up to 450,000 Pre-funded warrants and/or up to an additional 450,000 Common Warrants solely to cover over-allotments or any combination thereof, if any. The underwriters may exercise this option for 45 days from the date of this prospectus. If any of these additional securities are purchased, the underwriters will offer the additional shares of common stock and/or Pre-funded warrants and/or Warrants on the same terms as those on which they are being offered.

Underwriting Discount, Commissions and Expenses

The following table shows the offering price, underwriting discounts and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Unit	Per Pre-funded Unit	Total Assuming No Exercise of Over- Allotment Option	Total Assuming Full Exercise of Over- Allotment Option
Offering price	$2.00	$1.999	$6,000,000	$6,900,000
Underwriting discount and commissions	$0.18	$0.18	$540,000	$621,000
Proceeds, before expense, to us	$1.82	$1.819	$5,460,000	$6,279,000

Pursuant to the underwriting agreement, we will pay the underwriters, concurrently with the closing of this offering, a underwriting fee equal to 9% of the aggregate purchase price paid by each purchaser of securities that are placed in this offering.

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We have also agreed to pay the Representative a management fee of 1.0% of the gross proceeds raised in this offering and to reimburse the Representative for certain offering-related expenses, including for its legal fees and expenses and other out-of-pocket expenses in an amount up to $125,000.

Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions and excluding the Representative’s offering-related expenses, are approximately $0.2 million.

Representative’s Warrants

We have also agreed to issue to the Representative or its designees at the closing of this offering Representative’s Warrants to purchase an aggregate of 150,038 shares of common stock (or 172,538 shares of common stock if the underwriters exercise their over-allotment option in full) (5% of the number of Units sold in the offering). The Representative’s Warrants will be exercisable at any time and from time to time, in whole or in part, during a period commencing the closing of this offering and expiring five years from the commencement of sales in this offering. The Representative’s Warrants and underlying shares of common stock are registered on the registration statement of which this prospectus is a part. The Representative’s Warrants will be exercisable at a price equal to 150% of the public offering price per Unit and such warrants shall be exercisable on a cash basis, provided that if a registration statement registering the common stock underlying the Representative’s Warrants is not effective, the Representative’s Warrants may be exercised on a cashless basis. The Representative’s Warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Representative or its permitted assignees under Rule 5110(e)(1) shall not sell, transfer, assign, pledge or hypothecate the Representative’s Warrants, nor engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Representative’s Warrants, for a period of 180 days from the commencement of sales in the offering, except that they may be assigned, in whole or in part, as specifically set forth in the underwriting agreement. The Representative’s Warrants will provide for customary anti-dilution provisions (for stock dividends, splits and recapitalizations and the like) consistent with FINRA Rule 5110(g)(8).

Lock-up Agreements

Each of our officers, directors and each of their respective affiliates and associated partners, and certain affiliated stockholders have agreed with the underwriters to be subject to a lock-up period of ninety (90) days following the closing of this offering, subject to certain exceptions. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the underwriting agreement, to similar lock-up restrictions on the (i) issuance and sale of our equity securities from the date of this prospectus for a period of sixty (60) days following the closing of this offering and (ii) entry into certain “variable rate transactions” from the date of this prospectus for a period of one hundred and eighty (180) days following the closing of this offering , in each case subject to certain exceptions. The representative may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Determination of Offering Price

The public offering price of the securities offered by this prospectus will be determined by negotiation between the Company and the underwriters. Among the factors that will be considered in determining the final public offering price:

●	the Company’s history and its prospects;

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●	The industry in which the Company operates;
●	the Company’s past and present operating results; and
●	The general condition of the securities markets at this time of this offering.

The public offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the securities sold in this offering. That price is subject to change as a result of market conditions and other factors and the Company cannot assure you that the shares of common stock sold in this offering can be resold at or above the public offering price.

Right of First Refusal

Upon closing on aggregate gross proceeds equal to or exceeding $4,000,000, we have granted the Representative a right of first refusal, through and including June 30, 2026, to act as sole bookrunner, exclusive placement agent, and/or exclusive sales agent, at the Representative’s sole and exclusive discretion, for each and every future financing to be undertaken by us. If the Company terminates the Representative for cause, in compliance with FINRA Rule 5110(g) (5)(B), then no such right of first refusal will be granted to the Representative. Notwithstanding anything to the contrary contained in this paragraph, in accordance with FINRA Rule 5110(g)(6)(A)(i), any such right of first refusal described in this paragraph shall not have a duration of more than three years from the commencement of sales in the offering or the termination date of the term of the Underwriting Agreement.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in syndicate covering transactions stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock:

●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.
●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.
●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions, and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

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Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transactions, once commenced will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. Except for services provided in connection with this offering and described below, the placement agent has not provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus.

The Representative acted as the placement agent for our public offering that closed in April 2025 (the “April 2025 Offering”). The Representative received a commission equal to 8.0% of the gross proceeds of the April 2025 Offering, and a 1% management fee. In addition, we issued a warrant to the Representative, exercisable to purchase 25,221 shares of Common Stock, at an exercise price of $9.75 per share, which is equal to 125% of the offering price in the April 2025 Offering. The warrants are exercisable at any time and from time to time, in whole or in part, beginning six (6) months from the date of issuance and expire on the five-year anniversary of initial exercise date. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e) of FINRA. The Representative (or permitted assignees) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days following the commencement of sales of the securities issued in this offering.

The Representative acted as the placement agent for our public offering that closed in January 2025 (the “January 2025 Offering”). The Representative received a commission equal to 8.0% of the gross proceeds of the January 2025 Offering, and a 1% management fee. In addition, we issued a warrant to the Representative, exercisable to purchase 20,834 shares of Common Stock, at an exercise price of $12.75 per share, which is equal to 125% of the offering price in the January 2025 Offering. The warrants are exercisable at any time and from time to time, in whole or in part, beginning six (6) months from the date of issuance and expire on the five-year anniversary of initial exercise date. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e) of FINRA. The Representative (or permitted assignees) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days following the commencement of sales of the securities issued in this offering.

Listing

Our shares of Common Stock are listed on The NYSE American under the symbol “CLDI.” There is no established trading market for the Pre-funded Warrants and Common Warrants and we do not intend to list the Pre-funded Warrants and Common Warrants on any securities exchange or nationally recognized trading system.

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LEGAL MATTERS

The validity of securities offered hereby will be passed upon for us by Sichenzia Ross Ference Carmel LLP. The underwriters are being represented by Sheppard, Mullin, Richter & Hampton LLP.

EXPERTS

The consolidated financial statements of Calidi Biotherapeutics, Inc., as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, as appearing in Calidi Biotherapeutics, Inc.’s Annual Report on the Form 10-K, for the year ended December 31, 2024 have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH

ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On November 1, 2024, CBIZ CPAs P.C. (“CBIZ”) acquired the attest business of Marcum LLP (“Marcum”), and substantially all of the partners and staff that provided attestation services with Marcum joined CBIZ in connection with the acquisition. Accordingly, on April 30, 2025, as a result of the acquisition, Marcum resigned as the independent registered public accounting firm of Calidi Biotherapeutics, Inc. (the “Company”) and, on April 30, 2025, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) approved the appointment of CBIZ as the Company’s independent registered public accounting firm.

The reports of Marcum on the Company’s consolidated financial statements for the years ended December 31, 2024, and December 31, 2023, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the reports for both years included an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern.

During the fiscal years ended December 31, 2024, and December 31, 2023, and the subsequent interim period through April 30, 2025, there were (i) no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between the Company and Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreements in connection with its reports on the Company’s consolidated financial statements for such years and (ii) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Marcum with a copy of the above disclosures and requested that Marcum furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made above and, if it does not agree, the respects in which it does not agree.

On April 30, 2025, the Audit Committee approved the appointment of CBIZ as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. In connection with the engagement, CBIZ will prepare the report on the Company’s consolidated financial statements for the fiscal year ending December 31, 2025. During the fiscal years ended December 31, 2024, and December 31, 2023, and the subsequent interim period through April 30, 2025, neither the Company nor anyone on its behalf has consulted with CBIZ regarding (i) the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by CBIZ on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided by CBIZ to the Company that CBIZ concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock and warrants offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and our common stock and warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at www.calidibio.com at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

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CALIDI BIOTHERAPEUTICS, INC.

F-1

CALIDI BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except for par value data)

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$5,279	$9,591
Prepaid expenses and other current assets	770	636
Total current assets	6,049	10,227
NONCURRENT ASSETS
Machinery and equipment, net	929	869
Operating lease right-of-use assets, net	2,333	2,934
Other noncurrent assets	40	152
TOTAL ASSETS	$9,351	$14,182
LIABILITIES AND TOTAL EQUITY
CURRENT LIABILITIES
Accounts payable	$1,215	$2,072
Related party accounts payable	12	2
Accrued expenses and other current liabilities	1,493	1,858
Related party accrued expenses and other current liabilities	441	480
Term notes payable, net of discount, including accrued interest	—	251
Related party term notes payable, net of discount, including accrued interest	775	2,702
Related party bridge loan payable, including accrued interest	—	223
Related party other current liability	—	638
Finance lease liability, current	113	66
Operating lease right-of-use liability, current	1,304	1,204
Total current liabilities	5,353	9,496
NONCURRENT LIABILITIES
Operating lease right-of-use liability, noncurrent	993	1,845
Finance lease liability, noncurrent	226	145
Promissory note	600	600
Warrant liability	96	119
Related party warrant liability	7	9
TOTAL LIABILITIES	7,275	12,214
Commitments and contingencies (Note 11)
TOTAL EQUITY
Common stock, $0.0001 par value, 330,000 shares authorized; 2,877 and 1,730 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	134,193	123,277
Accumulated other comprehensive income loss, net of tax	(13)	(28)
Accumulated deficit	(132,416)	(121,715)
Total stockholders’ equity	1,764	1,534
Noncontrolling interest	312	434
Total equity	2,076	1,968
TOTAL LIABILITIES AND TOTAL EQUITY	$9,351	$14,182

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

CALIDI BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Unaudited)
OPERATING EXPENSES
Research and development	$(2,593)	$(2,167)	$(5,018)	$(4,910)
General and administrative	(3,071)	(3,605)	(5,708)	(7,614)
Total operating expense	(5,664)	(5,772)	(10,726)	(12,524)
Loss from operations	(5,664)	(5,772)	(10,726)	(12,524)
OTHER INCOME (EXPENSES), NET
Interest expense	(29)	(108)	(63)	(206)
Interest expense – related party	(23)	(165)	(61)	(320)
Change in fair value of other liabilities and derivatives	(18)	86	14	(112)
Change in fair value of other liabilities and derivatives – related party	(1)	9	2	8
Grant income	—	181	50	181
Other income (expense), net	(22)	10	(32)	(7)
Total other income (expenses), net	(93)	13	(90)	(456)
LOSS BEFORE INCOME TAXES	(5,757)	(5,759)	(10,816)	(12,980)
Income tax provision	(4)	(8)	(7)	(12)
NET LOSS	$(5,761)	$(5,767)	$(10,823)	$(12,992)
Net loss attributable to noncontrolling interest	(46)	—	(122)	—
NET LOSS ATTRIBUTABLE TO CONTROLLING INTEREST	(5,715)	(5,767)	(10,701)	(12,992)
Deemed dividend on warrants	—	(1,671)	—	(1,671)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(5,715)	$(7,438)	$(10,701)	$(14,663)
Net loss per share; basic and diluted	$(1.99)	$(16.75)	$(4.17)	$(39.61)
Weighted average common shares outstanding; basic and diluted	2,877	444	2,569	370

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

CALIDI BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Unaudited)
NET LOSS	$(5,761)	$(5,767)	$(10,823)	$(12,992)
Other comprehensive income (expense), net of tax:
Foreign currency translation adjustment	13	(38)	15	20
COMPREHENSIVE LOSS	$(5,748)	$(5,805)	$(10,808)	$(12,972)
Comprehensive loss attributable to noncontrolling interest	(46)	—	(122)	—
COMPREHENSIVE LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(5,702)	$(5,805)	$(10,686)	$(12,972)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

CALIDI BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF TOTAL EQUITY

(Unaudited)

(In thousands, except share amounts)

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’	Non controlling	Total
	Shares	Amount	Capital	Income (Loss)	Deficit	Equity	Interest	Equity
Balance at December 31, 2024	1,730,051	$—	$123,277	$(28)	$(121,715)	$1,534	$434	$1,968
Issuance of common stock through At the Market Offering	223,583	—	2,754	—	—	2,754	—	2,754
Issuance of common stock and warrants through January Confidentially Marketed Public Offering, net of financing costs	416,667	—	3,607	—	—	3,607	—	3,607
Issuance of common stock and warrants for March Registered Direct Offering and Concurrent Private Placement, net of financing costs	277,084	—	3,423	—	—	3,423	—	3,423
Restricted stock unit shares released	2,038	—	—	—	—	—	—	—
Stock-based compensation	—	—	607	—	—	607	—	607
Foreign currency translation adjustments	—	—	—	2	—	2	—	2
Net loss	—	—	—	—	(4,986)	(4,986)	(76)	(5,062)
Balance at March 31, 2025	2,649,423	$—	$133,668	$(26)	$(126,701)	$6,941	$358	$7,299
Exercise of pre-funded warrants	227,334	—	3	—	—	3	—	3
Stock-based compensation	—	—	522	—	—	522	—	522
Foreign currency translation adjustments	—	—	—	13	—	13	—	13
Net loss	—	—	—	—	(5,715)	(5,715)	(46)	(5,761)
Balance at June 30, 2025	2,876,757	—	134,193	(13)	(132,416)	1,764	312	2,076

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’	Non controlling	Total
	Shares	Amount	Capital	Income (Loss)	Deficit	Equity	Interest	Equity
Balance at December 31, 2023	296,019	$—	$91,384	$(47)	$(99,572)	$(8,235)	$—	$(8,235)
Issuance of common stock in lieu of cash for services	417	—	29	—	—	29	—	29
Issuance of common stock in lieu of cash for SEPA commitment fee	1,157	—	81	—	—	81	—	81
Issuance of common stock to Calidi stockholders as result of Merger	132	—	—	—	—	—	—	—
Issuance of warrants for legal settlement	—	—	158	—	—	158	—	158
Financing fees	—	—	(327)	—	—	(327)	—	(327)
Stock-based compensation	—	—	888	—	—	888	—	888
Foreign currency translation adjustments	—	—	—	58	—	58	—	58
Net loss	—	—	—	—	(7,225)	(7,225)	—	(7,225)
Balance at March 31, 2024	297,725	$—	$92,213	$11	$(106,797)	$(14,573)	$—	$(14,573)
Issuance of common shares and pre-funded warrants through April Public Offering, net of financing costs	110,271	—	4,822	—	—	4,822	—	4,822
Issuance of common stock per Convertible Note conversion	21,408	—	1,028	—	—	1,028	—	1,028
Issuance of common shares through May Inducement Offer, net of financing costs	89,151	—	1,818	—	—	1,818	—	1,818
Exercise of common stock warrants	4,167	—	100	—	—	100	—	100
Exercise of common pre-funded warrants	16,375	—	2	—	—	2	—	2
Issuance of RSUs for deferred compensation settlement	—	—	105	—	—	105	—	105
Stock-based compensation	—	—	751	—	—	751	—	751
Foreign currency translation adjustments	—	—	—	(38)	—	(38)	—	(38)
Net loss	—	—	—	—	(5,767)	(5,767)	—	(5,767)
Balance at June 30, 2024	539,097	$—	$100,839	$(27)	$(112,564)	$(11,752)	—	(11,752)

F-5

CALIDI BIOTHERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2025	2024
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,823)	$(12,992)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	801	752
Amortization of debt discount and financing costs	—	32
Stock-based compensation	1,129	1,639
Change in fair value of debt, other liabilities and derivatives	(16)	104
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(156)	1,582
Accounts payable	(733)	1,142
Accrued expenses and other current liabilities	(1,449)	(1,095)
Operating lease right of use liability	(764)	(489)
Net cash used in operating activities	(12,011)	(9,325)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of machinery and equipment	(64)	(5)
Net cash used in investing activities	(64)	(5)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from public offerings	6,573	5,406
Proceeds from Registered Direct Offering	3,503	—
Proceeds from exercise of pre-funded warrants	3	2
Repayment of principal on related party term notes payable	(1,625)	—
Payment of financing costs	(381)	(781)
Repayment of principal on term notes payable	(200)	(300)
Repayment of principal on related party bridge loan payable	(200)	—
Repayment of financing lease obligations	(34)	(45)
Proceeds from warrant inducement financing	—	2,140
Proceeds from exercise of common stock warrants	—	100
Related party proceeds from issuance of loan payable	—	200
Proceeds from issuance of convertible notes payable	—	3,000
Repayment of convertible note payable	—	(1,500)
Payment of debt issuance costs	—	(9)
Net cash provided by financing activities	7,639	8,213
Effect of exchange rate changes on cash	6	4
NET DECREASE IN CASH AND RESTRICTED CASH	(4,430)	(1,113)
CASH AND RESTRICTED CASH BALANCE:
At beginning of the period	9,809	2,167
At end of the period	$5,379	$1,054
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$837	$116
Cash paid for income taxes	$7	$6
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING AND INVESTING ACTIVITIES
Machinery and equipment acquired through financing leases	$152	$—
Issuance of common stock in lieu of cash for services	$—	$29
Issuance of common stock in lieu of cash for SEPA commitment fee	$—	$81
Issuance of warrants for legal settlement	$—	$158
Issuance of convertible note for legal settlement	$—	$1,500
Financing fees included in accounts payable and accrued liabilities	$—	$560
Discount on convertible note payable	$—	$149
Deemed dividend on warrants	$—	$1,671
Issuance of common stock per conversion of convertible note	$—	$1,028
Issuance of RSUs for liability settlement	$—	$105

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-6

CALIDI BIOTHERAPEUTICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Organization and Nature of Operations

On September 12, 2023, First Light Acquisition Group, Inc., a Delaware corporation (“FLAG”) consummated a series of transactions that resulted in the merger of FLAG Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of FLAG and Calidi Biotherapeutics. Inc., a Nevada corporation (“Calidi” and the transactions the “Business Combination”). Following the consummation of the Business Combination, FLAG was renamed “Calidi Biotherapeutics, Inc.” and Calidi was renamed “Calidi Biotherapeutics (Nevada), Inc. and became a wholly owned subsidiary of the Company. Unless the context otherwise requires, the “Company” refers to Calidi Biotherapeutics, Inc., a Delaware corporation (f/k/a First Light Acquisition Group, Inc., a Delaware corporation) and its consolidated subsidiaries.

The Company is a clinical-stage biotechnology company that is developing genetic medicines and proprietary genetically-engineered oncolytic viruses. The Company is developing a pipeline of product candidates that are designed to: (i) protect oncolytic viruses from complement inactivation and innate immune cell inactivation by the body’s immune system, (ii) deliver potent genetic payloads directly into the tumors, and (iii) modify the tumor microenvironment by promoting a strong and durable antitumor immune response to facilitate tumor elimination, potentially leading to an improved cancer therapy.

The Company’s operations to date have focused on organization and staffing, business planning, raising capital, licensing, acquiring and developing technology, establishing intellectual property portfolio, identifying potential product candidates and undertaking preclinical studies, process development and manufacturing for preclinical and clinical trials. The Company’s product candidates are subject to long development cycles and the Company may be unsuccessful in its efforts to develop, obtain regulatory approval for or market its product candidates.

The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, possible failure of preclinical studies or clinical trials, the need to obtain marketing approval for its product candidates, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, the need to successfully commercialize and gain market acceptance of any of the Company’s products that are approved and the ability to secure additional capital to fund operations. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing, and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure, and extensive compliance-reporting capabilities. Even if the Company’s drug development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

Reverse Stock Split

On July 10, 2024, the Company filed a First Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a 1-for-10 reverse stock split of the shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), effective on July 15, 2024 (the “2024 Reverse Stock Split”). As a result of the 2024 Reverse Stock Split, every ten shares of issued and outstanding Common Stock were automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share. No fractional shares were issued as a result of the 2024 Reverse Stock Split, and any fractional shares that would otherwise have resulted from the 2024 Reverse Stock Split were rounded up to the next whole number. The number of authorized shares of Common Stock under the Company’s Second Amended and Restated Certificate of Incorporation, as amended, remained unchanged.

F-7

On August 1, 2025, the Company filed a Second Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation , as amended, with the Secretary of State of the State of Delaware to effect a 1-for-12 reverse stock split of the shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), effective on August 4, 2025 (the “2025 Reverse Stock Split”). As a result of the 2025 Reverse Stock Split, every twelve shares of issued and outstanding Common Stock were automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share. No fractional shares were issued as a result of the 2025 Reverse Stock Split, and any fractional shares that would otherwise have resulted from the 2025 Reverse Stock Split were rounded up to the next whole number. The number of authorized shares of Common Stock under the Company’s Second Amended and Restated Certificate of Incorporation, as amended, remained unchanged. Trading of the Company’s shares of Common Stock on the NYSE American, LLC commenced on a split-adjusted basis on August 5, 2025.

All references to share and per share amounts for all periods presented in the unaudited condensed consolidated financial statements have been retrospectively restated to reflect the 2024 Reverse Stock Split and 2025 Reverse Stock Split. All rights to receive shares of common stock under outstanding securities, including but not limited to, warrants, options, and restricted stock units (“RSUs”) were adjusted to give effect to the reverse stock split. Furthermore, proportionate adjustments were made to the per share exercise price and the number of shares of Common Stock that may be purchased upon exercise of outstanding stock options granted by the Company, and the number of shares of Common Stock reserved for future issuance under the Company’s 2023 Equity Incentive Plan.

Liquidity and Going Concern

The unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company has experienced recurring losses from operations and negative cash flows from operating activities, has a significant accumulated deficit and expects to continue to incur net losses into the foreseeable future. The Company had an accumulated deficit of $132.4 million at June 30, 2025. During the six months ended June 30, 2025, the Company used $12.0 million of cash for operating activities. As of June 30, 2025, the Company had cash of $5.3 million and restricted cash of $0.1 million. Management expects operating losses and negative cash flows to continue for the foreseeable future.

Management estimates that based on the Company’s liquidity resources, there is substantial doubt about the Company’s ability to continue as a going concern within 12 months from the date of issuance of the unaudited condensed consolidated financial statements. The accompanying unaudited condensed consolidated financial statements have been prepared on the basis of the Company continuing to operate in the normal course of business and does not reflect any adjustments to the assets and liabilities related to the substantial doubt of its ability to continue as a going concern.

Management’s ability to continue as a going concern is dependent upon its ability to raise additional funding. Management’s plans to raise additional capital through public or private equity or debt financing to fulfill its operating and capital requirements for at least 12 months from the date of the issuance of the financial statements. However, the Company may not be able to secure such financing in a timely manner or on favorable terms, if at all. Furthermore, if the Company issues equity securities to raise additional funds, its existing stockholders may experience dilution, and the new equity securities may have rights, preferences and privileges senior to those of the Company’s existing stockholders.

Risks and Uncertainties

Changes in economic conditions, including rising interest rates, public health issues, lower consumer confidence, volatile equity capital markets, ongoing supply chain disruptions and the impacts of geopolitical conflicts, may affect the Company’s operations.

F-8

2. Summary of Significant Accounting Policies

Unaudited Interim Financial Information

The accompanying unaudited condensed consolidated financial statements as of June 30, 2025, and for the three and six months ended June 30, 2025 and 2024, have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial reporting. Accordingly, these unaudited condensed consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, these unaudited condensed consolidated financial statements contain all adjustments necessary, all of which are of a normal and recurring nature, to state fairly the Company’s financial position, results of operations and cash flows. Interim results are not necessarily indicative of results for a full year or future periods. These unaudited condensed consolidated financial statements should be read in conjunction with Calidi’s audited consolidated financial statements for the year ended December 31, 2024 in the Company’s Form 10-K, which was filed with the SEC on March 31, 2025.

Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the FASB.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements of the Company include the accounts of its wholly owned subsidiary, Calidi Biotherapeutics (Nevada), Inc., a company incorporated in the state of Nevada and Calidi Biotherapeutics, Inc., StemVac GmbH (“StemVac”), a company organized under the laws of Germany, and Calidi Biotherapeutics Australia Pty Ltd (“Calidi Australia”), a wholly owned Australian subsidiary, Nova Cell, Inc. (“Nova Cell”), a subsidiary incorporated in the state of Nevada, and RedTail Biopharma, Inc. (“RedTail”), a wholly owned subsidiary incorporated in the state of Nevada. StemVac’s primary operating activities include process development and other research and development activities for the Company under a cost-plus intercompany development agreement funded by the Company. Calidi Australia’s principal purpose was for conducting certain parts of the SNV1 clinical enabling activities in Australia. Nova Cell’s primary operating activities will be expanding potential uses of the Company’s AAA stem cell programs from oncology to other fields that require regenerative medical applications, such as cosmetics, orthopedics, auto-immune diseases, and various other therapies. Nova Cell will also serve as a technology service provider to develop innovative stem cell-based products, such as anti-aging creams and lotions. RedTail’s primary operating activities will be to expand on the Company’s systemic antitumor virotherapies. Both Nova Cell and RedTail were incorporated in May 2024. RedTail has had no activity to date.

Variable interest entities (“VIEs”) are legal entities that either have an insufficient amount of equity at risk for the entity to finance its activities without additional subordinated financial support or, as a group, the holders of equity investment at risk lack the ability to direct the entity’s activities that most significantly impact economic performance through voting or similar rights, or do not have the obligation to absorb the expected losses or the right to receive expected residual returns of the entity.

For all VIEs in which the Company is involved, it assesses whether it is the primary beneficiary on an ongoing basis. In circumstances where the Company has both the power to direct the activities that most significantly impact the VIEs performance and the obligation to absorb losses or the right to receive the benefits of the VIE that could be significant, the Company would conclude that it is the primary beneficiary of the VIE, and the Company consolidates the VIE. In situations where the Company is not deemed to be the primary beneficiary of the VIE, it does not consolidate the VIE and only recognizes the Company’s interests in the VIE.

The Company owns 75% of Nova Cell’s fully-diluted capitalization, with the remaining 25% owned by a related party investor (see Note 8). Under the rules of determining whether an entity is a VIE, the Company has a controlling financial interest and is deemed to be the primary beneficiary of Nova Cell and therefore consolidates Nova Cell’s financial statements. Since the Company owns less than 100% of Nova Cell, the Company records net loss attributable to noncontrolling interest in its consolidated statements of operations equal to the percentage of the economic or ownership interests retained in Nova Cell by the noncontrolling party.

F-9

The accompanying unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial condition and results of operations. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and contingent assets and liabilities, at the date of the unaudited condensed consolidated financial statements, and the reported amounts during the reporting period. On an ongoing basis, management evaluates estimates which are subject to significant judgment, including, but not limited to, valuation methods used, assumptions requiring the use of judgment to prepare financial projections, timing of potential commercialization of acquired in-process intangible assets, applicable discount rates, comparable companies or transactions, liquidity events, assumptions related to the going concern assessments, allocation of direct and indirect expenses, useful lives associated with long- lived assets, key assumptions in operating and financing leases including incremental borrowing rates, loss contingencies, valuation allowances related to deferred income taxes, assumptions used to value common stock, debt and debt-like instruments, warrants, and stock-based awards and other equity instruments. Actual results may differ materially from those estimates.

Cash and Restricted Cash

The Company considers all highly liquid investments purchased with an original maturity date of ninety days or less to be cash equivalents. Cash and cash equivalents include cash in readily available checking, money market accounts and brokerage accounts.

The Company classifies cash that has contractual or legal restrictions imposed by third parties as restricted cash, which is restricted as to withdrawal or use except for the specified purpose under a contract. The Company classifies restricted cash as either part of prepaids and other current assets, or as part of other noncurrent assets, depending on the term and nature of the underlying contract with a financial institution, which requires the Company to hold a fixed amount of funds in a restricted money market account as collateral to the financial institution for the Company’s corporate credit card program with that financial institution.

The following table provides a reconciliation of cash and restricted cash reported within the balance sheet dates that comprise the total of the same such amounts shown in the unaudited condensed consolidated statements of cash flows (in thousands):

	June 30, 2025	June 30, 2024
Cash	$5,279	$836
Restricted cash included within prepaid expenses and other current assets	100	100
Restricted cash included within other noncurrent assets	—	118
Total cash and restricted cash as shown in the unaudited condensed consolidated statements of cash flows	$5,379	$1,054

F-10

Machinery and Equipment

Machinery and equipment are stated at cost, less accumulated depreciation, and includes assets purchased under financing leases. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally over a period of 3 to 5 years. For equipment purchased under financing leases, The Company depreciates the equipment based on the shorter of the useful life of the equipment or the term of the lease, ranging from 3 to 5 years, depending on the nature and classification of the financing lease. Maintenance and repairs are expensed as incurred whereas significant renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and the related accumulated depreciation are removed from the respective accounts and any resulting gain or loss is reflected in the Company’s unaudited condensed consolidated statements of operations.

Leases

The Company accounts for leases in accordance with ASC 842, Leases. The Company determines if an arrangement is a lease at inception. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the unaudited condensed consolidated statements of operations. When determining whether a lease is a finance lease or an operating lease, ASC 842 does not specifically define criteria to determine “major part of remaining economic life of the underlying asset” and “substantially all of the fair value of the underlying asset.” For lease classification determination, the Company continues to use: (i) greater than or equal to 75% to determine whether the lease term is a major part of the remaining economic life of the underlying asset; and (ii) greater than or equal to 90% to determine whether the present value of the sum of lease payments is substantially all of the fair value of the underlying asset. The Company accounts for the lease and non-lease components as a single lease component.

For operating leases, the Company recognizes right-of-use (“ROU”) assets and lease liabilities for leases with terms greater than 12 months in the unaudited condensed consolidated balance sheet, while leases with terms of 12 months or less are not capitalized. ROU assets represent the right to use an underlying asset during the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate commensurate with the lease term, based on the information available at commencement date in determining the present value of lease payments. The Company uses the implicit rate when it is readily determinable. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company discloses the amortization of ROU assets and operating lease payments as a net amount, “Amortization of right-of-use assets and liabilities”, on the unaudited condensed consolidated statements of cash flows.

Finance leases are included in machinery and equipment, and in finance lease liabilities, current and noncurrent, in the unaudited condensed consolidated balance sheets. The Company discloses the amortization of finance ROU assets in depreciation and amortization expense on the unaudited condensed consolidated statements of cash flows.

See Note 11 for further disclosures in accordance with ASC 842.

Impairment of Long-lived Assets

The Company assesses the impairment of long-lived assets, which consist primarily of right-of-use assets for operating leases and machinery and equipment, whenever events or changes in circumstances indicate that such assets might be impaired and the carrying value may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flows attributable to the asset are less than the carrying amount of the asset, an impairment loss equal to the excess of the assets carrying value over its fair value is recorded in the Company’s unaudited condensed consolidated statements of operations.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging. Warrants that meet the definition of a derivative financial instrument and the equity scope exception in ASC 815-10-15-74(a) are classified as equity and are not subject to remeasurement provided that the Company continues to meet the criteria for equity classification. Warrants that are classified as liabilities are accounted for at fair value and remeasured at each reporting date until exercise, expiration, or modification that results in equity classification. Any change in the fair value of the warrants is recognized as change in fair value of warrant liabilities in the unaudited condensed consolidated statements of operations. The classification of warrants, including whether warrants should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. The fair value of liability-classified warrants is determined using the Black-Scholes options pricing model (“Black-Scholes model”) which includes Level 3 inputs.

F-11

Fair Value Measurements

The Company follows ASC 820, Fair Value Measurement, which among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Accordingly, fair value is a market-based measurement determined based on assumptions that market participants would use in pricing an asset or liability. The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

ASC 820 establishes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are as follows:

Level 1:	Quoted prices in active markets for identical assets and liabilities;

Level 2:	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted market prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3:	Unobservable inputs in which there is little or no market data and that are significant to the fair value of the assets or liabilities, which require the reporting entity to develop its own assumptions.

When quoted market prices are available in active markets, the fair value of assets and liabilities is estimated within Level 1 of the valuation hierarchy. If quoted prices are not available, then fair values are estimated by using pricing models, quoted prices of assets and liabilities with similar characteristics, or discounted cash flows, within Level 2 of the valuation hierarchy. In cases where Level 1 or Level 2 inputs are not available, the fair values are estimated by using inputs within Level 3 of the hierarchy. See Note 3 for fair value measurements.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815, Derivatives and Hedging. The Company values its derivatives using the Black-Scholes option-pricing model or other acceptable valuation models, as applicable, with the assistance of valuation specialists. Derivative instruments accounted for as liabilities are valued at inception and subsequent valuation dates for each reporting period the derivative instrument remains outstanding. The classification of derivative instruments, including whether such instruments should be recorded as liabilities, is reassessed at each reporting period.

The Company evaluates equity or liability classification for common stock warrants in accordance with ASC 480, Distinguishing Liabilities from Equity, and ASC 815 and accounts for common stock warrants as liabilities if the warrant requires net cash settlement or gives the holder the option of net cash settlement or it otherwise does not meet other equity classification criteria. The Company accounts for common stock warrants as equity if the contract requires physical settlement or net physical settlement or if the Company has the option of physical settlement or net physical settlement and the warrants meet the requirements to be classified as equity. Common stock warrants classified as liabilities are initially recorded at fair value and remeasured at fair value at each subsequent reporting period with the offset adjustments recorded in change in fair value of warrant liability within the unaudited condensed consolidated statements of operations. Common stock warrants classified as equity are initially measured at fair value on the grant date and are not subsequently remeasured.

F-12

Government Grants

On October 27, 2022, the California Institute for Regenerative Medicine (“CIRM”) approved the Company’s application for a CIRM grant for the Company’s continued development of the SNV1 program. CIRM awarded the Company approximately $3.1 million of CIRM funding conditioned that the Company co-fund approximately $0.8 million under the requirements of the CIRM application. On December 28, 2022, the Company received the Notice of Award from CIRM for this grant. The Company drew $3.1 million in funds based on the operational milestones defined in the grant.

Proceeds from the CIRM grant are recognized over the period necessary to match the related research and development expenses when it is probable that the Company has complied with the CIRM conditions and will receive the proceeds pursuant to the milestones defined in the grant as reimbursement of those expenditures. The CIRM grant proceeds, if any, received in advance of having incurred the related research and development expenses are recorded in accrued expenses and other current liabilities and recognized as grant income included in other income (expense), net, on the Company’s unaudited condensed consolidated statements of operations when the related research and development expenses are incurred.

During both the three and six months ended June 30, 2025 and 2024, the Company recognized approximately $50,000 and $0.2 million in grant income in the accompanying unaudited condensed consolidated statements of operations, respectively.

Research and Development Expenses

Research and development expenses are expensed as incurred. Research and development expenses consist of costs incurred to discover, research and develop drug candidates, including compensation-related expenses for research and development personnel, including stock-based compensation expense, preclinical and clinical activities, costs of manufacturing, overhead expenses including facilities and laboratory expenses, materials and supplies, amounts paid to consultants and outside service providers, and depreciation and amortization.

Upfront and annual license payments related to acquired technologies or technology licenses which have not yet reached technological feasibility and have no alternative future use are also included in research and development expense in the period in which they are incurred.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs, including stock-based compensation expense, for personnel in executive, finance and accounting, business development, operations and administrative functions. General and administrative expenses also include fees for legal, patent prosecution, legal settlements, consulting, accounting and audit services as well as insurance, outside service providers, direct and allocated facility-related costs and depreciation and amortization.

Foreign Currency Translation Adjustments and Other Comprehensive Income or Loss

StemVac, the Company’s wholly owned subsidiary, is located and operates in Germany and its functional currency is the Euro. Calidi Australia, the Company’s wholly owned subsidiary, is located and operates in Australia and its functional currency is the Australian Dollar (“AUD”). Accordingly, StemVac’s and Calidi Australia’s assets and liabilities are translated using respective published exchange rates in effect at the unaudited condensed consolidated balance sheet date. Expenses and cash flows are translated using respective approximate weighted average exchange rates for the reporting period. Resulting foreign currency translation adjustments are recorded as other comprehensive income or loss, net of tax, in the unaudited condensed consolidated statements of comprehensive income or loss and included as a component of accumulated other comprehensive income or loss on the unaudited condensed consolidated balance sheets. For the three and six months ended June 30, 2025 and 2024, comprehensive loss includes such foreign currency translation adjustments and was insignificant for all periods presented.

F-13

Foreign Currency Transaction Gains and Losses

For transactions denominated in currencies other than the U.S. dollar, the Company recognizes foreign currency transaction gains and losses in the unaudited condensed consolidated statements of operations and classifies the gain or loss based on the nature of the item that generated it. The Company’s foreign currency transaction gains and losses are principally generated by intercompany transfers to StemVac denominated in Euros to pay for the research and development activities performed by StemVac under an intercompany development agreement with the Company. Furthermore, the Company’s foreign currency transaction gains and losses include intercompany transfers to Calidi Australia denominated in AUD to pay for the research and development activities performed by Calidi Australia. These foreign currency remeasurement gains and losses are included in other income (expense), net, and were insignificant for all periods presented.

Stock-Based Compensation

The Company recognizes compensation expense related to employee option grants and restricted stock grants, if any, in accordance with ASC 718, Compensation — Stock Compensation (“ASC 718”).

The Company measures all stock options and other stock-based awards granted based on the fair value of the award on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. The Company has elected to recognize forfeitures as they occur. The reversal of compensation cost previously recognized for an award that is forfeited because of a failure to satisfy a service condition is recognized in the period of the forfeiture. Generally, and unless otherwise specified, the Company’s grants stock options with service-based only vesting conditions and records the expense for these awards using the straight-line method over the requisite service period.

The Company classifies stock-based compensation expense in its consolidated statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipients’ service payments are classified.

The fair value of each stock option grant is estimated using the Black-Scholes option-pricing model. The Company estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies within the biotechnology industry with characteristics similar to the Company. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options provided under Staff Accounting Bulletin, Topic 14, or SAB Topic 14, as necessary. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero, based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Net Loss per share of Common Stock

Loss per share attributable to common stockholders is calculated using the two-class method, which is an earnings allocation formula that determines earnings per share for the holders of the Company’s shares of Common Stock and participating securities. However, the participating securities do not include a contractual obligation to share in the losses of the Company and are not included in the calculation of net loss per share in the periods that have a net loss. In addition, common stock equivalent shares (whether or not participating) are excluded from the computation of diluted earnings per share in periods in which they have an anti-dilutive effect on net loss per share of Common Stock.

Diluted net loss per share is computed using the more dilutive of (a) the two-class method or (b) the if-converted method and treasury stock method, as applicable. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders since dilutive common stock shares are not assumed to have been issued if their effect is anti-dilutive. Diluted net loss per share is equivalent to basic net loss per share for the periods presented herein because common stock equivalent shares from the outstanding warrants, earnout shares, convertible notes, stock option awards, restricted stock units, and contingently issuable warrants (see Note 8) were antidilutive.

F-14

As a result of the Company reported net loss attributable to common stockholders for all periods presented herein, the following common stock equivalents were excluded from the computation of diluted net loss per share of Common Stock for the six months ended June 30, 2025 and 2024 because including them would have been antidilutive (in thousands):

	Six Months Ended June 30,
	2025	2024
Warrants for common stock	1,403	655
Earnout shares	150	150
Convertible notes payable	—	93
Employee stock options	131	71
Restricted stock units	—	3
Commitments to issue common stock	—	2
Contingently issuable warrants(1)	—	—
Total common stock equivalents	1,684	974

(1)	The contingently issuable warrant was not included for purposes of calculating the number of diluted shares outstanding as of June 30, 2024, as the number of dilutive shares is based on a contingency not yet resolved as of period end and the contingently resulting number of dilutive shares is not determinable until the contingency is resolved. As of June 30, 2025, the contingency was resolved in full and there were no contingently issuable warrants outstanding.

Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker (or CODM), the Executive Management Team, consisting of the following individuals:

●	Chief Executive Officer
●	Chief Financial Officer
●	Chief Legal Officer
●	Chief Scientific Officer and Head of Technical Operations
●	Chief Medical Officer, Consultant and Advisor

The Company views its operations and manages its business as a single reportable segment whose operations includes the research, development and commercialization efforts of platforms to potentiate oncolytic virus therapies on a consolidated basis, as further described in Note 1. The Company manages its Research and Development (“R&D”) activities on a consolidated basis. The Company expects to generate future income from a combination of license fees and other upfront payments, funded R&D agreements, milestone payments, product sales, government and other third-party funding, and royalties, which depend on the results, regulatory approval, and timing of the successful commercialization of the Company’s products.

Net loss is the measure of segment profit or loss used by CODM in making decisions regarding resource allocation and evaluating financial performance, which is also reported on the unaudited condensed consolidated statements of operations and comprehensive loss. The CODM does not evaluate its reportable segment using asset or liability information. The CODM uses net loss in making decisions regarding resource allocation and evaluating financial performance.

The following table presents selected financial information with respect to the Company’s single operating segment for the three and six months ended June 30, 2025 and 2024:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
OPERATING EXPENSES
Salaries and benefits	$(2,957)	$(2,837)	$(5,147)	$(5,823)
Insurance	(238)	(404)	(474)	(801)
Legal	(350)	(427)	(649)	(1,217)
Consulting	(592)	(336)	(1,211)	(841)
Rent and Maintenance	(610)	(554)	(1,175)	(1,072)
Clinical & research and development	(427)	(304)	(890)	(1,051)
Depreciation	(96)	(101)	(187)	(202)
Change in fair value of other liabilities and derivatives	(19)	95	16	(104)
Other segment items (1)	(468)	(891)	(1,099)	(1,869)
Income tax provision	(4)	(8)	(7)	(12)
NET LOSS	$(5,761)	$(5,767)	$(10,823)	$(12,992)

(1)	Other segment items include interest expense, grant income, and other income (expense).

Recently Adopted Accounting Pronouncements

There were no new accounting pronouncements adopted during the six months ended June 30, 2025.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. The ASU is effective on a prospective basis for annual periods beginning after December 15, 2024. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. The Company is currently evaluating the impact of adopting ASU 2023-09.

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement and in January 2025, issued ASU 2025-01 Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date to clarify the effective date of ASU 2024-03. ASU 2024-03 requires the disaggregation of certain costs and expenses in the notes to the financial statements to provide enhanced transparency into the expense captions presented on the face of the income statement. The ASU is effective for annual periods beginning after December 15, 2026 and for interim reporting periods within annual reporting periods beginning after December 15, 2027. The guidance may be applied on a prospective or retrospective basis and early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.

F-15

3. Fair Value Measurements

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis, inclusive of related party components, as of June 30, 2025 and December 31, 2024 (in thousands):

	June 30, 2025 (unaudited)
	Level 1	Level 2	Level 3	Total
Assets:
Restricted cash held in a money market account	$100	$—	$—	$100
Forward Purchase Agreement Derivative Asset included in other noncurrent assets	—	—	2	2
Total assets, at fair value	$100	$—	$2	$102
Liabilities:
Public Warrants	$89	$—	$—	$89
Private warrants	—	14	—	14
Total warrant liabilities, at fair value	$89	$14	$—	$103

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Restricted cash held in a money market account	$218	$—	$—	$218
Forward Purchase Agreement Derivative Asset included in other noncurrent assets	—	—	11	11
Total assets, at fair value	$218	$—	$11	$229
Liabilities:
Public Warrants	$110	$—	$—	$110
Private warrants	—	18	—	18
Total warrant liabilities, at fair value	$110	$18	$—	$128

The Company’s financial instruments consist of cash, prepaid expenses and other current assets, accounts payable, accrued expenses, and other current liabilities. The carrying value of these financial instruments is generally considered to approximate their fair values because of the short-term nature of those instruments.

The following table presents the changes in fair value of valued instruments for the three and six months ended June 30, 2025 (in thousands):

	Three Months Ended June 30, 2025
	Forward Purchase Agreement Derivative Asset, at fair value	Public Warrants, at fair value	Private Warrants, at fair value
Balance at April 1, 2025	$(5)	$75	$12
Change in fair value	3	14	2
Balance at June 30, 2025	$(2)	$89	$14

	Six Months Ended June 30, 2025
	Forward Purchase Agreement Derivative Asset, at fair value	Public Warrants, at fair value	Private Warrants, at fair value
Balance at January 1, 2025	$(11)	$110	$18
Change in fair value	9	(21)	(4)
Balance at June 30, 2025	$(2)	$89	$14

F-16

The following table presents the changes in fair value of valued instruments for the three and six months ended June 30, 2024 (in thousands):

	Three Months Ended June 30, 2024
	Forward Purchase Agreement Derivative Asset, at fair value	Public Warrants, at fair value	Private warrants, at fair value
Balance at April 1, 2024	$(57)	$598	$99
Change in fair value	37	(114)	(18)
Balance at June 30, 2024	$(20)	$484	$81

	Six Months Ended June 30, 2024
	Forward Purchase Agreement Derivative Asset, at fair value	Public Warrants, at fair value	Private warrants, at fair value
Balance at January 1, 2024	$(230)	$575	$96
Change in fair value	210	(91)	(15)
Balance at June 30, 2024	$(20)	$484	$81

4. Selected Balance Sheet Components

Accrued Expenses and Other Current Liabilities

As of June 30, 2025 and December 31, 2024, accrued expenses and other current liabilities were comprised of the following (in thousands):

	June 30, 2025	December 31, 2024
Accrued compensation	$1,276	$1,344
Accrued vendor and other expenses	658	994
Accrued expenses and other current liabilities	$1,934	$2,338

See Note 11 for additional commitments.

Prepaid Expenses and Other Current Assets

As of June 30, 2025 and December 31, 2024, prepaid expenses and other current assets were comprised of the following (in thousands):

	June 30, 2025	December 31, 2024
Prepaid expenses	$163	$99
Prepaid insurance	214	288
CIRM receivable	50	—
Other	343	249
Prepaid expenses and other current assets	$770	$636

F-17

5. Machinery and Equipment, net

As of June 30, 2025 and December 31, 2024, machinery and equipment, net, was comprised of the following (in thousands):

	June 30, 2025	December 31, 2024
Machinery and equipment	$2,536	$2,224
Accumulated depreciation	(1,607)	(1,355)
Machinery and equipment, net	$929	$869

Depreciation and amortization expense amounted to approximately $0.1 million and $0.2 million for the three and six months ended June 30, 2025, respectively. Depreciation and amortization expense amounted to approximately $0.1 million and $0.2 million for the three and six months ended June 30, 2024, respectively.

6. Related Party Transactions

Prior to completing the Business Combination and becoming publicly traded in September 2023, the Company funded its operations primarily through issuances of convertible promissory notes and private sales of common stock. These investments included various related parties, including from AJC Capital and certain directors as further discussed below.

The following table presents the various significant related party transactions and investments in the Company for the periods presented (in thousands):

Related Party	Description of investment or transaction	June 30, 2025	December 31, 2024
Director A and Director E	Current term notes payable, net of discount, including accrued interest(1)	775	2,702
Director F and relative of Officer A	Accounts payable and accrued expenses(2)	21	30
Director F	Former Chief Executive Officer(3)	432	—
Director D	Former President and Chief Operating Officer(4)	—	434
Director A	Advisory services included in accrued expenses(5)	—	18
Director F	Lease guaranty(6)	4	186
Director A	Other liabilities(7)	—	638
Director F and Director A	Warrant liability(8)	7	9
Relative of Officer A	Loan payable(9)	—	223

(1)	As of June 30, 2025, related party term note payable amounts due to Directors A totaling $0.8 million, inclusive of principal amounts totaling $0.4 million and accrued interest amounts totaling $0.4 million, have been classified as a short term liability on the accompanying unaudited condensed consolidated balance sheets. As of December 31, 2024, related party term note payable amounts due to Directors A and E totaled $2.7 million. See Note 7 for further details.

(2)	Amounts owed to Director F as of June 30, 2025 and December 31, 2024, for reimbursable expenses; in addition, amounts owed to a relative of Officer A for certain legal fees, included in accounts payable and accrued expenses. In April 2025, $28,000 was settled with Director F.

(3)

On April 22, 2025, the Company executed a General Release of Claims and Transition Agreement (“Release Agreement”) with Mr. Camaisa, (Director F referenced above), and is obligated to pay Director F $500,000 separation pay in the form of compensation continuation over 12 months pursuant to our regular and customary payroll schedule, less all regular and customary payroll withholdings and shall also be liable to pay Director F COBRA premiums for 12 months, commencing May 2025. Director F shall also be entitled to receive a transition/ consulting pay of $10,000 per month during the transition period. The Company expensed $20,000 for the three and six months ended June 30, 2025.

(4)	On February 1, 2022, the Company appointed a then current board member (Director D referenced above), George K. Ng, as President and Chief Operating Officer of the Company under an Employment Agreement (the “Ng Agreement”). Under the Ng Agreement, Mr. Ng was entitled to a base annual salary of $0.5 million and a signing bonus of $0.3 million, payable in three equal monthly installments. Mr. Ng was eligible for standard change in control and severance benefits. On June 23, 2023, the Company entered into a Separation and Release Agreement with Mr. Ng which included a severance accrual and accrued interest as of December 31, 2024 (see Note 11). The lump sum payment and accrued interest was settled in January 2025.

F-18

(5)	On April 1, 2022, the Company entered into an Advisory Agreement with Scott Leftwich (Director A referenced above), for providing certain strategic and advisory services. Director A received an advisory fee of $9,166 per month not to exceed $0.1 million per annum, accrued and payable upon the Company raising $10 million or more in equity proceeds, as defined in the Advisory Agreement. The Advisory Agreement terminated on August 31, 2023. The accrued advisory fees were settled in January 2025.

(6)	In October 2022, in order for the Company to secure and execute the San Diego Lease discussed in Note 11, Director F, provided a personal Guaranty of Lease of (the “Guaranty”) up to $0.9 million to the lessor for the Company’s future performance under the San Diego Lease agreement. As consideration for the Guaranty, the Company agreed to pay Director F 10% of the Guaranty amount for the first year of the San Diego Lease, and 5% per annum of the Guaranty amount thereafter through the life of the lease, with all amounts accrued and payable at the termination of the San Diego Lease or release of Director F from the Guaranty by the lessor, whichever occurs first. As of June 30, 2025 and December 31, 2024, the amounts shown in the table above represents the present value, including accrued interest as of the period shown, of approximately $4,000 and $0.2 million, respectively, payment due to Director F upon the release or termination of the Guaranty, which is included in non-current operating lease right-of-use liability. The amount due to Director F was partially settled in April 2025.

(7)	In August 2023, the Company entered into an agreement with Director A for deferred compensation including advisory fees for $0.5 million, which was paid in January 2025 (see Note 11). The $0.5 million note bore interest at 24% through August 12, 2024, at which time the note was amended and replaced with an interest rate of 14% per annum. The deferred compensation and advisory fees were settled in January 2025.

(8)	See Note 8 for disclosures around Warrants.

(9)	In January 2024, the Company entered into a loan agreement with a relative of Officer A for a loan payable for $0.2 million, which bears interest at 12%. The loan was settled in full in January 2025.

7. Debt

The Company’s outstanding debt obligations as of June 30, 2025 and December 31, 2024, including related party components, are as follows (in thousands):

	June 30, 2025
	Unpaid Balance	Accrued Interest	Net Carrying Value
Term notes payable	$375	$400	$775
Promissory note	600	45	645
Total debt	$975	$445	$1,420
Less: current portion of long-term debt			(820)
Long-term debt, net of current portion			$600

	December 31, 2024
	Unpaid Balance	Accrued Interest	Net Carrying Value
Term notes payable	$2,200	$753	$2,953
Bridge loan payable	200	23	223
Promissory note	600	45	645
Total debt	$3,000	$821	$3,821
Less: current portion of long-term debt			(3,221)
Long-term debt, net of current portion			$600

F-19

Scheduled maturities of outstanding debt, net of discounts as of June 30, 2025 are as follows (in thousands):

Year Ending December 31:
2025 (July — December)	$375
2026	—
2027	600
2028 and thereafter	—
Plus: accrued interest	445
Total debt	$1,420

The following discussion includes a description of the Company’s outstanding debt as of June 30, 2025 and December 31, 2024. The weighted average interest rate related to the Company’s outstanding debt was approximately 14.6% and 14.4% as of June 30, 2025 and December 31, 2024, respectively. Interest expense related to the Company’s outstanding debt totaled approximately $40,000 and $0.2 million for the three months ended June 30, 2025 and 2024, respectively, and approximately $0.1 million and $0.4 million for the six months ended June 30, 2025 and 2024, respectively, which is reported within other income (expense), net, in the unaudited condensed consolidated statements of operations.

Term Notes Payable

2021 Term Notes Payable

In January 2021, Calidi entered into a note agreement with a related party investor and director to borrow up to $0.5 million (“2021 Term Note”).

As of December 31, 2024, the interest rate of the 2021 Term Notes was 14%, and the total carrying value, including accrued interest was approximately $0.7 million. The total outstanding principal and accrued interest of 2021 Term Note of $0.7 million was settled in full in January 2025. As of that date, the 2021 Term Notes were no longer outstanding.

2022 Term Notes Payable

In November and December 2022, the Company issued $1.5 million of secured term notes payable (the “2022 Term Notes”) to investors, including to related parties (see Note 6).

On October 3 and November 8, 2023, the Company settled in cash $0.1 million and $0.2 million, respectively, of principal of 2022 Term Notes plus accrued interest. Said term notes payable were no longer outstanding as of the settlement date.

As of December 31, 2024, the interest rate of the 2022 Term Notes was 14% per annum, for a total principal of $0.2 million, and 16% per annum, for a total principal of $0.2 million. As of December 31, 2024, the total carrying value, including accrued interest, was $0.4 million. The total outstanding principal and accrued interest of 2022 Term Notes of $0.4 million was settled in full in January 2025. As of that date, the 2022 Term Notes were no longer outstanding.

2023 Term Notes Payable

From January through September 2023, the Company issued $3.3 million of secured term notes payable (the “2023 Term Notes”) to investors, including to related parties (see Note 6).

On October 3, 2023, as agreed upon above in connection with the Closing of the FLAG Merger, the Company settled in cash $0.6 million of principal of 2023 Term Notes plus accrued interest and said term notes payable were no longer outstanding as of that date.

F-20

During the year ended December 31, 2024, the Company settled in cash $0.3 million of principal of 2023 Term Notes plus accrued interest.

On December 23, 2024, pursuant to the debt amendment on $1.0 million of the 2023 Term Notes, commencing on February 1, 2025, the Company shall pay the holder, a related party, $0.1 million each month until the 2023 Term Notes’ principal and interest are fully paid. The principal shall continue accruing interest of 14% per annum until fully paid. During the six months ended June 30, 2025, $0.6 million was paid in accordance with this agreement.

During the six months ended June 30, 2025, $0.5 million of the outstanding principal and accrued interest of the 2023 Term Notes was settled in cash.

As of June 30, 2025, the interest rate of the 2023 Term Notes was 14% per annum, for a total principal of $0.4 million. As of December 31, 2024, the interest rate was 14% and 18% per annum for a total principal of $1.2 million and $0.2 million, respectively. As of June 30, 2025 and December 31, 2024, the total carrying value, including accrued interest and net of debt discount, was $0.8 million and $1.9 million, respectively.

2024 Bridge Loan

On January 19, 2024, the Company received approximately $0.2 million in aggregate proceeds from the issuance of certain bridge loans (the “2024 Bridge Loan”), which mature one year from the issuance date and bear simple interest of 12% per annum. As consideration for the 2024 Term Loans, the Company issued an aggregate of 75 shares of restricted common stock to the Lender.

As of December 31, 2024, the total carrying value of the 2024 Bridge Loan, including accrued interest and net of debt discount, was $0.2 million.

The total outstanding principal and accrued interest of the 2024 Bridge Loan of $0.2 million was settled in full in January 2025. As of that date, the bridge loan was no longer outstanding.

Convertible Promissory Notes

On January 26, 2024, the Company entered into a convertible promissory note purchase agreement (the “2024 Purchase Agreement”) with an Accredited Investor (the “Investor”) for a loan in the principal amount of $1.0 million (the “2024 Convertible Note Loan”). In connection with the Convertible Note Loan, the Company issued a one-year convertible promissory note evidencing the aggregate principal amount of $1.0 million under the Loan, which accrues at a 12.0% simple interest rate per annum (the “2024 Convertible Note”).

On April 18, 2024, pursuant to the April Public Offering, the Company’s $1.0 million convertible note, inclusive of outstanding principal and accrued interest, was automatically converted into shares of Common Stock Unit shares, with terms identical to those sold in the April Public Offering. As of that date, the convertible note was no longer outstanding.

Promissory Note Loan Agreement

On July 1, 2024, the Company entered into a Loan Agreement with a third party lender (the “Lender”). Under the Loan Agreement, the Lender agreed to loan the Company the principal amount of $0.6 million pursuant to the terms of the promissory note dated July 1, 2024 which was issued to the Lender by the Company (the “Promissory Note”).

The Promissory Note bears a simple interest rate at 15.0% per annum and matures on the third calendar year from July 1, 2024 (the “Maturity Date”) unless due earlier due to an event of a default under the terms of the Promissory Note. The Company agreed to pay annual payments of accrued interest after each calendar year from the Payment Date until any remaining interest is paid in full on the Maturity Date.

As of June 30, 2025 and December 31, 2024, the total carrying value of the promissory note, including accrued interest, was $0.6 million.

F-21

8. Total Equity

Preferred Stock

Pursuant to the Second Amended and Restated Certificate of Incorporation filed on September 19, 2023 (“the Amended Articles”), the Company is authorized to issue a total of 1,000,000 shares of preferred stock, par value $0.0001 per share. As of June 30, 2025 and December 31, 2024, there were no shares of preferred stock outstanding.

Common Stock

Pursuant to the Amended Articles, the Company is authorized to issue 330,000,000 shares of common stock, par value $0.0001 per share, of which 312,000,000 shares are designated as Voting Common Stock (“Common Stock”) and 18,000,000 are designated as Non-Voting Common Stock (the “Non-Voting Common Stock”). As of June 30, 2025 and December 31, 2024, there were 2,876,757 and 1,730,051 shares of common stock issued and outstanding, respectively, and 150,000 shares of non-voting common stock outstanding. Since inception to date, no dividends have been declared or paid. Issuance costs related to common stock issuances during all periods presented were immaterial.

During the six months ended June 30, 2025, the Company issued 223,583 shares of common stock through an At The Market Offering, 416,667 shares of common stock in connection with the Company’s January Confidentially Marketed Public Offering, 277,084 shares of common stock in connection with the Company’s March Registered Direct Offering and Concurrent Private Placement, 227,334 shares of common stock in connection with the exercise of Pre-funded Series G Warrants, and 2,038 shares of common stock pursuant to a release of Restricted Stock Units.

During the six months ended June 30, 2024, the Company issued 417 shares of common stock in lieu of cash for certain marketing services, 1,157 shares of common stock in lieu of cash for payment of a commitment fee related to the Company’s SEPA agreement, 132 shares of common stock issued to a stockholder as a result of the FLAG Merger, 110,271 shares of common stock issued in connection with the Company’s April Offering, 21,408 shares of common stock pursuant to Convertible Note conversion, 89,151 shares of common stock issued in connection with the Company’s May Inducement Offer, 4,167 shares of common stock from exercises of warrants, and 16,375 shares of common stock from exercises of pre-funded warrants.

As of June 30, 2025 and December 31, 2024, common stock reserved for future issuance consisted of the following:

	June 30, 2025	December 31, 2024
Common stock warrants outstanding	1,403,320	910,299
Common stock options issued and outstanding	130,686	77,245
Restricted stock units vested and unreleased	—	2,039
Shares available for future issuance under the 2023 Equity Incentive Plan	8,099	7,409
Shares reserved under the 2023 Employee Stock Purchase Plan	32,815	32,815
	1,574,920	1,029,807

April 2024 Public Offering

On April 18, 2024, in connection with the April Public Offering, the Company sold an aggregate of 110,271 Common Stock Units and 16,375 Pre-Funded Warrant (“PFW”) Units at an effective combined purchase price of $48.00 per Common Stock Unit or PFW Unit.

Each Common Stock Unit consists of: (i) one share of the Company’s voting common, (ii) a Series A warrant to purchase one share common stock, (iii) a Series B warrant to purchase one Series B Unit, with each Series B Unit consisting of (a) one share of common stock and (b) a Series B-1 Warrant to purchase one share of common stock, and (iv) a Series C warrant to purchase one Series C Unit, with each Series C Unit consisting of (a) one share of common stock and (b) a Series C-1 Warrant to purchase one share of common stock. See further warrant details per each issued series below.

F-22

Each PFW Unit consists of: (i) a pre-funded warrant to purchase one share of common stock, (ii) a Series A warrant to purchase one share common stock, (iii) a Series B warrant to purchase one Series B Unit, with each Series B Unit consisting of (a) one share of common stock and (b) a Series B-1 Warrant to purchase one share of common stock, and (iv) a Series C warrant to purchase one Series C Unit, with each Series C Unit consisting of (a) one share of common stock and (b) a Series C-1 Warrant to purchase one share of common stock. See further warrant details per each issued series below.

The Company issued the Placement Agent common stock warrants to purchase up to 6,333 shares of Common Stock. See further warrant details below.

May 2024 Warrant Inducement Offer

On May 31, 2024, following the closing of the May 2024 Warrant Inducement Offer, warrant holders immediately exercised some or all of their respective outstanding Series B Warrants and Series C Warrants to purchase up to an aggregate of 89,153 shares of the Company’s Common Stock, Series B-1 Warrants to purchase up to 22,275 shares of Common Stock and Series C-1 Warrants to purchase up to 66,878 shares of Common Stock, at a reduced exercise price of $24.00. In consideration for the immediate exercise of some or all of the Existing Warrants for cash, the Company agreed to issue unregistered new Series D Warrants to purchase up to 89,153 shares of Common Stock.

The Company accounted for the exercise price decrease of the Existing Warrants as a modification. Based on the nature of the modification (i.e., reduction in exercise price to induce exercise and raise additional capital), the modification was accounted for as an equity issuance cost on the date the offer was accepted by the Holders, calculated as the excess fair value of the modified warrants post modification.

The Company issued the Placement Agent common stock warrants to purchase up to 4,458 shares of common stock. See further warrant details below.

Subscription Agreement

On July 26, 2024, the Board of Directors of the Company approved a Subscription Agreement dated July 28, 2024 entered with an accredited investor, a related-party. Pursuant to the Agreement, the Company sold to the Investor and the Investor purchased, (i) 58,235 shares of Common Stock at a purchase price of $17.172 per share; and (ii) warrants to purchase 50,000 shares of the Company’s common stock at an exercise price of $22.80, for an aggregate purchase price of $1.0 million.

At the Market Offering

On October 11, 2024, the Company entered into an At The Market Offering Agreement with Ladenburg Thalmann & Co. Inc. (“Ladenburg”), under which the Company may, from time to time, in its sole discretion, issue and sell through Ladenburg, acting as agent or principal, shares of the Company’s common stock, par value $0.0001 per share, initially having an aggregate offering price of up to $5.1 million. Pursuant to the Sales Agreement, Ladenburg may sell the Shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Ladenburg will use commercially reasonable efforts consistent with its normal trading and sales practices to sell the Shares from time to time, based upon instructions from the Company (including any price or size limits or other customary parameters or conditions the Company may impose).

The Company will pay Ladenburg a cash commission of 3.0% of the aggregate gross sales proceeds of shares sold through Ladenburg under the Sales Agreement. The Company also agreed to reimburse Ladenburg for certain specified expenses, including the fees and disbursements of its counsel, in an amount not to exceed $50,000, in addition to certain ongoing disbursements of its legal counsel up to $7,500 in connection with diligence bring downs.

F-23

Under the terms of the Sales Agreement, the Company may also sell shares to Ladenburg as principal for its own account at prices agreed upon at the time of sale. If the Company sells shares to Ladenburg as principal, it will enter into a separate terms agreement with Ladenburg in substantially the form attached to the Sales Agreement. The Company is not obligated to sell any shares under the Sales Agreement. The offering of the shares pursuant to the Sales Agreement may be terminated by either the Company or Ladenburg, as permitted therein.

On February 4, 2025, the Company increased the maximum aggregate offering amount of the shares of the Company’s common stock, par value $0.0001 per share issuable under the At The Market Offering Agreement with Ladenburg, dated October 11, 2024, from $5.1 million to $11.2 million, and filed a prospectus supplement under the Sales Agreement for an aggregate of $6.1 million. During the six-month period ended June 30, 2025, the Company sold 223,583 shares of common stock for gross proceeds of approximately $2.9 million under the Sales Agreement.

October 2024 Public Offering

On October 23, 2024, the Company entered into a Securities Purchase Agreement with certain institutional investors (the “Purchasers”), pursuant to which the Company agreed to issue to the Purchasers, (i) in a registered offering, 170,836 shares of the Company’s common stock, par value $0.0001 per share, at a purchase price of $12.00 per share, and (ii) in a concurrent private placement, Series E common stock purchase warrants to purchase up to 170,836 shares of Common Stock (the “Series E Common Warrants”) and Series F common stock purchase warrants to purchase up to 170,836 shares of Common Stock (the “Series F Common Warrants” and together with the Series E Common Warrants, the “Common Warrants”). Such registered direct offering and concurrent private placement are referred to herein as the “Transactions.”

The closing of the Transactions took place on October 24, 2024. The gross proceeds from the Transactions were approximately $2.1 million, before deducting placement agent fees and other offering expenses payable by the Company and excluding the net proceeds, if any, from the exercise of the Common Warrants or Placement Agent Warrants.

The shares were offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-282456), which was declared effective by the Securities Exchange Commission on October 10, 2024.

The Company issued the Placement Agent common stock warrants to purchase up to 8,542 shares of Common Stock. See further warrant details below.

November 2024 Confidentially Marketed Public Offering (CMPO)

On November 14, 2024, the Company conducted a CMPO with Ladenburg acting as the “Placement Agent”, pursuant to which the Company agreed to issue in a public offering 369,823 shares of the Company’s common stock, par value $0.0001 per share, at a purchase price of $20.28 per Share. The closing of the offering took place on November 15, 2024. The gross proceeds from the offering were approximately $7.5 million, before deducting placement agent fees and other offering expenses payable by the Company and excluding the net proceeds, if any, from the exercise of the Placement Agent Warrants.

The shares of Common Stock were offered by the Company pursuant to a shelf-registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission on October 10, 2024.

The Company issued the Placement Agent common stock warrants to purchase up to 18,492 shares of Common Stock. See further warrant details below.

January 2025 Confidentially Marketed Public Offering (CMPO)

On January 9, 2025, the Company conducted a CMPO Agreement with Ladenburg acting as the “Placement Agent”, pursuant to which the Company agreed to issue and sell in a public offering 416,667 shares of the Company’s common stock, par value $0.0001 per share, at a purchase price of $10.20 per Share. The closing of the offering took place on January 10, 2025. The gross proceeds from the offering were approximately $4.3 million, before deducting placement agent fees and other offering expenses payable by the Company and excluding the net proceeds, if any, from the exercise of the Placement Agent Warrants.

F-24

The shares of Common Stock were offered by the Company pursuant to a shelf registration statement on Form S-3, which was declared effective by the Securities Exchange Commission on October 10, 2024.

The Company issued the Placement Agent common stock warrants to purchase up to 20,834 shares of Common Stock. See further warrant details below.

March 2025 Registered Direct Offering and Concurrent Private Placement

On March 28, 2025, the Company entered into a Securities Purchase Agreement with a single institutional investor, pursuant to which the Company agreed to issue to the Purchaser, (i) in a registered offering, 227,084 shares of the Company’s common stock, par value $0.0001 per share, at a purchase price of $7.80 per Share, (ii) pre-funded warrants ( “PFW”) to purchase up to an aggregate of 227,334 shares of Common Stock at a purchase price of $7.788 per Pre-funded Warrant and an exercise price of $0.001 per share (the “Pre-funded Warrant Shares”) and (iii) in a concurrent private placement, Series G common stock purchase warrants to purchase up to 504,417 shares of Common Stock (the “Series G Common Warrants” or the “Common Warrants”). Such registered direct offering and concurrent private placement are referred to herein as the “March Registered Direct Offering and Concurrent Private Placement”.

The Shares, the PFW, and the PFW Shares were offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-284229), which was declared effective by the Securities Exchange Commission on February 7, 2025. The Series G Warrants and the Warrant Shares were issued in a concurrent private placement and without registration under the Securities Act, and in reliance on the exemption provided in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder.

The Company issued the Placement Agent common stock warrants to purchase up to 25,221 shares of Common Stock. See further warrant details below.

Nova Cell Investment

On July 26, 2024, the Board of Directors of the Company acknowledged a strategic investment of approximately $2.0 million by an accredited investor, a related-party, into Nova Cell, a subsidiary of the Company, in exchange for the issuance of 7,500,000 shares of Nova Cell’s common stock to the Investor, representing 25% of Nova Cell’s current fully-diluted capitalization. Nova Cell’s common stock was not adjusted when the Company effected its 2024 Reverse Stock Split and 2025 Reverse Stock Split.

Warrants

As of June 30, 2025 and December 31, 2024, the Company has outstanding warrants to purchase 1,403,320 and 910,299 shares of Common Stock, respectively, consisting of the following:

	June 30, 2025	December 31, 2024	Exercise Price	Issuance date	Expiration date
Private Warrants to purchase Common Stock(1)	15,938	15,938	$1,380.00	September 12, 2023	September 12, 2028
Public Warrants to purchase Common Stock(2)	95,834	95,834	$1,380.00	September 12, 2023	September 12, 2028
Warrants to purchase Restricted Shares	3,334	3,334	$158.40	February 21, 2024	February 21, 2029
Warrants to purchase Restricted Shares	50,000	50,000	$22.80	July 28, 2024	July 28, 2027
Placement Agent Warrants to purchase Common Stock	6,333	6,333	$79.20	April 18, 2024	April 18, 2029
Placement Agent Warrants to purchase Common Stock	4,458	4,458	$45.00	June 3, 2024	June 3, 2029
Placement Agent Warrants to purchase Common Stock	8,542	8,542	$15.00	October 24, 2024	April 24, 2030
Placement Agent Warrants to purchase Common Stock	18,492	18,492	$25.35	November 15, 2024	May 15, 2030
Placement Agent Warrants to purchase Common Stock	20,834	—	$12.75	January 10, 2025	January 10, 2030
Placement Agent Warrants to purchase Common Stock	25,221	—	$9.75	March 31, 2025	March 31, 2030
Series A Warrants to purchase Common Stock(3)	87,643	87,643	$18.24	April 18, 2024	April 18, 2029
Series B Warrants to purchase Common Stock(4)	—	57,451	$18.24	April 18, 2024	April 18, 2025
Series B-1 Warrants to purchase Common Stock(5)	22,276	22,276	$18.24	June 3, 2024	June 3, 2029
Series B-1 Warrants to purchase Common Stock(5)	16,667	16,667	$18.24	July 19, 2024	July 19, 2029
Series B-1 Warrants to purchase Common Stock(5)	8,334	8,334	$18.24	July 22, 2024	July 22, 2029
Series B-1 Warrants to purchase Common Stock(5)	16,251	16,251	$18.24	November 13, 2024	November 13, 2029
Series C-1 Warrants to purchase Common Stock(6)	59,586	59,586	$18.24	June 3, 2024	June 3, 2029
Series C-1 Warrants to purchase Common Stock(6)	4,167	4,167	$18.24	August 8, 2024	August 8, 2029
Series C-1 Warrants to purchase Common Stock(6)	4,168	4,168	$18.24	August 16, 2024	August 16, 2029
Series D Warrants to purchase Common Stock(7)	89,153	89,153	$18.24	June 3, 2024	December 3, 2029
Series E Warrants to purchase Common Stock	170,836	170,836	$13.56	October 24, 2024	April 24, 2026
Series F Warrants to purchase Common Stock	170,836	170,836	$13.56	October 24, 2024	April 24, 2030
Series G Warrants to purchase Common Stock	504,417	—	$8.34	March 31, 2025	September 30, 2032
Series G Pre-Funded Warrants(8)	—	—	$0.012	March 31, 2025	—
	1,403,320	910,299

(1)	The Private Warrants (and shares of common stock issued or issuable upon exercise of the Private Warrants) in general, will not be transferable, assignable or salable until 30 days after the Closing (excluding permitted transferees) and they will not be redeemable under certain redemption scenarios by us so long as they are held by the Sponsor, Metric or their respective permitted transferees. Otherwise, the Private Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Warrants are held by holders other than the Company’s sponsor, Metric or their respective permitted transferees, the Private Warrants will be redeemable by the Company under all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

F-25

(2)

The Public Warrants became exercisable 30 days after the closing of the FLAG Merger. Each whole share of the warrant is exercisable for one share of the Company’s common stock.

The Company may redeem the outstanding Public Warrants for $0.12 per warrant upon at least 30 days’ prior written notice of redemption given after the warrants become exercisable, if the reported last sale price of the common stock equals or exceeds $2,160.00 per share (as adjusted for stock dividends, sub-divisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after the warrants become exercisable and ending on the third trading day before the Company sends the notice of redemption to the warrant holders. Upon issuance of a redemption notice by the Company, the warrant holders may, at any time after the redemption notice, exercise the public warrants on a cashless basis.

The Company accounts for the Public Warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.

The accounting treatment of derivative financial instruments in accordance with ASC 815, Derivatives and Hedging, requires that the Company record a derivative liability upon the closing of the FLAG Merger. Accordingly, the Company classifies each warrant as a liability at its fair value and the warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

On October 17, 2024, the Company received notice from the NYSE that the Company’s Public Warrants to purchase common stock are no longer suitable for listing pursuant to Section 1001 of the NYSE American Company Guide due to the low trading price of such public warrants, and that the NYSE Regulation has determined to commence proceedings to delist the public warrants. The Public Warrants may be traded on the OTC Pink Marketplace under the symbol CLDWW.

(3)	During the year ended December 31, 2024, Series A warrants to purchase 60,418 shares of common stock were exercised at $18.24 per share and the Company received gross proceeds of approximately $1.1 million.

(4)	Series B warrants to purchase 22,275 shares of common stock were exercised at a reduced exercise price of $24.00 in connection with the May Inducement Offer. Pursuant to the issuance of common stock per the Series B warrant exercises, the Company received gross proceeds of approximately $0.5 million. During the year ended December 31, 2024, Series B warrants to purchase 68,335 shares of common stock were exercised at $18.24 per share and the Company received gross proceeds of approximately $1.2 million.

(5)	During the year ended December 31, 2024, Series B-1 warrants to purchase 27,082 shares of common stock were exercised at $18.24 per share and the Company received gross proceeds of approximately $0.5 million.

(6)	In connection with the May Inducement Offer, Series C-1 warrants to purchase 4,167 shares of common stock were exercised at $24.00 per share and the Company received gross proceeds of approximately $0.1 million. During the year ended December 31, 2024, Series C-1 warrants to purchase 47,936 shares of common stock were exercised at $18.24 per share and the Company received gross proceeds of approximately $0.9 million.

(7)	The Series D Warrants were issued as additional consideration to the Holders as part of the May Inducement Offer. The fair value of the Series D Warrants totaling $1.7 million was recorded as a deemed dividend to the warrant holders, and accordingly was treated as a reduction from total loss attributable to common stockholders in the calculations of net loss per share in the unaudited condensed consolidated statements of operations.

(8)	During the six months ended June 30, 2025, Pre-funded Series G warrants to purchase 227,334 shares of common stock were exercised at $0.012 per share and the Company received gross proceeds of approximately $3,000.

The following table summarizes the Company’s aggregate warrant activity for the six months ended June 30, 2025.

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding at January 1, 2025	910,299	$185.16	3.63
Issued	777,806
Exercised	—
Cancelled	—
Outstanding at March 31, 2025	1,688,105	$103.68	4.13
Issued	—
Exercised	(227,334)
Expired	(57,451)
Outstanding at June 30, 2025	1,403,320	$122.70	4.80

The following table summarizes the Company’s aggregate warrant activity for the six months ended June 30, 2024.

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding at January 1, 2024	111,772	$1,380.00	4.72
Issued	3,334
Exercised	—
Expired	—
Outstanding at March 31, 2024	115,106	$1,345.20	4.47
Issued	633,249
Exercised	(93,317)
Expired	—
Outstanding at June 30, 2024	655,038	$284.40	3.46

F-26

9. Stock-Based Compensation

Equity Incentive Plans

Upon completion of the Business Combination on September 12, 2023, the Company adopted the 2023 Equity Incentive Plan (the “2023 Plan”). The 2023 Plan reserved the right for the Compensation Committee or by the Board of Directors acting as the Compensation Committee, as the administrator of the plan (the “Administrator”) to issue up to 32,815 equity awards, including stock options (“Options”), restricted stock awards (“Restricted Stock”), dividend equivalents awards, stock payment awards, restricted stock units (“RSUs”) and/or stock appreciation rights (“SARs”, together with Options, Restricted Stock and RSUs, “Awards”), according to its discretion. On July 9, 2025, the Company’s stockholders approved an amendment to the 2023 Plan to increase the aggregate number of shares of common stock authorized for grant under the 2023 Plan from 32,815 to 282,815. Awards may be granted under the 2023 Plan to our employees, directors, and consultants. As of June 30, 2025, the Administrator has issued RSUs and stock options under the 2023 Plan.

Under the 2023 Plan, Awards may vest and thereby become exercisable or have restrictions on forfeiture lapse on the date of grant or in periodic installments or upon the attainment of performance goals, or upon the occurrence of specified events depending on the Administrator’s discretion. The Administrator has broad authority to determine the terms and conditions of any Award granted pursuant to the 2023 Plan including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof as the Administrator, in its sole discretion may determine.

No Awards may be granted under the 2023 Plan with a term of more than ten years and no Awards granted may be exercised after the expiration of ten years from the date of grant.

On July 15, 2024, the Company effected a 1-for-10 Reverse Stock Split. As a result, proportionate adjustments were made to the per share exercise price and the number of shares of Common Stock that may be purchased upon exercise of outstanding stock options granted by the Company, and the number of shares of Common Stock reserved for future issuance under the Company’s 2023 Equity Incentive Plan. All stock option activity presented in these statements has been retrospectively adjusted to reflect the Reverse Stock Split.

On August 4, 2025, the Company effected a 1-for-12 Reverse Stock Split. As a result, proportionate adjustments were made to the per share exercise price and the number of shares of Common Stock that may be purchased upon exercise of outstanding stock options granted by the Company, and the number of shares of Common Stock reserved for future issuance under the Company’s 2023 Equity Incentive Plan. All stock option activity presented in these statements has been retrospectively adjusted to reflect the Reverse Stock Split. Trading of the Company’s shares of Common Stock on the NYSE American, LLC commenced on a split-adjusted basis on August 5, 2025.

2023 Employee Stock Purchase Plan (“ESPP”)

On August 28, 2023, the Company approved the 2023 Employee Stock Purchase Plan, hereinafter the 2023 ESPP, which became effective on the consummation of the FLAG Merger. Under the 2023 ESPP, eligible employees may purchase a limited number of shares of common stock at a discount of up to 15% of the market value of such stock at pre-determined and plan-defined dates. There have been no shares issued under the 2023 ESPP to date.

Stock Options

Options granted under the 2023 Plan may be either “incentive stock options” within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or “non-qualified” stock options that do not qualify incentive stock options. Incentive stock options may be granted only to the Company’s employees and employees of domestic subsidiaries, as applicable. The exercise price of stock options shall be equal to or greater than the fair market value of common stock on the date the option is granted. In the case of an optionee who, at the time of grant, owns more than 10% of the combined voting power of all classes of stock, the exercise price of any incentive stock option must be at least 110% of the fair market value of the common stock on the grant date, and the term of the option may be no longer than five years. The aggregate fair market value of common stock (determined as of the grant date of the option) with respect to which incentive stock options become exercisable for the first time by an optionee in any calendar year may not exceed $0.1 million, otherwise it will be classified as a Non-Qualified Stock Option.

F-27

The exercise price of an option may be payable in cash or in common stock, or in a combination of cash and common stock, or other legal consideration for the issuance of stock as the Board or Administrator may approve.

Generally, options vest over four years and will be exercisable only while the optionee remains an employee, director or consultant, or during the three months thereafter, but in the case of the termination of an employee, director, or consultant’s services due to death or disability, the period for exercising a vested option shall be extended to the earlier of twelve months after termination or the expiration date of the option.

Employee Benefit Plans Securities Registration Statement

On October 1, 2024, the Company filed a Registration Statement on Form S-8, which includes a Reoffer Prospectus which may be used for reoffers and resales of shares of the Company. The Reoffer Prospectus covers the shares issuable to the holders pursuant to awards granted by the Company under the Calidi 2023 Equity Incentive Plan. The Company will not receive any proceeds from the sale of the shares offered by the Reoffer Prospectus.

Option Awards Activity

A summary of the 2023 Plan option activity and related information follows (in thousands except weighted average exercise price):

	Number of Options Outstanding	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2025	77	$220.92	5.67	$5
Options granted	61	5.66
Options exercised	—
Options forfeited or cancelled	(7)	232.04
Outstanding at June 30, 2025	131	$118.80	7.43	$—
Exercisable at June 30, 2025	59	$228.52	4.77	$—

Restricted Stock Units

A summary of the 2023 Plan restricted stock unit (RSU) activity and related information follows (in thousands except weighted average grant date fair value):

	Number of Units Outstanding	Weighted Average Grant-Date Fair Value
Balance at January 1, 2025	2	$13.80
Vested and released	(2)	13.80
Balance at June 30, 2025	—	$—

The Company recorded stock-based compensation expense in the following categories on the accompanying unaudited condensed consolidated statements of operations for the periods presented (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Research and development	$111	$203	$258	$406
General and administrative	411	548	871	1,233
Total stock-based compensation expense	$522	$751	$1,129	$1,639

F-28

On January 18, 2023, the Board approved a repricing of approximately 0.2 million stock options previously granted at an exercise price of $1,112.40 per share to the then current fair value of $853.20 per share pursuant to an updated valuation report. The three and six months ended June 30, 2025 includes a noncash compensation charge of approximately $16,000 and $33,000, in connection with this repricing. The three and six months ended June 30, 2024 include a noncash compensation charge of approximately $18,000 and $39,000, respectively, in connection with this repricing. The stock option repricing and the acceleration of vesting were accounted for as a modification.

As of June 30, 2025, the total unamortized stock-based compensation expense related to stock options was approximately $1.6 million, expected to be amortized over an estimated weighted average life of 1.5 years. The weighted-average estimated fair value of stock options with service-conditions granted during the three months ended June 30, 2025 and 2024 was $4.23 and $17.64 per share, respectively, and during the six months ended June 30, 2025 and 2024 was $4.25 and $21.84 per share, respectively, using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Expected volatility	87.2%	87.0 - 87.6%	87.0%	84.8 - 88.5%
Risk-free interest rate	3.90%	4.50%	4.06%	3.93 - 4.50%
Expected option life (in years)	6.08	6.02 - 6.08	6.03	3.50 - 6.10
Expected dividend yield	0.0%	0.0%	0.0%	0.0%

The Company does not recognize deferred income taxes for incentive stock option compensation expense and records a tax deduction only when a disqualified disposition has occurred.

10. Income Taxes

The provision for income taxes for interim periods is determined using an estimated annual effective tax rate. The effective tax rate may be subject to fluctuations during the year as new information is obtained, which may affect the assumptions used to estimate the annual effective tax rate, including factors such as valuation allowances against deferred tax assets, the recognition or de-recognition of tax benefits related to uncertain tax positions, if any, and changes in or the interpretation of tax laws in jurisdictions where the Company conducts business.

For the three and six months ended June 30, 2025 and 2024, the Company did not record any federal or state income tax provision or benefit due to net losses incurred for all periods presented. The Company’s net deferred tax assets generated mainly from net operating losses are fully offset by a valuation allowance as the Company believes it is not more likely than not that the benefit will be realized. StemVac’s income tax provision in Germany for all periods presented was insignificant.

11. Commitments and Contingencies

Operating and Financing Leases

On October 10, 2022, the Company entered into an Office Lease Agreement (the “San Diego Lease”) of a building containing 15,197 square feet of rentable space located in San Diego, California (the “Premises”) that will serve as the Company’s new principal executive and administrative offices and laboratory facility. The Company completed constructing tenant improvements at the Premises on February 27, 2023, and moved into the Premises by end of March 2023.

F-29

To secure and execute the San Diego Lease, Mr. Allan Camaisa provided a personal Guaranty of Lease of up to $0.9 million (the “Guaranty”) to the lessor for the Company’s future performance under the San Diego Lease agreement. As consideration for the Guaranty, the Company agreed to pay Mr. Camaisa 10% of the Guaranty amount for the first year of the San Diego Lease, and 5% per annum of the Guaranty amount thereafter through the life of the lease, with all amounts accrued and payable at the termination of the San Diego Lease or release of Mr. Camaisa from the Guaranty by the lessor, whichever occurs first.

The San Diego Lease has an initial term of 48 calendar months, from the first day of the first full month following which the “Commencement Date” occurs (the “Term”), which was March 1, 2023.

Beginning on the Commencement Date, the Company pays base monthly rent in the amount of $0.1 million during the first 12 months of the Term, plus a management fee equal to 3.0% of base rent. Base monthly rent will increase annually, over the base monthly rent then in effect, by 3.0%.

In addition to base monthly rent and management fees, the Company will pay in monthly installments its share of (a) all costs and expenses, other than certain excluded expenses, incurred by the lessor in each calendar year in connection with operating, maintaining, repairing (including replacements if repairs are not feasible or would not be effective) and managing the Premises and the building in which the Premises are located (“Expenses”), and (b) all real estate taxes and assessments on the Premises and the building in which the Premises are located, all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Premises (“Taxes”).

Upon execution of the San Diego Lease, the Company provided the lessor a payment of $0.1 million as first month base rent and prepaid operating expenses, and a letter of credit in the amount of $0.1 million issued by a bank in the name of the lessor. To obtain the letter of credit, the Company has provided the issuing bank with a restricted cash deposit that the bank will hold to cover its obligation to pay any draws on the letter of credit by the lessor. The restricted cash may not be used for any other purpose (see Note 2). The prepaid rent was included in the initial accounting of the San Diego Lease, as presented in the tables below.

On April 1, 2022, StemVac entered into an office lease which includes laboratory space which expires on March 31, 2027, with monthly payments of €4,047 Euros per month. On July 1, 2025, StemVac entered into a finance lease agreement for laboratory equipment with an initial term that expires on May 31, 2029, with monthly payments of approximately €2,976 Euros per month. The lease commencement date was June 1, 2025. The lease agreement includes an option to renew the lease for an additional twelve months, which must be exercised by providing six months’ prior notice before the end of the initial lease term; however, the Company is not reasonably certain to extend the initial lease term and therefore additional lease payments associated with the automatic renewal are excluded from the lease term. The lease also contains a purchase option that the Company is not reasonably certain to exercise at the lease commencement date.

Operating lease expense recognized during the three months ended June 30, 2025 and 2024 was approximately $0.4 million, and during the six months ended June 30, 2025 and 2024 was approximately $0.8 million.

The Company is also party to certain financing leases for machinery and equipment (see Note 5).

The following table presents supplemental cash flow information related to operating and financing leases for the periods presented (in thousands):

	Six Months Ended June 30,
Cash paid for amounts included in the measurement of lease liabilities:	2025	2024
Operating cash flows from operating leases	$730	$707
Operating cash flows from financing leases	$12	$16
Financing cash flows from financing leases	$34	$45

The following table presents supplemental balance sheet information related to operating and financing leases for the periods presented (in thousands, except lease term and discount rate):

	June 30, 2025	December 31, 2024
	(Unaudited)
Operating leases
Right-of-use assets, net	$2,333	$2,934
Right-of-use lease liabilities, current	$1,304	$1,204
Right-of-use lease liabilities, noncurrent	993	1,845
Total operating lease liabilities	$2,297	$3,049
Financing Leases
Machinery and equipment, gross	$779	$588
Accumulated depreciation	(402)	(333)
Machinery and equipment, net	$377	$255
Current liabilities	$113	$66
Noncurrent liabilities	226	145
Total financing lease liabilities	$339	$211
Weighted average remaining lease term
Operating leases	1.7 years	2.2 years
Financing leases	3.2 years	3.2 years
Weighted average discount rate
Operating leases	11.71%	11.75%
Financing leases	9.18%	12.13%

The following table presents future minimum lease commitments as of June 30, 2025 (in thousands):

	Operating Leases	Financing Leases
Year Ending December 31,
2025 (July – December)	$738	$71
2026	1,512	132
2027	295	94
2028	2	76
2029	—	17
2030 and thereafter	—	—
Total minimum lease payments	2,547	390
Less: amounts representing interest	(250)	(51)
Present value of net minimum lease payments	$2,297	339

Litigation — General

The Company is subject to various claims and contingencies in the ordinary course of its business, including those related to litigation, business transactions, employee-related matters, and other matters. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. If it is probable that a loss will result and the amount of the loss can be reasonably estimated, the Company will record a liability for the loss. If the loss is not probable or the amount of the loss cannot be reasonably estimated, the Company discloses the claim if the likelihood of a potential loss is reasonably possible, and the amount involved could be material. The Company expenses the costs related to legal proceedings as incurred. See other legal matters discussed below. Other than the matters discussed below, the Company is not currently party to any material legal proceedings.

F-30

Legal Proceedings

Former Chief Accounting Officer and Interim Chief Financial Officer

On November 15, 2023, Tony Kalajian, the Company’s prior Chief Accounting Officer and interim Chief Financial Officer, filed a complaint in the Superior Court of the State of California County of San Diego against the Company, Mr. Camaisa, the Company’s director and former Chief Executive Officer, and Ms. Pizarro, the Company’s Chief Corporate Development Officer and Chief Legal Officer, alleging defamation and constructive discharge of Mr. Kalajian’s position of Chief Accounting Officer and interim Chief Financial Officer (Case No. 37-2023-00049813-CU-DF-CTL) (the “Primary Case”). Mr. Kalajian is seeking $0.6 million in damages under his employment contract, damages to be proven at trial, punitive damages, and attorney’s fees.

The Company successfully moved to disqualify Mr. Kalajian’s previous counsel which is now on appeal. It also filed a claim against Mr. Kalajian in arbitration for breach of fiduciary duty, constructive fraud, conversion, and declaratory relief relating to bonuses Mr. Kalajian caused to be paid to himself and the accounting team. Due to the appeal, the Court in November 2024, issued a discretionary stay on this case and all related cases, as described below. The stay was lifted in March 2025 by stipulation when Mr. Kalajian engaged new counsel in connection with the proceedings.

The Company denies the allegations and, along with the director and named officer, continues to vigorously defend the lawsuit and related claims, prosecute its claims against Mr. Kalajian, and seek recovery of a $150,000 bonus Mr. Kalajian approved to be paid to himself without first obtaining proper authorization by the Company’s Board of Directors. No trial date is scheduled. Discovery and regular law and motion have commenced. At this time, the Company is unable to evaluate the outcome of this case or estimate the amount or range of potential loss.

On February 29, 2024, Mr. Kalajian filed a Petition for Writ of Mandate in the Superior Court of California, County of San Diego, seeking to compel the production of certain corporate records from the Company. This case is deemed related to the Primary Case above and was dismissed by stipulation in March 2025.

On May 1, 2024, Mr. Kalajian filed a complaint in the Superior Court of the State of California, County of San Diego against the Company alleging intentional conversion and violation of Section 158 of the Delaware General Corporations Code due to the Company’s failure to remove a restrictive legend from 1,162 shares of the Company’s Common Stock. Mr. Kalajian is seeking compensatory damages to be proven at trial, punitive damages and attorney’s fees, and an order requiring removal of the restrictive legend from his share certificates. The Company intends to vigorously defend itself. This case is deemed related to and consolidated with the Primary Case above. No trial date is scheduled.

Former Executive Assistant

In July 2025, the Company filed a lawsuit in San Diego Superior Court against a former executive assistant alleging breach of fiduciary duty to the Company and misappropriation and improper disclosure of confidential and proprietary information in violation of her proprietary information and inventions agreement and severance agreement with the Company (Case No. 25CU034887C). The Company is seeking injunctive relief and damages. The case is in its early stages, and the outcome is uncertain. Management does not currently expect this matter to have a material adverse effect on the Company’s financial condition or results of operations.

Securities Matter

On October 29, 2024, Mr. Yian Zeng filed a complaint against the Company related to securities fraud in violation of the California Corporations Code, breach of covenant of good faith and fair dealing, unjust enrichment, restitution, breach of fiduciary duty, and constructive fraud in US District Court, Southern District of California (Case Number 3:24-cv-02026-H-KSC). The Company vigorously opposes this case and categorically denies all claims. On April 9, 2025, the parties engaged in a mandatory settlement conference which resulted in no resolution of the case. Discovery has commenced. No trial date has been set. At this time, the Company is unable to evaluate the outcome of this case or estimate the amount or range of potential loss.

Employment Contracts

The Company has entered into employment and severance benefit contracts with certain executive officers and other employees. Under the provisions of the contracts, the Company may be required to incur severance obligations for matters relating to changes in control, as defined, and certain terminations of those executives and employees. As of June 30, 2025 and December 31, 2024, the Company had not accrued any such benefits except for the severance accrual for Mr. Ng discussed below.

F-31

Manufacturing and Other Supplier Contracts

The Company has entered into certain manufacturing and other supplier agreements with vendors principally for manufacturing drug product for clinical trials and continued development of the CLD-101 and CLD-201 programs.

As of June 30, 2025, and December 31, 2024, the remaining expected commitments are approximately $0.5 million and $0.3 million, respectively.

License Agreements with Northwestern University

On June 7, 2021, the Company entered into a License Agreement with Northwestern University (“Northwestern”) (the “Northwestern Agreement”) for the exclusive commercialization rights to the investigational new drug (“IND”) and data generated from Northwestern’s phase 1 clinical trial treating brain tumor patients with an engineered oncolytic adenovirus delivered by neural stem cells (“NSC-CRAd-S-pk7”). Under the Northwestern Agreement, among other rights, Northwestern granted to the Company a worldwide, twelve-year exclusivity for the commercial development of NSC-CRAd-S-pk7 or other oncolytic viruses for therapeutic and preventive uses in oncology and a right of reference to Northwestern’s IND application which relates to the treatment of newly diagnosed HGG.

Pursuant to the Northwestern Agreement, the Company agreed to a best-efforts commitment to fund up to $10 million towards a phase 2 clinical trial of NSC-CRAd-S-pk7 or other oncolytic viruses. Subject to the terms and conditions of the Northwestern Agreement, Northwestern may become entitled to receive contingent payments from the Company based on (i) sublicense royalty payments of double-digit percentage for any sublicensing revenue that the Company earns, if any, and, (ii) in the event of an assignment or transfer of licensed data, with the consent of Northwestern, a small percentage of the fair market value of any consideration received.

On October 14, 2021, the Company entered into a Material License Agreement with Northwestern to license the NSC-CRAd-S-pk7 oncolytic virus materials which the Company intends to use to continue advancing its research, development and commercialization efforts of the NNV1 and NNV2 programs.

On December 15, 2024, the Company entered into an Investigator-Initiated Clinical Trial Agreement for Northwestern to conduct a clinical trial (the “CTA”) under the protocol referenced “A Phase I Study of Repeated Neural Stem Cell Based Virotherapy in Combination with N-Acetylcysteine amid and Standard Radiation and Chemotherapy for Newly Diagnosed High Grade Glioma” (the “Study”). In connection with the Study, Northwestern granted the Company a non-exclusive, transferable and sublicensable license to use all available de-identified data collected from the Study, including, but not limited to, survival data, patient pathology, and immune studies data.

In consideration of the data use license granted by Northwestern to the Company under the CTA, the Company shall pay Northwestern the following: a non-creditable and non-refundable one-time milestone payment of $0.3 million upon reaching an aggregate of $2.0 million of net sales of a licensed product; (b) a non-creditable and nonrefundable one-time milestone payment of $0.5 million upon reaching an aggregate of $10.0 million of net sales of a licensed product; and (c) sublicensing royalty of 20% of any sublicensing revenue resulting from the grant of rights hereunder. This sublicensing royalty shall be cumulative, meaning it shall be imposed only once with respect to a single unit of sublicensing revenue, regardless of whether the sublicensing revenue derives from the CTA, or the June 7, 2021 Northwestern Agreement described above, or both.

The CTA shall terminate upon the completion of the parties’ Study-related activities. Either party has the right to terminate the Study upon 30 days prior written notice to the other. The Study may also be terminated immediately at any time for cause, which includes the following: material breach, which cannot be cured, by either party of the terms and conditions of the CTA.

As of the date of issuance of these unaudited condensed consolidated financial statements, it is not probable that the Company will make these payments, if any at all. The Company will record the contingent payments if and when they become payable, in accordance with the applicable guidance.

F-32

License Agreement with City of Hope and the University of Chicago

On July 22, 2021, the Company entered into an Exclusive License Agreement with City of Hope (“COH”) and the University of Chicago (the “City of Hope Agreement”) for patents covering cancer therapies using an oncolytic adenovirus loaded into allogeneic neural stem cells for treatment of HGG. Pursuant to the City of Hope Agreement, COH transferred its IND to the Company for the commercial development of a licensed product, as defined in the City of Hope Agreement. This agreement grants to the Company commercial exclusivity in using neural stem cells with the adenovirus known as CRAd-S-pk7 for oncolytic virotherapy.

The City of Hope Agreement provides for the Company to pay royalties in low single digit percentage of net sales generated for any product of the licensed patents for specific periods, and to pay up to $18.7 million if certain milestones are achieved during the clinical trials and post commercialization of the licensed product.

As of the date of the issuance of these unaudited condensed consolidated financial statements, it is not probable that the Company will make these payments. The Company will record the contingent payments if and when they become payable, in accordance with the applicable guidance.

Indemnification

In the normal course of business, the Company may provide indemnification of varying scope under the Company’s agreements with other companies or consultants, typically the Company’s clinical research organizations, investigators, clinical sites, suppliers and others. Pursuant to these agreements, the Company will generally agree to indemnify, hold harmless, and reimburse the indemnified parties for losses and expenses suffered or incurred by the indemnified parties arising from claims of third parties. Indemnification provisions could also cover third party infringement claims with respect to patent rights, copyrights, or other intellectual property pertaining to the Company. The Company’s office and laboratory facility leases also will generally contain indemnification obligations, including obligations for indemnification of the lessor for environmental law matters and injuries to persons or property of others, arising from the Company’s use or occupancy of the leased property. The term of these indemnification agreements will generally continue in effect after the termination or expiration of the particular research, development, services, lease, or other agreement to which they relate. The potential future payments the Company could be required to make under these indemnification agreements will generally not be subject to any specified maximum amounts. Historically, the Company has not been subject to any claims or demands for indemnification. The Company also maintains various liability insurance policies that limit the Company’s financial exposure. As a result, the Company’s management believes that the fair value of these indemnification agreements is minimal. Accordingly, the Company has not recorded any liabilities for these agreements as of June 30, 2025 and December 31, 2024.

Separation Agreement with Chief Operating Officer and President

On June 23, 2023, the Company entered into a Separation and Release Agreement (“Separation Agreement”) with George Ng, Chief Operating Officer and President, effective on that date. In accordance with the provisions of the Separation Agreement, the Company will pay Mr. Ng in the amount of $0.5 million payable in a lump sum due one year after the effective date, and in the event that this amount is not paid when due, the unpaid amount will accrue interest at the rate of 8.0% per annum to be paid no later than the two year anniversary of the effective date. The Company also paid for certain benefits, including healthcare for six months following the effective date.

In June 2024, the Company made a payment of $50,000 and executed an Amendment to extend the due date to January 2025. The liability was settled in full in January 2025.

Settlement, Deferral or Payment of Deferred Compensation of Certain Executives and a Director

On August 31, 2023, Mr. Camaisa, Chief Executive Officer of the Company, and Mr. Leftwich, a director of the Company, entered into certain amendments with respect to their deferred compensation arrangements in connection with the FLAG Merger. Mr. Camaisa agreed to settle approximately $0.7 million of deferred compensation with 46,972 FLAG warrants which were issued at the closing of the FLAG Merger in September 2023, and Mr. Leftwich agreed to defer approximately $0.5 million of deferred compensation, combined with the deferral of certain term notes discussed above, to January 1, 2025, which include accrued interest at 24% per annum payable at maturity. All notes and deferred compensation of Mr. Leftwich were amended on August 12, 2024, to reduce the interest rate to 14% per annum. This deferred compensation was included in accrued expenses and other current liabilities in the unaudited condensed consolidated balance sheet at December 31, 2024. On January 3, 2025, $0.6 million of deferred compensation and accrued interest which were due to Mr. Leftwich was settled in its entirety.

Standby Equity Purchase Agreement

On December 10, 2023, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd., a Cayman Island exempt limited partnership (“Yorkville”). Pursuant to the SEPA, the Company will have the right, but not the obligation, to sell to Yorkville up to $25.0 million of its shares of Common Stock, par value $0.0001 per share, at the Company’s request any time during the 36 months following the execution of the SEPA. The maximum advance under the SEPA is the lower of (i) an amount equal to 100% of the average of the daily traded amount during the five consecutive trading days immediately preceding an advance notice, or (ii) 41,667 shares. For the SEPA to be utilized, the shares underlying the agreement need to be registered on a Form S-1 filed with the SEC.

As consideration for Yorkville’s commitment to purchase the Common Stock at the Company’s direction upon the terms and subject to the conditions set forth in the SEPA, upon execution of the SEPA, the Company paid a structuring fee of $25,000 to an affiliate of Yorkville and issued 1,157 shares of Common Stock to Yorkville (the “Commitment Fee Shares”). The Commitment Fee Shares were determined by dividing $0.3 million by the lowest daily VWAP of the Common Stock during the 10 Trading Days immediately prior to December 10, 2023.

On January 23, 2025, the Company delivered to Yorkville a Notice of Termination of the SEPA, dated as of December 10, 2023, by and between the Company and Yorkville. Termination of the SEPA became effective as of January 23, 2025, as mutually agreed by the Company and Yorkville.

At the time of the termination, there were no outstanding borrowings, advance notices or shares of common stock to be issued under the SEPA.

F-33

12. Subsequent Events

2025 Reverse Stock Split

On August 1, 2025, the Company filed a Second Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to effect a 1-for-12 reverse stock split of the shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), effective on August 4, 2025 (the “2025 Reverse Stock Split”). As a result of the 2025 Reverse Stock Split, every twelve shares of issued and outstanding Common Stock were automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share. No fractional shares were issued as a result of the 2025 Reverse Stock Split, and any fractional shares that would otherwise have resulted from the 2025 Reverse Stock Split were rounded up to the next whole number. The number of authorized shares of Common Stock under the Company’s Second Amended and Restated Certificate of Incorporation, as amended, remained unchanged. Trading of the Company’s shares of Common Stock on the NYSE American, LLC commenced on a split-adjusted basis on August 5, 2025.

All references to share and per share amounts for all periods presented in the unaudited condensed consolidated financial statements have been retrospectively restated to reflect this 2025 Reverse Stock Split.

Material Definitive Agreement

On July 9, 2025, Calidi entered into an inducement offer letter agreement (the “Inducement Letter”) with 7 holders of the Company’s existing Series A warrants (“Series A Warrants”), Series B-1 warrants (“Series B-1 Warrants”), Series C-1warrants (“Series C-1 Warrants”), Series D warrants, (“Series D Warrants”), Series E warrants (“Series E Warrants”), and Series F warrants (“Series F Warrants” and together with the Series A Warrants, Series B-1 Warrants, Series C-1 Warrants, Series D Warrants, and Series E Warrants, the “Existing Warrants”), which each of the Series A Warrants, the Series B-1 Warrants and the Series C-1 Warrants were issued pursuant to that certain Securities Purchase Agreement, dated April 16, 2024, the Series D Warrants were issued pursuant to that certain Letter Agreement dated May 31, 2024, and the Series E Warrants and Series F Warrants were issued pursuant to that certain Securities Purchase Agreement dated October 23, 2024. Pursuant to the Inducement Letter, such warrant holders immediately exercised some or all of their respective outstanding Series A Warrants, Series B-1 Warrants, Series C-1 Warrants, Series D Warrants, Series E Warrants, and Series F Warrants to purchase up to an aggregate of 549,596 shares of common stock, at a reduced exercise price of $8.40. The gross proceeds to the Company from the exercise of the Existing Warrants were $4.6 million, prior to deducting placement agent fees and estimated offering expenses.

In consideration for the immediate exercise of some or all of the Existing Warrants for cash, the Company agreed to issue unregistered new Series H common stock purchase warrants (“New Series H Warrants”) to purchase up to 549,587 shares of common stock. The New Series H Warrants have an exercise price of $8.40 per share, will be initially exercisable on the 6 month anniversary of the issuance date and will have a term of 5.5 years from the issuance date.

The shares of the Company’s common stock underlying the Series A Warrants, Series B-1 Warrants, and the Series C-1 Warrants have been registered pursuant to an existing registration statement on Form S-1, as amended (File No.: 333-276741) declared effective by the Securities and Exchange Commission (the “SEC”) on April 15, 2024. The shares of the Company’s common stock underlying the Series D Warrants, Series E Warrants and Series F Warrants have been registered pursuant to an existing registration statement on Form S-1, as amended (File No.: 333-283741) declared effective by the SEC on December 27, 2024. The shares of our common stock underlying the New Series H Warrants have been registered pursuant to a registration statement on Form S-1 (File No.: 333-288529) declared effective on July 11, 2025.

2023 Plan

On July 9, 2025, the Company’s stockholders approved an amendment to the 2023 Plan to increase the aggregate number of shares of common stock authorized for grant under the 2023 Plan from 32,815 to 282,815.

Executive Position Elimination

On July 24, 2025, the Compensation Committee of the Company approved the elimination of the position of President, Medical and Scientific Affairs (the “Position”), held by Dr. Boris Minev (the “Executive”). As a result, the Executive ceased to serve as an executive officer and a Section 16 officer of the Company, effective July 29, 2025. The Company expects to enter into a Separation and General Release of Claims Agreement with Dr. Minev, and, to the extent any such agreement is entered into, the Company will file a Current Report on Form 8-K disclosing the material terms of such arrangement. The Position has been eliminated as part of the Company’s ongoing review of its organizational structure and cost optimization efforts and not as a result of any disagreement between Dr. Minev and the Company or its board of directors or any matter relating to the Company’s operations, policies, or practices. Dr. Guy Travis Clifton, the Company’s Chief Medical Officer, Consultant and Advisor, will assume Dr. Minev’s responsibilities.

F-34

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Calidi Biotherapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Calidi Biotherapeutics, Inc. (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, comprehensive loss, convertible preferred stock and total equity (deficit) and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum LLP

We have served as the Company’s auditor since 2022

Costa Mesa, California
March 31, 2025 (except for the effects of the reverse stock-split described in Note 1, as to which the date is August 15, 2025)

F-35

CALIDI BIOTHERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for par value data)

	December 31,
	2024	2023

ASSETS
CURRENT ASSETS
Cash	$9,591	$1,949
Prepaid expenses and other current assets	636	2,354
Total current assets	10,227	4,303
NONCURRENT ASSETS
Machinery and equipment, net	869	1,270
Operating lease right-of-use assets, net	2,934	4,073
Other noncurrent assets	152	373
TOTAL ASSETS	$14,182	$10,019
LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$2,072	$2,796
Related party accounts payable	2	81
Accrued expenses and other current liabilities	1,858	4,896
Related party accrued expenses and other current liabilities	480	536
Term notes payable, net of discount, including accrued interest	251	529
Related party term notes payable, net of discount, including accrued interest	2,702	278
Related party bridge loan payable, including accrued interest	223	—
Related party other current liability	638	—
Finance lease liability, current	66	81
Operating lease right-of-use liability, current	1,204	1,035
Total current liabilities	9,496	10,232
NONCURRENT LIABILITIES
Operating lease right-of-use liability, noncurrent	1,845	3,037
Finance lease liability, noncurrent	145	216
Promissory note	600	—
Related party term notes payable, net of discount, including accrued interest	—	2,060
Other noncurrent liabilities	—	1,500
Related party other noncurrent liabilities	—	538
Warrant liability	119	623
Related party warrant liability	9	48
TOTAL LIABILITIES	12,214	18,254
Commitments and contingencies (Note 11)
TOTAL EQUITY (DEFICIT)
Common stock, $0.0001 par value, 330,000 shares authorized; 1,730 and 296 shares issued and outstanding as of December 31, 2024 and 2023, respectively	—	—
Additional paid-in capital	123,277	91,384
Accumulated other comprehensive loss, net of tax	(28)	(47)
Accumulated deficit	(121,715)	(99,572)
Total stockholders’ equity (deficit)	1,534	(8,235)
Noncontrolling interest	434	—
Total equity (deficit)	1,968	(8,235)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$14,182	$10,019

The accompanying notes are an integral part of these consolidated financial statements.

F-36

CALIDI BIOTHERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2024	2023
OPERATING EXPENSES
Research and development	$(8,878)	$(13,008)
General and administrative	(12,898)	(15,984)
Total operating expense	(21,776)	(28,992)
Loss from operations	(21,776)	(28,992)
OTHER INCOME (EXPENSES), NET
Interest expense	(372)	(329)
Interest expense – related party	(561)	(740)
Series B convertible preferred stock financing costs – related party	—	(2,680)
Change in fair value of debt, other liabilities, and derivatives	285	(200)
Change in fair value of debt, other liabilities, and derivatives – related party	39	1,378
Grant income	181	2,885
Debt extinguishment	—	(139)
Debt extinguishment – related party	—	(332)
Other income (expense), net	9	(51)
Total other income (expenses), net	(419)	(208)
LOSS BEFORE INCOME TAXES	(22,195)	(29,200)
Income tax provision	(14)	(16)
NET LOSS	$(22,209)	$(29,216)
Net loss attributable to noncontrolling interest	(66)	—
NET LOSS ATTRIBUTABLE TO CONTROLLING INTEREST	(22,143)	(29,216)
Deemed dividend on warrants	(1,671)	—
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	(23,814)	(29,216)
Net loss per share; basic and diluted	$(35.70)	$(207.62)
Weighted average common shares outstanding; basic and diluted	667	141

The accompanying notes are an integral part of these consolidated financial statements.

F-37

CALIDI BIOTHERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year Ended December 31,
	2024	2023
NET LOSS	$(22,209)	$(29,216)
Other comprehensive income (expense), net of tax:
Foreign currency translation adjustment	19	(33)
COMPREHENSIVE LOSS	$(22,190)	$(29,249)
Comprehensive loss attributable to noncontrolling interest	(66)	—
COMPREHENSIVE LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(22,124)	$(29,249)

The accompanying notes are an integral part of these consolidated financial statements.

F-38

CALIDI BIOTHERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND TOTAL EQUITY (DEFICIT)

(In thousands, except share amounts)

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’	Non controlling	Total
	Shares	Amount	Capital	Income (Loss)	Deficit	Equity	Interest	Equity
Balance at December 31, 2023	296,019	$—	$91,384	$(47)	$(99,572)	$(8,235)	$—	$(8,235)

Issuance of common stock in lieu of cash for services	14,589	—	369	—	—	369	—	369
Issuance of common stock in lieu of cash for SEPA commitment fee	1,157	—	81	—	—	81	—	81
Issuance of common stock to Calidi stockholders as result of Merger	132	—	—	—	—	—	—	—
Financing fees	—	—	(327)	—	—	(327)	—	(327)
Issuance of common shares and pre-funded warrants through April Public Offering, net of financing costs	110,271	—	4,822	—	—	4,822	—	4,822
Issuance of common stock per Convertible Note conversion	176,731	—	3,071	—	—	3,071	—	3,071
Issuance of common shares through May Inducement Offer, net of financing costs	89,153	—	1,818	—	—	1,818	—	1,818
Exercise of common stock warrants	256,884	—	4,803	—	—	4,803	—	4,803
Exercise of pre-funded warrants	16,375	—	2	—	—	2	—	2
Issuance of restricted stock units for liability settlement	—	—	133	—	—	133	—	133
Issuance of common stock and warrants for legal settlement	1,667	—	308	—	—	308	—	308
Issuance of common stock for Reverse Stock Split fractional shares	6,621	—	—	—	—	—	—	—
Issuance of common stock and warrants per subscription agreement	58,235	—	1,000	—	—	1,000	—	1,000
Issuance of common stock and warrants for registered direct offering	170,834	—	1,631	—	—	1,631	—	1,631
Issuance of common stock through At the Market Offering	158,355	—	3,063	—	—	3,063	—	3,063
Issuance of common shares through November Public Offering, net of financing	369,823	—	6,662	—	—	6,662	—	6,662
Investment in Nova Cell	—	—	1,500	—	—	1,500	500	2,000
Restricted stock unit shares released	3,205	—	—	—	—	—	—	—
Stock-based compensation	—	—	2,957	—	—	2,957	—	2,957
Foreign currency translation adjustments	—	—	—	19	—	19	—	19
Net loss	—	—	—	—	(22,143)	(22,143)	(66)	(22,209)
Balance at December 31, 2024	1,730,051	$—	$123,277	$(28)	$(121,715)	$1,534	$434	$1,968

F-39

	Founders Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Non controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Interest	Deficit
Balance at December 31, 2022(1)	36,082	$1,354	14,973	$3,871	8,828	$4,376	71,521	$—	$19,930	$(14)	$(70,356)	—	$(50,440)
Conversion of preferred stock into common stock	(36,082)	(1,354)	(14,973)	(3,871)	(8,828)	(4,376)	59,883	—	9,601	—	—	—	9,601
Issuance of common stock with term notes as interest paid in kind and other	—	—	—	—	—	—	360	—	272	—	—	—	272
Issuance of common stock in lieu of cash per settlement agreement	—	—	—	—	—	—	13	—	11	—	—	—	11
Exercise of common stock options	—	—	—	—	—	—	1,650	—	281	—	—	—	281
Series B financing costs	—	—	—	—	—	—	—	—	2,680	—	—	—	2,680
Issuance of common stock for Calidi debt settlement in connection with Merger	—	—	—	—	—	—	3,232	—	2,234	—	—	—	2,234
Issuance of common stock for deferred compensation settlement in connection with Merger	—	—	—	—	—	—	391	—	333	—	—	—	333
Issuance of common stock to Calidi stockholders as result of Merger	—	—	—	—	—	—	139,744	—	56,101	—	—	—	56,101
Issuance of common stock to Non-Redemption and PIPE Agreement Investor in connection with Merger	—	—	—	—	—	—	10,891	—	2,763	—	—	—	2,763
Issuance of common stock under Forward Purchase Agreement in connection with Merger	—	—	—	—	—	—	8,334	—	4,520	—	—	—	4,520
Issuance of warrants for deferred compensation settlement in connection with Merger	—	—	—	—	—	—	—	—	705	—	—	—	705
Assumed liabilities from Merger	—	—	—	—	—	—	—	—	(6,831)	—	—	—	(6,831)
Assumed warrant liability from Merger	—	—	—	—	—	—	—	—	(3,389)	—	—	—	(3,389)
Financing fees in connection with Merger	—	—	—	—	—	—	—	—	(2,708)	—	—	—	(2,708)
Stock-based compensation	—	—	—	—	—	—	—	—	4,809	—	—	—	4,809
Issuance of restricted stock units for liability settlement	—	—	—	—	—	—	—	—	72	—	—	—	72
Foreign currency translation adjustments	—	—	—	—	—	—	—	—	—	(33)	—	—	(33)
Net loss	—	—	—	—	—	—	—	—	—	—	(29,216)	—	(29,216)
Balance at December 31, 2023	—	$—	—	$—	—	$—	296,019	$—	$91,384	$(47)	$(99,572)	—	$(8,235)

(1)	Retrospectively restated for reverse recapitalization.

F-40

CALIDI BIOTHERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(22,209)	$(29,216)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	402	392
Amortization of right of use assets	1,133	864
Amortization of debt discount and financing costs	45	432
Stock-based compensation	2,957	4,809
Change in fair value of debt, other liabilities, and derivatives	(324)	(1,178)
Series B convertible preferred stock financing costs	—	2,680
Debt extinguishment	—	471
Disposal of fixed assets	—	5
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	1,801	(2,219)
Accounts payable	(628)	(6,170)
Accrued expenses and other current liabilities	(1,854)	1,275
Other noncurrent liabilities	—	1,500
Operating lease right of use liability	(1,017)	(628)
Net cash used in operating activities	(19,694)	(26,983)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of machinery and equipment	(16)	(585)
Cash assumed in connection with the FLAG Merger	—	9
Security deposits, net	—	98
Net cash used in investing activities	(16)	(478)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Public Offerings	17,065	—
Proceeds from May Inducement Offer	2,140	—
Proceeds from issuance of noncontrolling interest in Nova Cell	2,000	—
Proceeds from issuance of Convertible Notes	3,000	—
Related party proceeds from issuance of bridge loans	200	—
Proceeds from issuance of promissory note	600	—
Proceeds from issuance of common shares and warrants per subscription agreement	1,000	—
Proceeds from exercise of pre-funded warrants	2	—
Proceeds from exercise of stock options	—	281
Proceeds from exercise of common stock warrants	4,803	—
Proceeds from issuance of Series B convertible preferred stock	—	9,590
Related party proceeds from issuance of Series B convertible preferred stock	—	14,907
Proceeds from Non-Redemption and PIPE Agreements	—	2,763
Proceeds from simple agreements for future equity (SAFE)	—	2,760
Proceeds from issuance of term notes payable	—	1,250
Related party proceeds from issuance of term notes payable	—	2,000
Repayment of convertible note payable	(1,500)	—
Repayment of principal on loan payable to bank	—	(1,000)
Repayment of principal on related party term notes payable	—	(950)
Repayment of principal on term notes payable	(300)	(300)
Repayment of financing lease obligations	(82)	(101)
Payment of financing costs	(1,554)	(2,156)
Payment of debt issuance costs	(9)	—
Net cash provided by financing activities	27,365	29,044
Effect of exchange rate changes on cash	(13)	(6)
NET INCREASE IN CASH AND RESTRICTED CASH	7,642	1,577
CASH AND RESTRICTED CASH BALANCE:
At beginning of the year	2,167	590
At end of the year	$9,809	$2,167
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$140	$404
Cash paid for income taxes	$14	$11
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING AND INVESTING ACTIVITIES
Issuance of common stock per convertible note conversion	$3,071	$—
Deemed dividend on warrants	$1,671	$—
Issuance of convertible note for legal settlement	$1,500	$—
Issuance of common stock in lieu of cash for services	$289	$—
Related party issuance of common stock in lieu of cash for services	$80	$—
Issuance of common stock and warrants for legal settlement	$308	$—
Debt discount on Convertible Notes	$109	$—
Issuance of common stock in lieu of cash for SEPA commitment fee	$81	$—
Financing fees	$(91)	$(2,604)
Issuance of restricted stock units for liability settlement	$133	$72
Issuance of common stock for deferred compensation settlement in connection with FLAG Merger	$—	$344
Issuance of warrants for deferred compensation settlement in connection with FLAG Merger	$—	$705
Issuance of common stock with term notes as interest paid in kind and other	$—	$272
Assumed liabilities from FLAG Merger	$—	$(6,813)
Assumed warrant liability from FLAG Merger	$—	$(3,389)
Issuance of common stock as a result of the FLAG Merger	$—	$56,090
Forward purchase agreement derivative asset	$—	$4,520
Issuance of common stock upon conversion of convertible preferred stock	$—	$9,601
Issuance of SAFE in lieu of cash for advisory services	$—	$166
Issuance of common stock for Calidi debt settlement in connection with FLAG Merger	$—	$2,234
Machinery and equipment acquired through financing leases	$—	$180

The accompanying notes are an integral part of these consolidated financial statements.

F-41

CALIDI BIOTHERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Nature of Operations

On September 12, 2023, First Light Acquisition Group, Inc., a Delaware corporation (“FLAG”) consummated a series of transactions that resulted in the merger of FLAG Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of FLAG and Calidi Biotherapeutics, Inc., a Nevada corporation (“Calidi” and the transactions the “Business Combination”). Following the consummation of the Business Combination, FLAG was renamed “Calidi Biotherapeutics, Inc.” and Calidi was renamed “Calidi Biotherapeutics (Nevada), Inc.” and became a wholly owned subsidiary of the Company. Unless the context otherwise requires, the “Company” refers to Calidi Biotherapeutics, Inc., a Delaware corporation (f/k/a First Light Acquisition Group, Inc., a Delaware corporation) and its consolidated subsidiaries.

The Company is a clinical stage immuno-oncology company that is developing proprietary allogeneic stem cell-based and enveloped platforms to potentiate and deliver oncolytic viruses (vaccinia virus and adenovirus) and potentially other molecules to cancer patients. The Company is developing a pipeline of off-the-shelf allogeneic cell product candidates that are designed to: (i) protect oncolytic viruses from complement inactivation and innate immune cell inactivation by the body’s immune system; (ii) support oncolytic viral amplification in the allogeneic cells, and (iii) modify the tumor microenvironment to facilitate tumor cell targeting and viral amplification at the tumor sites for an extended period of time, potentially leading to an improved cancer therapy.

The Company’s operations to date have focused on organization and staffing, business planning, raising capital, licensing, acquiring and developing technology, establishing intellectual property portfolio, identifying potential product candidates and undertaking preclinical studies, process development and procuring manufacturing for preclinical and clinical trials. The Company’s product candidates are subject to long development cycles and the Company may be unsuccessful in its efforts to develop, obtain regulatory approval for or market its product candidates.

The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, possible failure of preclinical studies or clinical trials, the need to obtain marketing approval for its product candidates, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, the need to successfully commercialize and gain market acceptance of any of the Company’s products that are approved and the ability to secure additional capital to fund operations. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing, and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure, and extensive compliance-reporting capabilities. Even if the Company’s drug development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

Reverse Stock Split

On July 10, 2024, the Company filed a First Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a 1-for-10 reverse stock split of the shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), effective on July 15, 2024 (the “Reverse Stock Split”). As a result of the Reverse Stock Split, every ten shares of issued and outstanding Common Stock were automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share. No fractional shares were issued as a result of the Reverse Stock Split, and any fractional shares that would otherwise have resulted from the Reverse Stock Split were rounded up to the next whole number. The number of authorized shares of Common Stock under the Company’s Second Amended and Restated Certificate of Incorporation, as amended, remained unchanged.

All references to share and per share amounts for all periods presented in the consolidated financial statements have been retrospectively restated to reflect this Reverse Stock Split. All rights to receive shares of common stock under outstanding securities, including but not limited to, warrants, options, and restricted stock units (“RSUs”) were adjusted to give effect to the reverse stock split. Furthermore, proportionate adjustments were made to the per share exercise price and the number of shares of Common Stock that may be purchased upon exercise of outstanding stock options granted by the Company, and the number of shares of Common Stock reserved for future issuance under the Company’s 2023 Equity Incentive Plan.

On July 9, 2025, the Company filed a First Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a 1-for-12 reverse stock split of the shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), effective on August 4, 2025 (the “2025 Reverse Stock Split”). As a result of the Reverse Stock Split, every twelve shares of issued and outstanding Common Stock were automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share. No fractional shares were issued as a result of the Reverse Stock Split, and any fractional shares that would otherwise have resulted from the Reverse Stock Split were rounded up to the next whole number. The number of authorized shares of Common Stock under the Company’s Second Amended and Restated Certificate of Incorporation, as amended, remained unchanged.

All references to share and per share amounts for all periods presented in the consolidated financial statements have been retrospectively restated to reflect this Reverse Stock Split. All rights to receive shares of common stock under outstanding securities, including but not limited to, warrants, options, and RSUs were adjusted to give effect to the reverse stock split. Furthermore, proportionate adjustments were made to the per share exercise price and the number of shares of Common Stock that may be purchased upon exercise of outstanding stock options granted by the Company, and the number of shares of Common Stock reserved for future issuance under the Company’s 2023 Equity Incentive Plan.

Liquidity and Going Concern

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company has experienced recurring losses from operations and negative cash flows from operating activities, has a significant accumulated deficit and expects to continue to incur net losses into the foreseeable future. The Company had an accumulated deficit of $121.7 million at December 31, 2024. During the year ended December 31, 2024, the Company used $19.7 million for operating activities. As of December 31, 2024, the Company had cash of $9.6 million and restricted cash of $0.2 million. Management expects operating losses and negative cash flows to continue for the foreseeable future.

F-42

Management estimates that based on the Company’s liquidity resources, there is substantial doubt about the Company’s ability to continue as a going concern within 12 months from the date of issuance of the financial statements.

Management’s ability to continue as a going concern is dependent upon its ability to raise additional funding. Management’s plans to raise additional capital through public or private equity or debt financings to fulfill its operating and capital requirements for at least 12 months from the date of the issuance of the financial statements. However, the Company may not be able to secure such financing in a timely manner or on favorable terms, if at all. Furthermore, if the Company issues equity securities to raise additional funds, its existing stockholders may experience dilution, and the new equity securities may have rights, preferences and privileges senior to those of the Company’s existing stockholders.

Risks and Uncertainties

Changes in economic conditions, including rising interest rates, public health issues, lower consumer confidence, volatile equity capital markets, ongoing supply chain disruptions and the impacts of geopolitical conflicts, may affect the Company’s operations.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements as of and for the years ended December 31, 2024 and 2023, have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

F-43

Principles of Consolidation

The accompanying consolidated financial statements of the Company include the accounts of its wholly owned subsidiary, Calidi Biotherapeutics (Nevada), Inc., a company incorporated in the state of Nevada Calidi Biotherapeutics, Inc., StemVac GmbH (“StemVac”), a company organized under the laws of Germany, Calidi Biotherapeutics Australia Pty Ltd (“Calidi Australia”), a wholly owned Australian subsidiary, Nova Cell, Inc. (“Nova Cell”), a subsidiary incorporated in the state of Nevada, and Redtail Biopharma, Inc. (“Redtail”), a wholly owned subsidiary incorporated in the state of Nevada. StemVac’s primary operating activities include process development and other research and development activities for the SNV1 program performed for the Company under a cost-plus intercompany development agreement funded by the Company. Calidi Australia’s principal purpose is for conducting a part of the SNV1 clinical trials in Australia. Nova Cell’s primary operating activities will be expanding potential uses of the Company’s AAA stem cell programs from oncology to other fields that require regenerative medical applications, such as cosmetics, orthopedics, auto-immune diseases, and various other therapies. Nova Cell will also serve as a technology service provider to develop innovative stem cell-based products, such as anti-aging creams and lotions. Redtail’s primary operating activities will be to expand on the Company’s systemic antitumor virotherapies. Both Nova Cell and Redtail were incorporated in May 2024. Redtail has had no activity to date.

Variable interest entities (“VIEs”) are legal entities that either have an insufficient amount of equity at risk for the entity to finance its activities without additional subordinated financial support or, as a group, the holders of equity investment at risk lack the ability to direct the entity’s activities that most significantly impact economic performance through voting or similar rights, or do not have the obligation to absorb the expected losses or the right to receive expected residual returns of the entity.

For all VIEs in which the Company is involved, it assesses whether it is the primary beneficiary on an ongoing basis. In circumstances where the Company has both the power to direct the activities that most significantly impact the VIEs performance and the obligation to absorb losses or the right to receive the benefits of the VIE that could be significant, the Company would conclude that it is the primary beneficiary of the VIE, and the Company consolidates the VIE. In situations where the Company is not deemed to be the primary beneficiary of the VIE, it does not consolidate the VIE and only recognizes the Company’s interests in the VIE.

As the Board of Directors of the Company acknowledged a strategic investment by a related party investor into Nova Cell, the Company’s ownership interest decreased to 75% (see Note 1 and Note 7). Under the rules of determining whether an entity is a VIE, the Company has a controlling financial interest and is deemed to be the primary beneficiary of Nova Cell and therefore consolidates Nova Cell’s financial statements. Since the Company owns less than 100% of Nova Cell, the Company records net loss attributable to noncontrolling interest in its consolidated statements of operations equal to the percentage of the economic or ownership interests retained in Nova Cell by the noncontrolling party.

Calidi Cure LLC (“Calidi Cure”), a Delaware limited liability company formed in June 2023, was a special purpose vehicle entity that was solely managed and operated by Allan J. Camaisa, Chief Executive Officer and Chairman of the Board of Directors of the Company. Calidi Cure was created for the sole purpose of supporting the Series B Convertible Preferred Stock financing arrangement for the Company and had no other operations, whereby the historical level of equity in Calidi Cure was not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties. Accordingly, it was determined that Calidi Cure was a VIE and the Company was the primary beneficiary. As such, the Company consolidated Calidi Cure into its consolidated financial statements. Calidi Cure was dissolved on July 17, 2024, and was no longer in existence as of December 31, 2024.

The accompanying consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial condition and results of operations. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and contingent assets and liabilities, at the date of the consolidated financial statements, and the reported amounts during the reporting period. On an ongoing basis, management evaluates estimates which are subject to significant judgment, including, but not limited to, valuation methods used, assumptions requiring the use of judgment to prepare financial projections, timing of potential commercialization of acquired in-process intangible assets, applicable discount rates, comparable companies or transactions, liquidity events, determination of fair value of financial instruments under the fair value option of accounting, assumptions related to the going concern assessments, allocation of direct and indirect expenses, useful lives associated with long- lived assets, key assumptions in operating and financing leases including incremental borrowing rates, loss contingencies, valuation allowances related to deferred income taxes, assumptions used to value common stock, debt and debt-like instruments, warrants, and stock-based awards and other equity instruments. Actual results may differ materially from those estimates.

F-44

Reclassification

Certain prior year financial statement amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on our previously reported results of operations or accumulated deficit.

Cash and Restricted Cash

The Company considers all highly liquid investments purchased with an original maturity date of ninety days or less to be cash equivalents. Cash and cash equivalents include cash in readily available checking, money market accounts and brokerage accounts.

The Company classifies cash that has contractual or legal restrictions imposed by third parties as restricted cash, which is restricted as to withdrawal or use except for the specified purpose under a contract. The Company classifies restricted cash as either part of prepaids and other current assets, or as part of other noncurrent assets, depending on the term and nature of the underlying contract with a financial institution, which requires the Company to hold a fixed amount of funds in a restricted money market account as collateral to the financial institution for the Company’s corporate credit card program with that financial institution.

The following table provides a reconciliation of cash and restricted cash reported within the balance sheet dates that comprise the total of the same such amounts shown in the consolidated statements of cash flows (in thousands):

	December 31, 2024	December 31, 2023
Cash	$9,591	$1,949
Restricted cash included within prepaid expenses and other current assets	100	100
Restricted cash included within other noncurrent assets	118	118
Total cash and restricted cash as shown in the consolidated statements of cash flows	$9,809	$2,167

Machinery and Equipment

Machinery and equipment are stated at cost, less accumulated depreciation, and includes assets purchased under financing leases. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally over a period of 3 to 5 years. For equipment purchased under financing leases, The Company depreciates the equipment based on the shorter of the useful life of the equipment or the term of the lease, ranging from 3 to 5 years, depending on the nature and classification of the financing lease. Maintenance and repairs are expensed as incurred whereas significant renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and the related accumulated depreciation are removed from the respective accounts and any resulting gain or loss is reflected in the Company’s consolidated statements of operations.

Leases

The Company accounts for leases in accordance with ASC 842, Leases. The Company determines if an arrangement is a lease at inception. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the consolidated statements of operations. When determining whether a lease is a finance lease or an operating lease, ASC 842 does not specifically define criteria to determine “major part of remaining economic life of the underlying asset” and “substantially all of the fair value of the underlying asset.” For lease classification determination, the Company continues to use: (i) greater than or equal to 75% to determine whether the lease term is a major part of the remaining economic life of the underlying asset; and (ii) greater than or equal to 90% to determine whether the present value of the sum of lease payments is substantially all of the fair value of the underlying asset. The Company accounts for the lease and non-lease components as a single lease component.

F-45

For operating leases, the Company recognizes right-of-use (“ROU”) assets and lease liabilities for leases with terms greater than 12 months in the consolidated balance sheet, while leases with terms of 12 months or less are not capitalized. ROU assets represent the right to use an underlying asset during the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate commensurate with the lease term, based on the information available at commencement date in determining the present value of lease payments. The Company uses the implicit rate when it is readily determinable. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company discloses the amortization of ROU assets and operating lease payments as a net amount, “Amortization of right-of-use assets and liabilities”, on the consolidated statements of cash flows.

Finance leases are included in machinery and equipment, and in finance lease liabilities, current and noncurrent, in the consolidated balance sheets.

See Note 11 for the San Diego Office lease which commenced on March 1, 2023, and was accounted for as an operating lease in accordance with ASC 842.

Impairment of Long-Lived Assets

The Company assesses the impairment of long-lived assets, which consist primarily of right-of-use assets for operating leases and machinery and equipment, whenever events or changes in circumstances indicate that such assets might be impaired and the carrying value may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flows attributable to the asset are less than the carrying amount of the asset, an impairment loss equal to the excess of the assets carrying value over its fair value is recorded in the Company’s consolidated statements of operations.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging. Warrants that meet the definition of a derivative financial instrument and the equity scope exception in ASC 815-10-15-74(a) are classified as equity and are not subject to remeasurement provided that the Company continues to meet the criteria for equity classification. Warrants that are classified as liabilities are accounted for at fair value and remeasured at each reporting date until exercise, expiration, or modification that results in equity classification. Any change in the fair value of the warrants is recognized as change in fair value of warrant liabilities in the consolidated statements of operations. The classification of warrants, including whether warrants should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. The fair value of liability-classified warrants is determined using the Black-Scholes options pricing model (“Black-Scholes model”) which includes Level 3 inputs.

Fair Value Measurements

The Company follows ASC 820, Fair Value Measurement, which among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Accordingly, fair value is a market-based measurement determined based on assumptions that market participants would use in pricing an asset or liability. The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

F-46

ASC 820 establishes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are as follows:

Level 1:	Quoted prices in active markets for identical assets and liabilities;

Level 2:	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted market prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3:	Unobservable inputs in which there is little or no market data and that are significant to the fair value of the assets or liabilities, which require the reporting entity to develop its own assumptions.

When quoted market prices are available in active markets, the fair value of assets and liabilities is estimated within Level 1 of the valuation hierarchy. If quoted prices are not available, then fair values are estimated by using pricing models, quoted prices of assets and liabilities with similar characteristics, or discounted cash flows, within Level 2 of the valuation hierarchy. In cases where Level 1 or Level 2 inputs are not available, the fair values are estimated by using inputs within Level 3 of the hierarchy. See Note 3 for fair value measurements.

Forward Purchase Agreement

On August 28, 2023, and August 29, 2023, FLAG and the Company entered into forward purchase agreements (each a “Forward Purchase Agreement”, and together, the “Forward Purchase Agreement”) with each of Meteora Strategic Capital, LLC (“MSC”), Meteora Capital Partners, LP (“MCP”), Meteora Select Trading Opportunities Master, LP (“MSTO”), Great Point Capital LLC (“Great Point”), Funicular Funds, LP (“Funicular Funds”) and Marybeth Wootton (“Wootton”) (with each of MSC, MCP, MSTO, Great Point, Funicular, and Wootton, individually a “Seller”, and together, the “Sellers”) for an OTC Equity Prepaid Forward Transaction. For purposes of the Forward Purchase Agreement, FLAG is referred to as the “Counterparty” prior to the consummation of the business combination), while the Company is referred to as the “Counterparty” after the consummation of the business combination. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Forward Purchase Agreement.

Pursuant to the terms of the Forward Purchase Agreements, each Sellers intends to purchase up to a number of shares of Class A Common Stock, par value $0.0001 per share, of FLAG (“FLAG Class A Common Stock”) in the aggregate amount equal to up to 8,334, concurrently with the Closing pursuant to each Seller’s respective FPA Funding Amount PIPE Subscription Agreement, less, the number of FLAG Class A Common Stock purchased by each Seller separately from third parties through a broker in the open market (“Recycled Shares”).

The Forward Purchase Agreements provide that Sellers will be paid directly an aggregate cash amount (the “Prepayment Amount”) equal to the product of (i) the Number of Shares as set forth in each Pricing Date Notice and (ii) the redemption price per share as defined in Section 9.2(a) of FLAG’s Amended and Restated Certificate of Incorporation, as amended (the “Initial Price”) less (iii) an amount in USD equal to 0.50% of the product of (i) the Recycled Shares multiplied by (ii) the Initial Price paid by Seller to Counterparty on the Prepayment Date (which amount shall be netted from the Prepayment Amount) (the “Prepayment Shortfall”).

The Counterparty will pay to Seller the Prepayment Amount required under the respective Forward Purchase Agreement directly from the Counterparty’s Trust Account maintained by Continental Stock Transfer and Trust Company holding the net proceeds of the sale of the units in the Counterparty’s initial public offering and the sale of private placement warrants (the “Trust Account”) no later than the earlier of (a) one business day after the Closing Date and (b) the date any assets from the Trust Account are disbursed in connection with the Business Combination, except that to the extent the Prepayment Amount payable to a Seller is to be paid from the purchase of Additional Shares by such Seller pursuant to the terms of its FPA Funding Amount PIPE Subscription Agreement, such amount will be netted against such proceeds, with such Seller being able to reduce the purchase price for the Additional Shares by the Prepayment Amount.

Following the Closing, the reset price (the “Reset Price”) will initially be $1,200.00; provided, however, that the Reset Price may be reduced immediately to any lower price at which the Counterparty sells, issues or grants any FLAG Class A Common Stock or securities convertible or exchangeable into FLAG Class A Common Stock (excluding any secondary transfers) (a “Dilutive Offering”), then the Reset Price shall be modified to equal such reduced price as of such date.

F-47

From time to time and on any date following the Trade Date (any such date, an “OET Date”), Seller may, in its discretion, terminate its Forward Purchase Agreement in whole or in part by providing written notice to the Counterparty (the “OET Notice”), by the later of (a) the fifth Local Business Day following the OET Date and (b) no later than the next Payment Date following the OET Date (which shall specify the quantity by which the Number of Shares shall be reduced (such quantity, the “Terminated Shares”)); provided that “Terminated Shares” includes only such quantity of Shares by which the Number of Shares is to be reduced and included in an OET Notice and does not include any other Share sales, Shortfall Sale Shares or sales of Shares that are designated as Shortfall Sales (which designation can be made only up to the amount of Shortfall Sale Proceeds), any Share Consideration sales or any other Shares, whether or not sold, which shares will not be included in any OET Notice when calculating the number of Terminated Shares. The effect of an OET Notice shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, the Counterparty shall be entitled to an amount from the Seller, and the Seller shall pay to the Counterparty an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price in respect of such OET Date, except that no such amount will be due to Counterparty upon any Shortfall Sale. The payment date may be changed within a quarter at the mutual agreement of the parties.

From time to time and on any date following the Trade Date (any such date, a “Shortfall Sale Date”) Seller may, in its absolute discretion, at any sales price, sell Shortfall Sale Shares, and in connection with such sales, Seller shall provide written notice to Counterparty (the “Shortfall Sale Notice”) no later than the later of (a) the fifth Local Business Day following the Shortfall Sales Date and (b) the first Payment Date after the Shortfall Sales Date, specifying the quantity of the Shortfall Sale Shares and the allocation of the Shortfall Sale Proceeds. Seller shall not have any Early Termination Obligation in connection with any Shortfall Sales. The Counterparty covenants and agrees for a period of at least sixty (60) Local Business Days (commencing on the Prepayment Date or if an earlier Registration Request is submitted by Seller on the Registration Statement Effective Date) not to issue, sell or offer or agree to sell any Shares, or securities or debt that is convertible, exercisable or exchangeable into Shares, including under any existing or future equity line of credit, until the Shortfall Sales equal the Prepayment Shortfall.

Unless and until the proceeds from Shortfall Sales equal 100% of the Prepayment Shortfall, in the event that the product of (x) the difference between (i) the number of Shares as specified in the Pricing Date Notice(s), less (ii) any Shortfall Sale Shares as of such measurement time, multiplied by (y) the VWAP Price, is less than (z) the difference between (i) the Prepayment Shortfall, less (ii) the proceeds from Shortfall Sales as of such measurement time (the “Shortfall Variance”), then the Counterparty, as liquidated damages in respect of such Shortfall Variance, at its option shall within five (5) Local Business Days either:

(A) Pay in cash an amount equal to the Shortfall Variance; or

(B) Issue and deliver to Seller such number of additional Shares that are equal to (1) the Shortfall Variance, divided by (2) 90% of the VWAP Price (the “Shortfall Variance Shares”).

The valuation date will be the earliest to occur of (a) 36 months after of the Closing Date, (b) the date specified by a Seller in a written notice to be delivered to the Counterparty at a Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (v) a Shortfall Variance Registration Failure, (w) a VWAP Trigger Event (x) a Delisting Event, (y) a Registration Failure or (z) unless otherwise specified therein, upon any Additional Termination Event and (c) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s sole discretion (which Valuation Date shall not be earlier than the day such notice is effective) (the “Valuation Date”).

On the Cash Settlement Payment Date, which is the tenth business day following the last day of the valuation period commencing on the Valuation Date, a Seller shall pay the Counterparty a cash amount equal to either: (1) in the event that the Valuation Date is determined by clause (c) of the Valuation Date definition, a cash amount equal to (A) the Number of Shares as of the Valuation Date, multiplied by (2) the closing price of the Shares on the Exchange Business Day immediately preceding the Valuation Date, or (2) (A) the Number of Shares as of the Valuation Date less the number of Unregistered Shares, multiplied by (B) the volume-weighted daily VWAP Price over the Valuation Period less (3) if the Settlement Amount Adjustment is less than the cash amount to be paid, the Settlement Amount Adjustment. The Settlement Amount Adjustment is equal to (1) the Maximum Number of Shares as of the Valuation Date multiplied by (2) $240.00 per share, and the Settlement Amount Adjustment will be automatically netted from the Settlement Amount. If the Settlement Amount Adjustment exceeds the Settlement Amount, the Counterparty will pay the Seller in FLAG Class A Common Stock or, at the Counterparty’s election, in cash.

F-48

Seller has agreed to waive any redemption rights under FLAG’s Amended and Restated Certificate of Incorporation, as amended, with respect to any FLAG Class A Common Stock purchased through the FPA Funding Amount PIPE Subscription Agreement and any Recycled Shares in connection with the Business Combination, that would require redemption by FLAG of the Class A Common Stock. The Forward Purchase Agreement has been structured, and all activity in connection with such agreement has been undertaken, to comply with the requirements of all tender offer regulations applicable to the Business Combination under the Securities Exchange Act of 1934, as amended.

During the 36-month term of the Forward Purchase Agreement, if the Sellers liquidate the 8,334 shares in the market above $1,200.00 per share, then the Company will be entitled to receive up to $10.0 million in cash from the Sellers pursuant to the Forward Purchase Agreement. If the Sellers liquidate the shares below $1,200.00 per share, then the Company will be entitled to the price sold less $240.00 per share, from the Sellers. No proceeds will be available to the Company if the Forward Purchase Agreement shares are sold below $240.00 per share. The Forward Purchase Agreement may be terminated earlier by the Sellers if certain default events occur, including the stock price trading below defined thresholds for a defined period. In no event will the Company be obligated to pay cash to the Sellers during the term of the Forward Purchase Agreement or at its expiration.

On March 8, 2024, the Company and one of the sellers mutually terminated and cancelled 2,834 shares per the Forward Purchase Agreement described above.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in convertible instruments in accordance with ASC 815 – Derivatives and Hedging. Applicable GAAP requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under other GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company reviews the terms of convertible instruments issued to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as nonoperating income or expense. When the convertible instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value. The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815 Derivatives and Hedging. The Company values its derivatives using the Black-Scholes option-pricing model or other acceptable valuation models, as applicable, with the assistance of valuation specialists. Derivative instruments accounted for as liabilities are valued at inception and subsequent valuation dates for each reporting period the derivative instrument remains outstanding. The classification of derivative instruments, including whether such instruments should be recorded as liabilities, is reassessed at each reporting period.

F-49

The Company evaluates equity or liability classification for common stock warrants in accordance with ASC 480, Distinguishing Liabilities from Equity, and ASC 815 and accounts for common stock warrants as liabilities if the warrant requires net cash settlement or gives the holder the option of net cash settlement or it otherwise does not meet other equity classification criteria. The Company accounts for common stock warrants as equity if the contract requires physical settlement or net physical settlement or if the Company has the option of physical settlement or net physical settlement and the warrants meet the requirements to be classified as equity. Common stock warrants classified as liabilities are initially recorded at fair value and remeasured at fair value at each subsequent reporting period with the offset adjustments recorded in change in fair value of warrant liability within the consolidated statements of operations. Common stock warrants classified as equity are initially measured at fair value on the grant date and are not subsequently remeasured.

As of December 31, 2024 and 2023, the Forward Purchase Agreement discussed above was accounted for as a derivative asset under ASC 815 – Derivatives and Hedging. The fair value of the Forward Purchase Agreement at the closing of the Business Combination was estimated to be a $4.5 million asset with a corresponding amount recorded in equity at the Closing. As of December 31, 2024 and 2023, the asset was revalued and estimated to have a fair value of $11,000 and $0.2 million, respectively, and was recorded as part of other noncurrent assets on the accompanying consolidated balance sheets. There can be no assurance that any proceeds from the Sellers will be made to the Company under the Forward Purchase Agreement.

Debt Issuance Costs

Debt issuance costs incurred to obtain debt financings are deferred and are amortized over the term of the debt using the effective interest method for all debt financings in which the fair value option has not been elected. Debt issuance costs on debt financings in which the fair value option is not elected are recorded as a reduction to the carrying value of the debt and are amortized to interest expense or interest expense — related party, as applicable, in the consolidated statements of operations.

For any debt financing in which the Company has elected the fair value option, any debt issuance costs associated with the debt financing are immediately recognized in interest expense in the consolidated statements of operations and are not deferred.

Revenue Recognition

To date, the Company has not generated any revenues from commercial products. The Company analyzes its research collaboration arrangements to assess whether they are within the scope of ASC Topic 808, Collaborative Arrangements (“ASC 808”), to determine whether such arrangements involve joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards that are dependent on the commercial success of such activities. To the extent the arrangement is within the scope of ASC 808, the Company assesses whether aspects of the arrangement is within the scope of other accounting literature.

If the Company concludes that some or all aspects of the arrangement represent a transaction with a customer, the Company accounts for those aspects of the arrangement within the scope of ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), by applying the following five-step model: (i) identification of the contract, or contracts, with a customer; (ii) identification of the performance obligations in the contract, including whether they are distinct within the context of the contract; (iii) determination of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when, or as, performance obligations are satisfied.

If a contract is determined to be within the scope of ASC 606 at inception, the Company assesses the goods or services promised within the contract, determines which of those goods and services are performance obligations, and assesses whether each promised good or service is distinct. The Company considers the intended benefit of the contract in assessing whether a promised good or service is separately identifiable from other promises in the contract. If a promised good or service is not distinct, the Company combines that good or service with other promised goods or services until it identifies a bundle of goods or services that is distinct. The Company may provide options to additional goods or services in such arrangements exercisable at a customer’s discretion. The Company assesses if these options provide a material right to the customer and if so, they are considered performance obligations. The identification of material rights requires judgments related to the determination of the value of the underlying good and services to the optional price, if any, that may be offered.

F-50

The Company determines the transaction price based on the amount of consideration that the Company expects to receive for transferring the promised goods or services in the contract. Consideration may be fixed, variable, or a combination of both. The Company then allocates the transaction price to each performance obligation based on the relative standalone selling prices (“SSP”). SSP is determined at contract inception and is not updated to reflect changes between contract inception and when the performance obligations are satisfied. In developing the SSP for a performance obligation, the Company considers applicable market conditions and relevant entity-specific factors, including factors that were contemplated in negotiating the agreement with the customer and estimated costs.

If the consideration promised in a contract includes a variable amount, the Company estimates the amount of consideration to which it will be entitled by using the expected value method or the most likely amount method. The Company includes the unconstrained amount of estimated variable consideration in the transaction price. The amount included in the transaction price is constrained to the amount for which it is probable that a significant reversal of cumulative revenue recognized will not occur. At each reporting period, the Company re-evaluates the estimated variable consideration included in the transaction price and any related constraint, and if necessary, adjusts its estimate of the overall transaction price.

The Company recognizes revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied, either at a point in time or over time, and if over time, recognition is based on the use of an output or input method. Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue in the Company’s consolidated balance sheets. If the related performance obligation is expected to be satisfied within the next twelve months, deferred revenue will be classified in current liabilities. Revenue recognized, if any, prior to contractual billings made to the customer, and if the Company expects to have an unconditional right to receive the consideration in the next twelve months, these contractual assets are included in other current assets in the Company’s consolidated balance sheets. As of December 31, 2024, and December 31, 2023, there are no deferred revenue or contractual assets recorded.

The Company further analyzes changes to contracts from customers to assess whether they qualify as a contract modification within the scope of ASC 606. The Company considers that a contract modification exists when the parties to a contract approve a modification that either creates new, or changes, existing enforceable rights and obligations of the parties to the contract. The Company considers that a contract approval could be approved in writing, by oral agreement, or implied by customary practices. Whenever a change in the scope or price, or both, of a contract is approved by the parties to the contract, the Company analyzes whether the contract modification qualifies as a separate contract or a contract combination.

The Company accounts for a contract modification as a separate contract when (i) the scope of the contract increases because of the addition of promised goods or services that are distinct and (ii) the price of the contract increases by an amount of consideration that reflects the Company’s SSP of the additional promised goods or services and any appropriate adjustments to that price to reflect the circumstances of the particular contract. If the modification is not accounted for as a separate contract, the Company analyzes whether one of the following should occur: (i) a termination of the original contract and the creation of a new contract, (ii) a cumulative catch-up adjustment to the original contract, or (iii) a combination of (i) and (ii) in a way that faithfully reflects the economics of the transaction.

F-51

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes, using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred taxes are determined based on the difference between the consolidated financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be realized and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. The potential for recovery of deferred tax assets is evaluated by analyzing carryback capacity in periods with taxable income, reversal of existing taxable temporary differences and estimating the future taxable profits expected and considering prudent and feasible tax planning strategies. The Company’s judgments regarding future taxable income may change over time due to changes in market conditions, changes in tax laws, tax planning strategies or other factors. If the Company’s assumptions and consequently its estimates change in the future, the valuation allowance may be increased or decreased, which may have a material impact on the Company’s consolidated statements of operations.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized, if any. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties. The Company recognizes any interest and penalties related to uncertain tax positions in income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2024 and 2023. The Company is not aware of any uncertain tax positions that could result in significant additional payments, accruals, or other material deviation for the years ended December 31, 2024 and 2023. The Company is currently unaware of any tax issues under review.

The Inflation Reduction Act of 2022 specifically introduces the topic of corporate alternative minimum tax (“CAMT”) on adjusted financial statement income on applicable corporations for taxable years beginning after December 31, 2022. The Company does not expect the CAMT will have a material impact to its consolidated income tax provision (see Note 10).

Under Section 382 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which generally occurs if the percentage of the corporation’s stock owned by 5% stockholders increases by more than 50% over a three-year period, the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income may be limited. The annual limitation may result in the expiration of net operating losses before utilization. The Company performed a Section 382 study for the period February 15, 2015 to December 31, 2021. There was an ownership change identified on March 26, 2018 after the Company’s Series A-2 preferred stock issuance. The Company has not undertaken a Section 382 study through December 31, 2024. The Company’s ability to utilize their net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes.

Government Grants

On October 27, 2022, the California Institute for Regenerative Medicine (“CIRM”) approved the Company’s application for a CIRM grant for the Company’s continued development of the SNV1 program. CIRM awarded the Company approximately $3.1 million of CIRM funding conditioned that the Company co-fund approximately $0.8 million under the requirements of the CIRM application. On December 28, 2022, the Company received the Notice of Award from CIRM for this grant. The Company drew $3.1 million in funds based on the operational milestones defined in the grant in 2023 and 2024.

Proceeds from the CIRM grant are recognized over the period necessary to match the related research and development expenses when it is probable that the Company has complied with the CIRM conditions and will receive the proceeds pursuant to the milestones defined in the grant as reimbursement of those expenditures. The CIRM grant proceeds, if any, received in advance of having incurred the related research and development expenses are recorded in accrued expenses and other current liabilities and recognized as grant income included in other income (expense), net, on the Company’s consolidated statements of operations when the related research and developments expenses are incurred.

F-52

During the year ended December 31, 2024 and 2023, the Company recognized approximately $0.2 million and $2.9 million, respectively, in grant income in the accompanying consolidated statement of operations. As of December 31, 2024 and 2023, grant receivables from CIRM of approximately $0 and $1.4 million, respectively, were included prepaids and other current assets in the consolidated balance sheets.

Research and Development Expenses

Research and development expenses are expensed as incurred. Research and development expenses consist of costs incurred to discover, research and develop drug candidates, including compensation-related expenses for research and development personnel, including stock-based compensation expense, preclinical and clinical activities, costs of manufacturing, overhead expenses including facilities and laboratory expenses, materials and supplies, amounts paid to consultants and outside service providers, and depreciation and amortization.

Upfront and annual license payments related to acquired technologies or technology licenses which have not yet reached technological feasibility and have no alternative future use are also included in research and development expense in the period in which they are incurred.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs, including stock-based compensation expense, for personnel in executive, finance and accounting, business development, operations and administrative functions. General and administrative expenses also include fees for legal, patent prosecution, legal settlements, consulting, charge off of deferred financing costs for aborted or terminated financing offerings, accounting and audit services as well as insurance, outside service providers, direct and allocated facility-related costs and depreciation and amortization.

Foreign Currency Translation Adjustments and Other Comprehensive Income or Loss

StemVac, the Company’s wholly owned subsidiary, is located and operates in Germany and its functional currency is the Euro. Calidi Australia, the Company’s wholly owned subsidiary, is located and operates in Australia and its functional currency is the Australian Dollar (“AUD”). Accordingly, StemVac’s and Calidi Australia’s assets and liabilities are translated using respective published exchange rates in effect at the consolidated balance sheet date. Expenses and cash flows are translated using respective approximate weighted average exchange rates for the reporting period. Resulting foreign currency translation adjustments are recorded as other comprehensive income or loss, net of tax, in the consolidated statements of comprehensive income or loss and included as a component of accumulated other comprehensive income or loss on the consolidated balance sheets. For the years ended December 31, 2024 and 2023, comprehensive loss includes such foreign currency translation adjustments and was insignificant for all periods presented.

Foreign Currency Transaction Gains and Losses

For transactions denominated in currencies other than the U.S. dollar, the Company recognizes foreign currency transaction gains and losses in the consolidated statements of operations and classifies the gain or loss based on the nature of the item that generated it. The Company’s foreign currency transaction gains and losses are principally generated by intercompany transfers to StemVac denominated in Euros to pay for the research and development activities performed by StemVac under an intercompany development agreement with the Company. Furthermore, the Company’s foreign currency transaction gains and losses include intercompany transfers to Calidi Australia denominated in AUD to pay for the research and development activities performed by Calidi Australia. These foreign currency remeasurement gains and losses are included in other income (expense), net, and were insignificant for all periods presented.

Stock-Based Compensation

The Company recognizes compensation expense related to employee option grants and restricted stock grants, if any, in accordance with ASC 718, Compensation — Stock Compensation (“ASC 718”).

F-53

The Company measures all stock options and other stock-based awards granted based on the fair value of the award on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. The Company has elected to recognize forfeitures as they occur. The reversal of compensation cost previously recognized for an award that is forfeited because of a failure to satisfy a service condition is recognized in the period of the forfeiture. Generally and unless otherwise specified, the Company’s grants stock options with service-based only vesting conditions and records the expense for these awards using the straight-line method over the requisite service period.

The Company classifies stock-based compensation expense in its consolidated statements of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipients’ service payments are classified.

The Company estimated the fair value of common stock through the date of the FLAG Merger using an appropriate valuation methodology, in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. Each valuation methodology includes estimates and assumptions that require the Company’s judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, guideline public company information, the prices at which the Company sold convertible preferred stock and common stock to third parties in arms’ length transactions, the rights and preferences of securities senior to the Company’s common stock at the time, and the likelihood of achieving a liquidity event such as an initial public offering or sale. Significant changes to the assumptions used in the valuations could result in materially different fair values of stock options at each valuation date, as applicable. Following the FLAG Merger, the Company used the public price of its common stock.

The fair value of each stock option grant is estimated using the Black-Scholes option-pricing model. The Company estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies within the biotechnology industry with characteristics similar to the Company. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options provided under Staff Accounting Bulletin, Topic 14, or SAB Topic 14, as necessary. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero, based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

Net Loss per Common Share

Earnings per share attributable to common stockholders is calculated using the two-class method, which is an earnings allocation formula that determines earnings per share for the holders of the Company’s common shares and participating securities. Net loss attributable to common stockholders and participating securities is allocated to each share on an if-converted basis as if all of the earnings for the period had been distributed. However, the participating securities do not include a contractual obligation to share in the losses of the Company and are not included in the calculation of net loss per share in the periods that have a net loss. In addition, common stock equivalent shares (whether or not participating) are excluded from the computation of diluted earnings per share in periods in which they have an anti-dilutive effect on net loss per common share.

Diluted net loss per share is computed using the more dilutive of (a) the two-class method or (b) the if-converted method and treasury stock method, as applicable. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. Diluted net loss per share is equivalent to basic net loss per share for the periods presented herein because common stock equivalent shares from the outstanding warrants, earnout shares, convertible notes, stock option awards, restricted stock units, and contingently issuable warrants were antidilutive.

F-54

As a result of the Company reported net loss attributable to common stockholders for all periods presented herein, the following common stock equivalents were excluded from the computation of diluted net loss per common share for the years ended December 31, 2024 and 2023 because including them would have been antidilutive (in thousands):

	Year Ended December 31,
	2024	2023 (2)
Warrants for common stock	911	112
Earnout Shares	150	150
Employee stock options	77	66
Restricted stock units	2	1
Contingently issuable warrant(1)	—	—
Total common stock equivalents	1,140	329

(1)	The contingently issuable warrants were not included for purposes of calculating the number of diluted shares outstanding as of December 31, 2024, as the number of dilutive shares is based on a contingency not yet resolved as of year end and the contingently resulting number of dilutive shares is not determinable until the contingency is resolved (see Note 8).

(2)	Retrospectively restated for reverse recapitalization.

Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker (or CODM), the Executive Management Team, consisting of the following individuals:

●	Chief Executive Officer
●	Chief Financial Officer
●	Chief Legal Officer
●	Chief Scientific Officer and Head of Technical Operations
●	President of Medical and Clinical Affairs and Interim Chief Medical Officer

The Company views it operations and manages its business as a single reportable segment whose operations includes the research, development and commercialization efforts of cell-based platforms to potentiate oncolytic virus therapies on a consolidated basis, as further described in Note 1. The Company manages its R&D activities on a consolidated basis. The Company expects to generate future income  from a combination of license fees and other upfront payments, funded R&D agreements, milestone payments, product sales, government and other third-party funding, and royalties, which depend on the results, regulatory approval, and timing of the successful commercialization of the Company’s products.

Net loss is the measure of segment profit or loss used by CODM in making decisions regarding resource allocation and evaluating financial performance, which is also reported on the consolidated statements of operations and comprehensive loss. The CODM does not evaluate its reportable segment using asset or liability information.  The CODM uses net loss in making decisions regarding resource allocation and evaluating financial performance.

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The following table presents selected financial information with respect to the Company’s single operating segment for the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
OPERATING EXPENSES
Salaries and benefits	$(10,249)	$(13,486)
Insurance	(1,442)	(525)
Legal	(1,951)	(2,867)
Consulting	(1,578)	(2,091)
Rent and Maintenance	(2,136)	(2,248)
Clinical & research and development	(1,353)	(5,097)
Depreciation expense	(402)	(392)
Series B convertible preferred stock financing costs – related party	—	(2,680)
Change in fair value of debt, other liabilities, and derivatives	324	1,178
Other segment items (1)	(3,408)	(992)
Income tax provision	(14)	(16)
NET LOSS	$(22,209)	$(29,216)

(1)	Other segment items include interest expense, grant income, debt extinguishment, and other income (expense).

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280 on an interim and annual basis. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. On January 1, 2024, the Company adopted ASU 2023-07 and the adoption of this guidance did not have a significant impact on the Company’s financial statements, other than disclosures.

In June 2022, the FASB issued ASU No. 2022-03, Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions (“ASU 2022-03”) which clarifies that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. ASU 2022-03 is effective for public business entities for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2023. On January 1, 2024, the Company adopted ASU 2022-03 and the standard did not have any impact on its consolidated financial statements and related disclosures as the Company carries no such financial instruments.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as additional information on income taxes paid. The ASU is effective on a prospective basis for annual periods beginning after December 15, 2024. Early adoption is also permitted for annual financial statements that have not yet been issued or made available for issuance. The Company is currently evaluating the impact of adopting ASU 2023-09.

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3. Fair Value Measurements

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis, inclusive of related party components, as of December 31, 2024 and December 31, 2023 (in thousands):

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Restricted cash held in a money market account	$218	$—	$—	$218
Forward Purchase Agreement Derivative Asset included in other noncurrent assets	—	—	11	11
Total assets, at fair value	$218	$—	$11	$229
Liabilities:
Public Warrants	$110	$—	$—	$110
Private Warrants	—	18	—	18
Total warrant liabilities, at fair value	$110	$18	$—	$128

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Restricted cash held in a money market account	$218	$—	$—	$218
Forward Purchase Agreement Derivative Asset included in other noncurrent assets	—	—	230	230
Total assets, at fair value	$218	$—	$230	$448
Liabilities:
Public Warrants	$575	$—	$—	$575
Private Warrants	—	96	—	96
Total warrant liabilities, at fair value	$575	$96	$—	$671

The Company’s financial instruments consist of cash, prepaid expenses and other current assets, accounts payable, accrued expenses, and other current liabilities. The carrying value of these financial instruments is generally considered to approximate their fair values because of the short-term nature of those instruments.

The following table presents the changes in fair value of valued instruments for the year ended December 31, 2024 (in thousands):

	Forward Purchase Agreement Derivative Asset, at fair value	Public Warrants, at fair value	Private warrants, at fair value
Balance at January 1, 2024	$(230)	$575	$96
Change in fair value	219	(465)	(78)
Balance at December 31, 2024	$(11)	$110	$18

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The following table presents the changes in fair value of valued instruments for the year ended December 31, 2023 (in thousands):

	Contingently convertible notes payable, including accrued interest, at fair value	SAFEs	Series B convertible preferred stock, at fair value	Forward Purchase Agreement Derivative Asset, at fair value	Public Warrants, at fair value	Private Placement Warrants, at fair value
Balance at January 1, 2023	$1,152	$29,190	$—	$—	$—	$—
Proceeds from issuance	—	2,760	24,497	—	—	—
Recognition of Forward Purchase Agreement Derivative Asset	—	—	—	(4,520)	—	—
Warrants Liability assumed at the close of the FLAG Merger as of September 12, 2023	—	—	—	—	2,990	497
Issuance of SAFE in lieu of cash for advisory services	—	166	—	—	—	—
Loss at inception	—	—	2,412	—	—	—
Change in fair value	874	(3,253)	(2,684)	4,290	(2,415)	(401)
Conversion into Common Stock	(2,026)	(28,863)	(24,225)	—	—	—
Balance at December 31, 2023	$—	$—	$—	$(230)	$575	$96

4. Selected Balance Sheet Components

Accrued Expenses and Other Current Liabilities

As of December 31, 2024 and December 31, 2023, accrued expenses and other current liabilities were comprised of the following (in thousands):

	December 31, 2024	December 31, 2023
Accrued compensation(1)	$1,344	$1,720
Accrued vendor and other expenses	994	3,712
Accrued expenses and other current liabilities	$2,338	$5,432

(1)	Includes deferred compensation for certain executives and deferred board and advisory fees for one director (see Note 11).

See Note 11 for additional commitments.

Prepaid Expenses and Other Current Assets

As of December 31, 2024 and December 31, 2023, prepaid expenses and other current assets were comprised of the following (in thousands):

	December 31, 2024	December 31, 2023
Prepaid expenses	$99	$485
Prepaid insurance	288	284
CIRM receivable	—	1,360
Other	249	225
Prepaid expenses and other current assets	$636	$2,354

5. Machinery and Equipment, net

As of December 31, 2024 and December 31, 2023, machinery and equipment, net, was comprised of the following (in thousands):

	December 31, 2024	December 31, 2023
Machinery and equipment	$2,224	$2,263
Accumulated depreciation	(1,355)	(993)
Machinery and equipment, net	$869	$1,270

Depreciation expense amounted to approximately $0.4 million for the year ended December 31, 2024 and 2023.

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6. Related Party Transactions

The Company has funded its operations to date primarily through private sales of convertible preferred stock, contingently convertible and convertible promissory notes, and common stock. These investments have included various related parties, including from AJC Capital and certain directors as further discussed below.

The following table presents the various significant related party transactions and investments in the Company for the periods presented (in thousands):

Related Party	Description of investment or transaction	December 31, 2024	December 31, 2023
Director A and Director E	Current term notes payable, net of discount, including accrued interest(1)	2,702	278
Director A	Noncurrent term notes payable including accrued interest(1)	—	2,060
AJC Capital and relative of Officer A	Accounts payable and accrued expenses(2)	30	104
Director D	Former President and Chief Operating Officer(3)	434	495
Director A	Advisory services included in accrued expenses(4)	18	18
AJC Capital	Lease guaranty(5)	186	167
Director A	Other liabilities(6)	638	538
AJC Capital and Director A	Warrant liability(7)	9	48
Relative of Officer A	Loan payable(8)	223	—

(1)	As of December 31, 2024, related party term notes payable amounts due to Directors A and E totaling $2.7 million, inclusive of principal amounts totaling $2.0 million and accrued interest amounts totaling $0.7 million, have been classified as a short term liability on the accompanying consolidated balance sheets. See Note 7 for further details.

(2)	Amounts owed to AJC Capital as of December 31, 2024, for reimbursable expenses; in addition, amounts owed to a relative of Officer A for certain legal fees, included in accounts payable and accrued expenses as of December 31, 2024.

(3)	On February 1, 2022, the Company appointed a then current board member (Director D referenced above), George K. Ng, as President and Chief Operating Officer of the Company under an Employment Agreement (the “Ng Agreement”). Under the Ng Agreement, Mr. Ng was entitled to a base annual salary of $0.5 million and a signing bonus of $0.3 million, payable in three equal monthly installments. Mr. Ng was eligible for standard change in control and severance benefits. On June 23, 2023, the Company entered into a Separation and Release Agreement with Mr. Ng which includes a severance accrual and accrued interest as of December 31, 2024 (see Note 11).

(4)	On April 1, 2022, the Company entered into an Advisory Agreement with Scott Leftwich (Director A referenced above), for providing certain strategic and advisory services. Director A will receive an advisory fee of $9,166 per month not to exceed $0.1 million per annum, accrued and payable upon the Company raising $10 million or more in equity proceeds, as defined in the Advisory Agreement. The Advisory Agreement terminated on August 31, 2023. The accrued advisory fees were paid to Director A in January 2025.

(5)	In October 2022, in order for the Company to secure and execute the San Diego Lease discussed in Note 11, Mr. Allan Camaisa provided a personal Guaranty of Lease of (the “Guaranty”) up to $0.9 million to the lessor for the Company’s future performance under the San Diego Lease agreement. As consideration for the Guaranty, the Company agreed to pay Mr. Camaisa 10% of the Guaranty amount for the first year of the San Diego Lease, and 5% per annum of the Guaranty amount thereafter through the life of the lease, with all amounts accrued and payable at the termination of the San Diego Lease or release of Mr. Camaisa from the Guaranty by the lessor, whichever occurs first. The amount shown in the table above, represents the present value, including accrued interest as of the period shown, of the aggregate $0.2 million payment due to Mr. Camaisa upon the release or termination of the Guaranty, which is included in noncurrent operating lease right-of-use liability.

(6)	In August 2023, the Company entered into an agreement with Director A for deferred compensation including advisory fees for $0.5 million, which was subsequently paid in January 2025 (see Note 12). The $0.5 million note bore interest at 24% through August 12, 2024, at which time the note was amended and replaced with an interest rate of 14% per annum.

(7)	See Note 8 for disclosures around Warrants.

(8)	In January 2024, the Company entered into a loan agreement with a relative of Officer A for a loan payable for $0.2 million, which was paid in January 2025. The $0.2 million loan bears interest at 12%.

F-59

7. Debt

The Company’s outstanding debt obligations as of December 31, 2024 and December 31, 2023, including related party components, are as follows (in thousands):

	December 31, 2024
	Unpaid Balance	Discount	Accrued Interest	Net Carrying Value
Term notes payable	$2,200	$—	$753	$2,953
Bridge loan payable	200	—	23	223
Promissory note	600	—	45	645
Total debt	$3,000	$—	$821	$3,821
Less: current portion of long-term debt				(3,221)
Long-term debt, net of current portion				$600

	December 31, 2023
	Unpaid Balance	Discount	Accrued Interest	Net Carrying Value
Term notes payable	$2,500	$(21)	$388	$2,867
Total debt	$2,500	$(21)	$388	$2,867
Less: current portion of long-term debt				(807)
Long-term debt, net of current portion				$2,060

Scheduled maturities of outstanding debt, net of discounts as of December 31, 2024 are as follows (in thousands):

Year Ending December 31:
2025	$2,400
2026	—
2027	600
2028 and thereafter	—
Plus: accrued interest	821
Total debt	$3,821

The following discussion includes a description of the Company’s outstanding debt as of December 31, 2024 and December 31, 2023. The weighted average interest rate related to the Company’s outstanding debt was approximately 14.4% and 15.1% as of December 31, 2024 and December 31, 2023, respectively. Interest expense related to the Company’s outstanding debt not accounted for under the fair value option totaled approximately $0.7 million and $1.1 million for the year ended December 31, 2024 and 2023, respectively, which is reported within other income (expense), net, in the consolidated statements of operations. Interest expense includes interest on outstanding borrowings and the amortization of discounts associated with debt issuance costs or from the allocation of proceeds to freestanding common stock or warrants as part of the relevant financing transactions.

F-60

Term Notes Payable

2021 Term Note Payable

In January 2021, the Company entered into a note agreement with a related party investor and director to borrow up to $0.5 million (“2021 Term Note”).

In connection with the closing of the FLAG Merger on September 12, 2023, the 2021 Term Note plus accrued interest was amended, with an extended maturity date of January 1, 2025. For this holder, a related party, the Company agreed to accrue an interest rate of 24% per annum payable with principal at maturity, and offered certain incentives, including 500,000 warrants to purchase common stock, fair valued at approximately $0.1 million at the time of the amendment.

The interest rate on the 2021 Term Notes was amended on August 12, 2024, to 14% per annum.

As of December 31, 2024 and December 31, 2023, the interest rate of the 2021 Term Notes was 14% and 24%, respectively, and the total carrying value, including accrued interest was approximately $0.7 million and $0.6 million, respectively. The term note was subsequently settled in January 2025 (see Note 12).

2022 Term Notes Payable

In November and December 2022, the Company issued $1.5 million of secured term notes payable (the “2022 Term Notes”) to investors, including to related parties (see Note 6).

On September 12, 2023, with regard to the 2022 Term Notes, approximately $0.5 million of principal plus accrued interest was amended, extending maturity of the notes to dates ranging from November 2023 to January 2025. Further, approximately $1.0 million of principal, excluding accrued interest, was settled with shares of common stock issued to the noteholders. For the term notes that were amended, all to related parties, $0.2 million of principal was extended to mature on November 1, 2023, $0.2 million of principal was extended to mature on March 1, 2024, and in February 2024 further extended to mature on May 1, 2024, and $0.2 million of principal was extended to mature on January 1, 2025. The debt amendments occurred close to or upon the stated maturity date and resulted in the application of extinguishment accounting. For the term loans that were settled with shares of common stock, the debt settlement occurred near or at the stated maturity and resulted in the application of extinguishment accounting.

On October 3 and November 8, 2023, the Company settled in cash $0.1 million and $0.2 million, respectively, of the principal of 2022 Term Notes plus accrued interest. Said term notes payable were no longer outstanding as of the settlement dates.

On March 1, 2024, the maturity date of $0.2 million of the 2022 Term Note was extended to May 1, 2024. The amended 2022 Term Note will accrue interest at 16% per annum commencing on March 1, 2024. All other terms and conditions remained substantially unchanged. The debt amendment occurred close to or upon the stated maturity date and resulted in the application of extinguishment accounting in accordance with ASC 470-50. The carrying value of the original notes equals the fair value at extinguishment date, which resulted in no gain or loss recorded in the consolidated statement of operations.

On April 12, 2024, the maturity date of $0.2 million of the 2022 Term Note was extended to January 1, 2025. All other terms and conditions remained substantially unchanged. The debt amendment occurred close to or upon the stated maturity date and resulted in the application of extinguishment accounting. The carrying value of the original notes equals the fair value at extinguishment date, which resulted in no gain or loss recorded in the consolidated statement of operations.

F-61

The interest rate of 24% per annum on the 2022 Term Notes for a total principal of $0.2 million was amended on August 12, 2024, to 14% per annum.

As of December 31, 2024 and December 31, 2023, the interest rate of the 2022 Term Notes was 14% and 24% per annum, respectively, for a total principal of $0.2 million, and 16% and 15% per annum, respectively, for a total principal of $0.2 million. As of December 31, 2024 and December 31, 2023, the total carrying value, including accrued interest, was $0.4 million. The term notes were subsequently settled in January 2025 (see Note 12).

2023 Term Notes Payable

From January through September 2023, the Company issued $3.3 million of secured term notes payable (the “2023 Term Notes”) to investors, including to related parties (see Note 6).

On September 12, 2023, approximately $1.2 million of principal plus accrued interest was amended, extending maturity of the notes to January 1, 2025. Further, approximately $1.0 million of principal, excluding accrued interest, was settled with shares of common stock issued to the noteholders. For the term notes that were amended, all which were extended to January 1, 2025 by the holder, a related party, the Company agreed to accrue an interest rate of 24% per annum payable with principal at maturity. The debt amendment occurred close to or upon the stated maturity date and resulted in the application of extinguishment accounting. For the term loans that were settled with shares of common stock, the settlement resulted in the issuance of 19,735 shares of common stock with a fair value of $1.1 million. The debt settlement occurred near or at the stated maturity and resulted in the application of extinguishment accounting.

On October 3, 2023, as agreed upon above in connection with the Closing of the FLAG Merger, the Company settled in cash $0.6 million of principal of 2023 Term Notes plus accrued interest and said term notes payable were no longer outstanding as of that date.

On April 12, 2024, the maturity date of $0.3 million of the 2023 Term Note was extended to January 1, 2025. Approximately $0.2 million of the amended 2023 Term Note will accrue interest at 18% per annum commencing on April 12, 2024, while the interest rate of the other $0.1 million of the amended 2023 Term Note will remain unchanged. All other terms and conditions remained substantially unchanged. The debt amendment occurred close to or upon the stated maturity date and resulted in the application of extinguishment accounting. The carrying value of the original notes equals the fair value at extinguishment date, which resulted in no gain or loss recorded in the consolidated statement of operations.

During the year ended December 31, 2024, the Company settled in cash $0.3 million of principal of 2023 Term Notes plus accrued interest and said term notes payable were no longer outstanding as of that date.

The interest rate of 24% on the 2023 Term Notes for a total principal of $1.1 million was amended on August 12, 2024, to 14% per annum.

On December 23, 2024, pursuant to the debt amendment on $1.0 million of the 2023 Term Notes, commencing on February 1, 2025, the Company shall pay the holder, a related party, $0.1 million each month until the 2023 Term Note’s principal and interest are fully paid. The principal shall continue accruing interest of 14% per annum until fully paid.

As of December 31, 2024 and December 31, 2023, the interest rate of the 2023 Term Notes was 14% and 24% per annum, respectively, for a total principal of $1.1 million, 18% and 14% per annum, respectively, for a total principal of $0.2 million, and 14% per annum for a total principal of $0.1 million. As of December 31, 2024 and December 31, 2023, the total carrying value, including accrued interest and net of debt discount, was $1.9 million. Term notes of $0.5 million were subsequently settled in January 2025 (see Note 12).

F-62

2024 Bridge Loan

On January 19, 2024, the Company received approximately $0.2 million in aggregate proceeds from the issuance of certain bridge loans (the “2024 Bridge Loan”), which mature one year from the issuance date and bear simple interest of 12% per annum. As consideration for the 2024 Term Loans, the Company issued an aggregate of 75 shares of restricted common stock to the Lender.

As of December 31, 2024, the total carrying value of the 2024 Bridge Loan, including accrued interest and net of debt discount, was $0.2 million, which was fully settled in January 2025 (see Note 12).

Convertible Promissory Notes

On January 26, 2024, the Company entered into a convertible promissory note purchase agreement (the “2024 Purchase Agreement”) with an Accredited Investor (the “Investor”) for a loan in the principal amount of $1.0 million (the “2024 Convertible Note Loan”). In connection with the Convertible Note Loan, the Company issued a one-year convertible promissory note evidencing the aggregate principal amount of $1.0 million under the Loan, which accrues at a 12.0% simple interest rate per annum (the “2024 Convertible Note”).

The 2024 Convertible Note also provides the Investor a voluntary right to convert all, but not less than all, the Principal Amount and accrued interest into shares of the Company’s common stock at a conversion rate equal to a 10% discount to the 10-day VWAP as determined immediately before January 26, 2024. In addition, upon such voluntary conversion by the Investor, the Investor will be entitled to a warrant for 50% of the number of shares of the Company’s common stock issued upon the Note conversion at an exercise equal to 120% of the Conversion Price (the “2024 Note Warrant”). In the event the Company consummates a public offering prior to the maturity date of the 2024 Convertible Note, the 2024 Convertible Note and accrued interest will be subject to a mandatory conversion into the equity securities of the Company issued and sold to investors in such public offering, equal to the price per share of the equity security sold to other purchasers and subject to similar terms and conditions of such public offering, except that such equity securities received under a mandatory conversion will be restricted securities.

On April 18, 2024, pursuant to the April Public Offering (see Note 1), the Company’s $1.0 million convertible note, inclusive of outstanding principal and accrued interest, was automatically converted into shares of Common Stock Unit shares, with terms identical to those sold in the April Public Offering. As of that date, the convertible note was no longer outstanding.

Convertible Promissory Notes and Unasserted Claim Settlement

On March 8, 2024, the Company entered into settlement agreement (“Settlement Agreement”) with an investor who previously enter into a series of related agreements including (i) an agreement with Calidi Cure to fund the purchase of Calidi Series B Preferred Stock; (ii) a Non-Redemption Agreement with the Company; (iii) an OTC Equity Prepaid Forward Purchase Agreement with the Company; and (iv) a Subscription Agreement with the Company (items (i) through (iv) collectively “the Supplemental Funding Agreements”) for the purpose of satisfying the “Minimum Cash Condition” required under the Business Combination agreement between First Light Acquisition Group, Inc., and Calidi Biotherapeutics, Inc., a Nevada corporation among others. Pursuant to the Settlement Agreement, (i) the investor purchased a $2.0 million convertible note from the Company for cash and (ii) the Company issued to the investor a $1.5 million convertible note in consideration for the settlement of all claims related to the Supplemental Funding Agreements. The $2.0 million convertible note and $1.5 million convertible note are collectively herein referred to as the “Convertible Notes”. The Convertible Notes bear semiannual interest at 10.0% per annum and each mature on March 8, 2028, unless due earlier due to an event of a default. After the earlier of 180 days or the effective date of a registration statement registering the Company’s common stock underlying the Convertible Notes, the Company may prepay the Convertible Notes, including any interest earned thereon, without penalty. The Convertible Notes provide the Investor a right to convert in whole or in part , the Principal Amount (as defined in the Convertible Notes) and accrued interest earned thereon into shares of the Company’s common stock at an initial note conversion price equal to 94.0% of the 10-day VWAP ending the business day preceding execution of the Convertible Notes, subject to a reset note conversion price equal to 94.0% of 10-day VWAP ending on the one hundred and eightieth (180th) day from the issuance of the Convertible Notes. On September 4, 2024, the exercise price was reset to $13.68. In the event the Company completes a financing (i) of at least $8.0 million in an offering registered with the SEC; or (ii) of at least $2.0 million with a non-affiliated purchaser at an effective price of at least 150.0% of the initial note conversion price, then the Convertible Notes will be subject to mandatory conversion at the lower of the initial note conversion price and reset note conversion price.

F-63

On April 14, 2024, the $1.5 million convertible note agreement was amended to include a mandatory prepayment of the entire convertible note upon the closing of a public offering of the Company’s securities registered with the Securities and Exchange Commission in which Holder participates in an amount equal to the principal amount of the convertible note. All other terms and conditions remained substantially unchanged. As no concession was granted as part of the amendment and the present value of the cash flows under the new debt instrument did not differ from the present value of the remaining cash flows under the terms of the original debt instrument, it was determined that the debt was not substantially different which resulted in modification accounting. The carrying value of the original notes equaled the fair value at modification date, which resulted in no adjustment to the debt’s carrying value.

During the year ended December 31, 2024, the $1.5 million convertible note was paid in full upon the closing of a public offering by the Company, in which the Holder participated in an amount equal to the principal amount of the convertible note, and principal of $2.0 million and accrued interest of $0.1 million of the Company’s $2.0 million convertible note was converted into 155,322 shares of common stock. As of December 31, 2024, the convertible notes were no longer outstanding.

Promissory Note Loan Agreement

On July 1, 2024, the Company entered into a Loan Agreement with a third party lender (the “Lender”). Under the Loan Agreement, the Lender agreed to loan the Company the principal amount of $0.6 million pursuant to the terms of the promissory note dated July 1, 2024 which was issued to the Lender by the Company (the “Promissory Note”).

The Promissory Note bears a simple interest rate at 15.0% per annum and matures on the third calendar year from July 1, 2024 (the “Maturity Date”) unless due earlier due to an event of a default under the terms of the Promissory Note. The Company agreed to pay annual payments of accrued interest after each calendar year from the Payment Date until any remaining interest is paid in full on the Maturity Date. As of December 31, 2024, the total carrying value of the promissory note, including accrued interest, was $0.6 million.

8. Convertible Preferred Stock, Common Stock and Stockholders’ Equity

Preferred Stock

Pursuant to the Second Amended and Restated Certificate of Incorporation filed on September 19, 2023, as amended (“the Amended Articles”), the Company is authorized to issue a total of 1,000,000 shares of preferred stock, par value $0.0001 per share. As of December 31, 2024 and 2023, there were no shares of preferred stock outstanding.

Convertible Preferred Stock

In connection with the closing of the FLAG Merger on September 12, 2023, all Convertible Preferred Stock, including the Series B Convertible Preferred stock classified as a liability which were completed as to the Series B financing, were converted to Calidi common stock pursuant to the conversion provisions and were no longer outstanding as of December 31, 2024 and 2023.

Common Stock

Pursuant to the Second Amended and Restated Certificate of Incorporation, the Company is authorized to issue 330,000,000 shares of common stock, par value $0.0001 per share, of which 312,000,000 shares are designated as Voting Common Stock (“Common Stock”) and 18,000,000 are designated as Non-Voting Common Stock (the “Non-Voting Common Stock”). As of December 31, 2024 and December 31, 2023, there were 1,730,051 and 296,019 shares of common stock issued and outstanding, respectively, and 150,000 shares of non-voting common stock outstanding. Since inception to date, no dividends have been declared or paid. Issuance costs related to common stock issuances during all periods presented were immaterial.

F-64

During the year ended December 31, 2024, the Company issued 14,589 shares of common stock in lieu of cash for certain services (see Note 11), 1,157 shares of common stock in lieu of cash for payment of a commitment fee related to the Company’s SEPA agreement (see Note 11), 132 shares of common stock issued to a stockholder as a result of the FLAG Merger (see Note 1), 110,271 shares of common stock shares issued in connection with the Company’s April Offering (see Note 1), 176,731 shares of common stock pursuant to Convertible Notes conversion (see Note 7), 89,153 shares of common stock issued in connection with the Company’s May Inducement Offer (see Note 1), 256,884 shares of common stock from exercises of warrants (see Note 8), 16,375 shares of common stock from exercises of pre-funded warrants (see Note 8), 1,667 shares of common stock issued for a legal settlement (see Note 11), 6,621 shares of common stock for reverse stock split fractional shares (see Note 1), 58,235 shares of common stock issued pursuant to a subscription agreement entered into with a related-party (see Note 11), 170,834 shares of common stock issued in connection with a October Public Offering (see Note 1), 158,355 shares of common stock issued in through At The Market Offering (see Note 1), 369,823 shares of common stock issued in connection with a November Public Offering (see Note 1), and 3,205 shares of common stock issued pursuant to a release of Restricted Stock Units.

During the year ended December 31, 2023, the Company issued 59,883 shares of common stock in connection with the conversion of convertible preferred stock (see above), 360 shares of common stock with term notes as interest paid in kind and other (see Note 8), 13 shares of common stock in lieu of cash per legal settlement agreement, 1,650 shares of common stock from exercises of stock options (see Note 8), 3,232 shares of common stock for Calidi debt settlement in connection with the FLAG Merger (see Note 8), 391 shares of common stock for Calidi deferred compensation settlement in connection with the FLAG Merger (see Note 11), 10,891 shares of common stock issued to Non-Redemption and PIPE Agreement Investor in connection with FLAG Merger, 8,334 shares of common stock under the Forward Purchase Agreement in connection with FLAG Merger, and 139,744 shares of common stock issued to Calidi stockholders as result of FLAG Merger.

As of December 31, 2024 and 2023, common stock reserved for future issuance consisted of the following:

	December 31, 2024	December 31, 2023
Common stock warrants outstanding	910,299	111,772
Common stock options issued and outstanding	77,245	65,521
Restricted stock units vested and unreleased	2,039	339
Shares available for future issuance under the 2023 Equity Incentive Plan	7,409	30,040
Shares reserved under the 2023 Employee Stock Purchase Plan	32,815	32,815
	1,029,807	240,487

April Public Offering

On April 18, 2024, in connection with the April Public Offering (see Note 1), the Company sold an aggregate of 110,271 Common Stock Units and 16,375 Pre-Funded Warrant (“PFW”) Units at an effective combined purchase price of $48.00 per Common Stock Unit or PFW Unit.

Each Common Stock Unit consists of: (i) one share of the Company’s voting common, (ii) a Series A warrant to purchase one share common stock, (iii) a Series B warrant to purchase one Series B Unit, with each Series B Unit consisting of (a) one share of common stock and (b) a Series B-1 Warrant to purchase one share of common stock, and (iv) a Series C warrant to purchase one Series C Unit, with each Series C Unit consisting of (a) one share of common stock and (b) a Series C-1 Warrant to purchase one share of common stock. See further warrant details per each issued series below.

Each PFW Unit consists of: (i) a pre-funded warrant to purchase one share of common stock, (ii) a Series A warrant to purchase one share common stock, (iii) a Series B warrant to purchase one Series B Unit, with each Series B Unit consisting of (a) one share of common stock and (b) a Series B-1 Warrant to purchase one share of common stock, and (iv) a Series C warrant to purchase one Series C Unit, with each Series C Unit consisting of (a) one share of common stock and (b) a Series C-1 Warrant to purchase one share of common stock. See further warrant details per each issued series below.

F-65

The Company issued the Placement Agent common stock warrants to purchase up to 6,333 shares of Common Stock. See further warrant details below.

May Inducement Offer

On May 31, 2024, following the closing of the May Inducement Offer (see Note 1), warrant holders immediately exercised some or all of their respective outstanding Series B Warrants and C Warrants to purchase up to an aggregate of 89,153 shares of the Company’s Common Stock, Series B-1 Warrants to purchase up to 22,275 shares of Common Stock and Series C-1 Warrants to purchase up to 66,878 shares of Common Stock, at a reduced exercise price of $24.00. In consideration for the immediate exercise of some or all of the Existing Warrants for cash, the Company agreed to issue unregistered new Series D Warrants to purchase up to 89,153 shares of Common Stock.

The Company accounted for the exercise price decrease of the Existing Warrants as a modification. Based on the nature of the modification (i.e., reduction in exercise price to induce exercise and raise additional capital), the modification was accounted for as an equity issuance cost on the date the offer was accepted by the Holders, calculated as the excess fair value of the modified warrants post modification.

The Company issued the Placement Agent common stock warrants to purchase up to 4,458 shares of common stock. See further warrant details below.

Subscription Agreement

On July 26, 2024, the Board of Directors of the Company approved a Subscription Agreement dated July 28, 2024 entered with an accredited investor, a related-party (see Note 1). Pursuant to the Agreement, the Company sold to the Investor and the Investor purchased, (i) 58,235 shares of Common Stock at a purchase price of $17.172 per share; and (ii) warrants to purchase 50,000 shares of the Company’s common stock at an exercise price of $22.80, for an aggregate purchase price of $1.0 million.

At The Market Offering Agreement

On October 11, 2024, the Company entered into an At The Market Offering Agreement (the “Sales Agreement”) with Ladenburg Thalmann & Co. Inc. (“Ladenburg”), under which the Company may, from time to time, in its sole discretion, issue and sell through Ladenburg, acting as agent or principal, shares of the Company’s common stock, par value $0.0001 per share, initially having an aggregate offering price of up to $5.1 million. Pursuant to the Sales Agreement, Ladenburg may sell the Shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, as amended. Ladenburg will use commercially reasonable efforts consistent with its normal trading and sales practices to sell the Shares from time to time, based upon instructions from the Company (including any price or size limits or other customary parameters or conditions the Company may impose).

The Company will pay Ladenburg a cash commission of 3.0% of the aggregate gross sales proceeds of shares sold through Ladenburg under the Sales Agreement. The Company also agreed to reimburse Ladenburg for certain specified expenses, including the fees and disbursements of its counsel, in an amount not to exceed $50,000, in addition to certain ongoing disbursements of its legal counsel up to $7,500 in connection with diligence bring downs.

Under the terms of the Sales Agreement, the Company may also sell shares to Ladenburg as principal for its own account at prices agreed upon at the time of sale. If the Company sells shares to Ladenburg as principal, it will enter into a separate terms agreement with Ladenburg in substantially the form attached to the Sales Agreement. The Company is not obligated to sell any shares under the Sales Agreement. The offering of the shares pursuant to the Sales Agreement may be terminated by either the Company or Ladenburg, as permitted therein.

On February 4, 2025, the Company increased the maximum aggregate offering amount of the shares of the Company’s common stock, par value $0.0001 per share issuable under the At The Market Offering Agreement with Ladenburg Thalmann & Co. Inc., dated October 11, 2024, from $5.1 million to $11.2 million, and filed a prospectus supplement under the Sales Agreement for an aggregate of $6.1 million (see Note 12). Prior to February 4, 2025, the Company sold shares of Common Stock having an aggregate sales price of approximately $5.0 million under the Sales Agreement, including $3.2 million in 2024. Subsequent to December 31, 2024, the Company sold 223,583 shares of common stock for gross proceeds of approximately $2.9 million under the Sales Agreement.

F-66

October Public Offering

On October 23, 2024, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”), pursuant to which the Company agreed to issue to the Purchasers, (i) in a registered offering, 170,836 shares of the Company’s common stock, par value $0.0001 per share, at a purchase price of $12.00 per share, and (ii) in a concurrent private placement, Series E common stock purchase warrants to purchase up to 170,836 shares of Common Stock (the “Series E Common Warrants”) and Series F common stock purchase warrants to purchase up to 170,836 shares of Common Stock (the “Series F Common Warrants” and together with the Series E Common Warrants, the “Common Warrants”). Such registered direct offering and concurrent private placement are referred to herein as the “Transactions.”

The closing of the Transactions took place on October 24, 2024. The gross proceeds from the Transactions were approximately $2.1 million, before deducting placement agent fees and other offering expenses payable by the Company and excluding the net proceeds, if any, from the exercise of the Common Warrants or Placement Agent Warrants (as defined below).

The shares were offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-282456), which was declared effective by the Securities Exchange Commission on October 10, 2024.

The Company issued the Placement Agent common stock warrants to purchase up to 8,542 shares of Common Stock. See further warrant details below.

November Public Offering

On November 14, 2024, the Company entered into a Placement Agency Agreement with Ladenburg (the “Placement Agent”), pursuant to which the Company agreed to issue in a public offering 369,823 shares of the Company’s common stock (the “Shares”), par value $0.0001 per share (“Common Stock”), at a purchase price of $20.28 per Share.

The closing of the offering took place on November 15, 2024. The gross proceeds from the offering were approximately $7.5 million, before deducting placement agent fees and other offering expenses payable by the Company and excluding the net proceeds, if any, from the exercise of the Placement Agent Warrants.

The Shares were offered by the Company pursuant to a shelf registration statement on Form S-3, which was declared effective by the Securities Exchange Commission on October 10, 2024.

The Company issued the Placement Agent common stock warrants to purchase up to 18,492 shares of Common Stock. See further warrant details below.

Nova Cell Investment

On July 26, 2024, the Board of Directors of the Company acknowledged a strategic investment of approximately $2.0 million by an accredited investor, a related-party, into Nova Cell, a subsidiary of the Company, in exchange for the issuance of 7,500,000 shares of Nova Cell’s shares of common stock to the Investor, representing 25% of Nova Cell’s current fully-diluted capitalization.

F-67

Warrants

As of December 31, 2024 and 2023, the Company has outstanding warrants to purchase 910,299 and 111,772 shares of Common Stock, respectively, consisting of the following:

	December 31, 2024	December 31, 2023 (1)
Private Warrants to purchase Common Stock	15,938	15,938
Public Warrants to purchase Common Stock	95,834	95,834
Warrants to purchase Restricted Shares	53,334	—
Placement Agent Warrants to purchase Common Stock	37,825	—
Series A Warrants to purchase Common Stock	87,643	—
Series B Warrants to purchase Common Stock	57,451	—
Series B-1 Warrants to purchase Common Stock	63,528	—
Series C-1 Warrants to purchase Common Stock	67,921	—
Series D Warrants to purchase Common Stock	89,153	—
Series E Warrants to purchase Common Stock	170,836	—
Series F Warrants to purchase Common Stock	170,836	—
	910,299	111,772

(1)	Retrospectively restated for reverse recapitalization.

Private Warrants

In connection with the closing of the FLAG Merger on September 12, 2023, the Company assumed private warrants to purchase 15,938 shares of common stock with an exercise price of $1,380.00 per share (the “Private Warrants”). The Private Warrants (and shares of common stock issued or issuable upon exercise of the Private Warrants) in general, will not be transferable, assignable or salable until 30 days after the Closing (excluding permitted transferees) and they will not be redeemable under certain redemption scenarios by us so long as they are held by the Sponsor, Metric or their respective permitted transferees. Otherwise, the Private Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Warrants are held by holders other than the Company’s sponsor, Metric or their respective permitted transferees, the Private Warrants will be redeemable by the Company under all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

As of December 31, 2024 and 2023, Private Warrants to purchase 15,938 of Common Stock remain outstanding.

Public Warrants

In connection with the closing of the FLAG Merger on September 12, 2023, the Company assumed 95,834 public warrants to purchase common stock with an exercise price of $1,380.00 per share. The public warrants became exercisable 30 days after the Closing. Each whole share of the warrant is exercisable for one share of the Company’s common stock.

The Company may redeem the outstanding Public Warrants for $0.12 per warrant upon at least 30 days’ prior written notice of redemption given after the warrants become exercisable, if the reported last sale price of the common stock equals or exceeds $2,160.00 per share (as adjusted for stock dividends, sub-divisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after the warrants become exercisable and ending on the third trading day before the Company sends the notice of redemption to the warrant holders. Upon issuance of a redemption notice by the Company, the warrant holders may, at any time after the redemption notice, exercise the public warrants on a cashless basis.

F-68

The Company accounts for the public warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.

The accounting treatment of derivative financial instruments in accordance with ASC 815, Derivatives and Hedging, requires that the Company record a derivative liability upon the closing of the FLAG Merger. Accordingly, the Company classifies each warrant as a liability at its fair value and the warrants were allocated a portion of the proceeds from the issuance of the Units equal to its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

On October 17, 2024, the Company received notice from the NYSE that the Company’s Public Warrants to purchase common stock are no longer suitable for listing pursuant to Section 1001 of the NYSE American Company Guide due to the low trading price of such public warrants, and that the NYSE Regulation has determined to commence proceedings to delist the public warrants. The Public Warrants may be traded on the OTC Pink Marketplace under the symbol CLDWW.

As of December 31, 2024 and 2023, Public Warrants to purchase 95,834 shares of Common Stock remained outstanding.

Warrants to Purchase Restricted Shares

On February 21, 2024, in connection with a settlement agreement (see Note 11), the Company issued additional warrants to purchase 3,334 Restricted Shares which (i) have an exercise price equal to $158.40 per share; and (ii) are exercisable for 5 years after the date of issuance of the warrants, subject to the terms set forth in such warrant.

On July 26, 2024, pursuant to a subscription agreement entered into with an accredited investor, a related-party (see Note 11), the Company sold to the investor warrants to purchase 50,000 shares of the Company’s common stock, which (i) have an exercise price equal to $22.80 per share; and (ii) are exercisable for 3 years after the date of issuance of the warrants, subject to the terms set forth in such warrant.

As of December 31, 2024, non-series warrants to purchase 53,334 shares of Calidi common stock remained outstanding. There were no such warrants as of December 31, 2023.

Placement Agent Warrants

On April 18, 2024, in connection with the closing of the April Public Offering (see Note 1), the Company issued to the placement agent warrants to purchase up to 6,333 shares of Common Stock, which (i) have an exercise price equal to $79.20 per share; and (ii) are exercisable for 5 years after the date of issuance of the warrants, subject to the terms set forth in such warrant.

On June 3, 2024, in connection with the closing of the May Inducement Offer (see Note 1), the Company issued to the placement agent warrants to purchase up to 4,458 shares of Common Stock, which (i) have an exercise price equal to $45.00 per share; and (ii) are exercisable for 5 years after the date of issuance of the warrants, subject to the terms set forth in such warrant.

On October 23, 2024, in connection with the Securities Purchase Agreement (see Note 1), the Company issued to the placement agent warrants to purchase up to 8,542 shares of Common Stock, which (i) have an exercise price equal to $15.00 per share; and (ii) are exercisable 6 months from the date of issuance and expire on the 5 year anniversary of initial exercise date, subject to the terms set forth in such warrant.

On November 14, 2024, in connection with a Placement Agency Agreement (see Note 1), the Company issued to the placement agent warrants to purchase up to 18,492 shares of Common Stock, which (i) have an exercise price equal to $25.32 per share; and (ii) are exercisable 6 months from the date of issuance and expire on the 5 year anniversary of initial exercise date, subject to the terms set forth in such warrant.

As of December 31, 2024, placement agent warrants to purchase a total of 37,825 shares of common stock remained outstanding. There were no such warrants as of December 31, 2023.

F-69

Series A Warrants

On April 18, 2024, in connection with the closing of the April Public Offering (see Note 1), the Company issued Series A warrants to purchase 126,653 shares of Common Stock. Furthermore, on April 18, 2024, in connection with the mandatory conversion of a $1.0 million Convertible Note (see Note 8), the Company issued additional Series A warrants to purchase 21,408 shares of Common Stock. The Series A Warrants have (i) an exercise price equal to $72.00 per share; and (ii) are exercisable for 5 years after the date of issuance of the warrants, subject to the terms set forth in such warrant.

Pursuant to the Reverse Stock Split effected July 15, 2024 (See Note 1), the exercise price of the Series A warrants was reset to $18.24 per share, effective July 22, 2024.

During the year ended December 31, 2024, Series A warrants to purchase 60,418 shares of common stock were exercised at $18.24 per share and the Company received gross proceeds of approximately $1.1 million.

As of December 31, 2024, Series A warrants to purchase 87,643 shares of common stock remained outstanding. There were no such warrants as of December 31, 2023.

Series B Warrants

On April 18, 2024, in connection with the closing of the April Public Offering (see Note 1), the Company issued Series B warrants to purchase 126,653 shares of common stock. Furthermore, on April 18, 2024, in connection with the mandatory conversion of a $1.0 million Convertible Note (see Note 7), the Company issued additional Series B warrants to purchase 21,408 shares of common stock. The Series B Warrants have (i) an exercise price equal to $72.00 per share; and (ii) are exercisable for 1 year after the date of issuance of the warrants, subject to the terms set forth in such warrant.

Series B warrants to purchase 22,275 shares of common stock were exercised at a reduced exercise price of $24.00 in connection with the May Inducement Offer. Pursuant to the issuance of common stock per the Series B warrant exercises, the Company received gross proceeds of approximately $0.5 million.

Pursuant to the Reverse Stock Split effected July 15, 2024 (See Note 1), the exercise price of the Series B warrants was reset to $18.24 per share, effective July 22, 2024.

During the year ended December 31, 2024, Series B warrants to purchase 68,335 shares of common stock were exercised at $18.24 per share and the Company received gross proceeds of approximately $1.2 million.

As of December 31, 2024, Series B warrants to purchase 57,451 shares of common stock remained outstanding. There were no such warrants as of December 31, 2023.

Series C Warrants

On April 18, 2024, in connection with the closing of the April Public Offering (see Note 1), the Company issued Series C warrants to purchase 126,653 shares of common stock. Furthermore, on April 18, 2024, in connection with the mandatory conversion of a $1.0 million Convertible Note (see Note 7), the Company issued additional Series C warrants to purchase 21,408 shares of common stock. The Series C Warrants have (i) an exercise price equal to $72.00 per share; and (ii) are exercisable for 4 months after the date of issuance of the warrants, subject to the terms set forth in such warrant.

Series C warrants to purchase 66,878 shares of common stock were exercised at a reduced exercise price of $24.00 in connection with the May Inducement Offer. Pursuant to the issuance of common stock per the Series C warrant exercises, the Company received gross proceeds of approximately $1.6 million.

Pursuant to the Reverse Stock Split effected July 15, 2024 (See Note 1), the exercise price of the Series C warrants was reset to $18.24 per share, effective July 22, 2024.

F-70

During the year ended December 31, 2024, Series C warrants to purchase 53,129 shares of common stock were exercised at $18.24 per share and the Company received gross proceeds of approximately $1.0 million. 28,055 Series C warrants expired on August 18, 2024.

As of December 31, 2024 no Series C warrants remained outstanding. There were no such warrants as of December 31, 2023.

Series B-1 Warrants

On June 3, 2024, in connection with the closing of the May Inducement Offer (see Note 1), the Company issued Series B-1 warrants to purchase 22,275 shares of common stock, which (i) have an exercise price equal to $24.00 per share; and (ii) are exercisable for 5 years after the date of issuance of the warrants, subject to the terms set forth in such warrant.

Pursuant to the Reverse Stock Split effected July 15, 2024 (See Note 1), the exercise price of the Series B-1 warrants was reset to $18.24 per share, effective July 22, 2024.

During the year ended December 31, 2024, pursuant to the terms of the Series B Warrants, the Company issued Series B-1 warrants to purchase 68,335 shares of common stock which (i) have an exercise price equal to $18.24 per share; and (ii) are exercisable for 5 years after the date of issuance of the warrants, subject to the terms set forth in such warrant. Series B-1 warrants to purchase 27,082 shares of common stock were exercised at $18.24 per share and the Company received gross proceeds of approximately $0.5 million.

As of December 31, 2024, Series B-1 warrants to purchase 63,528 shares of common stock remained outstanding. There were no such warrants as of December 31, 2023.

Series C-1 Warrants

On June 3, 2024, in connection with the closing of the May Inducement Offer (see Note 1), the Company issued Series C-1 warrants to purchase 66,878 shares of common stock, which (i) have an exercise price equal to $24.00 per share; and (ii) are exercisable for 5 years after the date of issuance of the warrants, subject to the terms set forth in such warrant. Series C-1 warrants to purchase 4,167 shares of common stock were subsequently exercised at an exercise price of $24.00 per share.

Pursuant to the issuance of common stock per the Series C-1 warrant exercises, the Company received gross proceeds of approximately $0.1 million. Pursuant to the Reverse Stock Split effected July 15, 2024 (See Note 1), the exercise price of the Series C-1 warrants was reset to $18.24 per share, effective July 22, 2024.

During the year ended December 31, 2024, pursuant to the terms of the Series C Warrants, the Company issued Series C-1 warrants to purchase 53,146 shares of common stock which (i) have an exercise price equal to $18.24 per share; and (ii) are exercisable for 5 years after the date of issuance of the warrants, subject to the terms set forth in such warrant. Series C-1 warrants to purchase 47,936 shares of common stock were exercised at $18.24 per share and the Company received gross proceeds of approximately $0.9 million.

As of December 31, 2024, Series C-1 warrants to purchase 67,921 shares of common stock remained outstanding. There were no such warrants as of December 31, 2023.

Series D Warrants

On June 3, 2024, in connection with the closing of the May Inducement Offer (see Note 1), the Company issued Series D warrants to purchase 89,153 shares of common stock, which (i) have an exercise price equal to $36.00 per share; and (ii) are exercisable for 5.5 years after the date of issuance of the warrants, subject to the terms set forth in such warrant. The Series D Warrants were issued as additional consideration to the Holders as part of the May Inducement Offer (see Note 1). The fair value of the Series D Warrants totaling $1.7 million was recorded as a deemed dividend to the warrant holders, and accordingly was treated as a reduction from total loss attributable to common stockholders in the calculations of net loss per share in the consolidated statements of operations.

F-71

Pursuant to the Reverse Stock Split effected July 15, 2024 (See Note 1), the exercise price of the Series D warrants was reset to $18.24 per share, effective July 22, 2024.

As of December 31, 2024, Series D warrants to purchase 89,153 shares of common stock remained outstanding. There were no such warrants as of December 31, 2023.

Series E Warrants

On October 23, 2024, in connection with the Securities Purchase Agreement with certain institutional investors (see Note 1), the Company issued Series E warrants to purchase 170,836 shares of common stock, which (i) have an exercise price equal to $13.56 per share; and (ii) are exercisable 6 months from the date of issuance and expire on the 1 year anniversary of initial exercise date, subject to the terms set forth in such warrant.

As of December 31, 2024, Series E warrants to purchase 170,836 shares of common stock remained outstanding. There were no such warrants as of December 31, 2023.

Series F Warrants

On October 23, 2024, in connection with the Securities Purchase Agreement with certain institutional investors (see Note 1), the Company issued Series F warrants to purchase 170,836 shares of common stock, which (i) have an exercise price equal to $13.56 per share; and (ii) are exercisable 6 months from the date of issuance and expire on the 5 year anniversary of initial exercise date, subject to the terms set forth in such warrant.

As of December 31, 2024, Series F warrants to purchase 170,836 shares of common stock remained outstanding. There were no such warrants as of December 31, 2023.

The following table summarizes the Company’s aggregate warrant activity for the year ended December 31, 2024.

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding at January 1, 2024	111,772	$1,380.00	4.72
Issued	1,176,804	—	—
Exercised	(350,222)	—	—
Expired	(28,055)	—	—
Outstanding at December 31, 2024	910,299	$185.16	3.63

The following table summarizes the Company’s aggregate warrant activity for the year ended December 31, 2023.

	Number of Warrants (1)	Weighted Average Exercise Price (1)	Weighted Average Remaining Contractual Life (Years)
Outstanding at January 1, 2023	14,048	$288.00	7.87
Issued	111,772	—	—
Exercised	—	—	—
Converted into Common Stock	(14,048)	—	—
Outstanding at December 31, 2023	111,772	$1,380.00	4.72

(1)	Retrospectively restated for reverse recapitalization.

F-72

9. Stock-Based Compensation

Equity Incentive Plans

Prior to January 1, 2019, the Company adopted the 2016 Stock Plan (the “2016 Plan”) under which the Company was authorized to grant stock options, restricted stock, a stock appreciation right, or a restricted stock unit award. In June 2019, the Company adopted the 2019 Equity Incentive Plan (the “2019 Plan”) to replace the 2016 Plan. Other than the change of plan name and incorporation state, all the terms of the 2016 Plan were carried over into the 2019 Plan. In adopting the 2019 Plan, the Company terminated the 2016 Plan and may no longer grant any additional stock options or sell any stock under restricted stock purchase agreements under the 2016 Plan; however, stock options issued under the 2016 Plan will continue to be in effect in accordance with their terms and the terms of the 2019 Plan, which are substantially the same terms as the 2016 Plan, until the exercise or expiration of the individual options awards. In connection with the Business Combination, the Company assumed the options granted under the 2019 Plan. Upon completion of the Business Combination on September 12, 2023, the Company adopted the 2023 Equity Incentive Plan (the “2023 Plan”). Since the 2019 Plan was not assumed by the Company, the Company may no longer grant any additional stock options or sell any stock under restricted stock purchase agreements under the 2019 Plan; however, stock options issued under the 2019 Plan will continue to be in effect in accordance with their terms and the terms of the 2023 Plan until the exercise or expiration of the individual options awards.

The 2019 Plan reserved the right for the Board of Directors as the administrator of the plan (the “Administrator”) to issue up to shares pursuant to 166,667 (pre-Business Combination) equity awards, which was increased to up to 212,500 (pre-Business Combination) in May 2022, including stock options (“Options”), restricted stock awards (“Restricted Stock”), dividend equivalents awards, stock payment awards, restricted stock units (“RSUs”) and/or stock appreciation rights (“SARs”, together with Options, Restricted Stock and RSUs, “Awards”), according to its discretion. Awards may be granted under the 2019 Plan to our employees, directors, and consultants. As of December 31, 2023, the Administrator has not issued any Restricted Stock, RSUs, dividend equivalents awards, stock payment awards or SARs. Stock options remain as the sole outstanding type of award under the 2019 Plans.

Under the 2019 Plan, awards may vest and thereby become exercisable or have restrictions on forfeiture lapse on the date of grant or in periodic installments or upon the attainment of performance goals, or upon the occurrence of specified events depending on the Administrator’s discretion. The Administrator has broad authority to determine the terms and conditions of any Award granted pursuant to the 2019 Plan including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof as the Administrator, in its sole discretion may determine.

No Awards may be granted under the 2019 Plan with a term of more than ten years and no Awards granted may be exercised after the expiration of ten years from the date of grant.

The 2023 Plan reserved the right for the Compensation Committee or by the Board of Directors acting as the Compensation Committee, as the administrator of the plan (the “Administrator”) to issue up to 32,815 equity awards, including stock options (“Options”), restricted stock awards (“Restricted Stock”), dividend equivalents awards, stock payment awards, restricted stock units (“RSUs”) and/or stock appreciation rights (“SARs”, together with Options, Restricted Stock and RSUs, “Awards”), according to its discretion. Awards may be granted under the 2023 Plan to our employees, directors, and consultants.

Under the 2023 Plan, Awards may vest and thereby become exercisable or have restrictions on forfeiture lapse on the date of grant or in periodic installments or upon the attainment of performance goals, or upon the occurrence of specified events depending on the Administrator’s discretion. The Administrator has broad authority to determine the terms and conditions of any Award granted pursuant to the 2023 Plan including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof as the Administrator, in its sole discretion may determine.

F-73

No Awards may be granted under the 2023 Plan with a term of more than ten years and no Awards granted may be exercised after the expiration of ten years from the date of grant.

On September 12, 2023, upon closing of the FLAG Merger, the number of equity awards issued and available for grant were retrospectively adjusted pursuant to the conversion ratio of approximately 0.042. The mechanism of conversion resulted in the fair value of each option prior to the Closing equal to the fair value of each option after. All stock option activity presented in these statements has been retrospectively adjusted to reflect the conversion.

On July 15, 2024, the Company effected a 1-for-10 Reverse Stock Split. As a result, proportionate adjustments were made to the per share exercise price and the number of shares of Common Stock that may be purchased upon exercise of outstanding stock options granted by the Company, and the number of shares of Common Stock reserved for future issuance under the Company’s 2023 Equity Incentive Plan. All stock option activity presented in these statements has been retrospectively adjusted to reflect the Reverse Stock Split.

2023 Employee Stock Purchase Plan (“ESPP”)

On August 28, 2023, the Company approved the 2023 Employee Stock Purchase Plan, hereinafter the 2023 ESPP, which became effective on the consummation of the FLAG Merger. Under the 2023 ESPP, eligible employees may purchase a limited number of shares of common stock at a discount of up to 15% of the market value of such stock at pre-determined and plan-defined dates. There were no shares issued under the 2023 ESPP during the year ended December 31, 2024.

Stock Options

Options granted under the 2019 Plan and 2023 Plan may be either “incentive stock options” within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or “non-qualified” stock options that do not qualify incentive stock options. Incentive stock options may be granted only to the Company’s employees and employees of domestic subsidiaries, as applicable. The exercise price of stock options shall be equal to or greater than the fair market value of Calidi common stock on the date the option is granted. In the case of an optionee who, at the time of grant, owns more than 10% of the combined voting power of all classes of Calidi stock, the exercise price of any incentive stock option must be at least 110% of the fair market value of the common stock on the grant date, and the term of the option may be no longer than five years. The aggregate fair market value of common stock (determined as of the grant date of the option) with respect to which incentive stock options become exercisable for the first time by an optionee in any calendar year may not exceed $0.1 million, otherwise it will be classified as a Non-Qualified Stock Option.

The exercise price of an option may be payable in cash or in common stock, or in a combination of cash and common stock, or other legal consideration for the issuance of stock as the Board or Administrator may approve.

Generally, options vest over four years and will be exercisable only while the optionee remains an employee, director or consultant, or during the three months thereafter, but in the case of the termination of an employee, director, or consultant’s services due to death or disability, the period for exercising a vested option shall be extended to the earlier of twelve months after termination or the expiration date of the option.

Employee Benefit Plans Securities Registration Statement

On October 1, 2024, the Company filed a Registration Statement on Form S-8, which includes a Reoffer Prospectus which may be used for reoffers and resales of shares of the Company. The Reoffer Prospectus covers the shares issuable to the holders pursuant to awards granted by the Company under the Calidi Equity Plans. The Company will not receive any proceeds from the sale of the shares offered by the Reoffer Prospectus.

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Option Awards Activity

A summary of the option activity and related information follows (in thousands except weighted average exercise price):

	Number of Options Outstanding	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2024	66	$309.60	5.82	$3
Options granted	19	22.68
Options exercised	—	—
Options forfeited or cancelled	(8)	495.12
Outstanding at December 31, 2024	77	220.92	5.67	$5
Exercisable at December 31, 2024	59	231.84	4.83	$1

Restricted Stock Units

A summary of the 2023 Plan restricted stock unit (RSU) activity and related information follows (in thousands except weighted average grant date fair value):

	Number of Units Outstanding	Weighted Average Grant-Date Fair Value
Balance at January 1, 2024	1	$216.00
Granted	5	$27.12
Vested and released	(4)	$55.32
Balance at December 31, 2024	2	$13.80
Vested and unreleased	2	$13.80
Outstanding at December 31, 2024	2	$13.80

The Company recorded stock-based compensation expense in the following categories on the accompanying consolidated statements of operations for the periods presented (in thousands):

	Year Ended December 31,
	2024	2023
Research and development	$751	$1,075
General and administrative	2,206	3,734
Total stock-based compensation expense	$2,957	$4,809

On January 18, 2023, the Board approved a repricing of approximately 0.2 million stock options previously granted at an exercise price of $1,112.40 per share to the then current fair value of $853.20 per share pursuant to an updated valuation report. The year ended December 31, 2024 and 2023 include a noncash compensation charge of approximately $0.1 million and $0.2 million, respectively, in connection with this repricing. The stock option repricing and the acceleration of vesting were accounted for as a modification.

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As of December 31, 2024, the total unamortized stock-based compensation expense related to stock options was approximately $2.7 million, expected to be amortized over an estimated weighted average life of 0.8 years. The weighted-average estimated fair value of stock options with service-conditions granted during the year ended December 31, 2024 and 2023 was $17.28 and $514.80 per share, respectively, using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2024	2023
Expected volatility	85.63%	88.76%
Risk-free interest rate	4.21%	3.81%
Expected option life (in years)	5.64	5.80
Expected dividend yield	0.0%	0.0%

The Company does not recognize deferred income taxes for incentive stock option compensation expense and records a tax deduction only when a disqualified disposition has occurred.

In connection with the closing of the FLAG Merger on September 12, 2023, all stock options underlying of the 2019 Plan were assumed by Calidi at the appropriate conversion ratio and the legacy Calidi 2019 Plan was terminated.

10. Income Taxes

Income/(Loss) before provision for income taxes consisted of the following for the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
United States	$(22,215)	$(27,984)
International	20	(1,216)
Loss before provision for income taxes	$(22,195)	$(29,200)

The income tax expense (benefit) by jurisdiction for the years ended December 31, 2024 and 2023, were as follows (in thousands):

	2024	2023
Current:
Federal	$—	$—
State and local	—	—
Foreign	14	16

Total current	$14	$16

Deferred:
Federal	$—	$—
State and local	—	—
Foreign	—	—
Total deferred	—	—
Total tax expense	$14	$16

Since inception, the Company has incurred net operating losses primarily for U.S. federal and state income tax purposes and has not reflected any benefit of such net operating loss carryforwards for any periods presented herein. For the years ended December 31, 2024 and 2023, no U.S. provision or benefit for income taxes was recorded and an insignificant amount of German provision for income taxes was recorded as presented on the consolidated statements of operations.

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Income taxes during the years ended December 31, 2024 and 2023 differed from the amounts computed by applying the applicable U.S. federal income tax rates indicated to pretax loss from operations as a result of the following:

	2024	2023
Computed tax benefit at federal statutory rate	21%	21%
Permanent differences	—%	—%
State tax benefit	7%	7%
Stock based compensation	(3)%	(2)%
Other permanent differences	(1)%	(1)%
Change in valuation allowance	(25)%	(28)%
Research and development credit	—%	—%
Change in fair value of debt	1%	1%
Stock issuance cost	—%	(2)%
Acquired startup costs	—%	4%
	—%	—%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The primary components of the deferred tax assets and liabilities at December 31, 2024 and 2023 were as follows (in thousands):

	2024	2023
Deferred tax assets/(liabilities):
Net operating loss carryforwards	$20,221	$15,236
Research and development credit carryforwards	931	666
Stock-based and other compensation	2,135	2,131
Lease liability	859	1,143
Capitalized research and development expenditures	4,247	3,109
Depreciation and amortization	1,393	1,508
Accrued liabilities and other reserves	446	1,217
Total deferred tax assets	30,232	25,010
Right-of-use and other assets	(830)	(1,147)
Total deferred tax liabilities	(830)	(1,147)
Valuation allowance	(29,402)	(23,863)
Net deferred tax asset	$—	$—

As of December 31, 2024, the Company had net operating loss carryforwards of approximately $68.2 million for U.S. federal income tax purposes and $88.0 million for state income tax purposes. Federal net operating losses of $8.0 million generated on or prior to December 31, 2017, expire in varying amounts between 2034 and 2037, while federal net operating losses of $60.2 million generated after December 31, 2017 carryforward indefinitely. The state net operating losses expire in varying amounts between 2034 and 2044.

As of December 31, 2024, the Company has research and development credit carryforwards for federal purposes of $1.1 million and for state purposes of $1.0 million. The federal credits will expire between 2040 and 2044, while the state credits have no expiration.

Utilization of the net operating loss carryforwards and credits may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization. The Company performed a Section 382 study for the period February 15, 2015 to December 31, 2021. There was an ownership change identified on March 26, 2018 after the Company’s Series A-2 preferred stock issuance. The Company has not undertaken a Section 382 study through December 31, 2024. Our ability to utilize our net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes.

F-77

A valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax assets will not be realized. The Company established a full valuation allowance for all periods presented due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets. The change in the valuation allowance was $5.5 million and $8.3 million for the years ended December 31, 2024 and 2023, respectively.

The Company has uncertain tax benefits (“UTBs”) totaling approximately $1.8 million and $1.5 million as of December 31, 2024 and 2023, respectively, which were netted against deferred tax assets subject to valuation allowance. The UTBs had no effect on the effective tax rate and there would be no cash tax impact for any period presented. The Company does not expect its UTBs to change significantly over the next twelve months.

A reconciliation of the beginning and ending unrecognized tax benefit amount is as follows (in thousands):

	December 31,
	2024	2023
Balance at the beginning of the year	$1,517	$1,239
Additions based on tax positions related to current year	282	278
Adjustments based on tax positions related to prior years	—	—
Balance at end of year	$1,799	$1,517

The Company files tax returns in the U.S. for federal purposes and California for state purposes. For jurisdictions in which tax filings have been filed, all tax years remain open for examination by the federal and California state authorities for three and four years, respectively, from the date of utilization of any net operating losses or credits. The Company is not currently under audit by any taxing jurisdiction.

The Company tax filings are subject to audit by taxing authorities in jurisdictions where it conducts business. These audits may result in assessments of additional taxes that are subsequently resolved with the authorities or potentially through the courts. Management believes the Company has adequately provided for any ultimate amounts that are likely to result from these audits; however, final assessments, if any, could be significantly different than the amounts recorded in the consolidated financial statements.

11. Commitments and Contingencies

Operating and Financing Leases

On October 10, 2022, the Company entered into an Office Lease Agreement (the “San Diego Lease”) of a building containing 15,197 square feet of rentable space located in San Diego, California (the “Premises”) that will serve as the Company’s new principal executive and administrative offices and laboratory facility. The Company completed constructing tenant improvements at the Premises on February 27, 2023, and moved into the Premises by the end of March 2023.

To secure and execute the San Diego Lease, Mr. Allan Camaisa provided a personal Guaranty of Lease of up to $0.9 million (the “Guaranty”) to the lessor for the Company’s future performance under the San Diego Lease agreement. As consideration for the Guaranty, the Company agreed to pay Mr. Camaisa 10% of the Guaranty amount for the first year of the San Diego Lease, and 5% per annum of the Guaranty amount thereafter through the life of the lease, with all amounts accrued and payable at the termination of the San Diego Lease or release of Mr. Camaisa from the Guaranty by the lessor, whichever occurs first.

The San Diego Lease has an initial term of 48 calendar months, from the first day of the first full month following which the “Commencement Date” occurs (the “Term”), which was March 1, 2023.

Beginning on the Commencement Date, the Company pays base monthly rent in the amount of $0.1 million during the first 12 months of the Term, plus a management fee equal to 3.0% of base rent. Base monthly rent will increase annually, over the base monthly rent then in effect, by 3.0%.

In addition to base monthly rent and management fees, the Company pays in monthly installments its share of (a) all costs and expenses, other than certain excluded expenses, incurred by the lessor in each calendar year in connection with operating, maintaining, repairing (including replacements if repairs are not feasible or would not be effective) and managing the Premises and the building in which the Premises are located (“Expenses”), and (b) all real estate taxes and assessments on the Premises and the building in which the Premises are located, all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Premises (“Taxes”).

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Upon execution of the San Diego Lease, the Company provided the lessor a payment of $0.1 million as first month base rent and prepaid operating expenses, and a letter of credit in the amount of $0.1 million issued by a bank in the name of the lessor. To obtain the letter of credit, the Company has provided the issuing bank with a restricted cash deposit that the bank will hold to cover its obligation to pay any draws on the letter of credit by the lessor. The restricted cash may not be used for any other purpose (see Note 2). The prepaid rent was included in the initial accounting of the San Diego Lease in accordance with operating leases under ASC 842, as presented in the tables below.

On April 1, 2022, StemVac entered into an office lease which includes laboratory space which expires on March 31, 2027, with monthly payments of €4,047 per month.

Operating lease expense recognized during the years ended December 31, 2024 and 2023 was approximately $1.5 million and $1.6 million, respectively.

The Company is also party to certain financing leases for machinery and equipment (see Note 5).

The following table presents supplemental cash flow information related to operating and financing leases for the periods presented (in thousands):

	Year Ended December 31,
Cash paid for amounts included in the measurement of lease liabilities:	2024	2023
Operating cash flows from operating leases	$1,424	$1,759
Operating cash flows from financing leases	30	22
Financing cash flows from financing leases	82	101
Right-of-use assets obtained in exchange for new lease liabilities:
Operating lease	$—	$4,735

The following table presents supplemental balance sheet information related to operating and financing leases for the periods presented (in thousands, except lease term and discount rate):

	Year Ended December 31,
	2024	2023
Operating leases
Right-of-use assets, net	$2,934	$4,073
Right-of-use lease liabilities, current	$1,204	$1,035
Right-of-use lease liabilities, noncurrent	1,845	3,037
Total operating lease liabilities	$3,049	$4,072
Financing Leases
Machinery and equipment, gross	$588	$607
Accumulated depreciation	(333)	(251)
Machinery and equipment, net	$255	$356
Current liabilities	$66	$81
Noncurrent liabilities	145	216
Total financing lease liabilities	$211	$297
Weighted average remaining lease term
Operating leases	2.2 years	3.2 years
Financing leases	3.2 years	3.9 years
Weighted average discount rate
Operating leases	11.75%	11.80%
Financing leases	12.13%	12.10%

F-79

The following table presents future minimum lease commitments as of December 31, 2024 (in thousands):

	Operating Leases	Financing Leases
Year Ending December 31,
2025	1,463	88
2026	1,505	85
2027	485	51
2028	2	34
2029	—	—
2030 and thereafter	—	—
Total minimum lease payments	3,455	258
Less: amounts representing interest	(406)	(47)
Present value of net minimum lease payments	$3,049	$211

Litigation — General

The Company is subject to various claims and contingencies in the ordinary course of its business, including those related to litigation, business transactions, employee-related matters, and other matters. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. If it is probable that a loss will result and the amount of the loss can be reasonably estimated, the Company will record a liability for the loss. If the loss is not probable or the amount of the loss cannot be reasonably estimated, the Company discloses the claim if the likelihood of a potential loss is reasonably possible, and the amount involved could be material. The Company expenses the costs related to legal proceedings as incurred. See other legal matters discussed below. Other than the matters discussed below, the Company is not currently party to any material legal proceedings.

Legal Proceedings

Physician Agreement Matter

On July 19, 2016, the Company entered into a Partnership Agreement between certain physicians (the “Physicians”, as one of the “partners”) and the Company for the Physicians to provide certain services to the Company. In connection with the Partnership Agreement, the Company granted the Physicians stock options as consideration for those services pursuant to the Company’s Equity Incentive Plan (the “Plan”). The Partnership Agreement was deemed terminated on March 21, 2018. Pursuant to the terms of the stock option agreements and the Plan, the Physicians had three months from the termination date to exercise their vested stock options before those options would automatically expire and cancel unexercised, while all unvested stock options are forfeited immediately on the termination date. The Physicians did not elect to exercise any of their vested options thereby resulting in full cancellation of those options in accordance with the Plan.

On March 14, 2022, the Physicians filed a lawsuit against the Company in San Diego Superior Court, seeking, among other claims, declaratory relief and claiming that the stock options granted to them pursuant to the Partnership Agreement, have not expired and remain exercisable by the Physicians. The Physicians are claiming 25,000 in vested stock options to be valid and exercisable, even though the Physicians have not provided any services to the Company since the March 2018 termination date.

F-80

On December 6, 2022, the Company and the Physicians participated in mediation in San Diego, California. In order to attempt to settle all claims and avoid a costly trial, the Company offered the Physicians 417 shares of Calidi common stock valued at $463.20 per share and 834 options to purchase Calidi common stock at an exercise price of $463.20 per share in full settlement of the claims. As of December 31, 2022, the Company estimated this offer of settlement to be valued at approximately $0.2 million and all settleable in noncash consideration, which was rejected. At the mediation, the Physicians were demanding 8,334 options to purchase Calidi common stock at $30.00 per share, 8,334 million options to purchase Calidi common stock at $463.20 per share, plus 2,084 shares of Calidi common stock, which amounts to an aggregate claims value of approximately $5.0 million as of December 31, 2022. The mediation was terminated without settlement and the Company planned to go to trial with a preliminary trial date set for March 8, 2024 in San Diego Superior Court. On March 24, 2023, the Company initiated an arbitration proceeding with the American Health Lawyers Association seeking declaratory relief under Delaware law, specifically to determine that the Partnership Agreement was terminated in 2018, which is not a matter before the San Diego Superior Court. The arbitration was stayed by the Superior Court, pending the related civil action. Based on the stay, the Company moved for a judgment on the pleadings to be heard in January 2024.

On February 9, 2024, the Company entered into a settlement agreement and mutual release (the “Settlement Agreement”) with Dr. Elliot Lander, Saralee Berman, as Trustee of the Mark Howard Berman and Saralee Turrell Berman Living Trust, successor in interest to the Estate of Dr. Mark Berman, and Cell Surgical Network, Inc. (the “physicians”) in connection with the dispute outlined above. Pursuant to the Settlement Agreement, as consideration for a full release and discharge of claims, and dismissal of claims by the parties, the Company agreed to provide to the physicians the following: (a) the issuance of 1,667 restricted shares of common stock (the “Restricted Shares”) and (b) the issuance of 3,334 warrants to purchase Restricted Shares, which (i) has an exercise price equal to $158.40; and (ii) are exercisable for 5 years after the date of issuance of the warrants, subject to the terms set forth in such warrant (the “Warrant”). In addition, the physicians were granted piggy-back rights with respect to the Restricted Shares and any shares issued pursuant to any Warrants (“Warrant Shares”) that were granted by the Settlement Agreement. However, the Company has the right to refuse to register the Restricted Shares and Warrant Shares if it determines, in their sole discretion based on commercially reasonable grounds, that the inclusion of the Restricted Shares and Warrant Shares pursuant to piggy-back rights will adversely affect our ability to raise capital from such registration statement. As of December 31, 2024, the Company had settled all outstanding amounts of the settlement.

Former Chief Accounting Officer and Interim Chief Financial Officer

On November 15, 2023, Tony Kalajian, the Company’s prior Chief Accounting Officer and interim Chief Financial Officer, filed a complaint in the Superior Court of the State of California County of San Diego against the Company, Mr. Camaisa, the Company’s Chief Executive Officer, and Ms. Pizarro, the Company’s Chief Corporate Development Officer and Chief Legal Officer, alleging defamation and constructive discharge of Mr. Kalajian’s position of Chief Accounting Officer and interim Chief Financial Officer (Case No. 37-203-00049813-CU-DF-CTL) (the “Primary Case”). Mr. Kalajian is seeking $0.6 million in damages under his employment contract, damages to be proven at trial, punitive damages, and attorney’s fees.

The Company successfully moved to disqualify Mr. Kalajian’s counsel, Robert Brownlie, which is now on appeal. It also filed a claim against Mr. Kalajian in arbitration for breach of fiduciary duty, constructive fraud, conversion, and declaratory relief relating to bonuses Mr. Kalajian caused to be paid to himself and the accounting team. Due to the appeal, the Court in November 2024, issued a discretionary stay on this case and all related cases, as described below.

The Company denies the allegations and, along with the two named officers, continues to vigorously defend the lawsuit and related claims, prosecute its claims against Mr. Kalajian, and seek recovery of a $150,000 bonus Mr. Kalajian approved to be paid to himself without first obtaining proper authorization by the Company’s Board of Directors. No trial date is scheduled. Discovery has not yet commenced. Therefore, at this time, the Company is unable to evaluate the outcome of this case or estimate the amount or range of potential loss

On February 29, 2024, Mr. Kalajian filed a Petition for Writ of Mandate in the Superior Court of California, County of San Diego, seeking to compel the production of certain corporate records from the Company. This case is deemed related to the Primary Case above and is stayed.

On May 1, 2024, Mr. Kalajian filed a complaint in the Superior Court of the State of California, County of San Diego against the Company alleging intentional conversion and violation of Section 158 of the Delaware General Corporations Code due to the Company’s failure to remove a restrictive legend from 1,162 shares of the Company’s Common Stock. Mr. Kalajian is seeking compensatory damages to be proven at trial, punitive damages and attorney’s fees, and an order requiring removal of the restrictive legend from his share certificates. The Company intends to vigorously defend itself. This case is deemed related to the Primary Case above and is stayed.

In March 2025, the Company received notice that Mr. Kalajian retained new counsel in the above cases. Accordingly, it is possible that the Court will lift the stays on all related cases.

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Securities Matter

On October 29, 2024, Mr. Yian Zeng filed a complaint against the Company related to securities fraud in violation of the California Corporations Code, breach of covenant of good faith and fair dealing, unjust enrichment, restitution, breach of fiduciary duty, and constructive fraud in US District Court, Southern District of California (Case Number 3:24-cv-02026-H-KSC). The Company filed an Answer to the complaint on February 10, 2025. The Company vigorously opposes this case and categorically denies all claims. Discovery has not commenced. Therefore, at this time, the Company is unable to evaluate the outcome of this case or estimate the amount or range of potential loss.

Unasserted Claim Settlement

On March 8, 2024, the Company entered into a convertible promissory note purchase agreement with an accredited investor (the “Investor”) for a loan in the principal amount of $2.0 million (the “2024 Loan”), and settlement of $1.5 million of an unasserted claim. As of December 31, 2023, the Company included in other noncurrent liabilities in the accompanying consolidated balance sheets the resulting amount of the unasserted claim settlement of approximately $1.5 million. In connection with the 2024 Loan, the Company issued convertible notes due in 2028 evidencing the aggregate principal amount of $3.5 million (the “2024 Notes”). The 2024 Notes also provides the Investor a right to convert all, but not less than all, the Principal Amount (as defined in the 2024 Notes) and accrued interest into shares of the Company’s common stock at a conversion rate equal to a 6% discount to the 10-day VWAP preceding execution of the 2024 Notes, convertible after the earlier of 180 days or the effective registration date with mandatory conversion for Investor in the event that the Company completes a registered financing of at least $8 million or of at least $2 million to a non-affiliated purchaser with an effective price of 150% of the Note conversion price with a conversion price reset to be completed 30 (thirty) days after the effective registration date.

On April 19, 2024, the $1.5 million convertible note was paid in full upon the closing of a public offering by the Company, in which the Holder participated in an amount equal to the principal amount of the convertible note (See Note 7). On September 27, 2024, $0.2 million and accrued interest of $11,000 of the $2.0 million convertible note was converted into 15,401 shares of common stock (See Note 7). From October 21, 2024 through November 6, 2024, principal of $1.8 million and accrued interest of approximately $118,000 of the Company’s existing $2.0 million convertible note was converted into 139,921 shares of common stock (See Note 7). Upon completion of the conversions, the convertible note was no longer outstanding as of December 31, 2024.

Employment Contracts

The Company has entered into employment and severance benefit contracts with certain executive officers and other employees. Under the provisions of the contracts, the Company may be required to incur severance obligations for matters relating to changes in control, as defined, and certain terminations of those executives and employees. As of December 31, 2024 and December 31, 2023, the Company had not accrued any such benefits except for the severance accrual for Mr. Ng discussed below.

Manufacturing and Other Supplier Contracts

The Company has entered into certain manufacturing and other supplier agreements with vendors principally for manufacturing drug product for clinical trials and continued development of the CLD-101 and CLD-201 programs, amounting to approximately $7.0 million and $7.3 million in aggregate commitments, as of December 31, 2024 and 2023, respectively, of which 2.4 million and 2.9 million, respectively, are denominated in Australian dollars (approximately $1.6 million and $2.0 million, respectively) and 0.8 million for both periods are denominated in Euros (approximately $0.9 million).

As of December 31, 2024 and 2023, the Company had incurred approximately $6.7 million and $6.1 million, respectively, under these various agreements.

License Agreements with Northwestern University

On June 7, 2021, the Company entered into a License Agreement with Northwestern University (“Northwestern”) (the “Northwestern Agreement”) for the exclusive commercialization rights to the investigational new drug (“IND”) and data generated from Northwestern’s phase 1 clinical trial treating brain tumor patients with an engineered oncolytic adenovirus delivered by neural stem cells (“NSC-CRAd-S-pk7”). Under the Northwestern Agreement, among other rights, Northwestern granted to the Company a worldwide, twelve-year exclusivity for the commercial development of NSC-CRAd-S-pk7 or other oncolytic viruses for therapeutic and preventive uses in oncology and a right of reference to Northwestern’s IND application which relates to the treatment of newly diagnosed HGG.

Pursuant to the Northwestern Agreement, the Company agreed to a best-efforts commitment to fund up to $10 million towards a phase 2 clinical trial of NSC-CRAd-S-pk7 or other oncolytic viruses. Subject to the terms and conditions of the Northwestern Agreement, Northwestern may become entitled to receive contingent payments from the Company based on, if any (i) sublicense royalty payments of double-digit percentage for any sublicensing revenue that the Company earns and, (ii) in the event of an assignment or transfer of licensed data, with the consent of Northwestern, a small percentage of the fair market value of any consideration received.

F-82

On October 14, 2021, the Company entered into a Material License Agreement with Northwestern to license the NSC-CRAd-S-pk7 oncolytic virus materials which the Company intends to use to continue advancing its research, development and commercialization efforts of the NNV1 and NNV2 programs.

On December 15, 2024, the Company entered into an Investigator-Initiated Clinical Trial Agreement for Northwestern to conduct a clinical trial (the “CTA”) under the protocol referenced “A Phase I Study of Repeated Neural Stem Cell Based Virotherapy in Combination with N-Acetylcysteine amid and Standard Radiation and Chemotherapy for Newly Diagnosed High Grade Glioma” (the “Study”). In connection with the Study, Northwestern granted the Company a non-exclusive, transferable and sublicensable license to use all available de-identified data collected from the Study, including, but not limited to, survival data, patient pathology, and immune studies data.

In consideration of the data use license granted by Northwestern to the Company under the CTA, the Company shall pay Northwestern the following: a non-creditable and non-refundable one-time milestone payment of $250,000 upon reaching an aggregate of $2,000,000 of net sales of a licensed product; (b) a non-creditable and nonrefundable one-time milestone payment of $500,000 upon reaching an aggregate of $10,000,000 of net sales of a licensed product; and (c) sublicensing royalty of twenty percent (20%) of any sublicensing revenue resulting from the grant of rights hereunder. This sublicensing royalty shall be cumulative, meaning it shall be imposed only once with respect to a single unit of sublicensing revenue, regardless of whether the sublicensing revenue derives from the CTA, or the June 7, 2021 Northwestern Agreement described above, or both.Calidi the Company

The CTA shall terminate upon the completion of the parties’ Study-related activities. Either party has the right to terminate the Study upon thirty (30) days prior written notice to the other. The Study may also be terminated immediately at any time for cause, which includes the following: material breach, which cannot be cured, by either party of the terms and conditions of the CTA.

As of the date of issuance of these consolidated financial statements, it is not probable that the Company will make these payments, if any at all. The Company will record the contingent payments if and when they become payable, in accordance with the applicable guidance.

License Agreement with City of Hope and the University of Chicago

On July 22, 2021, the Company entered into an Exclusive License Agreement with City of Hope (“COH”) and the University of Chicago (the “City of Hope Agreement”) for patents covering cancer therapies using an oncolytic adenovirus loaded into allogeneic neural stem cells for treatment of HGG. Pursuant to the City of Hope Agreement, COH transferred its IND to the Company for the commercial development of a licensed product, as defined in the City of Hope Agreement. This agreement grants to the Company commercial exclusivity in using neural stem cells with the adenovirus known as CRAd-S-pk7 for oncolytic virotherapy.

The City of Hope Agreement provides for the Company to pay royalties in low single digit percentage of net sales generated for any product of the licensed patents for specific periods, and to pay up to $18.7 million if certain milestones are achieved during the clinical trials and post commercialization of the licensed product.

As of the date of the issuance of these consolidated financial statements, it is not probable that the Company will make these payments. The Company will record the contingent payments if and when they become payable, in accordance with the applicable guidance.

Indemnification

In the normal course of business, the Company may provide indemnification of varying scope under the Company’s agreements with other companies or consultants, typically the Company’s clinical research organizations, investigators, clinical sites, suppliers and others. Pursuant to these agreements, the Company will generally agree to indemnify, hold harmless, and reimburse the indemnified parties for losses and expenses suffered or incurred by the indemnified parties arising from claims of third parties. Indemnification provisions could also cover third party infringement claims with respect to patent rights, copyrights, or other intellectual property pertaining to the Company. The Company’s office and laboratory facility leases also will generally contain indemnification obligations, including obligations for indemnification of the lessor for environmental law matters and injuries to persons or property of others, arising from the Company’s use or occupancy of the leased property. The term of these indemnification agreements will generally continue in effect after the termination or expiration of the particular research, development, services, lease, or other agreement to which they relate. The potential future payments the Company could be required to make under these indemnification agreements will generally not be subject to any specified maximum amounts. Historically, the Company has not been subject to any claims or demands for indemnification. The Company also maintains various liability insurance policies that limit the Company’s financial exposure. As a result, the Company’s management believes that the fair value of these indemnification agreements is minimal. Accordingly, the Company has not recorded any liabilities for these agreements as of December 31, 2024 and December 31, 2023.

Separation Agreement with Chief Operating Officer and President

On June 23, 2023, the Company entered into a Separation and Release Agreement (“Separation Agreement”) with George Ng, Chief Operating Officer and President, effective on that date. In accordance with the provisions of the Separation Agreement, the Company will pay Mr. Ng in the amount of $0.5 million payable in a lump sum due one year after the effective date, and in the event that this amount is not paid when due, the unpaid amount will accrue interest at the rate of 8.0% per annum to be paid no later than the two year anniversary of the effective date. The Company also paid for certain benefits, including healthcare for six months following the effective date. In June 2024, the Company made a payment of $50,000 and executed an Amendment to extend the due date to January 2025. As of December 31, 2024, the lump sum payment and accrued interest of $0.4 million is included in related party accrued expenses and other current liabilities on the consolidated balance sheets, and was subsequently settled in full in January 2025.

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Settlement, Deferral or Payment of Deferred Compensation of Certain Executives and a Director

On August 31, 2023, Mr. Camaisa and Mr. Leftwich entered into certain amendments with respect to their deferred compensation arrangements in connection with the FLAG Merger. Mr. Camaisa agreed to settle approximately $0.7 million of deferred compensation with 3,915 FLAG warrants which were issued at the closing of the FLAG Merger in September 2023, and Mr. Leftwich agreed to defer approximately $0.5 million of deferred compensation, combined with the deferral of certain term notes discussed above, to January 1, 2025, which will include accrued interest at 24% per annum payable at maturity. All notes and deferred compensation of Mr. Leftwich were amended on August 12, 2024, to reduce the interest rate to 14% per annum. This deferred compensation is included in accrued expenses and other current liabilities in the consolidated balance sheets, and was subsequently paid in January, 2025 (see Note 12).

On September 12, 2023, Mr. Kalajian was issued 391 shares of common stock in exchange for settlement of $333,000 in deferred compensation.

Standby Equity Purchase Agreement

On December 10, 2023, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd., a Cayman Island exempt limited partnership (“Yorkville”). Pursuant to the SEPA, the Company will have the right, but not the obligation, to sell to Yorkville up to $25.0 million of its shares of Common Stock, par value $0.0001 per share, at the Company’s request any time during the 36 months following the execution of the SEPA. The maximum advance under the SEPA is the lower of (i) an amount equal to 100% of the average of the daily traded amount during the five consecutive trading days immediately preceding an advance notice, or (ii) 41,667 shares. For the SEPA to be utilized, the shares underlying the agreement need to be registered pursuant to a registration statement filed with the SEC.

As consideration for Yorkville’s commitment to purchase the Common Stock at the Company’s direction upon the terms and subject to the conditions set forth in the SEPA, upon execution of the SEPA, the Company paid a structuring fee of $25,000 to an affiliate of Yorkville and issued 1,157 shares of Common Stock to Yorkville (the “Commitment Fee Shares”). The Commitment Fee Shares were determined by dividing $0.3 million by the lowest daily VWAP of the Common Stock during the 10 Trading Days immediately prior to December 10, 2023.

Effective January 23, 2025, the SEPA was terminated via a Notice of Termination as required under Section 10.01(b) of the SEPA (See Note 12).

Consulting Agreement

In February 2024, the Company entered into a consulting agreement whereby the consultant agreed to provide the Company with marketing and distribution services to communicate information. As compensation, the Company issued 417 shares of common stock to the consultant on March 25, 2024 (see Note 8).

Subscription Agreement

In recognition of a Subscription Agreement entered into with a related party investor on July 26, 2024 (see Note 1), the Board has approved the appointment of the Investor, a distinguished physician and expert in stem cell therapy, to the Company’s Scientific and Medical Advisory Board (“SMAB”). This appointment was made in accordance with the SMAB Consulting Agreement dated July 28, 2024 (“Consulting Agreement”). As part of the Consulting Agreement, the Investor will be awarded 417 stock options, with a standard four-year vesting period.

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Assignment of Intellectual Property to Nova Cell

In conjunction with a strategic investment by a related party investor on July 26, 2024 (see Note 1), the Board has approved the assignment of certain intellectual property rights to Nova Cell, pursuant to an Intellectual Property Assignment Agreement dated July 28, 2024.

12. Subsequent Events

Confidentially Marketed Public Offering (CMPO)

On January 9, 2025, the Company entered into a Placement Agency Agreement with Ladenburg Thalmann & Co. Inc. (the “Placement Agent”), pursuant to which the Company agreed to issue and sell in a public offering 416,667 shares of the Company’s common stock (the “Shares”), par value $0.0001 per share, at a purchase price of $10.20 per Share. The closing of the offering took place on January 10, 2025. The gross proceeds from the offering were $4.3 million, before deducting placement agent fees and other offering expenses payable by the Company.

The common stock shares were offered by the Company pursuant to a shelf registration statement on Form S-3, which was declared effective by the Securities Exchange Commission on October 10, 2024.

Termination of Standby Equity Purchase Agreement

On January 23, 2025, the Company delivered to YA II PN, LTD. (“Yorkville”), a Notice of Termination of the Standby Equity Purchase Agreement (“SEPA”), as required under Section 10.01(b) of the SEPA, which notifies Yorkville of the Company’s election to terminate the SEPA, dated as of December 10, 2023, by and between the Company and Yorkville. Termination of the SEPA became effective as of January 23, 2025, as mutually agreed by the Company and Yorkville.

At the time of the termination, there were no outstanding borrowings, advance notices or shares of common stock to be issued under the SEPA.

Settlement of 2024 Bridge Loan

On January 21, 2025, the total outstanding principal and accrued interest of the 2024 Bridge Loan of $0.2 million was settled in cash. As of that date, the bridge loan was no longer outstanding.

Settlement of Term Notes

On January 3, 2025, $0.5 million outstanding principal and accrued interest of the 2023 Term Notes, $0.4 million outstanding principal and accrued interest of the 2022 Term Notes, and $0.7 million outstanding principal and accrued interest of the 2021 Term Notes was settled in cash. Out of the total amount settled, $1.4 million was paid to related parties.

Settlement of Deferred Compensation

On January 3, 2025, $0.6 million of deferred compensation and accrued interest which were due to Director A was settled in cash.

Increase in Maximum Aggregate Offering Amount under the At The Market Offering Agreement

On February 4, 2025, the Company increased the maximum aggregate offering amount of the shares of the Company’s common stock, par value $0.0001 per share issuable under the At The Market Offering Agreement (the “Sales Agreement”) with Ladenburg Thalmann & Co. Inc., dated October 11, 2024, from $5.1 million to $11.2 million and filed a prospectus supplement (the “Current Prospectus Supplement”) under the Sales Agreement for an aggregate of $6.1 million. Prior to February 4, 2025, the Company sold shares of common stock having an aggregate sales price of approximately $5.0 million under the Sales Agreement, including $3.2 million in 2024. Subsequent to December 31, 2024, the Company sold 223,583 shares of common stock for gross proceeds of approximately $2.9 million under the Sales Agreement.

Registered Direct and Concurrent Private Placement

On March 28, 2025, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a single institutional investor (the “Purchaser”), pursuant to which the Company issued to the Purchaser, (i) in a registered offering, 277,084 shares of the Company’s Common Stock, at a purchase price of $7.80 per share, and at the election of the investor, in lieu of the common stock, pre-funded warrants to purchase up to 227,334 shares of Common Stock at a price of $7.788 per pre-funded warrant, which represents the per share offering price for the common stock less the $0.01 per share exercise price for each such pre-funded warrant, and (ii) in a concurrent private placement, Series G common stock purchase warrants to purchase up to 504,417 shares of Common Stock (the “Series G Common Warrants”). Such registered direct offering and concurrent private placement are referred to herein as the “Transactions.” Ladenburg Thalmann & Co. Inc. (“Ladenburg”) acted as the placement agent.

The Series G common warrants have an exercise price of $8.3448 per share, will be exercisable six months following the date of issuance, and will have a term of seven and one-half years from the date of exercisability. The securities issued in these Transactions do not contain any variable or priced based resets.

The closing of the Transactions took place on March 31, 2025. The gross proceeds from the Transactions were approximately $3.9 million before deducting placement agent fees and other offering expenses payable by the Company.

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CALIDI BIOTHERAPEUTICS, INC.

1,472,764 Common Stock Units

Each Common Stock Unit Consisting of One Share of Common Stock and

One Series I Warrant to Purchase One Share of Common Stock

1,528,000 Pre-Funded Warrant Units

Each Pre-Funded Warrant Unit Consisting of One Pre-Funded Warrant to Purchase One Share of Common Stock and

One Series I Warrant to Purchase One Share of Common Stock

Up to 1,528,000 Shares of Common Stock Underlying the Pre-Funded Warrants

Up to 3,000,764 Shares of Common Stock Underlying the Series I Warrants

150,038 Representative Warrants to purchase Shares of Common Stock

Up to 150,038 Shares of Common Stock Issuable Upon Exercise of Representative Warrants

PROSPECTUS

August 20, 2025

Sole Bookrunner

Ladenburg Thalmann

Co-Manager

Laidlaw & Company (UK) Ltd.